As filed with the Securities and Exchange Commission on June 3, 2014

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENERGY TRANSFER PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	4922	73-1493906
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

3738 Oak Lawn Avenue

Dallas, TX 75219

(214) 981-0700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Martin Salinas, Jr.

Chief Financial Officer

Energy Transfer Partners, L.P.

3738 Oak Lawn Avenue

Dallas, TX 75219

(214) 981-0700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Thomas P. Mason Senior Vice President, General Counsel and Secretary Energy Transfer Partners, L.P. 3738 Oak Lawn Avenue Dallas, TX 75219 (214) 981-0700	W. Matthew Strock Lande A. Spottswood Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, TX 77002 (713) 758-2222	E.V. Bonner, Jr. Executive Vice President, Secretary and General Counsel Susser Holdings Corporation 4525 Ayers Street Corpus Christi, TX 78415 (361) 884-2463	Jay Tabor Gibson, Dunn & Crutcher LLP 2100 McKinney Avenue Suite 1100 Dallas, TX 75201-6912 (214) 698-3100

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and the satisfaction or waiver of all other conditions to the closing of the merger described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (referred to as the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered†	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common Units representing limited partner interests	15,731,326 units(1)	N/A	$856,464,336.35(2)	$110,312.61

†	Pursuant to Rule 416 under the Securities Act, this registration statement also covers an indeterminate number of additional securities of the registrant as may be issuable as a result of stock splits, stock dividends or similar transactions.
(1)	Represents the maximum number of the registrant’s common units estimated to be issuable to holders of shares of Susser common stock in connection with the transactions described in the enclosed proxy statement/prospectus.
(2)	The proposed maximum aggregate offering price of the registrant’s common units was calculated based upon the market value of shares of Susser common stock (the securities to be cancelled in the transactions) in accordance with Rules 457(c) and 457(f) under the Securities Act as follows: (A) the product of (i) $79.09, the average of the high and low prices per share of Susser common stock as reported on the New York Stock Exchange on May 27, 2014 and (ii) 22,418,622, the estimated maximum number of shares of Susser common stock that may be exchanged for the merger consideration, including shares reserved for issuance under various equity plans, minus (B) $916,624,477.64, the maximum estimated aggregate amount of cash consideration to be paid by the registrant in the transactions.
(3)	Calculated by multiplying the proposed maximum aggregate offering price by 0.0001288.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may be changed. Energy Transfer Partners, L.P. may not issue the securities described herein until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 3, 2014

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholder of Susser Holdings Corporation:

Susser Holdings Corporation (which we refer to as “Susser”) and Energy Transfer Partners, L.P. (which we refer to as “ETP”) have entered into a merger agreement that provides for Susser to become a subsidiary of ETP. In the merger, Susser stockholders will receive, for each share of Susser common stock they own as of immediately prior to the merger, a combination of $40.125 in cash and 0.7253 of an ETP common unit (which we refer to as the “standard mix of consideration”). Instead of receiving the standard mix of consideration, Susser stockholders will have an opportunity to make an election to receive $80.25 in cash (which we refer to as a “cash election”) or to receive 1.4506 ETP common units (which we refer to as a “unit election”), for each share of Susser common stock they own immediately prior to the merger. The cash and unit elections, however, will be subject to proration to ensure that the total amount of cash paid and the total number of ETP common units issued in the merger to Susser stockholders as a whole are equal to the total amount of cash and number of ETP common units that would have been paid and issued if all Susser stockholders received the standard mix of consideration. Shares of Susser common stock are currently traded on the New York Stock Exchange (which we refer to as the “NYSE”) under the symbol “SUSS,” and ETP common units are currently traded on the NYSE under the symbol “ETP.”

In connection with the merger, Susser will hold a special meeting of its stockholders to consider and vote on a proposal to adopt the merger agreement and certain other matters. The affirmative vote of the holders of a majority of all outstanding shares of Susser common stock entitled to vote on the merger proposal is required to adopt the merger agreement. Stockholders of record as of                     , 2014 (which we refer to as the “record date”) are entitled to vote on the merger and other proposals presented at the Susser special meeting. Certain Susser stockholders have entered into a support agreement with ETP, pursuant to which they have agreed to vote all of their Susser shares in favor of the merger agreement, including the merger, and to make a unit election. Collectively, these stockholders hold approximately 11% of Susser’s outstanding shares of common stock as of the date of the accompanying proxy statement/prospectus.

Your vote is very important. Information about the Susser special meeting, the merger and the other business to be considered by the Susser stockholders at the Susser special meeting is contained in the accompanying proxy statement/prospectus, which we urge you to read. In particular, see the section titled “Risk Factors” beginning on page 31 of the accompanying document.

The Susser board of directors has unanimously determined that it is advisable and in the best interests of Susser and its stockholders for Susser to enter into the merger agreement and has approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Susser board of directors unanimously recommends that the Susser stockholders vote “FOR” the proposal to adopt the merger agreement.

Sincerely,

Sam L. Susser

Chairman of the Board, President, Chief Executive

Officer and Director

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying document or determined that the accompanying document is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying document is dated                     , 2014 and is first being mailed to the Susser stockholders on or about                     , 2014.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2014

Dear Stockholder of Susser Holdings Corporation:

You are cordially invited to attend a special meeting of stockholders (which we refer to as the “special meeting”) to be held on                     , 2014 at Susser Holdings Corporation, 4525 Ayers Street, Corpus Christi, TX 78415. Only Susser stockholders of record at the close of business on                     , 2014, the record date, are entitled to receive this notice and to vote at the special meeting or any adjournment or postponement of that meeting. The special meeting has been called for the following purposes:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated as of April 27, 2014, by and among Susser, Energy Transfer Partners, L.P. (which we refer to as “ETP”), Energy Transfer Partners GP, L.P., Heritage Holdings, Inc. (which we refer to as “HHI”), Drive Acquisition Corporation (which we refer to as “Merger Sub”), and, for limited purposes set forth therein, Energy Transfer Equity, L.P. (which we refer to as “ETE”), as it may be amended from time to time (which we refer to as the “merger agreement”), pursuant to which, among other things, Merger Sub will be merged with and into Susser, with Susser surviving the merger as a subsidiary of ETP;

2.	To consider and cast an advisory (non-binding) vote on specified compensation that may be received by Susser’s named executive officers in connection with the merger; and

3.	To consider and vote upon any adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt the merger agreement.

The Susser board of directors has unanimously approved and determined the advisability of the merger agreement and is submitting the merger agreement to the Susser stockholders for adoption at the special meeting. The merger agreement will be adopted upon receiving the affirmative vote of the holders of a majority of all outstanding shares of Susser common stock entitled to vote thereon at the special meeting.

Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions as soon as possible. If you hold shares of Susser common stock in your name as a stockholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed stamped envelope, use the toll-free telephone number shown on the proxy card or use the internet website shown on the proxy card. If you hold shares of Susser common stock through a bank or broker, please use the voting instructions you have received from your bank or broker. Submitting your proxy will not prevent you from attending the special meeting and voting in person. Please note, however, that if you hold shares of Susser common stock through a bank or broker, and you wish to vote in person at the special meeting, you must obtain from your bank or broker a proxy issued in your name. You may revoke your proxy by attending the special meeting and voting your shares of Susser common stock in person at the special meeting. You may also revoke your proxy at any time before it is voted by giving written notice of revocation to the Secretary of Susser at the address provided with the proxy card at or before the special meeting or by submitting a proxy with a later date.

Special Meeting Information	Proxy Voting Information
When: . Where: Susser Holdings Corporation, 4525 Ayers Street, Corpus Christi, TX 78415.	You do not need to attend the special meeting to vote your shares. You can vote your shares by proxy, on the Internet, telephonically or by mail, by following the instructions on your proxy card or the broker instruction card provided by your broker.

Stockholders will be asked to sign in upon arrival.	Voting by Telephone: 1-800-652-VOTE (8683) Voting by Internet: www.investorvote.com/SUSS Your vote is important to us. Even if you cannot attend the special meeting, please vote your shares.

The Susser board of directors recommends that the Susser stockholders vote:

1.	“FOR” the proposal to adopt the merger agreement;

2.	“FOR” the proposal to approve, on an advisory (non-binding) basis, specified compensation that may be received by Susser’s named executive officers in connection with the merger; and

3.	“FOR” any adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt the merger agreement.

By Order of the Board of Directors,

E.V. Bonner, Jr.

Executive Vice President, Secretary and General Counsel

                    , 2014

REFERENCES TO ADDITIONAL INFORMATION

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”), constitutes a proxy statement of Susser under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), with respect to the solicitation of proxies for the special meeting of Susser stockholders, or any adjournment or postponement thereof, to, among other things, adopt the merger agreement. It also constitutes a notice of meeting with respect to the special meeting of Susser stockholders. This document is also a prospectus of ETP under Section 5 of the U.S. Securities Act of 1933, as amended (which we refer to as the “Securities Act”), for ETP common units that will be issued to Susser stockholders pursuant to the merger agreement.

As permitted under the rules of the SEC, this document incorporates by reference important business and financial information about ETP and Susser from other documents filed with the SEC that are not included in or delivered with this document. Please read the section titled “Where You Can Find More Information.” You can obtain any of the documents incorporated by reference into this document from the SEC’s website at www.sec.gov. This information is also available to you without charge upon your request in writing or by telephone from ETP or Susser at the following addresses and telephone numbers:

Energy Transfer Partners, L.P. 3738 Oak Lawn Avenue Dallas, TX 75219 Attn: Investor Relations Telephone: (214) 981-0795	Susser Holdings Corporation 4525 Ayers Street Corpus Christi, TX 78415 Attn: Investor Relations Telephone: (361) 884-2463

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this document.

You may obtain certain of these documents at ETP’s website, www.energytransfer.com, by selecting “Investor Relations,” then selecting “SEC Filings” and then selecting the tab named “ETP,” and at Susser’s website, www.susser.com, by selecting “Investor Relations” and then selecting “SEC Filings.” None of the information contained on the website of ETP or Susser is incorporated by reference into this document.

In order to receive timely delivery of the documents in advance of the Susser special meeting, your request should be received no later than                     , 2014. In order to receive timely delivery of the documents in advance of the election deadline for the merger, your request should be received no later than four business days prior to the election deadline. If you request any documents, ETP or Susser will mail them to you by first class mail, or another equally prompt means, within one business day after receipt of your request.

If you have any questions about the merger or the consideration that you will receive in connection with the merger, including any questions relating to the election or transmittal of materials, or would like additional copies of the election form and letter of transmittal (which are being mailed to Susser stockholders separately), you may contact Susser’s proxy solicitor at the address and telephone number listed below. You will not be charged for any additional election forms and letters of transmittal that you request.

The Solicitation Agent for the Special Meeting is:

Georgeson, Inc.

You may obtain information regarding the Special Meeting

from the Solicitation Agent as follows:

480 Washington Boulevard—26th Floor

Jersey City, NJ 07310

Call Toll-Free 1 (866) 295-4321

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND SPECIAL MEETING

Set forth below are questions that you, as a stockholder of Susser Holdings Corporation (which we refer to as “Susser”), may have regarding the merger and the special meeting of Susser stockholders and brief answers to those questions. For a more complete description of the legal and other terms of the merger, please read this entire document, including the merger agreement, which is attached as Annex A to this proxy statement/prospectus, and the documents incorporated by reference into this document. You may obtain a list of the documents incorporated by reference into this document in the section “Where You Can Find More Information.”

Q:	Why am I receiving these materials?

A:	Susser and Energy Transfer Partners, L.P. (which we refer to as “ETP”) have entered into a merger agreement, pursuant to which they have agreed that Susser would become a subsidiary of ETP, and that Susser will cease to be a separate publicly traded company. In the merger, Susser stockholders will receive, for each share of Susser common stock they own as of immediately prior to the merger, a combination of $40.125 in cash and 0.7253 of an ETP common unit (which we refer to as the “standard mix of consideration”). Instead of receiving the standard mix of consideration, Susser stockholders will have an opportunity to make an election to receive $80.25 in cash (which we refer to as a “cash election”) or to receive 1.4506 ETP common units (which we refer to as a “unit election”), for each share of Susser common stock they own as of immediately prior to the merger. The cash and unit elections, however, will be subject to proration to ensure that the total amount of cash paid and the total number of ETP common units issued in the merger to Susser stockholders as a whole are equal to the total amount of cash and number of ETP common units that would have been paid and issued if all Susser stockholders received the standard mix of consideration. See “The Merger Agreement—Merger Consideration” on page 87.

In order to complete the merger, Susser stockholders must vote to adopt the merger agreement. This document is being delivered to you as both a proxy statement of Susser and a prospectus of ETP in connection with the merger. It is the proxy statement by which the Susser board of directors is soliciting proxies from you to vote in favor of the proposal to adopt the merger agreement at the special meeting or at any adjournment or postponement of the special meeting. It is also the prospectus for the offering by ETP of ETP common units in the merger.

Q:	What am I being asked to consider and vote on?

A:	Susser stockholders are being asked to consider and vote on the following proposals:

(1)	to adopt the merger agreement (attached as Annex A to this document);

(2)	to approve, on an advisory (non-binding) basis, specified compensation that may be received by Susser’s named executive officers in connection with the merger; and

(3)	any adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt the merger agreement.

Q:	How does the Susser board of directors recommend that I vote on the matters to be considered at the special meeting?

A:	The Susser board of directors recommends that Susser stockholders vote:

•	“FOR” the proposal to adopt the merger agreement;

•	“FOR” the proposal to approve, on an advisory (non-binding) basis, specified compensation that may be received by Susser’s named executive officers in connection with the merger; and

•	“FOR” any adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt the merger agreement.

See “Proposal 1: The Merger—Recommendation of Susser’s Board of Directors and Reasons for the Merger” beginning on page 51.

In considering the recommendation of the Susser board of directors with respect to the merger agreement, you should be aware that some of Susser’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Susser stockholders generally. See “Proposal 1: The Merger—Interests of Susser’s Directors and Executive Officers in the Merger” beginning on page 69.

Q:	What will happen in the merger?

A:	If the merger is completed, Merger Sub will be merged with and into Susser, with Susser surviving the merger as a subsidiary of ETP. The merger will become effective on such date and at such time that the certificate of merger is filed with the Secretary of State of the State of Delaware, or such later date and time as may be agreed upon by ETP and Susser and set forth in the certificate of merger. Throughout this proxy statement/prospectus, this date and time is referred to as the “effective time” of the merger.

Q:	What is the amount of cash and/or the number of ETP common units that I will be entitled to receive for my shares of Susser common stock?

A:	In the merger, Susser stockholders will receive, for each share of Susser common stock they own as of immediately prior to the merger, a combination of $40.125 in cash and 0.7253 of an ETP common unit. Instead of receiving this standard mix of consideration, Susser stockholders will have an opportunity to make a cash election to receive either $80.25 in cash, or a unit election to receive 1.4506 ETP common units, for each share of Susser common stock they own as of immediately prior to the merger. The cash and unit elections, however, will be subject to proration to ensure that the total amount of cash paid and the total number of ETP common units issued in the merger to Susser stockholders as a whole are equal to the total amount of cash and number of ETP common units that would have been paid and issued if all Susser stockholders received the standard mix of consideration. Therefore:

•	if providing $80.25 in cash per share of Susser common stock to those who make the cash election would cause ETP to pay more cash than if all Susser stockholders were to receive $40.125 in cash per share, then the amount of cash per share of Susser common stock to be received by holders making a cash election will be reduced (pro rata across all outstanding shares of Susser common stock subject to a cash election), so that the aggregate cash paid to all Susser stockholders is equal to $40.125 per share, and the remainder of the consideration in respect of outstanding shares of Susser common stock subject to a cash election will be payable in ETP common units and cash in lieu of fractional units; and

•	if providing 1.4506 ETP common units per share of Susser common stock to those who make the unit election would cause ETP to issue more ETP common units than if all Susser stockholders received 0.7253 of an ETP common unit per share, then the amount of ETP common units per share of Susser common stock to be received by holders making a unit election will be reduced (pro rata across all outstanding shares of Susser common stock subject to a unit election), so that the aggregate ETP common units paid to all Susser stockholders is equal to 0.7253 of an ETP common unit per share, and the remainder of the consideration in respect of outstanding shares of Susser common stock subject to a unit election will be payable in cash.

Susser stockholders who elect to receive the standard mix of consideration for their shares of Susser common stock will not be subject to proration for such shares.

No fractional ETP common units will be issued. Susser stockholders to whom fractional units would have otherwise been issued will be entitled to receive, subject to applicable withholding, a cash payment equal to such stockholders’ proportionate interest in the net proceeds from the sale of the aggregated fractional units that would have been issued in the merger.

Q:	What will happen to Susser equity awards in the merger?

A:

Stock Options. Each award of stock options outstanding immediately prior to the effective time of the merger (other than under the Susser employee stock purchase plan), whether or not vested, will become fully vested and be converted into the right to receive a cash payment equal to (a) the number of shares of Susser common stock subject to the stock option, multiplied by (b) the excess, if any, of the closing price of one share of Susser common stock on the New York Stock Exchange on the day prior to the effective date of the merger, as reflected in the Wall Street Journal (the “Closing Price”), over the exercise price per share of Susser common stock subject to such option, less any applicable withholding or other taxes.

Restricted Stock Units Outstanding as of April 27, 2014. Except for certain 2014 awards described below, each award of restricted stock units that was granted on or prior to April 27, 2014 and is outstanding immediately prior to the effective time of the merger will become fully vested (assuming satisfaction of any applicable performance criteria at 100% of target level) and be converted into the right to receive an amount in cash equal to the product of (a) the number of shares of Susser common stock subject to such award multiplied by (b) the Closing Price.

Notwithstanding the foregoing, certain restricted stock units that were granted in 2014 prior to April 27, 2014 to certain Susser officers and employees (each, a “2014 LTIP Unit”) shall be converted at the effective time of the merger into (i) an adjusted phantom common unit of ETP, with the same terms and conditions as were applicable to such 2014 LTIP Unit, covering the number of ETP common units, rounded down to the nearest whole common unit, determined by multiplying the number of shares subject to the 2014 LTIP Unit award immediately prior to the effective time of the merger (assuming satisfaction of any applicable performance criteria at 100% of target level) by the quotient obtained by dividing (A) the Closing Price by (B) the closing price of one common unit of ETP on the New York Stock Exchange on the trading day prior to the date the effective time occurs, as reflected in the Wall Street Journal (the “Equity Award Exchange Ratio”) and (ii) cash in lieu of any fractional phantom unit award in ETP, subject to applicable tax withholdings. The adjusted ETP phantom units shall vest on January 2, 2015, subject to the grantee’s continued employment through that date (with acceleration if the grantee’s employment is terminated without “cause” or the grantee resigns for “good reason”).

Restricted Stock Outstanding as of April 27, 2014. Each award of restricted stock that was granted on or prior to April 27, 2014 and is outstanding immediately prior to the effective time of the merger will become fully vested (assuming satisfaction of any applicable performance criteria at 100% of target level) and be converted into the right to receive, at the election of the holder, and subject to the standard proration rules described above, either the standard mix of consideration, the cash election or the unit election, with cash in lieu of any fractional units of ETP, in each case less any applicable withholding taxes.

Restricted Stock Units Granted After April 27, 2014. Although Susser does not anticipate any such grants to Susser’s executive officers, each award of restricted stock units granted after April 27, 2014 that is outstanding immediately prior to the effective time of the merger will be converted into a phantom unit award in ETP with the same terms and conditions as the initial grant, covering the number of ETP common units, rounded down to the nearest whole common unit, determined by multiplying the number of shares subject to such award immediately prior to the effective time of the merger (assuming satisfaction of any applicable performance criteria at 100% of target level) by the Equity Award Exchange Ratio and cash in lieu of any fractional phantom unit awards in ETP, subject to all applicable tax withholdings. The adjusted ETP phantom unit award shall vest solely on the basis of time and continued service by the grantee at a rate no greater than one-third of the ETP common units subject thereto on each anniversary of the date of grant of the related award of the restricted stock units, subject to the grantee’s continued employment through each vesting date (with acceleration if the grantee’s employment is terminated without “cause” or the grantee resigns for “good reason”).

Restricted Stock Granted After April 27, 2014. Although Susser does not anticipate any such grants to Susser’s executive officers, each award of restricted stock granted after April 27, 2014 that is outstanding immediately prior to the effective time of the merger will be converted into a restricted unit award with the same terms and conditions as the initial grant covering the number of ETP common units, rounded down to the nearest whole unit, determined by multiplying the number of Susser’s shares subject to such award (assuming satisfaction of any applicable performance criteria at 100% of target level) by the Equity Award

Exchange Ratio and cash in lieu of any fractional restricted unit, subject to all applicable tax withholdings. The adjusted ETP restricted unit award shall vest solely on the basis of time and continued service by the grantee at a rate no greater than one-third of the ETP common units subject thereto on each anniversary of the date of grant of the related award of the restricted stock, subject to the grantee’s continued employment through each vesting date (with acceleration if the grantee’s employment is terminated without “cause” or the grantee resigns for “good reason”).

Susser Petroleum Equity Awards. Pursuant to their terms, all outstanding awards under the Susser Petroleum Partners LP 2012 Long Term Incentive Plan that were granted on or prior to April 27, 2014 will become fully vested upon the effective time of the merger. Awards granted under such plan after April 27, 2014, shall vest solely on the basis of time and continued service by the grantee at a rate no greater than one-third of the units subject thereto on each anniversary of the date of grant of the award, subject to the grantee’s continued employment through each vesting date (with acceleration if the grantee’s employment is terminated without “cause” or the grantee resigns for “good reason”).

Q:	What will happen to Susser’s 2008 Employee Stock Purchase Plan in the merger?

A:	Immediately prior to the effective time of the merger, the offering period under Susser’s 2008 Employee Stock Purchase Plan (which we refer to as the “ESPP”) will terminate and participants in the ESPP will be entitled to receive an amount in cash equal to the product of (i) the Closing Price multiplied by (ii) the number of shares the participant would have been able to purchase with the balance of his or her payroll account under the ESPP (i.e., in general, at a price equal to 85% of the Closing Price) if the effective date of the merger had been the applicable “purchase date” under the ESPP, subject to all applicable tax withholdings.

Q:	If I am a Susser stockholder, will I receive dividends in the future?

A:	Susser has not historically paid dividends to its stockholders and does not expect to pay any dividends to its stockholders prior to or in connection with the merger. Once the merger is completed, to the extent shares of Susser common stock are exchanged for ETP common units, when distributions are declared by the board of directors (which we refer to as the “ETP board of directors”) of Energy Transfer Partners, L.L.C. (which we refer to as “ETP LLC”), the general partner of Energy Transfer Partners GP, L.P. (which we refer to as “ETP GP” and which is the general partner of ETP) and paid by ETP, former Susser stockholders will receive distributions on ETP common units that they receive in the merger in accordance with ETP’s partnership agreement. For additional information, please read “Summary—Comparative ETP and Susser Per Unit/Share Market Price Data” beginning on page 29.

Current ETP unitholders will continue to receive distributions on their common units in accordance with ETP’s partnership agreement. For a description of the distribution provisions of ETP’s partnership agreement, please read “Comparison of Rights of Susser Stockholders and ETP Unitholders” beginning on page 137.

Q:	What vote of Susser stockholders is required to adopt the merger agreement?

A:	The merger agreement proposal must be adopted by the affirmative vote of the holders of a majority of all outstanding shares of Susser common stock entitled to vote thereon. Failures to vote, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger agreement proposal.

Simultaneously with the execution of the merger agreement, Sam L. Susser and a related family limited partnership holding shares of Susser common stock beneficially owned by him, which owned 2,353,895 shares of Susser common stock representing approximately 11% of the Susser common stock outstanding and entitled to vote as of April 25, 2014, entered into a support agreement dated as of April 27, 2014 (which we refer to as the “support agreement”). For a description of the support agreement, please read “Proposal 1: The Merger—Support Agreement” beginning on page 64.

Q:	What vote of Susser stockholders is required to approve the other matters to be considered at the special meeting?

A:	Approval of the advisory vote on specified compensation that may be received by Susser’s named executive officers in connection with the merger (which we refer to as the “advisory say-on-compensation proposal”) requires the affirmative vote of holders of a majority of those shares of Susser common stock present in person or by proxy at the special meeting and entitled to vote thereon. The vote to approve specified compensation is not a condition to completion of the merger. The vote of Susser stockholders on specified compensation that may be received by Susser’s named executive officers in connection with the merger is advisory in nature and will not be binding on ETP or Susser. Accordingly, regardless of the outcome of the advisory vote, if the merger is approved and completed, specified compensation may be paid. Abstentions will have the same effect as a vote “AGAINST” the advisory say-on-compensation proposal, while failures to vote and broker non-votes will have no effect on the outcome of the advisory vote.

Any adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt the merger agreement (which we refer to as the “adjournment proposal”) requires the affirmative vote of holders of a majority of those shares of Susser common stock represented at the special meeting in person or by proxy and entitled to vote thereon, regardless of whether a quorum is present. Unless the Susser board of directors fixes a new record date for the adjourned special meeting or law otherwise requires, no notice of the adjourned special meeting will be required so long as (i) the time and place to which the special meeting is adjourned are announced at the original special meeting and (ii) at the adjourned special meeting only such business is transacted as might have been transacted at the original special meeting. Abstentions will have the same effect as a vote “AGAINST” a proposal to adjourn the special meeting, while failures to vote and broker non-votes will have no effect on the outcome of the vote.

Q:	Who is entitled to vote at the special meeting?

A:	You are entitled to vote your common stock at the special meeting if Susser’s records show that you held your shares as of the close of business on , 2014 (which we refer to as the “record date”). At the close of business on the record date, there were shares of common stock outstanding, held by approximately holders of record. Each holder of shares of Susser common stock is entitled to one vote per share of common stock held.

Q:	How are votes counted?

A:	For (i) the proposal to adopt the merger agreement, (ii) the advisory say-on-compensation proposal, (iii) the adjournment proposal and (iv) any other items of business that may be properly brought before the special meeting, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN” in any of the above matters, the abstention has the same effect as a vote “AGAINST.”

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” all of the proposals).

Q:	What is the deadline for voting my shares?

A:	If you hold shares as the stockholder of record, your vote by written proxy must be received before the polls close at the special meeting and any electronic or telephonic vote must be received by , on the day of the special meeting. If you hold shares beneficially in street name with a broker, trustee or nominee, please follow the voting instructions provided by your broker, trustee or nominee.

Q:	What constitutes a quorum for the special meeting?

A:

A majority of the shares of Susser common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Shares of Susser common stock represented at the special meeting but not voted, including shares of Susser common stock for which a stockholder directs an “abstention” from voting, as well as “broker non-votes,” if any, will be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. Once a share of Susser common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting, unless a new record date is required to be established. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned.

Q:	What is a broker non-vote?

A:	Under the rules of the NYSE, banks, brokerage firms or other nominees holding shares of record may vote those shares in their discretion on certain routine proposals when they do not receive timely voting instructions from the beneficial holders. A “broker non-vote” occurs under these NYSE rules when a bank, brokerage firm or other nominee holding shares of record is not permitted to vote on a non-routine matter without instructions from the beneficial owner of the shares and no instruction is given.

In accordance with these NYSE rules, banks, brokers and other nominees who hold shares of Susser common stock in “street name” for their customers, but do not have discretionary authority to vote the shares, may not exercise their voting discretion with respect to the adoption of the merger agreement proposal, the adjournment proposal or the advisory say-on-compensation proposal. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to the adoption of the merger agreement proposal, the advisory say-on-compensation proposal or the adjournment proposal. For shares of Susser common stock held in “street name,” only shares of Susser common stock affirmatively voted “FOR” the adoption of the merger agreement proposal, the advisory say-on-compensation proposal or the adjournment proposal will be counted as affirmative votes therefor. Broker non-votes will have the same effect as a vote “AGAINST” the adoption of the merger agreement proposal, broker non-votes will have no effect on the approval of the adjournment proposal and broker non-votes will not be voted on the advisory say-on-compensation proposal, but, assuming a quorum is present, this will not have an effect on the advisory say-on-compensation proposal.

Q:	Who will bear the cost of soliciting votes for the special meeting?

A:	ETP and Susser will each bear their own costs related to the merger and the retention of any information agent or other service provider in connection with the merger, except for the expenses incurred in connection with the filing, printing and mailing of this document which will be shared equally. This proxy solicitation is being solicited by the Susser board of directors on behalf of Susser. Susser has hired Georgeson, Inc. to assist in the solicitation of proxies. In addition to this mailing, proxies may be solicited by directors, officers or employees of Susser or its affiliates in person or by telephone or electronic transmission. None of the directors, officers or employees will be directly compensated for such services.

Q:	When and where will the special meeting be held?

A:	The special meeting is scheduled to be held on , 2014 at , local time, at Susser Holdings Corporation, 4525 Ayers Street, Corpus Christi, TX 78415.

Q.	Where can I find the voting results of the special meeting?

A:	Susser intends to announce preliminary voting results at the special meeting and publish final results in a current report on Form 8-K within 4 business days of the special meeting.

Q:	What are the expected U.S. federal income tax consequences to a Susser stockholder as a result of the merger?

A:

For U.S. federal income tax purposes, to the extent that a Susser stockholder receives cash in the merger, the stockholder will generally recognize gain or loss in an amount equal to the difference between the amount of cash received and the stockholder’s adjusted basis in the Susser common stock treated as sold in the merger.

In general, no gain or loss will be recognized by a Susser stockholder to the extent that a Susser stockholder receives ETP common units in the merger. For a more detailed discussion of the material U.S. federal income tax consequences of the merger to Susser stockholders, please see the section titled “Material U.S. Federal Income Tax Considerations” beginning on page 109.

Q:	Are there any risks in the merger that I should consider?

A:	Yes. There are risks associated with all business combinations, including the merger. These risks are discussed in more detail in the section titled “Risk Factors” beginning on page 31.

Q:	How do I vote at the special meeting?

A:	After you have carefully read this document, please respond in any of the following ways.

•	Voting by Telephone. You can vote by calling the toll-free number printed on the proxy card or, if you are a beneficial owner, in accordance with any telephonic voting instructions provided to you by the record holder, as applicable. Telephone voting is available 24 hours a day and will be accessible until Central Time on , 2014.

•	Voting by Internet. You can vote electronically in accordance with the instructions on the proxy card or, if you are a beneficial owner, in accordance with any electronic voting instructions provided to you by the record holder, as applicable. Internet voting is available 24 hours a day and will be accessible until Central Time on , 2014.

•	Voting by Proxy Card. If you are a record holder and received a proxy card, you can vote by completing and returning your signed proxy card. To vote using your proxy card, please mark, date and sign the card and return it by mail in the accompanying postage-paid envelope. If you vote by telephone or by Internet, you should not return a proxy card unless you wish to change your vote.

•	Voting in Person. You can vote in person at the special meeting if you are a record owner of the shares to be voted. You can also vote in person at the special meeting if you present a properly signed proxy that authorizes you to vote shares on behalf of the record owner.

Q:	If my shares of Susser common stock are held in “street name” by my broker or other nominee, will my broker or other nominee vote my units without instructions from me?

A:	No. Your broker will not be able to vote your shares of Susser common stock without instructions from you. Please follow the procedure your broker provides to vote your shares.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most Susser stockholders hold their shares through a broker or other nominee rather than directly in their own name.

If your shares are registered directly in your name with Susser’s transfer agent, Computershare Investor Services, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by Susser. As the stockholder of record, you have the right to grant your voting proxy directly to Susser or to a third party, or to vote in person at the special meeting. Susser has enclosed a proxy card for you to use.

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you together with a voting instruction card on behalf of your broker, trustee or nominee. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and you also are invited to attend the special meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee in how to vote your shares. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the special meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the special meeting.

Q:	If I am planning on attending the special meeting in person, should I still submit a proxy?

A:	Yes. Whether or not you plan to attend the special meeting, you should submit a proxy. Shares of Susser common stock will not be voted if the holder of such shares does not submit a proxy and then does not vote in person at the special meeting.

Q:	What do I do if I want to change my vote after I have delivered my proxy card?

A:	You may change your vote at any time prior to the vote at the special meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to the Corporate Secretary prior to your shares being voted, or by attending the special meeting and voting in person. Attendance at the special meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the special meeting and voting in person.

Q:	What should I do if I receive more than one set of voting materials for the special meeting?

A:	You may receive more than one set of voting materials for the special meeting and the materials may include multiple proxy cards or voting instruction cards. For example, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive according to the instructions on it to ensure that all of your shares are voted.

Q:	Do I have appraisal rights?

A:	Yes. Susser stockholders may exercise appraisal rights in connection with the merger under Delaware law. For more information, please see the section titled “Proposal 1: The Merger—Appraisal Rights.”

Q:	If I am a Susser stockholder, how do I make an election to receive the standard mix of consideration, a cash election or a unit election?

A:	As a holder of record of shares of Susser common stock entitled to vote, you will receive an election form, a copy of the proxy statement/prospectus and other appropriate and customary transmittal materials. The election form will allow you to specify the number of shares of Susser common stock with respect to which you elect to receive the standard mix of consideration, the number of shares with respect to which you make a cash election, and the number of shares with respect to which you make a unit election. You must complete and return the election form on or before 5:00 p.m., New York time, on the 20th day following the date on which the election form is mailed (or such other later date as ETP and Susser agree). An election form will be deemed properly completed only if accompanied by one or more certificates (or book-entry notations) representing all the shares of Susser common stock covered by such election form, together with duly executed transmittal materials included in the election form. ETP will make election forms available as may reasonably be requested from time to time by all persons who become holders (or beneficial owners) of shares of Susser common stock between the mailing date for the election form and the close of business on the business day prior to the election deadline. For further information, please see the section titled “Proposal 1: The Merger—Susser Stockholders Making Elections” beginning on page 81. If you need to obtain an election form, please contact Georgeson, Inc. at (866) 295-4321. If you make no election with respect to your shares of Susser common stock by the election deadline and have not properly demanded appraisal in accordance with the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”), then you will be deemed to have elected to receive the standard mix of consideration for your shares of Susser common stock.

The election form and proxy card are separate documents and should each be completed in their entirety and sent to the appropriate addressee as directed in the instructions accompanying such materials. In lieu of completing a proxy card, you may also vote by telephone or on the internet. For further information, please see the section titled “Special Meeting of Susser Stockholders—How to Submit Your Proxy” beginning on page 42.

Q:	Can I revoke or change my election after I mail my election form?

A:	Yes. You may revoke or change your election by sending written notice of such revocation or change to Computershare Investor Services, the exchange agent, which notice must be received by the exchange agent prior to the election deadline noted above. In the event an election is revoked, under the merger agreement the shares of Susser common stock represented by such election will be treated as shares in respect of which no election has been made and will be deemed to elect the standard mix of consideration, except to the extent a subsequent election is properly made by the Susser stockholder during the election period. For further information, please see the section titled “Proposal 1: The Merger—Susser Stockholders Making Elections” beginning on page 81.

Q:	What happens if I do not make an election or my election form is not received before the election deadline?

A:	Shares of Susser common stock for which no effective election has been made by the election deadline and for which appraisal has not been demanded in accordance with the DGCL will receive the standard mix of consideration for such shares. Therefore, upon completion of the merger, each of such shares of Susser common stock will be converted into the right to receive $40.125 in cash and 0.7253 of an ETP common unit. For further information, please see the section titled “Proposal 1: The Merger—Susser Stockholders Making Elections” beginning on page 81.

Q:	How do I exchange my Susser shares for merger consideration?

A:	As soon as reasonably practicable (and in no event later than the fifth business day) following the effective time of the merger, the exchange agent appointed by ETP and Susser will mail to each holder of shares of Susser common stock (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the shares of Susser common stock (if such shares have not already been surrendered with an election form) in exchange for, as applicable, cash, ETP common units (which will be issued in book-entry form) and cash in lieu of any fractional common units. You should read these instructions carefully. Assuming that you complete and submit the election form and letter of transmittal in accordance with their respective instructions and surrender your shares of Susser common stock for cancellation, you will not need to take any further action in order to receive the merger consideration.

Q:	How will I receive the merger consideration to which I am entitled?

A.	You will be paid the merger consideration to which you are entitled upon the surrender to the exchange agent of your shares of Susser common stock and a duly completed and validly executed letter of transmittal. More information on the documentation you are required to deliver to the exchange agent may be found under the section titled “Proposal 1: The Merger—Susser Stockholders Making Elections” beginning on page 81. Any ETP common units that you receive in the merger will be issued in book-entry form and you will receive cash in lieu of any fractional ETP common units. No interest will be paid or will accrue on any cash amounts received as merger consideration or in lieu of any fractional common units.

Q:	What happens if I sell my Susser shares after the record date but before the special meeting?

A:

The record date of the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer your shares of Susser common stock after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting (provided that such shares remain outstanding on the date of the special meeting), but you will not have the right to receive the merger consideration to be received by Susser stockholders in the merger. In order to receive the merger consideration, you must hold your shares through the completion of the merger. Once you properly submit an election form and related documentation as required thereby, selecting the type of consideration you wish to receive in the merger, you may not be able to transfer your shares of Susser common stock unless you subsequently revoke your election in accordance with the instructions set by the exchange agent to have your shares returned to you prior to the election deadline.

Q:	Is completion of the merger subject to any conditions?

A:	Yes. In addition to the adoption of the merger agreement by Susser stockholders, completion of the merger requires the receipt of the necessary regulatory approvals and the satisfaction or, to the extent permitted by applicable law, waiver of the other conditions specified in the merger agreement.

Q:	When do you expect to complete the merger?

A:	ETP and Susser are working to complete the merger as promptly as practicable. ETP and Susser currently expect to complete the merger in the third quarter of 2014, subject to the receipt of Susser stockholder approval, regulatory approvals and other usual and customary closing conditions. However, no assurance can be given as to when, or whether, the merger will occur.

Q:	What happens if the merger is not completed?

A:	If the Susser stockholders do not adopt the merger agreement or if the merger is not completed for any other reason, Susser stockholders will not receive any payment for their shares of Susser common stock in connection with the merger. Instead, Susser would remain an independent public company and shares of Susser common stock would continue to be listed and traded on the NYSE. Under specified circumstances, Susser may be required to pay ETP a breakup fee of $68 million or up to $10 million in expenses as described in the section titled “The Merger Agreement—Breakup Fee and ETP Expenses” beginning on page 107.

Q:	Whom can I contact with questions about the special meeting or the merger and related matters?

A:	If you have any questions about the merger and the other matters contemplated by this document or how to submit your proxy or voting instruction card or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact Susser’s proxy solicitor, Georgeson, Inc., 480 Washington Boulevard—26th Floor, Jersey City, NJ 07310. You may call toll free at (866) 295-4321. You may also contact Susser, Attention: Investor Relations, 4525 Ayers Street, Corpus Christi, TX 78415, telephone: (361) 884-2463.

SUMMARY

This summary highlights selected information from this document. You are urged to carefully read the entire document and the other documents referred to in this document because the information in this section does not provide all the information that might be important to you with respect to the merger agreement, the merger and the other matters being considered at the meeting. See “Where You Can Find More Information.” Each item in this summary refers to the page of this document on which that subject is discussed in more detail.

Information About the Companies (see pages 38 to 39)

Energy Transfer Partners, L.P. is a publicly traded partnership owning and operating one of the largest and most diversified portfolios of energy assets in the United States. ETP currently owns and operates approximately 35,000 miles of natural gas and natural gas liquids pipelines, treating and processing assets, and storage facilities, and currently engages in retail marketing of gasoline and middle distillates through its wholly owned operating subsidiaries Sunoco, Inc. (which we refer to as “Sunoco”) and Mid-Atlantic Convenience Stores, LLC. ETP also owns the general partner interests, 100% of the incentive distribution rights, and approximately 33.5 million common units in Sunoco Logistics Partners L.P. (which we refer to as “Sunoco Logistics”), which operates a geographically diverse portfolio of crude oil and refined products pipelines, terminalling and crude oil acquisition and marketing assets. ETP’s general partner is owned by Energy Transfer Equity, L.P. (which we refer to as “ETE”).

Susser Holdings Corporation is a leading operator of convenience stores in Texas based on store count and one of the largest distributors of motor fuel by volume in Texas. Susser’s operations include retail convenience stores and wholesale motor fuel distribution. Susser indirectly owns the general partner interests and 100% of the incentive distribution rights in Susser Petroleum Partners LP (which we refer to as “Susser MLP”).

Drive Acquisition Corporation (which we refer to as “Merger Sub”) is a Delaware corporation and subsidiary of ETP. Merger Sub was created for purposes of the merger and has not carried on any activities to date, other than activities incidental to its formation or undertaken in connection with the transactions contemplated by the merger agreement.

Heritage Holdings, Inc. (which we refer to as “HHI”) is a Delaware corporation and wholly owned subsidiary of ETP Holdco Corporation (which we refer to as “Holdco”). HHI directly owns 50% of the equity interests in Sunoco and indirectly owns 100% of the equity interests in Panhandle Eastern Pipe Line Company, LP (which we refer to as “PEPL”). At the effective time of the merger, HHI will directly own 50% of equity interests in Susser. Please see “Summary—Post-Closing Transactions and Structure” for more information.

ETE is a publicly traded Delaware limited partnership. ETE indirectly owns 100% of the general partner interests and incentive distribution rights of ETP and directly and indirectly owns 9.7% and 100% of the outstanding ETP common units and ETP Class H units, respectively. ETE’s principal sources of cash flow are derived from its direct and indirect investments in the limited partner and general partner interests in ETP and Regency Energy Partners LP, both of which are publicly traded limited partnerships engaged in diversified energy-related services.

Energy Transfer Partners GP, L.P. (which we refer to as “ETP GP”) is a Delaware limited partnership and is the general partner of ETP. The principal business of ETP GP is to serve as the general partner of ETP.

The Merger (see pages 43 to 85)

Susser and ETP have entered into a merger agreement, pursuant to which they agreed that Susser would become a subsidiary of ETP, and that Susser will cease to be a publicly held company.

The merger agreement is attached as Annex A to this document, and both ETP and Susser encourage you to read it carefully and in its entirety because it is the legal document that governs the merger.

Merger Consideration (see page 87)

In the merger, Susser stockholders will receive, for each share of Susser common stock they own as of immediately prior to the merger, a combination of $40.125 in cash and 0.7253 of an ETP common unit (which we refer to as the “standard mix of consideration”). Instead of receiving this standard mix of consideration, Susser stockholders will have an opportunity to make a cash election to receive $80.25 in cash, or a unit election to receive 1.4506 ETP common units, for each share of Susser common stock they own as of immediately prior to the merger. The cash and unit elections, however, will be subject to proration to ensure that the total amount of cash paid and the total number of ETP common units issued in the merger to Susser stockholders as a whole are equal to the total amount of cash and number of ETP common units that would have been paid and issued if all Susser stockholders received the standard mix of consideration. Therefore:

•	if providing $80.25 in cash per share of Susser common stock to those who make the cash election would cause ETP to pay more cash than if all Susser stockholders received $40.125 in cash per share, then the amount of cash per share of Susser common stock to be received by holders making a cash election will be reduced (pro rata across all outstanding shares of Susser common stock subject to a cash election), so that the aggregate cash paid to all Susser stockholders is $40.125 per share, and the remainder of the consideration in respect of outstanding shares of Susser common stock subject to a cash election will be payable in ETP common units and cash in lieu of fractional units; and

•	if providing 1.4506 ETP common units per share of Susser common stock to those who make the unit election would cause ETP to issue more ETP common units than if all Susser stockholders received 0.7253 of an ETP common unit per share, then the amount of ETP common units per share of Susser common stock to be received by holders making a unit election will be reduced (pro rata across all outstanding Susser shares subject to a unit election), so that the aggregate ETP common units paid to all Susser stockholders is 0.7253 of an ETP common unit per share, and the remainder of the consideration in respect of outstanding shares of Susser common stock subject to a unit election will be payable in cash.

Susser stockholders who elect to receive the standard mix of consideration for their shares of Susser common stock will not be subject to proration for such shares.

No fractional ETP common units will be issued. Former Susser stockholders to whom fractional units would have otherwise been issued will be entitled to receive, subject to applicable withholding, a cash payment equal to such stockholders’ proportionate interest in the net proceeds from the sale of the aggregated fractional units that would have been issued in the merger.

Treatment of Susser Equity Awards (see pages 70 to 72)

Stock Options. Each award of stock options outstanding immediately prior to the effective time of the merger (other than under the Susser employee stock purchase plan), whether or not vested, will become fully vested and be converted into the right to receive a cash payment equal to (a) the number of shares of Susser common stock subject to the stock option, multiplied by (b) the excess, if any, of the Closing Price over the exercise price per share of Susser common stock subject to such option, less any applicable withholding or other taxes.

Restricted Stock Units Outstanding as of April 27, 2014. Except for certain 2014 awards described below, each award of restricted stock units that was granted on or prior to April 27, 2014 and is outstanding immediately prior to the effective time of the merger will become fully vested (assuming satisfaction of any applicable performance criteria at 100% of target level) and be converted into the right to receive an amount in cash equal to the product of (a) the number of shares of Susser common stock subject to such award multiplied by (b) the Closing Price.

Notwithstanding the foregoing, 2014 LTIP Units shall be converted at the effective time of the merger into (i) an adjusted phantom common unit of ETP, with the same terms and conditions as were applicable to such 2014 LTIP Unit, covering the number of ETP common units, rounded down to the nearest whole common unit, determined by multiplying the number of shares subject to the 2014 LTIP Unit award immediately prior to the effective time of the merger (assuming satisfaction of any applicable performance criteria at 100% of target level) by the Equity Award Exchange Ratio and (ii) cash in lieu of any fractional phantom unit award in ETP, subject to applicable tax withholdings. The adjusted ETP phantom units shall vest on January 2, 2015, subject to the grantee’s continued employment through that date (with acceleration if the grantee’s employment is terminated without “cause” or the grantee resigns for “good reason”).

Restricted Stock Outstanding as of April 27, 2014. Each award of restricted stock that was granted on or prior to April 27, 2014 and is outstanding immediately prior to the effective time of the merger will become fully vested (assuming satisfaction of any applicable performance criteria at 100% of target level) and be converted into the right to receive, at the election of the holder, and subject to the standard proration rules described above, either the standard mix of consideration, the cash election or the unit election, with cash in lieu of any fractional units of ETP, in each case less any applicable withholding taxes.

Restricted Stock Units Granted After April 27, 2014. Although Susser does not anticipate any such grants to Susser’s executive officers, each award of restricted stock units granted after April 27, 2014 that is outstanding immediately prior to the effective time of the merger will be converted into a phantom unit award in ETP with the same terms and conditions as the initial grant, covering the number of ETP common units, rounded down to the nearest whole common unit, determined by multiplying the number of shares subject to such award immediately prior to the effective time of the merger (assuming satisfaction of any applicable performance criteria at 100% of target level) by the Equity Award Exchange Ratio and cash in lieu of any fractional phantom unit awards in ETP, subject to all applicable tax withholdings. The adjusted ETP phantom unit award shall vest solely on the basis of time and continued service by the grantee at a rate no greater than one-third of the ETP common units subject thereto on each anniversary of the date of grant of the related award of the restricted stock units, subject to the grantee’s continued employment through each vesting date (with acceleration if the grantee’s employment is terminated without “cause” or the grantee resigns for “good reason”).

Restricted Stock Granted After April 27, 2014. Although Susser does not anticipate any such grants to Susser’s executive officers, each award of restricted stock granted after April 27, 2014 that is outstanding immediately prior to the effective time of the merger will be converted into a restricted unit award with the same terms and conditions as the initial grant covering the number of ETP common units, rounded down to the nearest whole unit, determined by multiplying the number of Susser’s shares subject to such award (assuming satisfaction of any applicable performance criteria at 100% of target level) by the Equity Award Exchange Ratio and cash in lieu of any fractional restricted unit, subject to all applicable tax withholdings. The adjusted ETP restricted unit award shall vest solely on the basis of time and continued service by the grantee at a rate no greater than one-third of the ETP common units subject thereto on each anniversary of the date of grant of the related award of the restricted stock, subject to the grantee’s continued employment through each vesting date (with acceleration if the grantee’s employment is terminated without “cause” or the grantee resigns for “good reason”).

Employee Stock Purchase Plan. Immediately prior to the effective time of the merger, the offering period under the ESPP will terminate and participants in the ESPP will be entitled to receive an amount in cash equal to the product of (i) the Closing Price multiplied by (ii) the number of shares the participant would have been able to purchase with the balance of his or her payroll account under the ESPP (i.e., in general, at a price equal to 85% of the Closing Price) if the effective date of the merger had been the applicable “purchase date” under the ESPP, subject to all applicable tax withholdings.

Susser Petroleum Equity Awards. Pursuant to their terms, all outstanding awards under the Susser Petroleum Partners LP 2012 Long Term Incentive Plan that were granted on or prior to April 27, 2014 will become fully vested upon the effective time of the merger. Awards granted under such plan after April 27, 2014, shall vest solely on the basis of time and continued service by the grantee at a rate no greater than one-third of the units subject thereto on each anniversary of the date of grant of the award, subject to the grantee’s continued employment through each vesting date (with acceleration if the grantee’s employment is terminated without “cause” or the grantee resigns for “good reason”).

Quantification of Equity-Related Payments. The following table sets forth the cash proceeds that each of Susser’s directors and executive officers would be expected to receive at the closing of the merger in respect of their common stock, stock options, awards of restricted stock units and restricted stock as well as the value of equity awards under the Susser Petroleum Partners LP 2012 Long Term Incentive Plan based on his or her expected beneficial ownership as of August 15, 2014, including cash proceeds for awards that may vest prior to the consummation of the merger based upon the completion of continued service with Susser and/or the prior achievement of performance goals, in either case independent of the occurrence of the merger. All share numbers have been rounded to the nearest whole number.

	Susser Shares Beneficially Owned(1)		Shares not Vested				Estimated Value of Consideration(2)
			Susser Restricted Stock	Susser Restricted Stock Units	Susser Options	Susser MLP Phantom Units(3)	Susser Shares Beneficially Owned	Susser Unvested Awards	Susser MLP Phantom Units(3)	Total
Sam L. Susser	2,360,637	(4)	14,973	118,913	—	3,519	$186,159,834	$10,558,250	$154,343	$196,872,427
E.V. Bonner, Jr.	207,400	(4)	3,267	19,896	—	4,000	16,355,564	1,826,634	175,440	18,357,638
Rocky B. Dewbre	138,044		3,680	19,896	—	4,000	10,886,150	1,859,203	175,440	12,920,793
Mary E. Sullivan	103,777		3,267	19,896	—	4,000	8,183,854	1,826,634	175,440	10,185,928
David P. Engel	86,393		1,238	—	—	—	6,812,952	97,629	—	6,910,581
Bruce W. Krysiak	43,281		1,238	—	—	—	3,413,140	97,629	—	3,510,769
Armand S. Shaprio	34,175		1,238	—	—	—	2,695,041	97,629	—	2,792,670
Ronald G. Steinhart	29,081		1,238	—	4,720	—	2,293,328	414,765	—	2,708,093
Sam J. Susser	43,001		1,238	—	—	—	3,391,059	97,629	—	3,488,688
Andrew M. Alexander	—		3,514	—	—	—	—	277,114	—	277,114

Total	3,045,789		34,891	178,601	4,720	15,519	$240,190,922	$17,153,116	$680,663	$258,024,701

(1)	Includes shares issued and outstanding as of May 16, 2014, vested options that have not been exercised and restricted shares, restricted stock units and stock options that are scheduled to vest by August 15, 2014.
(2)	Assumes share price based on May 16, 2014 closing price for Susser shares of $78.86.
(3)	Includes Susser MLP phantom units which will vest on change of control, although no cash will be received by any executive officer or director for these units. Assumes unit price based on May 16, 2014 closing price for Susser MLP units of $43.86.
(4)	Excludes 120,425 shares of Susser common stock held in a trust for the benefit of Sam L. Susser’s children and future grandchildren. E.V. Bonner, Jr. acts as trustee of this trust, and disclaims beneficial ownership of such shares of Susser common stock.

Risk Factors (see pages 31 to 36)

The merger is, and upon the completion of the merger, the combined company will be, subject to a number of risks, which are described in the section titled “Risk Factors” beginning on page 31. You should carefully read and consider these risks in deciding whether to vote for the adoption of the merger agreement. Some of the most important risks include:

•	The exchange ratios for the merger are fixed and the market price of ETP common units will fluctuate, and therefore Susser stockholders receiving ETP common units cannot be sure of the market value of ETP common units that they will receive in the merger. Accordingly, Susser stockholders receiving ETP common units in the merger may receive aggregate consideration that may be worth more or less than the $80.25 per share available to those making a cash election. The value of ETP common units at and after the closing time of the merger may be higher or lower than the value of ETP common units when the exchange ratios were set.

•	Because cash and unit elections are subject to proration so that the total amount of cash paid and the total number of ETP common units issued in the merger to Susser stockholders does not exceed the amount of cash and number of ETP common units that would have been paid and issued if all Susser stockholders received the standard mix of consideration, Susser stockholders may receive a form or combination of consideration different from what they elect.

•	In order to properly make an election with respect to the merger consideration you must tender your shares with the election form. Therefore, you will not be able to sell those shares unless you revoke your election prior to the election deadline.

•	If the merger agreement is terminated, under certain circumstances, Susser may be obligated to reimburse ETP for costs incurred related to the merger or pay a breakup fee to ETP. These costs could require Susser to seek loans or use Susser’s available cash that would have otherwise been available for operations, dividends or other general corporate purposes.

Special Meeting of Susser Stockholders (see pages 40 to 43)

Where and when: The special meeting is scheduled to be held at          on                     , 2014 at         , local time.

Proposals being considered: Susser stockholders are being asked to consider and vote on the following proposals:

(1)	to adopt the merger agreement;

(2)	to approve, on an advisory (non-binding) basis, specified compensation that may be received by Susser’s named executive officers in connection with the merger; and

(3)	any adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt the merger agreement.

Who may vote: You may vote at the special meeting if you owned shares of Susser common stock at the close of business on the record date,                     , 2014. You may cast one vote for each Susser share that you owned on the record date.

How to vote: Please complete and submit the enclosed proxy card as soon as possible or transmit your voting instructions by using the telephone or internet procedures described on your proxy card.

Vote needed to adopt the merger agreement: The merger agreement proposal must be adopted by the affirmative vote of the holders of a majority of all outstanding shares of Susser common stock entitled to vote thereon. Failures to vote, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger agreement proposal.

Vote needed to approve the advisory say-on-compensation proposal: Approval of the advisory say-on-compensation proposal requires the affirmative vote of holders of a majority of those shares of Susser common stock present in person or by proxy at the special meeting and entitled to vote thereon. The vote to approve specified compensation is not a condition to completion of the merger. The vote of Susser stockholders on specified compensation that may be received by Susser’s named executive officers in connection with the merger is advisory in nature and will not be binding on ETP or Susser. Accordingly, regardless of the outcome of the advisory vote, if the merger is approved and completed, specified compensation may be paid. Abstentions will have the same effect as a vote “AGAINST” the advisory say-on-compensation proposal, while failures to vote and broker non-votes will have no effect on the outcome of the advisory vote, assuming a quorum is present.

Vote needed to approve the adjournment proposal: Any adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt the merger agreement requires the affirmative vote of holders of a majority of those shares of Susser common stock represented at the special meeting in person or by proxy and entitled to vote thereon. Unless the Susser board of directors fixes a new record date for the adjourned special meeting or law otherwise requires, no notice of the adjourned special meeting will be required so long as (i) the time and place to which the special meeting is adjourned are announced at the original special meeting and (ii) at the adjourned special meeting only such business is transacted as might have been transacted at the original special meeting. Abstentions will have the same effect as a vote “AGAINST” a proposal to adjourn the special meeting, while failures to vote and broker non-votes will have no effect on the outcome of the vote.

Support Agreement (see page 64)

Simultaneously with the execution of the merger agreement, Sam L. Susser and a related family limited partnership holding shares of Susser common stock beneficially owned by him, which owned 2,353,895 shares of Susser common stock representing approximately 11% of the Susser common stock outstanding and entitled to vote as of April 25, 2014, entered into a support agreement dated as of April 27, 2014. For a description of the support agreement, please read “Proposal 1: The Merger—Support Agreement” beginning on page 64.

Recommendation of Susser’s Board of Directors and Reasons for the Merger (see pages 51 to 55)

The Susser board of directors has unanimously approved and determined the advisability of the merger agreement and has recommended that the Susser stockholders vote “FOR” the adoption of the merger agreement. In reaching its decision to adopt the merger agreement and recommend to the Susser stockholders that they vote to adopt the merger agreement, the Susser board of directors consulted with Susser management and its financial and legal advisors and considered a variety of factors. Some of those factors include:

•	The aggregate value and composition of the merger consideration to be received by Susser stockholders in the merger.

•	The ability of Susser stockholders to choose the unit election or cash election for their shares of Susser common stock, and that following the merger Susser stockholders will have the opportunity to participate in the equity value of the combined company.

•	The premium that the merger consideration represents compared to Susser’s historical trading prices.

•	The likelihood of completing the merger, including the lack of a financing condition and the obligation of ETP to use reasonable best efforts to obtain approvals of applicable antitrust and competition authorities, including the requirement of ETP to dispose of any assets and agree to any limitations on the combined company’s freedom of action to obtain the regulatory approvals necessary to complete the merger.

•	The potential breakup fee of $68 million or the expense reimbursement up to $10 million, in each case, payable by Susser to ETP under the circumstances specified in the merger agreement.

•	The interests of the Susser board of directors as discussed under “Proposal 1: The Merger—Interests of Susser’s Directors and Executive Officers in the Merger.”

Opinion of Susser’s Financial Advisor (see pages 55 to 64 and Annex C)

In connection with the merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated (which we refer to as “BofA Merrill Lynch”), Susser’s financial advisor, delivered to Susser’s board of directors a written opinion, dated April 27, 2014, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Susser common stock (other than cancelled shares, shares held by direct or indirect wholly owned subsidiaries of Susser, ETP or Merger Sub and any dissenting shares) in the merger. The full text of that written opinion, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is included as Annex C to this proxy statement/prospectus and is incorporated by reference herein in its entirety. BofA Merrill Lynch delivered its opinion to Susser’s board of directors for the benefit and use of Susser’s board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion did not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Susser or in which Susser might engage or as to the underlying business decision of Susser to proceed with or effect the merger. BofA Merrill Lynch also expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any related matter, including, without limitation, whether such stockholder should elect to receive the cash election consideration, the unit election consideration or the standard mix of consideration in the merger.

For a more complete description, please see the section of this proxy statement entitled “The Merger—Opinion of Susser’s Financial Advisor.” Please also see Annex C to this proxy statement/prospectus.

Interests of Susser’s Directors and Executive Officers in the Merger (see pages 69 to 75)

Susser’s directors and executive officers have interests in the merger that are different from, or in addition to, their interests as Susser stockholders. The members of the Susser board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to Susser stockholders that they vote to adopt the merger agreement and the transactions contemplated thereby.

These interests include:

•	The merger agreement provides for the vesting and cash-out of all Susser equity awards granted on or before April 27, 2014, except that certain awards of restricted stock units that correspond to shares of Susser common stock that were granted to certain officers and employees of Susser under Susser’s 2013 Equity Incentive Plan in 2014 prior to the date of the merger agreement will be converted into phantom unit awards in ETP subject to certain enhanced vesting provisions as described in “Proposal 1: The Merger—Interests of Susser’s Directors and Executive Officers in the Merger—Susser Equity-Based Awards.” Susser estimates that the aggregate amount that would be received in connection with such accelerated vesting if the merger is completed and certain qualifying terminations of service occurred is approximately (i) $1,082,395 in the aggregate for Susser’s directors and (ii) $16,070,721 in the aggregate for Susser’s executive officers;

•	Pursuant to their terms, all outstanding awards granted on or before April 27, 2014 under the Susser Petroleum Partners LP 2012 Long Term Incentive Plan will become fully vested upon the effective time of the merger. Susser estimates that the aggregate amount that would be received in connection with such accelerated vesting if the merger is completed is approximately $660,663 in the aggregate for Susser’s executive officers. Susser’s directors do not hold any such awards;

•	The merger agreement provides for the payment of pro-rata bonuses to all individuals employed by Susser or its subsidiaries immediately prior to the effective time of the merger who participate in Susser’s employee bonus plan and who remain employed for 90 days following the effective time of the merger and in certain other circumstances. Susser estimates that the aggregate amount that would be received in connection with such pro-rated bonuses if the merger is completed and certain qualifying terminations of service occurred is approximately $671,257 in the aggregate for Susser’s executive officers;

•	Susser’s executive officers are parties to employment agreements that provide for severance and additional benefits with an estimated value of $3,516,935 in the aggregate if their employment terminates in connection with or following the merger; and

•	Susser’s executive officers will be entitled to “gross up” payments estimated at $4,572,184 in the aggregate in respect of any “golden parachute” excise taxes under Section 4999 of the Internal Revenue Code that arise as a result of the merger.

Susser’s directors and executive officers are also entitled to continued indemnification and insurance coverage under the merger agreement. For additional information about these interests (including the payment estimates described above, the circumstances under which they become payable and the assumptions used to calculate such amounts), see “Proposal 1: The Merger—Interests of Susser’s Directors and Executive Officers in the Merger.”

Regulatory Approvals Required for the Merger (see page 81)

Governmental and regulatory approvals are required to complete the transactions contemplated by the merger agreement. These approvals include the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”). ETE and Susser each filed the required notification and report forms under the HSR Act on May 14, 2014 and on May 27, 2014 were informed by the Federal Trade Commission (which we refer to as the “FTC”) that the waiting period was terminated. At any time before or after the completion of the merger, the Antitrust Division of the Department of Justice (which we refer to as the “Antitrust Division”), the FTC or others could take action under the antitrust laws as deemed necessary or desirable in the public interest, including without limitation seeking to enjoin the completion of the merger or to permit completion only subject to regulatory concessions or conditions.

Appraisal Rights (see pages 77 to 80)

Under Section 262 of the DGCL, Susser stockholders will have the right to obtain an appraisal of the value of their shares of Susser common stock in connection with the merger. To perfect appraisal rights, a Susser stockholder must not vote for the adoption of the merger agreement, must continue to hold their shares of common stock through the effective date and must strictly comply with all of the procedures required under Delaware law, including submitting a written demand for appraisal to Susser prior to the special meeting. Failure to strictly comply with Section 262 of the DGCL by a Susser stockholder may result in termination or waiver of that stockholder’s appraisal rights. Because of the complexity of Delaware law relating to appraisal rights, if any Susser stockholder is considering exercising his, her or its appraisal rights, ETP and Susser encourage such Susser stockholder to seek the advice of his, her or its own legal counsel. A summary of the requirements under Delaware law to exercise appraisal rights is included in this document in the section titled “Proposal 1: The Merger—Appraisal Rights” beginning on page 77, and the text of Section 262 of the DGCL as in effect with respect to this transaction is included as Annex D to this document.

NYSE Listing of ETP Common Units (see page 84)

ETP common units are currently listed on the NYSE under the ticker symbol “ETP.” It is a condition to closing that the common units to be issued in the merger to Susser stockholders be approved for listing on the NYSE, subject to official notice of issuance.

Delisting and Deregistration of Susser Common Stock (see page 84)

Susser common stock is currently listed on the NYSE under the ticker symbol “SUSS.” If the merger is completed, Susser common stock will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Conditions to Completion of the Merger (see pages 87 to 89)

The obligations of ETP, on one hand, and Susser, on the other hand, to complete the merger are subject to the fulfillment (or waiver, to the extent permissible under applicable law) of the following conditions:

•	Susser Stockholder Adoption. Adoption of the merger agreement by the affirmative vote of the holders of a majority of all outstanding shares of Susser common stock entitled to vote thereon.

•	HSR Approval. Expiration or termination of the waiting period under the HSR Act.

•	No Injunction. No injunction prohibiting the merger.

•	Registration Statement. The registration statement (of which this document forms a part) must be effective, and no proceeding for the purpose of suspending the effectiveness of the registration statement has been initiated or threatened by the SEC.

•	NYSE Listing. Approval for listing on the NYSE, subject to official notice of issuance, of the ETP common units to be issued in the merger.

•	Accuracy of Representations. Accuracy of the other party’s representations, except with certain exceptions, where the failure to be accurate would not have a material adverse effect on the other party.

•	Compliance with Covenants. Material compliance with the other party’s covenants.

•	Tax Opinions. Receipt by each party of one or more legal opinions from its counsel covering certain U.S. federal income tax matters.

•	ETP Partnership Agreement Amendment. Execution of the ETP partnership agreement amendment, pursuant to which, among other things, the amount of quarterly distributions that ETE, as the holder of incentive distribution rights, is entitled to receive from ETP would be reduced by an aggregate of $350 million over 40 consecutive quarters following the closing of the merger or such earlier time as ETP transfers the general partner interest and incentive distribution rights in Susser MLP to ETE in exchange for ETP common units held by ETE.

•	Closing Certificates. Delivery by each party of a certificate, dated the closing date and signed by the chief executive officer or another senior officer of such party (in the case of ETP, the chief executive officer or another senior officer of ETP GP), certifying to the effect that certain conditions set forth in the merger agreement have been satisfied.

Neither ETP nor Susser can give any assurance that all of the conditions to the merger will either be satisfied or waived or that the merger will occur.

ETP Partnership Agreement Amendment (see page 131)

In conjunction with the merger, ETP will enter into an amendment to its partnership agreement to reduce the amount of quarterly distributions that ETE, as the holder of incentive distribution rights, is entitled to receive from ETP by an aggregate of $350 million over 40 consecutive quarters following the closing of the merger or such earlier time as ETP transfers the general partner interest and incentive distribution rights in Susser MLP to ETE in exchange for ETP common units held by ETE.

Post-Closing Transactions and Structure (see pages 67 to 69)

Immediately prior to the closing of the merger, (1) ETP will make a loan (which we refer to as the “HHI Loan”) to HHI, in an amount equal to the amount of cash sufficient to effect the delivery of the consideration for the merger to the holders of Susser common stock (in accordance with the applicable terms and provisions of the merger agreement) plus amounts necessary, as agreed by ETP and HHI, to pay certain transaction expenses and refinance a portion of the outstanding indebtedness of Susser at closing, (2) HHI will contribute to Merger Sub a portion of the cash received pursuant to the HHI Loan (in accordance with the applicable terms and provisions of the merger agreement) in exchange for 50% of the issued and outstanding capital stock of Merger Sub and

(3) ETP will transfer to Merger Sub (or hold for delivery to the exchange agent on Merger Sub’s behalf at the effective time of the merger) the number of ETP common units issuable at closing, in continuation of its ownership of 50% of the issued and outstanding capital stock of Merger Sub.

At the effective time of the merger, subject to the conditions set forth in the merger agreement and in accordance with the applicable provisions of the DGCL, Merger Sub will merge with and into Susser, whereupon the separate corporate existence of Merger Sub will cease, and Susser will continue its corporate existence under Delaware law as the surviving corporation owned 50% by ETP and 50% by HHI (a wholly owned subsidiary of ETP).

Following the effective time of the merger, ETP will (1) contribute its 50% equity interest in Susser to Holdco and (2) cause Susser to transfer to ETP (a) 100% of the incentive distribution rights of Susser MLP and (b) 100% of the limited liability company interests in Susser Petroleum Partners GP LLC, a Delaware limited liability company and the general partner of Susser MLP.

Following the merger and related transactions, each of ETE, ETP and Susser MLP will continue to be publicly traded partnerships, with ETP controlling Susser MLP through its ownership of the general partner of Susser MLP.

The diagrams below illustrate the organizational structure of ETP, ETE, Susser and Susser MLP prior to and after the closing of the merger. For simplicity, certain immaterial entities and ownership interests have not been depicted.

Pre-Closing Structure

Non-Solicitation by Susser (see pages 97 to 101)

The merger agreement contains a detailed provision prohibiting Susser from soliciting, engaging in discussions, providing non-public information, recommending or agreeing to an alternative takeover proposal, unless the Susser board of directors determines that the alternative proposal is, or could reasonably be expected to lead to, a “Superior Offer” (as defined in the merger agreement) and such alternative proposal was not made or received in violation of the non-solicitation prohibitions.

If Susser determines that a proposal is a Superior Offer and decides to change its recommendation to stockholders in favor of the merger or terminate the merger agreement in order to accept a Superior Offer, Susser must first negotiate with ETP for 72 hours (to the extent ETP desires to negotiate) to modify the current transaction.

Termination of the Merger Agreement (see pages 106 to 107)

The merger agreement can be terminated in the following circumstances:

•	Mutual Agreement. Mutual agreement of ETP and Susser.

•	End Date. Termination by either party, if the merger has not closed by November 30, 2014, which may be extended to January 31, 2015 in certain circumstances.

•	Final Injunction. Termination by either party, if a permanent injunction has been issued prohibiting the merger.

•	Stockholder No Vote. Termination by either party, if Susser stockholders fail to adopt the merger agreement at the Susser special meeting.

•	Superior Offer. Termination by Susser, prior to Susser stockholder approval of the merger, in order to accept a Superior Offer, but Susser must have first negotiated with ETP for 72 hours (to the extent ETP desires to negotiate) to modify the current transaction and, prior to terminating the merger agreement, must have paid to ETP the $68 million breakup fee described below.

•	Change in Recommendation. Termination by ETP, if the Susser board of directors changes its recommendation to the Susser stockholders to vote for the merger.

•	Breach of Representations or Covenants. Termination by either party, if the other party has breached its representations or covenants in a way that causes a closing condition to fail, including a willful and material breach by Susser of its obligations (i) not to solicit acquisition proposals or (ii) to obtain stockholder approval by cooperating to file this proxy statement/prospectus on Form S-4 and by taking necessary actions to hold the special meeting and solicit proxies.

Breakup Fee and ETP Expenses (see pages 107 to 108)

Breakup Fee. Susser must pay ETP a breakup fee of $68 million (which we refer to as the “breakup fee”) in the following circumstances:

•	Termination to Accept Superior Offer. Susser terminates the merger agreement in order to accept a Superior Offer.

•

Willful or Intentional Breach of Non-Solicitation Obligations or Obligations to Obtain Stockholder Approval. ETP terminates the merger agreement prior to the approval of the merger agreement by the Susser stockholders because Susser has willfully or intentionally breached either (x) its non-solicitation obligations or (y) its obligations to obtain stockholder approval by cooperating to file the registration statement on Form S-4 of which this proxy statement/prospectus is a part and by taking necessary actions to hold the special meeting and solicit proxies, in each case other than where (1) the breach is the result of an isolated action by a representative of Susser (other than a director or senior officer of Susser), (2) such breach was not caused by, or within the actual knowledge of, Susser, (3) Susser takes reasonably appropriate actions to remedy such breach reasonably promptly upon discovery thereof, and (4) ETP is not significantly harmed as a result of such breach.

•	Change in Recommendation. ETP terminates the merger agreement because the Susser board of directors changes its recommendation of the merger.

•	Stockholder No Vote Following an Alternative Acquisition Proposal with Subsequent Deal. Either party terminates the merger agreement because the Susser stockholders do not adopt the merger agreement at the Susser special meeting, and prior to the special meeting (1) an alternative proposal is publicly made to Susser prior to the Susser special meeting and not withdrawn at least 10 business days prior to such meeting and (2) Susser enters into an agreement providing for or consummates an alternative takeover transaction involving 75% of the assets or equity of Susser within 12 months after the termination of the merger agreement.

•	Termination due to Terminable Breach by Susser. ETP terminates the merger agreement because Susser has breached or failed to perform any of its representations, warranties or covenants under the merger agreement and such breach or failure to perform (i) if it occurred or was continuing to occur on the closing date, would result in a failure of a closing condition and (ii) by its nature cannot be cured by November 30, 2014, or if not capable of being cured by November 30, 2014, Susser does not cure such breach or failure within 30 days of receiving notice of such breach or failure (any such breach, a “terminable breach”), and:

•	an alternative proposal is made to Susser on or prior to the date on which ETP terminates the merger agreement (whether or not publicly announced or disclosed); and

•	Susser enters into an agreement providing for or consummates an alternative takeover transaction involving 75% of the assets or equity of Susser within 12 months after the termination of the merger agreement.

ETP Expense Reimbursement. Susser will reimburse ETP’s documented out-of-pocket expenses to any unaffiliated third-party up to $10 million in the following circumstances:

•	Termination due to Terminable Breach by Susser. ETP terminates the merger agreement because Susser has breached or failed to perform any of its representations, warranties or covenants under the merger agreement such that there is a terminable breach and an alternative proposal is made to Susser on or prior to the date on which ETP terminates the merger agreement (whether or not publicly announced or disclosed).

If Susser has reimbursed ETP’s expenses, and ETP later would become entitled to a breakup fee pursuant to a provision above, the expense reimbursement will be credited against the breakup fee.

Accounting Treatment (see page 80)

In accordance with accounting principles generally accepted in the United States (which we refer to as “GAAP”), ETP will account for the merger using the acquisition method of accounting for business combinations.

Material U.S. Federal Income Tax Considerations (see pages 109 to 128)

A Susser stockholder that exchanges shares of Susser common stock pursuant to the merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted basis in the Susser common stock treated as sold in the merger. In general, no gain or loss will be recognized by a Susser stockholder upon the exchange of Susser common stock for ETP common units pursuant to the merger.

The U.S. federal income tax consequences of owning and disposing of ETP common units received in the merger are complex.

All Susser stockholders should consult their own tax advisors regarding the U.S. federal income tax consequences to them of exchanging shares of Susser common stock pursuant to the merger, and of owning and disposing of ETP common units in light of their particular circumstances. For a more detailed discussion of the material U.S. federal income tax consequences to Susser stockholders of exchanging shares of Susser common stock pursuant to the merger and of owning and disposing of ETP common units received in the merger, please see the section titled “Material U.S. Federal Income Tax Considerations.”

Comparison of Rights of Susser Stockholders and ETP Unitholders (see pages 137 to 148)

The rights of Susser stockholders are currently governed by Susser’s amended and restated certificate of incorporation, amended and restated bylaws and the DGCL. Susser stockholders who receive ETP common units in the merger will become ETP unitholders upon completion of the merger, and their rights as such will be governed by ETP’s certificate of limited partnership, partnership agreement, as amended, and the Delaware Revised Uniform Limited Partnership Act. As a result, these Susser stockholders will have different rights once they become unitholders of ETP due to the differences in the governing documents of and laws applicable to Susser and ETP. The key differences are described in the section titled “Comparison of Rights of Susser Stockholders and ETP Unitholders,” and among the most important differences are:

•	Under the Susser certificate of incorporation and bylaws, Susser stockholders have the right to vote for the election of directors who manage the affairs of the corporation. ETP unitholders are not entitled to elect the directors of ETP’s general partner or directly or indirectly participate in the management or operation of ETP.

•	Approval of the Susser stockholders is required to authorize the issuance of Susser common stock in excess of the authorized number of shares set forth in the Susser certificate of incorporation. In addition, under the rules of the NYSE, subject to certain exceptions, Susser stockholders must approve the issuance of Susser common stock equal to or in excess of 20% of the voting power outstanding before the issuance. In contrast, ETP’s partnership agreement authorizes ETP to issue an unlimited number of additional limited partner interests and other equity securities that are senior to, equal in rank with or junior to the common units on terms and conditions established by ETP’s general partner in its sole discretion without the approval of ETP’s unitholders. In addition, as a limited partnership, ETP is exempt from the rule of the NYSE that would require equityholder approval for the issuance of equity equal to or in excess of 20% of the number of outstanding equity of a company.

•	Susser stockholders are entitled to receive dividends as and when declared by the Susser board of directors out of funds legally available for such payment, subject to any preferential dividend rights of holders of outstanding shares of preferred stock. ETP’s partnership agreement requires that ETP distribute, within 45 days after the end of each quarter, all of its available cash to its partners as of the applicable record date.

•	Shares of Susser’s common stock are not redeemable. If at any time ETP’s general partner and its affiliates hold more than 80% of the outstanding limited partner interests of any class, the general partner has the right to acquire all of the remaining interests of the class held by unaffiliated persons.

Expected Timing of the Merger (see page 77)

ETP and Susser currently expect to complete the merger in the third quarter of 2014, subject to the receipt of required Susser stockholder and regulatory approvals and the satisfaction or waiver of the other conditions to completion of the merger. Because many of the conditions to completion of the merger are beyond the control of ETP and Susser, exact timing for completion of the merger cannot be predicted with any amount of certainty.

Litigation Related to the Merger (see pages 84 to 85)

Following the April 28, 2014 announcement that ETP and Susser had entered into a definitive merger agreement, purported stockholders of Susser filed lawsuits in Delaware asserting claims challenging the merger. Two purported class action lawsuits were filed in the Delaware Court of Chancery and were consolidated under the caption In re Susser Holdings Corp. Stockholder Litigation, C.A. No. 9613-VCG (which we refer to as the “Consolidated Action”). Plaintiffs in the Consolidated Action name Susser, members of the board of directors of Susser, ETP, ETP GP, Merger Sub, HHI, and ETE as defendants.

Plaintiffs generally allege that the Susser director defendants breached their fiduciary duties of loyalty, due care and good faith owed to Susser’s stockholders by allegedly approving the merger agreement at an unfair price and through an unfair process, failing to conduct a reasonably informed evaluation of whether the merger was in the best interests of Susser stockholders, failing to fully disclose all material information to stockholders, acting in bad faith and for improper motives to secure material benefits not shared by other Susser stockholders, discouraging other strategic alternatives, taking steps to avoid competitive bidding, and agreeing to allegedly unreasonable deal protection devices. Plaintiffs also allege that ETP and certain of its affiliates aided and abetted the alleged breaches of fiduciary duties by Susser’s directors.

Plaintiffs generally seek, among other relief, to enjoin the merger; rescission in the event the merger is consummated; an order directing defendants to account to plaintiffs and other members of the putative class for all damages caused by their breaches; imposition of a constructive trust in favor of plaintiffs and members of the proposed class upon any benefits improperly received by defendants; and an award of costs and disbursements, including reasonable attorneys’ and experts’ fees.

We cannot predict the outcome of these or any other lawsuits that might be filed, nor can we predict the amount of time and expense that will be required to resolve these lawsuits. We intend to defend vigorously against these and any other actions.

Advisory Vote on Specified Compensation (see page 149)

Susser is requesting the Susser stockholders’ approval, on an advisory (non-binding) basis, of specified compensation that may be payable to Susser’s named executive officers in connection with the merger.

Energy Transfer Partners Selected Historical Consolidated Financial Data

The following table shows ETP’s selected audited historical consolidated financial data as of and for each of the years ended December 31, 2013, 2012, 2011, 2010 and 2009 and unaudited consolidated financial data for each of the three months ended March 31, 2014 and 2013 and are derived from ETP’s consolidated financial statements.

ETP is not required to furnish pro forma financial information with respect to the merger in this proxy statement/prospectus because Susser would not be a significant subsidiary under any of the financial conditions specified in Rule 1-02(w) of SEC Regulation S-X, substituting 20% for 10% in each of those conditions in accordance with Rule 11.01(b)(1) of SEC Regulation S-X.

You should read the historical financial data in connection with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto set forth in ETP’s Annual Report on Form 10-K for the year ended December 31, 2013 and ETP’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, as well as in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto set forth in Susser’s Annual Report on Form 10-K for the year ended December 29, 2013 and Susser’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2014, which are incorporated by reference into this document. See “Where You Can Find More Information.”

ENERGY TRANSFER PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS DATA AND BALANCE SHEET DATA

(Dollars in millions, except per unit data)

	Historical
	Three Months Ended		Year Ended December 31,
	March 31, 2014	March 31, 2013	2013	2012	2011	2010	2009
Statement of Operations Data:
Total revenues	$12,232	$10,854	$46,339	$15,702	$6,799	$5,843	$5,378
Operating income	688	534	1,541	1,394	1,247	1,065	1,134
Income from continuing operations	467	402	735	1,757	700	623	797
Basic net income (loss) per limited partner unit	0.76	0.60	(0.18)	4.43	1.10	1.20	2.53
Diluted net income (loss) per limited partner unit	0.76	0.60	(0.18)	4.42	1.10	1.19	2.53
Cash distributions per unit	0.935	0.89375	3.6125	3.58	3.58	3.58	3.58
Balance Sheet Data (at period end):
Total assets	43,589	44,368	43,702	43,230	15,519	12,150	11,735
Long-term debt, less current maturities	16,191	16,135	16,451	15,442	7,388	6,405	6,177
Total equity	15,216	17,469	16,288	17,332	6,350	4,743	4,600
Other Financial Data:
Capital expenditures:
Maintenance (accrual basis)	39	51	343	313	134	99	103
Growth (accrual basis)	718	435	2,112	2,736	1,350	1,276	524
Cash (received in) paid for acquisitions	—	—	1,737	1,364	1,972	178	(30)

Susser Selected Historical Consolidated Financial Data

The following table shows Susser’s selected audited historical consolidated financial data as of and for each of the years ended December 29, 2013, December 30, 2012, January 1, 2012, January 2, 2011 and January 3, 2010 and unaudited historical consolidated financial data as of and for each of the three months ended March 30, 2014 and March 31, 2013 and are derived from Susser’s consolidated financial statements. You should read the following data in connection with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto set forth in Susser’s Annual Report on Form 10-K for the year ended December 29, 2013 and Susser’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2014, which are incorporated by reference into this document. See “Where You Can Find More Information.” The following information is only a summary and is not necessarily indicative of the results of future operations of Susser.

SUSSER HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS DATA AND BALANCE SHEET DATA

(Dollars in millions, except per share data)

	Historical
	Three Months Ended		Year Ended
	March 30, 2014	March 31, 2013	December 29, 2013	December 30, 2012	January 1, 2012	January 2, 2011	January 3, 2010
Statement of Operations Data:
Total revenues	$1,658	$1,498	$6,214	$5,873	$5,249	$3,976	$3,350
Income from Operations	8	16	98	126	115	70	42
Basic net income (loss) per share	(0.09)	(0.01)	0.68	2.25	2.74	0.05	0.12
Diluted net income (loss) per share	(0.09)	(0.01)	0.66	2.19	2.68	0.05	0.12
Balance Sheet Data (at period end):
Total assets	1,542	1,586	1,375	1,570	1,096	914	873
Long-term debt	507	604	376	607	451	431	421
Total equity	421	393	415	389	334	214	210
Other Financial Data:
Capital expenditures, net(1)	139	38	212	178	122	49	48

(1)	Gross capital expenditures include acquisitions and purchase of intangible assets, including accrued capital expenditures. Net capital spending is gross capital spending less proceeds from third-party sale leaseback transactions and asset dispositions.

Unaudited Comparative Per Unit Information of ETP and Per Share Information of Susser

The following table sets forth for the periods presented (i) the historical earnings from continuing operations and book value per ETP common unit and historical ETP cash distributions, (ii) the historical earnings from continuing operations and book value per share of Susser common stock and historical Susser dividends, (iii) the unaudited pro forma earnings and book value per unit/share information after giving effect to the merger and (iv) the equivalent pro forma per unit/share attributable to 0.7253 of an ETP common unit that will be received for each share of Susser common stock in the merger.

You should read this information in conjunction with (i) the selected historical consolidated financial data included elsewhere in this document and (ii) the historical consolidated financial statements of ETP and Susser and related notes thereto that are incorporated by reference into this document. The unaudited pro forma per unit/share information does not purport to represent what the actual results of operations of ETP and Susser would have been had the merger been completed in another period or to project ETP’s and Susser’s results of operations that may be achieved if the merger is completed.

	Three Months Ended March 31, 2014 (ETP) and March 30, 2014 (Susser)	Year Ended December 31, 2013 (ETP) and December 29, 2013 (Susser)
Historical—ETP
Earnings from Continuing Operations Per Unit:
Basic	$0.69	$(0.23)
Diluted	0.69	(0.23)
Cash distributions(1)	0.935	3.6125
Book value per unit—Diluted(2)	27.52	29.36
Historical—Susser
Earnings from Continuing Operations Per Share:
Basic	$(0.09)	$0.68
Diluted	(0.09)	0.66
Cash dividends	0	0
Book value per share—Diluted	18.86	19.08
Pro Forma Combined
Earnings Per Unit/Share:
Basic	$0.62	$(0.31)
Diluted	0.62	(0.31)
Book value per unit/share—Diluted	28.75	30.45
Equivalent Pro Forma Per Unit/Share(3)
Earnings Per Unit/Share:
Basic	$0.45	$(0.23)
Diluted	0.45	(0.23)
Book value per unit/share—Diluted	20.85	22.08

(1)	With respect to ETP, represents cash distributions per common unit declared and paid with respect to the period to which they relate.
(2)	Represents a period end amount.
(3)	Susser’s equivalent pro forma earnings and book value amounts have been calculated by multiplying ETP’s pro forma per unit amounts by the exchange ratio of 0.7253 of an ETP common unit.

Comparative ETP and Susser Per Unit/Share Market Price Data

ETP common units are currently listed on the NYSE under the ticker symbol “ETP.” Susser common stock is currently listed on the NYSE under the ticker symbol “SUSS.”

The following table presents closing prices for ETP common units and shares of Susser common stock on (i) April 25, 2014, the last trading day before the public announcement of the execution of the merger agreement and (ii) June 2, 2014, the last practicable trading day before the date of this document. This table also presents the equivalent market value per share of Susser common stock on April 25, 2014 and June 2, 2014. The equivalent market value per share of Susser common stock has been determined by multiplying the closing prices of ETP common units on those dates by, (i) in the case of the standard mix of consideration, the exchange ratio of 0.7253 of an ETP common unit and adding $40.125, which represents the cash portion of the standard mix of consideration, and (ii) in the case of a unit election, 1.4506 ETP common units, which is the number of ETP common units into which each Susser share subject to the unit election would be converted assuming no proration.

Although the exchange ratios are fixed, the market prices of ETP common units and Susser common stock will fluctuate before the merger is completed and the market value of the merger consideration ultimately received by Susser stockholders who receive ETP common units as all or a portion of their merger consideration will depend on the closing price of ETP common units on the day the merger is consummated. Thus, Susser stockholders who receive all or a portion of their merger consideration in ETP common units will not know the exact value of the merger consideration they will receive until the closing of the merger.

	ETP Common Units	Susser Common Stock	Equivalent Susser Value per Share (Assuming Unit Election)	Equivalent Susser Value per Share (Assuming Standard Mix of Consideration)
April 25, 2014	$55.80	$57.03	$80.94	$80.60
June 2, 2014	$56.59	$79.46	$82.09	$81.17

The tables below set forth, for the calendar quarters indicated, the high and low intraday sale prices per ETP common unit and per share of Susser common stock on the NYSE. The tables also show the amount of cash distributions and cash dividends declared per ETP common unit and per share of Susser common stock for the calendar quarters indicated. The information in the table below is historical only. ETP and Susser urge Susser stockholders to obtain current market quotations for ETP common units and Susser common stock.

	ETP Common Units			Susser Common Stock
(in dollars)	High	Low	Cash Distributions Declared	High	Low	Cash Dividends Declared
Fiscal Year Ending December 31, 2014 and December 28, 2014
First Quarter	$57.00	$52.49	$0.935	$68.71	$57.26	$—
Fiscal Year Ended December 31, 2013 and December 29, 2013
Fourth Quarter	57.31	50.60	0.92	66.69	49.76	—
Third Quarter	53.47	49.40	0.905	55.38	44.32	—
Second Quarter	53.00	45.16	0.89375	56.95	45.77	—
First Quarter	50.71	43.67	0.89375	51.41	34.03	—
Fiscal Year Ended December 31, 2012 and December 30, 2012
Fourth Quarter	45.00	40.19	0.89375	37.96	33.04	—
Third Quarter	46.00	41.35	0.89375	39.77	33.73	—
Second Quarter	51.00	41.15	0.89375	37.48	25.13	—
First Quarter	50.12	45.75	0.89375	27.99	21.50	—

RISK FACTORS

In addition to the other information included and incorporated by reference into this document, including the matters addressed in the section titled “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for the adoption of the merger agreement and before making your merger consideration election. In addition, you should read and consider the risks associated with each of the businesses of ETP and Susser. These risks can be found in ETP’s and Susser’s respective Annual Reports on Form 10-K for the year ended December 31, 2013 and December 29, 2013, respectively, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this document. For further information regarding the documents incorporated into this document by reference, please see the section titled “Where You Can Find More Information.”

Risks Factors Related to the Merger

Because the market price of ETP common units will fluctuate, Susser stockholders receiving ETP common units cannot be sure of the market value of ETP common units that they will receive in the merger.

At the time the merger is completed, Susser stockholders will receive, for each share of Susser common stock they own as of immediately prior to the merger, a combination of $40.125 in cash and 0.7253 of an ETP common unit. Instead of receiving this standard mix of consideration, Susser stockholders will have an opportunity to make either a cash election to receive $80.25 in cash (subject to proration), or a unit election to receive 1.4506 ETP common units (subject to proration), for each share of Susser common stock they own as of immediately prior to the merger. At the time that Susser stockholders make their election in respect of the merger consideration to be paid to them (and at the time they cast their votes regarding approval of the merger agreement and the merger), Susser stockholders will not know the actual market value of the ETP common units that they will receive when the merger is finally completed. The actual market value of the ETP common units, when received by Susser stockholders, will depend on the market value of those units on that date. Accordingly, Susser stockholders receiving ETP common units in the merger may receive aggregate consideration that may be worth more or less than the $80.25 per share available to those making a cash election, subject to pro ration. These fluctuations in the market value of ETP common units may be caused by changes in the businesses, operations, results and prospects of both ETP and Susser, market expectations of the likelihood that the merger will be completed and the timing of the completion, general market and economic conditions or other factors. Susser stockholders are urged to obtain current market quotations for ETP common units when they make their election.

Susser stockholders who make a cash election or unit election may receive a form or combination of consideration different from what they elect.

Instead of receiving the standard mix of consideration, Susser stockholders will have an opportunity to make either a cash election to receive $80.25 in cash, or a unit election to receive 1.4506 ETP common units, for each share of Susser common stock they own as of immediately prior to the merger. The cash and unit elections, however, will be subject to proration to ensure that the total amount of cash paid and the total number of ETP common units issued in the merger to Susser stockholders as a whole are equal to the total amount of cash and number of ETP common units that would have been paid and issued if all Susser stockholders received the standard mix of consideration. Accordingly, depending on the elections made by other Susser stockholders, if a Susser stockholder makes a unit election, such stockholder may receive a portion of consideration in the form of cash. Similarly, if a Susser stockholder makes a cash election, such stockholder may receive a portion of consideration in the form of ETP common units. Susser stockholders who elect to receive the standard mix of consideration will not be subject to proration and will receive a combination of $40.125 in cash and 0.7253 of an ETP common unit for each share of Susser common stock for which such an election has been made. If a Susser stockholder does not submit a properly completed and signed election form to the exchange agent by the election deadline and has not properly demanded appraisal in accordance with the DGCL, then such stockholder will be deemed to have elected to receive the standard mix of consideration consisting of $40.125 in cash and 0.7253 of an ETP common unit.

If you tender shares of Susser common stock to make an election, you will not be able to sell those shares unless you revoke your election prior to the election deadline.

If you are a Susser stockholder and want to make a cash or unit election, you must deliver your stock certificates and a properly completed and signed election form to the exchange agent. The deadline for doing this is 5:00 p.m., New York time, on the 20th day following the date on which the election form is mailed (or such other later date as ETP and Susser agree). You will not be able to sell any shares of Susser common stock that you have delivered unless you revoke your election before the deadline by providing written notice to the exchange agent. If you do not revoke your election, you will not be able to liquidate your investment in Susser common stock for any reason until you receive cash or ETP common units pursuant to the merger. In the time between delivery of your shares and the closing of the merger, the market price of Susser common stock or ETP common units may decrease, and you might otherwise want to sell your shares of Susser to gain access to cash, make other investments, or reduce the potential for a decrease in the value of your investment.

The merger is subject to various closing conditions, and any delay in completing the merger may reduce or eliminate the benefits expected and delay the payment of the merger consideration to stockholders.

The merger is subject to the satisfaction of a number of other conditions beyond the parties’ control that may prevent, delay or otherwise materially adversely affect the completion of the transaction. These conditions include, among other things, Susser stockholder approval and the receipt of clearance from U.S. antitrust authorities. Susser and ETP cannot predict with certainty whether and when any of these conditions will be satisfied. Any delay in completing the merger could cause the combined company not to realize, or delay the realization, of some or all of the benefits that the companies expect to achieve from the transaction. In such context, the date of which Susser stockholders shall receive the merger consideration is also uncertain.

Certain executive officers and directors of Susser have interests in the merger that are different from, or in addition to, the interests of Susser stockholders generally, which could have influenced their decision to support or approve the merger.

Certain executive officers and directors of Susser are parties to agreements or participants in other arrangements that give them interests in the merger that may be different from, or be in addition to, your interests as a stockholder of Susser. You should consider these interests in voting on the merger. These different interests are described under “Proposal 1: The Merger—Interests of Susser’s Directors and Executive Officers in the Merger.”

The merger agreement limits Susser’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that make it more difficult for Susser to sell its business to a party other than ETP. These provisions include the general prohibition on Susser soliciting any acquisition proposal (as defined in the section titled “The Merger Agreement—Non-Solicitation by Susser”) or offer for a competing transaction from a third party, and the requirement that Susser pay ETP a breakup fee of $68 million or up to $10 million of ETP’s expenses if the merger agreement is terminated in specified circumstances, including in the event Susser terminates the merger agreement in response to an acquisition proposal from a third party it determines constitutes a superior offer (as defined in the section titled “The Merger Agreement—Non-Solicitation by Susser”). In addition, even if the Susser board of directors receives a superior offer, it must, prior to accepting any offer from a competing bidder, provide ETP with the opportunity to amend the merger agreement such that the third-party offer no longer constitutes a superior offer. See “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Breakup Fee and ETP Expenses.”

The foregoing may discourage a third party that might have an interest in acquiring all or a significant part of Susser from considering or proposing an acquisition, even if that party were prepared to pay consideration with a higher per share value than the current proposed merger consideration. Furthermore, the breakup fee and the ETP expense reimbursement provisions may result in a potential competing acquiror proposing to pay a lower per share price to acquire Susser than it might otherwise have proposed to pay.

A different set of factors and conditions affect ETP common units and could have a negative impact on the unit price.

Upon completion of the merger, Susser stockholders who receive ETP common units will become equityholders in ETP. The businesses of ETP and the other companies it has acquired and may acquire in the future are different in many respects from those of Susser. There is a risk that various factors, conditions and developments which would not affect the price of Susser’s common stock could negatively affect the price of ETP common units. Please see the section titled “Cautionary Statement Regarding Forward-Looking Statements” for a summary of some of the key factors that might affect ETP and the prices at which ETP common units may trade from time to time. Susser stockholders are also urged to read carefully the risk factors included in ETP’s Annual Report on Form 10-K for the year ended December 31, 2013 and any subsequent Quarterly Reports on Form 10-Q, which are or will be incorporated by reference into this document.

Pending litigation against ETP and Susser challenging the merger could result in an injunction preventing completion of the merger, and any injunctive relief or adverse judgment for monetary damages could prevent the merger from occurring or could have a material adverse effect on the combined company’s business, financial condition or results of operations following the merger.

In connection with the merger, purported stockholders of Susser have filed several class action lawsuits against Susser, members of the board of directors of Susser, ETP, ETP GP, Merger Sub, HHI, and ETE in the Delaware Court of Chancery. Plaintiffs generally allege breach of fiduciary duties in connection with the merger transactions, and aiding and abetting arising out of the defendants’ pursuit of the merger at an unfair price and by way of an unfair process. Among other remedies, the plaintiffs seek to enjoin defendants from proceeding with or consummating the merger and, to the extent that the merger is implemented before relief is granted, plaintiffs seek to have the merger rescinded. Additional lawsuits may be filed against ETP and/or Susser challenging the merger. One of the conditions to the completion of the merger is that no injunction of any court or tribunal of competent jurisdiction shall be in effect that enjoins the consummation of the merger. A preliminary injunction could delay or jeopardize the completion of the merger and result in substantial costs to ETP and Susser, including any costs associated with the indemnification of directors. An adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the merger, and an adverse judgment for rescission or for monetary damages could have a material adverse effect on the combined company’s business, financial condition or results of operations following the merger. See the section titled “Proposal 1: The Merger—Litigation Related to the Merger.”

Susser stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management, which has contractually-limited fiduciary duties to the unitholders of ETP.

Susser stockholders currently have the right to vote in the election of the Susser board of directors and other matters affecting Susser. When the merger occurs, each Susser stockholder that receives ETP common units will become a unitholder of ETP with a percentage ownership of the combined organization that is much smaller than such stockholder’s percentage ownership of Susser. ETP unitholders are not entitled to elect the directors of ETP’s general partner. In addition, ETP unitholders have only limited voting rights on matters affecting ETP’s business and, therefore, limited ability to influence management’s decisions regarding Susser’s business. Because of this, Susser stockholders will have less influence on the management and policies of ETP than they have now on the management and policies of Susser.

In addition, unitholders of ETP did not elect its general partner and have no right to elect its general partner on an annual or other continuing basis. Although ETP GP has a contractually-limited fiduciary duty to the unitholders of ETP, the directors of ETP GP LLC have a fiduciary duty to manage ETP GP and ETP GP LLC in a manner beneficial to the owners of those entities, primarily ETE.

Furthermore, if ETP unitholders are dissatisfied with the performance of ETP GP, they may be unable to remove ETP GP as general partner. Under the terms of ETP’s partnership agreement, its general partner generally may not be removed except upon the vote of the holders of 66 2/3% of the outstanding units voting together as a single class, including units owned by the general partner and its affiliates. As of May 2, 2014, ETE and its affiliates held approximately 9.7% of ETP’s outstanding common units, with an additional approximate 0.2% held by ETP’s officers and directors.

ETP common units to be received by Susser stockholders as a result of the merger will have different rights from Susser common stock.

Following completion of the merger, Susser stockholders who receive all or a portion of their merger consideration in ETP common units will no longer hold shares of Susser common stock, but will instead be unitholders of ETP. There are important differences between the rights of Susser stockholders and the rights of ETP unitholders. See “Comparison of Rights of Susser Stockholders and ETP Unitholders” for a discussion of the different rights associated with Susser common stock and ETP common units.

If the merger agreement is terminated, under certain circumstances, Susser may be obligated to reimburse ETP for costs incurred related to the merger or pay a breakup fee to ETP. These costs could require Susser to seek loans or use Susser’s available cash that would have otherwise been available for operations, dividends or other general corporate purposes.

In certain circumstances, Susser would be responsible for reimbursing ETP for up to $10 million in expenses related to the transaction or may be obligated to pay a breakup fee to ETP of $68 million. If the merger agreement is terminated, the breakup fee required to be paid, if any, by Susser under the merger agreement may require Susser to seek loans or borrow amounts to enable it to pay these amounts to ETP. In either case, payment of these amounts would reduce the cash Susser has available for operations, dividends or other general corporate purposes. See “The Merger Agreement—Breakup Fee and ETP Expenses.”

The failure to successfully combine the businesses of ETP and Susser in the expected time frame may adversely affect ETP’s future results, which may adversely affect the value of the ETP common units that Susser stockholders would receive in the merger.

The success of the merger will depend, in part, on the ability of ETP to realize the anticipated benefits from combining the businesses of ETP and Susser, including those ETP expects to result from segregating its retail and wholesale fuels businesses from its other transportation and midstream businesses over time, through a contemplated series of transfers of its retail and wholesale fuels business to Susser MLP. To realize these anticipated benefits, ETP’s and Susser’s businesses must be successfully combined and to realize the benefits related to any drop downs, those transactions must be successfully negotiated, approved and implemented. If the combined company is not able to achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual integration may result in additional and unforeseen expenses, which could reduce the anticipated benefits of the merger.

ETP and Susser, including their respective subsidiaries, have operated and, until the completion of the merger, will continue to operate independently. It is possible that the integration process could result in the loss of key employees, as well as the disruption of each company’s ongoing businesses or inconsistencies in their standards, controls, procedures and policies. Any or all of those occurrences could adversely affect the combined company’s ability to maintain relationships with customers and employees after the merger or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of ETP and Susser.

The pendency of the merger could materially adversely affect the future business and operations of Susser or result in a loss of Susser employees.

In connection with the pending merger, it is possible that some customers, suppliers and other persons with whom Susser has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationship with Susser as a result of the merger, which could negatively impact revenues, earnings and cash flows of Susser, as well as the market price of shares of Susser common stock, regardless of whether the merger is completed. Similarly, current and prospective employees of Susser may experience uncertainty about their future roles with ETP and Susser following the completion of the merger, which may materially adversely affect the ability of Susser to attract and retain key employees.

Failure to complete the merger could negatively affect the stock price of Susser and its future businesses and financial results.

If the merger is not completed, the ongoing business of Susser may be adversely affected and Susser will be subject to several risks and consequences, including the following:

•	under the merger agreement, Susser may be required, under certain circumstances, to pay ETP a breakup fee of $68 million or ETP’s expenses up to $10 million;

•	Susser will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;

•	under the merger agreement, Susser is subject to certain restrictions on the conduct of its business prior to completing the merger which may adversely affect its ability to execute certain of its business strategies; and

•	matters relating to the merger may require substantial commitments of time and resources by Susser management, which could otherwise have been devoted to other opportunities that may have been beneficial to Susser as an independent company.

In addition, if the merger is not completed, Susser may experience negative reactions from the financial markets and from its customers and employees. Susser also could be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against Susser to attempt to force it to perform its obligations under the merger agreement.

Tax Risks Related to the Merger

Your exchange of Susser common stock for ETP common units may be taxable in certain circumstances.

In general, the exchange by a Susser stockholder of Susser common stock for ETP common units is expected to qualify as an exchange to which Section 721(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Internal Revenue Code”) applies, i.e., a transaction in which no gain or loss is recognized for U.S. federal income tax purposes. However, under certain circumstances, a Susser stockholder may recognize gain upon such exchange or upon the occurrence of certain subsequent events or transactions undertaken by ETP.

Specifically, the exchange of Susser common stock for ETP common units pursuant to the merger will not qualify as a transaction in which no gain or loss is recognized for U.S. federal income tax purposes if, immediately after the merger ETP were characterized, for U.S. federal income tax purposes, as (1) a partnership which would be treated as an “investment company” if the partnership were incorporated, or (2) a publicly traded partnership treated as a corporation. It is a condition to Susser’s obligation to effect the merger that (1) Susser receive an opinion from its counsel, Gibson, Dunn & Crutcher LLP (which we refer to as “Gibson Dunn”), to the effect that, for U.S. federal income tax purposes, the exchange of shares of Susser common stock for ETP common units pursuant to the merger should qualify as an exchange to which Section 721(a) of the Internal Revenue Code applies (which opinion may rely on the opinions described in clauses (2) and (3) below), (2) ETP receive an opinion from its special tax counsel, Bingham McCutchen LLP, to the effect that ETP should not be treated as an “investment company” under applicable provisions of the Internal Revenue Code, and (3) ETP receive an opinion from its counsel, Vinson & Elkins L.L.P., to the effect that for U.S. federal income tax purposes, at least 90% of ETP’s gross income for the most recent four complete calendar quarters ending before the effective time of the merger for which necessary financial information is available constitutes “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code and that ETP is treated as a partnership for U.S. federal income tax purposes pursuant to Section 7704(c) of the Internal Revenue Code. However, the Internal Revenue Service (which we refer to as the “IRS”) is not bound by any of these opinions and may disagree with their conclusions. For a more detailed discussion, please see “Material U.S. Federal Income Tax Considerations.”

In addition, as described below under “Tax Risks Related to the Ownership and Disposition of ETP Common Units Received in the Merger,” a Susser stockholder could be required to recognize part or all of the “built-in gain” in his shares of Susser common stock exchanged for ETP common units in the merger upon the occurrence of certain subsequent events or transactions undertaken by ETP.

Tax Risks Related to the Ownership and Disposition of ETP Common Units Received in the Merger

ETP may engage in transactions that cause you to be subject to taxation in a manner different from that applicable to other holders of ETP common units.

A former Susser stockholder could be required to recognize part or all of the “built-in gain” in his shares of Susser common stock exchanged for ETP common units pursuant to the merger if ETP (1) sells or otherwise disposes of, or is considered to sell or otherwise to dispose of, in a taxable transaction at any time following the merger, such shares of Susser common stock or interests in any entity to which such Susser common stock was contributed, (2) distributes such shares of Susser common stock acquired from such Susser stockholder, or interests in an entity to which such Susser common stock was contributed, to another ETP unitholder within seven years following the merger, (3) distributes any property (other than money or shares of Susser common stock acquired from such Susser stockholder) to such former Susser stockholder who became a ETP unitholder as a result of the merger within seven years of the merger, or (4) makes any distribution (other than an “operating cash flow distribution”) to such former Susser stockholder within two years following the merger. For a more detailed discussion, please see “Material U.S. Federal Income Tax Considerations.”

Other Risk Factors of ETP and Susser

In addition to the risks described above, ETP and Susser are, and will continue to be, subject to the risks described in ETP’s and Susser’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2013 and December 29, 2013, respectively, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” for the location of information incorporated by reference in this proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document includes “forward-looking statements” about ETP and Susser that are subject to risks and uncertainties. All statements other than statements of historical or current facts included in this document are forward-looking statements. Statements using words such as “anticipate,” “believe,” “intend,” “project,” “plan,” “expect,” “continue,” “estimate,” “goal,” “forecast,” “may,” “will,” or similar expressions help identify forward-looking statements.

Except for their respective obligations to disclose material information under U.S. federal securities laws, neither ETP nor Susser undertakes any obligation to release publicly any revisions to any forward-looking statements, to report events or circumstances after the date of this document, or to report the occurrence of unanticipated events.

Forward-looking statements involve a number of risks and uncertainties, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

•	the matters described in the section titled “Risk Factors;”

•	cyclical or other downturns in demand;

•	adverse changes in economic or industry conditions;

•	changes in the securities and capital markets;

•	changes affecting customers or suppliers;

•	changes in laws or regulations, third-party relations and approvals, and decisions of courts, regulators and/or governmental bodies;

•	effects of competition;

•	developments in and losses resulting from claims and litigation;

•	changes in operating conditions and costs;

•	the extent of ETP’s or Susser’s ability to achieve their respective operational and financial goals and initiatives and to effectuate any future strategic transactions currently contemplated by ETP; and

•	ETP’s continued taxation as a partnership and not as a corporation.

In addition, the acquisition of Susser by ETP is subject to the satisfaction of the conditions to the completion of the merger and the absence of events that could give rise to the termination of the merger agreement, the possibility that the merger does not close, risks that the proposed acquisition disrupts current plans and operations and business relationships or poses difficulties in attracting or retaining employees, the possibility that the costs or difficulties related to the integration of the two companies will be greater than expected and the possibility that the anticipated benefits from the merger cannot or will not be fully realized.

All written and oral forward-looking statements attributable to ETP or Susser or persons acting on behalf of ETP or Susser are expressly qualified in their entirety by such factors. For additional information with respect to these factors, please see the section entitled “Where You Can Find More Information.”

INFORMATION ABOUT THE COMPANIES

Energy Transfer Partners, L.P.

ETP, a Delaware limited partnership, is one of the largest publicly traded master limited partnerships in the United States in terms of equity market capitalization (approximately $17.84 billion as of May 2, 2014). ETP is managed by its general partner, ETP GP, and ETP GP is managed by its general partner, ETP LLC, which is owned by ETE, another publicly traded master limited partnership. ETP LLC is ultimately responsible for the business and operations of ETP GP and conducts ETP’s business and operations, and the board of directors and officers of ETP LLC make decisions on ETP’s behalf.

The activities in which ETP is engaged, all of which are in the United States, and the wholly owned operating subsidiaries through which ETP conducts those activities are as follows:

•	natural gas operations, including the following:

•	natural gas midstream and intrastate transportation and storage through La Grange Acquisition, L.P.; and

•	interstate natural gas transportation and storage through Energy Transfer Interstate Holdings, LLC (which we refer to as “ET Interstate”) and PEPL. ET Interstate is the parent company of Transwestern Pipeline Company, LLC, ETC Fayetteville Express Pipeline, LLC, ETC Tiger Pipeline, LLC and CrossCountry Energy, LLC. PEPL is the parent company of Trunkline Gas Company, LLC and Sea Robin Pipeline Company, LLC;

•	natural gas liquids (“NGL”) transportation, storage and fractionation services primarily through Lone Star NGL LLC;

•	refined product and crude oil operations, including the following:

•	refined product and crude oil transportation through Sunoco Logistics; and

•	retail marketing of gasoline and middle distillates through Sunoco and Mid-Atlantic Convenience Stores, LLC.

ETP’s executive offices are located at 3738 Oak Lawn Avenue, Dallas, Texas 75219. Its telephone number is (214) 981-0700.

Susser Holdings Corporation

Susser, a Delaware corporation, is a leading operator of convenience stores in Texas based on store count and one of the largest distributors of motor fuel by volume in Texas. Susser’s operations include retail convenience stores and wholesale motor fuel distribution. For the fiscal year ended December 29, 2013, Susser purchased 1.6 billion gallons of branded and unbranded motor fuel directly from refiners for distribution to its Stripes® convenience stores, contracted independent operators of convenience stores, independently operated consignment locations, unbranded convenience stores and other commercial users. Susser’s operations as of March 30, 2014 include the following:

•	retail segment, consisting of 629 convenience stores in Texas, New Mexico and Oklahoma, offering merchandise, food service, motor fuel and other services; and

•	wholesale segment, consisting primarily of the fuel distribution operations conducted through Susser MLP, which purchases branded and unbranded motor fuel from refiners and distributes it to: (1) Susser’s Stripes® branded retail convenience stores; (2) over 517 convenience stores and retail fuel outlets operated by independent operators, who have long-term distribution agreements with Susser MLP; (3) 99 other independently operated consignment locations where Susser sells motor fuel to retail customers; and (4) approximately 1,900 other commercial customers, including unbranded convenience stores, other fuel distributors, school districts and municipalities and other industrial customers.

Susser also owns 50.2% of Susser MLP’s limited partner interests in a combination of common and subordinated units, the general partner of Susser MLP and all of Susser MLP’s incentive distribution rights, which entitle Susser to specified increasing percentages of cash distributions as Susser MLP’s per-unit cash distributions increase. Susser MLP engages in the fee-based wholesale distribution of motor fuels to Susser and third parties. For the year ended December 31, 2013, Susser MLP distributed 1.1 billion gallons of motor fuel to Stripes® convenience stores and Susser consignment locations and 517.8 million gallons of motor fuel to other third-party customers. Susser believes Susser MLP is one of the largest independent motor fuel distributors by gallons in Texas, and among the largest distributors of Valero and Chevron branded motor fuel in the United States.

Susser’s principal executive offices are located at 4525 Ayers Street, Corpus Christi, Texas 78415, and its telephone number is (361) 884-2463.

Drive Acquisition Corporation

Merger Sub, a Delaware corporation, is a subsidiary of ETP that was formed solely in contemplation of the transactions, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than as set forth in the merger agreement. Other than as set forth in this document, Merger Sub has not incurred any obligations, engaged in any business activities or entered into any agreements or arrangements with any third parties other than the merger agreement. Merger Sub’s principal executive offices are located at 3738 Oak Lawn Avenue, Dallas, Texas 75219, and its telephone number is (214) 981-0700.

Heritage Holdings, Inc.

HHI, a Delaware corporation, is a wholly owned subsidiary of Holdco. HHI directly owns 50% of the equity interests in Sunoco and indirectly owns 100% of the equity interests in PEPL. At the effective time of the merger, HHI will directly own 50% of the equity interests in Susser. Please see “Proposal 1: The Merger—Post-Closing Transactions and Structure” for more information. HHI’s principal executive offices are located at 3738 Oak Lawn Avenue, Dallas, Texas 75219, and its telephone number is (214) 981-0700.

Energy Transfer Equity, L.P.

ETE, a publicly traded Delaware limited partnership, is the indirect owner of 100% of the general partner interests and incentive distribution rights of ETP and the direct and indirect owner of 9.7% and 100% of the outstanding ETP common units and ETP Class H units, respectively. ETE’s principal sources of cash flow are derived from its direct and indirect investments in the limited partner and general partner interests in ETP and Regency Energy Partners LP, both of which are publicly traded limited partnerships engaged in diversified energy-related services. ETE’s principal executive offices are located at 3738 Oak Lawn Avenue, Dallas, Texas 75219, and its telephone number is (214) 981-0700.

Energy Transfer Partners GP, L.P.

ETP GP, a Delaware limited partnership, is the general partner of ETP. The principal business of ETP GP is to serve as the general partner of ETP.

SPECIAL MEETING OF SUSSER STOCKHOLDERS

This section contains information about the special meeting of Susser stockholders that has been called, among other reasons, to adopt the merger agreement, and to approve, on an advisory (non-binding) basis, specified compensation that may be received by Susser’s named executive officers in connection with the merger. This document is being furnished to Susser stockholders in connection with the solicitation of proxies by the Susser board of directors to be used at the special meeting. Susser is first mailing this document and enclosed proxy card on or about                      , 2014.

Date, Time and Place of the Special Meeting

A special meeting of Susser stockholders will be held at             on                     , 2014, starting at             , local time (unless it is adjourned or postponed to a later date).

Admission to the Special Meeting

Only stockholders of record or their duly authorized proxies have the right to attend the special meeting or any postponement or adjournment thereof. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your shares of Susser common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of Susser common stock and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Purpose of the Special Meeting

1. To consider and vote upon a proposal to adopt the merger agreement;

2. To consider and cast an advisory (non-binding) vote on specified compensation that may be received by Susser’s named executive officers in connection with the merger; and

3. To consider and vote upon any adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt the merger agreement.

Recommendation of the Susser Board of Directors

The Susser board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are in the best interests of Susser and its stockholders, and recommends that the Susser stockholders vote to adopt the merger agreement. In addition, the Susser board of directors recommends that the Susser stockholders vote to approve, on an advisory (non-binding) basis, specified compensation that may be received by Susser’s named executive officers in connection with the merger and to approve any adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt the merger agreement.

Susser stockholders should carefully read this document in its entirety for more detailed information concerning the merger agreement. In particular, Susser stockholders are directed to the merger agreement, which is attached hereto as Annex A.

Record Date; Stockholders Entitled to Vote; Outstanding Shares Held

The Susser board of directors has designated the close of business on                     , 2014 as the “record date” that will determine the stockholders who are entitled to receive notice of, and to vote at, the special meeting or at any adjournment or postponement of the special meeting. Only holders of record at the close of business on

the record date are entitled to vote at the special meeting. At the close of business on the record date, there were             shares of common stock outstanding, held by approximately             holders of record. Each holder of Susser shares is entitled to one vote per share of common stock held.

Quorum

A majority of the shares of Susser common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Shares of Susser common stock represented at the special meeting but not voted, including shares of Susser common stock for which a stockholder directs an “abstention” from voting, as well as “broker non-votes,” if any, will be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. Once a share of Susser common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting, unless a new record date is required to be established. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned.

Abstentions

Abstentions are counted as a vote AGAINST the merger agreement proposal, the adjournment proposal or the advisory say-on-compensation proposal. Abstentions are counted as shares present and entitled to be voted for the purposes of determining whether a quorum is present.

Broker Non-Votes

Under the rules of the NYSE, banks, brokerage firms or other nominees holding shares of record may vote those shares in their discretion on certain routine proposals when they do not receive timely voting instructions from the beneficial holders. A “broker non-vote” occurs under these NYSE rules when a bank, brokerage firm or other nominee holding shares of record is not permitted to vote on a non-routine matter without instructions from the beneficial owner of the shares and no instruction is given.

In accordance with these NYSE rules, banks, brokers and other nominees who hold shares of Susser common stock in “street name” for their customers, but do not have discretionary authority to vote the shares, may not exercise their voting discretion with respect to the adoption of the merger agreement proposal, the adjournment proposal or the advisory say-on-compensation proposal. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to the adoption of the merger agreement proposal, the advisory say-on-compensation proposal or the adjournment proposal. For shares of Susser common stock held in “street name,” only shares of Susser common stock affirmatively voted “FOR” the adoption of the merger agreement proposal, the adjournment proposal or the advisory say-on-compensation proposal will be counted as affirmative votes therefor. Broker non-votes will have the same effect as a vote “AGAINST” the adoption of the merger agreement proposal, broker non-votes will have no effect on the approval of the adjournment proposal and broker non-votes will not be voted on the advisory say-on-compensation proposal, but, assuming a quorum is present, this will not have an effect on the advisory say-on-compensation proposal.

Required Vote

The merger agreement proposal must be adopted by the affirmative vote of the holders of a majority of all outstanding shares of Susser common stock entitled to vote thereon. Failures to vote, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger agreement proposal.

Approval of the advisory say-on-compensation proposal requires the affirmative vote of holders of a majority of those shares of Susser common stock present in person or by proxy at the special meeting and entitled to vote thereon. The vote to approve specified compensation is not a condition to completion of the merger. The vote of Susser stockholders on specified compensation that may be received by Susser’s named executive officers in connection with the merger is advisory in nature and will not be binding on ETP or Susser. Accordingly, regardless of the outcome of the advisory vote, if the merger is approved and completed, specified compensation may be paid. Abstentions will have the same effect as a vote “AGAINST” the advisory say-on-compensation proposal, while failures to vote and broker non-votes will have no effect on the outcome of the advisory vote.

Any adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt the merger agreement requires the affirmative vote of holders of a majority of those shares of Susser common stock present or represented at the special meeting in person or by proxy at the special meeting and entitled to vote thereon. Unless the Susser board of directors fixes a new record date for the adjourned special meeting or law otherwise requires, no notice of the adjourned special meeting will be required so long as (i) the time and place to which the special meeting is adjourned are announced at the original special meeting and (ii) at the adjourned special meeting only such business is transacted as might have been transacted at the original special meeting. Abstentions will have the same effect as a vote “AGAINST” a proposal to adjourn the special meeting, while failures to vote and broker non-votes will have no effect on the outcome of the vote.

Shares Beneficially Owned by Directors and Executive Officers

The members of the Susser board of directors and executive officers of Susser beneficially owned an aggregate of 3,217,182 shares of Susser common stock as of May 16, 2014. These shares represent in total 14.7% of the total voting power of Susser’s voting securities.

Proxies

You may vote in person by ballot at the special meeting or by submitting a proxy. Please submit your proxy even if you plan to attend the special meeting. If you attend the special meeting, you may vote by ballot, thereby canceling any proxy previously given.

Voting instructions are included on your proxy card. If you properly give your proxy and submit it to Susser in time for it to be voted, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposals or abstain from voting.

Shares Held in Street Name

If you hold Susser shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your Susser shares or when granting or revoking a proxy.

Absent specific instructions from you, your broker is not empowered to vote your Susser shares. The shares not voted because brokers lack power to vote them without instructions are also known as “broker non-votes,” as described above.

How to Submit Your Proxy

Voting by Telephone. You can vote by calling the toll-free number printed on the proxy card or, if you are a beneficial owner, in accordance with any telephonic voting instructions provided to you by the record holder, as applicable. Telephone voting is available 24 hours a day and will be accessible until                  Central Time on                     , 2014.

Voting by Internet. You can vote electronically in accordance with the instructions on the proxy card or, if you are a beneficial owner, in accordance with any electronic voting instructions provided to you by the record holder, as applicable. Internet voting is available 24 hours a day and will be accessible until                  Central Time on                     , 2014.

Voting by Proxy Card. If you are a record holder and received a proxy card, you can vote by completing and returning your signed proxy card. To vote using your proxy card, please mark, date and sign the card and return it by mail in the accompanying postage-paid envelope. If you vote by telephone or by Internet, you should not return a proxy card unless you wish to change your vote.

Voting in Person. You can vote in person at the special meeting if you are a record owner of the shares to be voted. You can also vote in person at the special meeting if you present a properly signed proxy that authorizes you to vote shares on behalf of the record owner.

Revoking Your Proxy

You may change your vote at any time prior to the vote at the special meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to the Corporate Secretary prior to your shares being voted, or by attending the special meeting and voting in person. Attendance at the special meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the special meeting and voting in person.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Susser’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Proxy Solicitation

ETP and Susser will each bear their own costs related to the merger and the retention of any information agent or other service provider in connection with the merger, except for the expenses incurred in connection with the filing, printing and mailing of this document which will be shared equally. This proxy solicitation is being made by Susser on behalf of the Susser board of directors. Susser has hired Georgeson, Inc. to assist in the solicitation of proxies. In addition to this mailing, proxies may be solicited by directors, officers or employees of Susser or its affiliates in person or by telephone or electronic transmission. None of the directors, officers or employees will be directly compensated for such services.

PROPOSAL 1: THE MERGER

Background of the Merger

Susser’s management and board of directors have regularly reviewed Susser’s financial position and results of operations, as well as potentially available options to create value for Susser’s stockholders. These reviews have included consideration, from time to time, of Susser’s strategic plans, the potential benefits of such plans and the risks in implementing such plans. Similarly, Susser’s management periodically explores and evaluates, and discusses with the Susser board of directors, various strategic alternatives potentially available to Susser, including strategic acquisitions, financing structures and divestitures and other potential transactions.

In early 2013, following ETP’s acquisition of Sunoco, and after reading comments from ETP management regarding a desire to simplify ETP’s overall structure and plan to evaluate Sunoco’s retail business, Sam L.

Susser, then President and CEO, and now CEO and Chairman of the board of directors, of Susser, called John D. Harkey, a long-time personal friend of Mr. Susser’s who at the time was a member of the board of directors of ETE, to inquire as to whether ETP might have an interest in selling Sunoco Inc.’s retail operations. After a few conversations among members of senior management of Susser and ETP regarding Susser’s interest, ETP management informed Susser that ETP was not interested in selling those operations.

In the Fall of 2013, Robert W. Owens, the President and CEO of Sunoco’s retail operations, called Mr. Susser and indicated that he had heard that Susser was considering a sale of the company. Mr. Susser informed Mr. Owens that Susser was not for sale. Later in the Fall of 2013, Mr. Harkey called Mr. Susser and indicated that he believed ETP might have an interest in acquiring Susser.

At a meeting in November 2013, Mr. Harkey and Mr. Susser discussed ETP’s interest and ETP’s view of the operational logic of a potential combination of Sunoco and Susser. Mr. Susser indicated that Susser was not considering a sale of the company and was aggressively executing its own plan for growth, both organically and through acquisitions, but that the Susser board of directors, in the exercise of its fiduciary duties, would consider any serious offer that was truly compelling from a stockholder value perspective.

In mid-January 2014, Mr. Harkey again called Mr. Susser and told Mr. Susser that he believed ETP had a serious interest in exploring the possibility of an acquisition of Susser. He invited Mr. Susser to come to Dallas to meet with Kelcy L. Warren, the Chief Executive Officer and Chairman of the board of directors of ETP and Chairman of the board of directors of ETE, as well as other senior management of ETP and ETE. On January 21, 2014, Mr. Susser and E.V. Bonner, Jr., Susser’s Executive Vice President and General Counsel, traveled to Dallas and met with Mr. Warren and Mr. Harkey, as well as with Jamie Welch, the Group Chief Financial Officer and Head of Business Development for the Energy Transfer family of companies, and Thomas P. Mason, Senior Vice President and General Counsel of ETP. At the meeting, ETP representatives expressed an interest in moving forward with discussion of a potential transaction on a highly confidential and expedited basis, with a view toward executing a definitive agreement within two to three weeks of agreeing upon a transaction framework. ETP management also indicated ETP would not participate in a process with multiple bidders. Mr. Susser expressed concerns regarding the competitive risks to Susser’s business and the potential negative impact on employee morale if the existence of discussions was made public, indicated that any transaction would need to be negotiated both rapidly and discreetly and requested that ETP and ETE limit their transaction working group to a very small number of key management personnel. Mr. Susser and Mr. Bonner discussed certain publicly available Susser information with ETP representatives. Mr. Susser emphasized that he did not believe that the Susser board of directors would be willing to provide ETP with any confidential information unless ETP provided a written indication of interest at a value that the Susser board of directors considered to be highly attractive.

On January 24, 2014, Mr. Susser and Mr. Bonner participated in a call with Mr. Welch in which they discussed certain additional publicly-available Susser information. A few days later, Mr. Harkey called Mr. Susser and indicated that ETP would be interested in engaging in discussions with Susser on an exclusive basis to try to reach agreement on an acquisition of Susser by ETP for consideration in the $75-$80 per share range. Mr. Susser indicated to Mr. Harkey that he could not recommend to the Susser board of directors that Susser consider a transaction in that price range but that the board might consider a higher offer. A few days later, Mr. Harkey called Mr. Susser and indicated that Susser could expect a written indication of interest from ETP in the coming days with an offer range in excess of $80 per share. Shortly thereafter, Mr. Susser informed Bruce Krysiak, Susser’s lead independent director, of ETP’s interest and the meetings and discussions that had taken place with ETP management, and noted that he intended to brief the entire Susser board on these developments at a meeting to occur on January 29, 2014.

On January 29, 2014, the board of directors of Susser held a meeting at which Mr. Susser informed the board of the meeting with ETP management in Dallas and the subsequent communications from ETP. The directors discussed the potential engagement of a financial advisor in the event Susser did receive an offer with a range in excess of $80 per share and concluded that BofA Merrill Lynch would be engaged if such a revised offer was received, subject to review of any material relationships that could present a conflict of interest. On January 31, 2014, ETP delivered to Susser a letter setting forth ETP’s non-binding proposal to acquire Susser for consideration in the range of $80 to $82 per share of Susser common stock, consisting of 50% cash and 50% ETP common units. Mr. Susser forwarded the offer letter that day to the members of the Susser board of directors. On the same day, ETP sent Susser a draft mutual confidentiality agreement that it proposed the parties should execute.

On February 3, 2014, Susser engaged Gibson Dunn as outside counsel in connection with Susser’s consideration of a potential transaction with ETP.

On February 5, 2014, Mr. Susser informed Mr. Harkey that the Susser board of directors would be discussing ETP’s January 31st proposal at a meeting that day and that Susser likely would respond thereafter. Later that day, the Susser board of directors met to discuss ETP’s January 31st proposal. Representatives of BofA Merrill Lynch and a representative of Gibson Dunn also attended the meeting. Representatives of BofA Merrill Lynch made a presentation to the board regarding financial aspects of a potential transaction with ETP, including certain preliminary matters relating to ETP’s January 31st proposal, as well as certain preliminary analyses regarding other potential interested parties and strategic alternatives. The Susser board of directors discussed the ETP offer and strategic alternatives. There was consensus among the directors that, while a price of $80 to $82 per share appeared attractive as an initial matter, Susser should finalize and enter into an appropriate confidentiality agreement with ETP in order to be able to share certain non-public information with ETP to attempt to illuminate potential synergies and other value considerations that might lead ETP to further increase the price of its offer. Following the meeting, at the direction of the Susser board of directors, a representative of BofA Merrill Lynch called Mr. Welch and informed him that the Susser board of directors considered the high end of ETP’s offer range to be insufficient, but that the board had authorized Susser to enter into a confidentiality agreement to permit certain non-public information to be shared with ETP in order to assist ETP in increasing its valuation and providing a definitive price per share offer without a range.

Susser and ETP finalized the form of confidentiality agreement between February 5 and February 7, 2014 and executed the confidentiality agreement on February 7, 2014.

On February 10 and 11, 2014, members of Susser senior management met in Houston with members of ETP senior management to discuss Susser’s business and provide certain non-public information regarding Susser to ETP. Representatives of BofA Merrill Lynch and a representative of Gibson Dunn also attended those meetings. In the course of those meetings, representatives of Susser reiterated that ETP’s indicated range was insufficient and also stated that, if an agreement was to be reached, it was important to target execution of a definitive agreement prior to Susser’s February 26, 2014 earnings release. During a break from the larger meeting, Mr. Welch asked Mr. Susser whether he had an interest in remaining with the business in some capacity following any acquisition of Susser by ETP. Mr. Susser responded that he was not in a position to discuss such matters at that time.

Later on February 11, 2014, the Susser board of directors met in Houston to discuss process matters and the status of discussions with ETP. A representative of Gibson Dunn delivered a presentation to the members of the Susser board of directors on their legal and fiduciary duties in connection with the consideration of a transaction involving a sale of Susser. Representatives of BofA Merrill Lynch were then invited to join the meeting and participate in the board’s discussion of the financial aspects of a potential transaction with ETP. Among other matters, the directors discussed the possibility that Mr. Susser might be asked by ETP to continue with the business in some capacity following any transaction with ETP. Mr. Susser indicated that he would be comfortable not having a continuing role in the event of a sale but that he would be willing to consider continuing in some capacity if that would be helpful in obtaining the best price from a potential buyer. The directors discussed the fact that Mr. Susser (together with entities he controls, or of which his family members are beneficiaries) is the largest stockholder of Susser and concluded that Mr. Susser’s interests are aligned with interests of stockholders. In order to avoid any appearances of a conflict that might arise, the directors advised Mr. Susser that, while he could indicate to ETP his willingness to consider remaining with the business in some capacity, there should be no discussions of economic terms of any such arrangement unless and until negotiations with respect to price and other key merger agreement terms were concluded.

On February 12, 2014, a representative of BofA Merrill Lynch and Mr. Welch had a phone conversation in which, among other things, the representative of BofA Merrill Lynch, at the direction of the Susser board of directors, informed Mr. Welch that the $80 to $82 per share range was insufficient and (based upon prior statements of representatives of ETP that ETP’s equity cost of capital could be greater than its debt cost of capital, and that cash was, therefore, a less expensive form of consideration) Susser might consider increasing the percentage of cash in the consideration mix to a 75% cash/25% equity consideration, if reducing the amount of equity consideration would enable ETP to improve the overall offer price.

On February 13, 2014, Mr. Welch contacted a representative of BofA Merrill Lynch and indicated that, based on ETP’s analysis of diligence information provided by Susser, including information with respect to potential synergies, ETP would be willing to move forward with a transaction at $80 per share of Susser common stock and that upon further consideration ETP preferred a 50-50 cash and unit consideration mix. Mr. Welch also summarized certain synergy and other assumptions used by ETP in formulating this revised offer and proposed that the transaction be structured in a manner consistent with the terms reflected in the merger agreement relating to ETP’s recent acquisition of Sunoco.

On February 13, 2014, the Susser board of directors met, together with representatives of BofA Merrill Lynch and Gibson Dunn, to discuss ETP’s revised proposal. The Susser board of directors discussed their disappointment that ETP had responded with a price at the bottom of their previously indicated range. The consensus of the directors was that $80 per share appeared to be an attractive price but that, given that this price was at the bottom of the range previously indicated by ETP, and that Susser had provided ETP extensive, detailed non-public information not previously available to ETP to support a higher valuation, any expression of willingness to proceed might weaken Susser’s negotiating posture in further negotiations on merger consideration and possibly impede Susser’s ability to obtain a favorable outcome on key merger agreement provisions, including deal protections that were included in the Sunoco merger agreement (which agreement ETP proposed to serve as the starting point for negotiations of a merger agreement with Susser).

That day, a representative of BofA Merrill Lynch, at the direction of the Susser board of directors, called Mr. Welch to inform him that Susser’s directors were disappointed and surprised with ETP’s offer and certain assumptions including synergies and suggested that Susser provide certain supplemental information that might permit ETP to refine or improve its assumptions regarding potential synergies and other potential areas of incremental value. Such supplemental information was provided by Susser to ETP on February 14, 2014.

During the week of February 14, 2014, while ETP’s due diligence continued, Susser began conducting reverse due diligence on ETP.

Between February 14 and February 16, 2014, representatives of ETP, Susser and BofA Merrill Lynch participated in multiple calls to discuss financial modeling assumptions, potential transaction synergies and the impact of those assumptions and potential synergies on ETP’s offer. In the course of those conversations, Mr. Susser also indicated to Mr. Harkey that while the Sunoco transaction was helpful precedent for framing discussions on the terms of a definitive merger agreement, he could not recommend that the Susser board of directors accept all of the deal protection provisions in the Sunoco merger agreement, such as the termination fee of 4.2% of equity value.

After these discussions, during which ETP indicated its unwillingness to move above $80 per share, Mr. Susser, in an effort to find a way to get ETP to raise its price, called Mr. Harkey on February 16, 2014 and communicated key terms that, if offered by ETP, would enable Mr. Susser to be in a position to recommend a transaction to the Susser board of directors. Specifically, Mr. Susser indicated that, if ETP could offer $80.95 per share, based on a 50-50 split of cash and ETP common units, he personally would be prepared to commit to electing to receive 100% ETP common units in exchange for his Susser stock holdings (to the extent a sufficient number of ETP common units was available after giving effect to any pro-ration mechanism), even though such commitment would deprive Mr. Susser of the flexibility that other Susser stockholders would have and potentially, depending on the trading price of ETP units, could result in Mr. Susser disposing of his Susser shares on terms less favorable than other Susser stockholders. Mr. Susser told Mr. Harkey that, if ETP offered the $80.95 per share price, Mr. Susser would recommend that the Susser board of directors accept a no-shop covenant, which Susser understood ETP would require . Later that day, Mr. Susser spoke to Mr. Harkey again and was informed that ETP could not make any significant increase in its offer price, indicating that if ETP could increase its per share offer price at all, it could not do so by more than $0.25.

On February 17, 2014, ETP delivered a diligence request list to Susser and also indicated that it would like to work to target signing a merger agreement the week of March 2, 2014, rather than prior to Susser’s February 26, 2014 earnings call. Mr. Bonner and Mr. Mason had a series of telephone conversations regarding the due diligence request list. Mr. Bonner indicated that, given the very limited number of Susser personnel who were aware of discussions occurring between Susser and ETP, the request list was too extensive. Subsequently, on February 19, 2014, ETP sent Susser a more limited due diligence request list.

On February 19, 2014, the board of directors of Susser held a meeting that also was attended by representatives of BofA Merrill Lynch and a representative of Gibson Dunn. At the meeting, the Susser board of directors reviewed the status of discussions with ETP, including the fact that ETP had made no formal increase in its price above $80 per share. The directors discussed that, while the negotiating team should continue to push for a higher price, a price of $80 per share appeared to present a highly attractive value proposition for Susser’s stockholders, representing a premium of more than 33% over Susser’s closing price of $60.08 on that day. The directors also discussed the requirement expressed by ETP that the merger agreement for any transaction must include a no-shop covenant (rather than a go-shop provision) and a termination fee of not less than 4% of Susser’s equity value. Given ETP’s offer price, the directors discussed factors that appeared to indicate that the likelihood of a competing offer would be low (but could not be completely ruled out) in the case of a transaction with ETP. The directors discussed with the Gibson Dunn representative advantages and disadvantages of beginning merger agreement negotiations starting from a draft that is based on the Sunoco transaction merger agreement, as proposed by ETP. The directors determined that it would be acceptable to begin merger agreement negotiations on that basis, but that changes to certain key agreement provisions would be necessary.

On the night of February 19, 2014, Vinson & Elkins L.L.P. delivered an initial draft of a merger agreement to Gibson Dunn. Among other things, the draft included a no-shop covenant and a termination fee equal to 4% of Susser equity value. Also on February 19, 2014, Susser management provided ETP with access to a virtual data room which included certain information in response to ETP’s diligence requests and delivered to ETP representatives, through a representative of BofA Merrill Lynch, a reverse due diligence request.

On February 20, 2014, members of Susser senior management met in Dallas with members of ETP senior management. Representatives of BofA Merrill Lynch also were in attendance. The meeting was focused on Susser providing additional diligence information to ETP, but ETP also provided certain non-public information to Susser, including information relating to ETP’s fuel purchasing costs and capabilities as well as a transaction steps memo, financial forecast and financial model. During breaks from the larger meeting, Mr. Warren and Mr. Susser, and subsequently Mr. Owens, Mr. Harkey, Mr. Susser and Mr. Bonner, spoke about ETP’s plans for the operation of Susser’s business following any acquisition.

On February 21, 2014, Gibson Dunn delivered to Vinson & Elkins L.L.P. a revised draft of the merger agreement. Among other things, this draft reflected changes to provisions regarding ETP’s deal protections, including providing for a 45 day go-shop right and a bifurcated termination fee of 1.75% of equity value in the event of termination of the merger agreement in order for Susser to accept a superior offer from a bidder who first engaged during the go-shop period and a termination fee of 3.5% of equity value in other cases. On that same day, Vinson & Elkins L.L.P. delivered to Gibson Dunn a draft support agreement that would be required by ETP in connection with the transaction, pursuant to which Mr. Susser and an entity controlled by Mr. Susser would commit to vote as stockholders in favor of the transaction and elect to take 100% ETP units (to the extent available after applicable pro-rations). Members of Susser and ETP management, as well as their respective financial advisors, also participated in a phone call to discuss ETP reverse due diligence information that had been provided.

On February 23, 2014, the Susser Board held a meeting to discuss the proposed transaction. A representative of Gibson Dunn attended the meeting and discussed with the board information regarding certain relationships between BofA Merrill Lynch and ETP and its affiliates, and certain fees received by BofA Merrill Lynch from ETP and its affiliates. After discussion, the Susser board of directors concluded that such relationships and fees did not present a conflict of interest or require the engagement of an additional financial advisor to render a fairness opinion. After such discussion, representatives of BofA Merrill Lynch joined the meeting and delivered a presentation regarding key financial transaction terms, the state of negotiations regarding various transaction issues and certain preliminary valuation matters, as well as an analysis regarding other potential interested bidders. Among other things, it was noted that ETP would be incurring substantial costs in connection with its ongoing evaluation and diligence of the transaction and its impact on ETP—which tended to support the view that ETP was committed to consummating the transaction—and would be holding a board of directors meeting that night.

On February 25, 2014 representatives of BofA Merrill Lynch had a phone conversation with Mr. Welch in which Mr. Welch indicated that ETP was prepared to continue to move forward toward reaching an agreement on final terms and executing an agreement by March 5, 2014.

Also on February 25, 2014, Susser entered into an engagement letter with BofA Merrill Lynch pursuant to which BofA Merrill Lynch agreed to act as financial advisor to Susser in connection with Susser’s consideration of a potential transaction with ETP.

On February 26, 2014, Vinson & Elkins L.L.P. delivered to Gibson Dunn a revised draft of the merger agreement, which, among other things, eliminated the go-shop provision (replacing it with a no-shop covenant) and re-inserted the concept that the termination fee would be 4% of Susser equity value. On the next day, representatives of Vinson & Elkins L.L.P. and Gibson Dunn participated in conference calls to negotiate open issues on the merger agreement, a portion of which calls also were attended by representatives of management of ETP and Susser. On March 1, 2014, Gibson Dunn sent Vinson & Elkins L.L.P. revised drafts of the merger agreement and support agreement that reflected the resolution during the parties’ recent negotiations of many points that previously had been unresolved. However, the draft reflected that the parties had not reached resolution as to whether the merger agreement would include a go-shop provision or the size of the termination fee.

On March 3, 2014, Mr. Welch called a representative of BofA Merrill Lynch to convey that ETP needed additional time to evaluate its post-transaction plans for the combined ETP and Susser businesses, including the potential impact of different post-acquisition transactions relating to Susser and its subsidiaries and Sunoco’s retail business on ETP’s credit metrics. On March 4, 2014, Mr. Warren and Mr. Susser spoke by telephone regarding the status of this evaluation. Mr. Warren indicated that, while some delay would be necessary, he believed that ETP would be able to complete sufficient analysis and diligence to determine that the proposed transaction would be credit neutral or credit enhancing with respect to ETP and that Mr. Warren remained entirely supportive of, and committed to, reaching agreement on a transaction with Susser. Mr. Susser informed Mr. Warren that Susser did not intend to continue providing ETP access to diligence materials or to have Susser’s lawyers continue to work on documentation regarding a possible transaction until ETP had resolved these matters, had received all final board approvals, and was in a position to quickly finalize and execute an agreement for a transaction that was acceptable to Susser’s board of directors.

In a March 18, 2014, telephone conversation among certain ETP senior executives and representatives of BofA Merrill Lynch, ETP discussed ETP’s ongoing evaluation of the potential impact of the transaction on ETP’s credit rating. At the direction of the Susser board of directors, the BofA Merrill Lynch representatives indicated that Susser did not intend to engage any further regarding a possible transaction unless and until ETP had finalized all necessary matters with respect to these post-closing structural matters and otherwise was in a position to finalize open transaction points very quickly. The parties also discussed that price per share remained unresolved and would need to be settled in order for a merger agreement to be finalized.

From March 24 through 27 2013, representatives of BofA Merrill Lynch and representatives of ETP stayed in regular communication regarding ETP’s ongoing diligence with respect to the potential impact of the transaction on its credit rating. Based on discussions regarding the status thereof, Susser agreed to re-engage in merger agreement negotiations and prepared, and delivered to ETP, a revised transaction timeline reflecting announcement of a definitive agreement on April 3, 2014, if all remaining issues could be resolved. On March 28, 2014, Vinson & Elkins L.L.P. delivered a revised draft merger agreement to Gibson Dunn. Over the next several days, representatives of Vinson & Elkins L.L.P. and Gibson Dunn negotiated the open terms of the merger agreement and related documents, excluding certain matters such as deal protection and price per share, which remained as open points for discussion.

On March 31 and April 1, 2014, in a number of calls between Mr. Harkey and Mr. Susser and between Mr. Welch and representatives of BofA Merrill Lynch, ETP communicated that, although it had generally completed its diligence with respect to the potential credit impact of the proposed transaction, and determined the transaction together with post-acquisition plans should be credit enhancing or credit neutral to ETP, it still was not ready to attempt to finalize a transaction with Susser prior to convening another meeting of the board of directors of ETP’s general partner in mid-April to discuss the post-transaction restructuring of the Susser and Sunoco retail business units. In the communications on April 1, 2014, ETP disclosed that it needed to complete further diligence around whether completion of the Susser transaction would negatively impact the rating of ETP or that of any of its affiliates in the event that certain unrelated strategic transactions under consideration by affiliates of ETP were consummated.

On April 2, 2014, the Susser board of directors held a meeting at which representatives of BofA Merrill Lynch and a representative of Gibson Dunn were present. The directors concluded that, given continued process issues raised by ETP, they did not have confidence that ETP could finalize a transaction with Susser on a timely basis. The board of directors instructed counsel to deliver a written notice to ETP indicating that discussions were being terminated and requesting that ETP and its representatives return or destroy all Susser confidential information in accordance with the parties’ confidentiality agreement. Such notice was delivered to ETP that same day.

On April 9, 2014, Mr. Welch called representatives of BofA Merrill Lynch and indicated that ETP and its affiliates had concluded their consideration of the potential impact of unrelated strategic transactions on the proposed transaction with Susser, and ETP wanted to reengage with Susser and attempt to finalize a transaction quickly. Various other phone conversations took place that day in which ETP representatives conveyed a similar message to representatives of Susser. In a call that night with Mr. Welch, a representative of BofA Merrill Lynch, at the direction of the Susser board of directors, informed Mr. Welch that Susser would likely be willing to re-engage and execute a definitive agreement reflecting a no-shop provision and 4.0% termination fee at a $82.75 price per share. On the morning of April 10, 2014, Mr. Welch responded that ETP could not offer a price above $80.25 per share (consisting of a 50/50 split between cash and ETP common units), with the number of ETP common units being based on the volume-weighted average trading price (“VWAP”) of ETP common units over the two trading days prior to execution of the merger agreement, but that ETP could reduce the termination fee from 4.0% to 3.75% of Susser’s equity value, provided that Susser reimbursed certain expenses (upon certain events of termination) with a cap of $10 million, and that Susser agreed to a no-shop covenant.

On April 10, 2014, representatives of BofA Merrill Lynch had a number of discussions with Mr. Welch to explore whether there was any flexibility on the part of ETP with respect to price. Among other things, the parties discussed the possibility of calculating the number of ETP common units included in the consideration based on the VWAP of the ETP common units over a longer period of time than two trading days. That evening, Mr. Welch informed a representative of BofA Merrill Lynch that, while there was no flexibility on the part of ETP with respect to the $80.25 price per share, ETP would be willing to calculate the number of ETP common units to be included in the consideration based on the VWAP of the ETP common units over a 15 trading day period.

On the morning of April 11, 2014, Mr. Susser spoke with a representative of BofA Merrill Lynch, who then had a telephone conversation with Mr. Welch. In that conversation, the BofA Merrill Lynch representative indicated that Mr. Susser informed him that he would be willing to recommend the transaction to the Susser board of directors based on the terms indicated by ETP (including the number of ETP common units being based on a 15 day VWAP), but with the termination fee being 3.5% (rather than 3.75%) of Susser equity value. The parties agreed that Mr. Warren and Mr. Susser should speak directly. Mr. Welch, after conferring with Mr. Warren, subsequently indicated that a 3.5% break-up fee would not be supported by ETP or Mr. Warren. Later that day, Mr. Warren and Mr. Susser spoke by telephone. Mr. Warren stated that he would not be willing to agree to a transaction with Susser under any circumstances with a breakup fee of less than 3.75% of the Susser equity value, but that the other terms discussed by the parties were acceptable to ETP. After discussion, Mr. Susser eventually indicated to Mr. Warren that, subject to the completion of routine reverse due diligence on ETP, including an assessment of its first quarter results of operations, he would recommend that the Susser Board approve the transaction based on the terms proposed by Mr. Warren.

Mr. Susser, in a phone conversation on the evening of April 11, 2014, raised with Mr. Warren that, because ETP was requiring Mr. Susser and an entity controlled by him to enter into a support agreement pursuant to which he and such entity would elect to receive 100% ETP units, and because of his understanding that ETP wanted Mr. Susser to remain with the business in some capacity following any acquisition by ETP, Mr. Susser would need to better understand certain facts regarding ETP’s plans for the operation of the business. Mr. Susser invited Mr. Warren to travel to Corpus Christi on April 14, 2014, to visit several Stripes retail stores and Susser’s Corpus Christi headquarters and discuss integration and personnel matters.

On April 14, 2014, Mr. Warren and Mr. Harkey traveled to Corpus Christi, where they toured certain Susser facilities and met with Mr. Susser and Mr. Bonner. During this visit, Mr. Warren and Mr. Susser discussed various integration and personnel matters, and Mr. Warren suggested that Mr. Susser and Mr. Owens, the CEO of ETP’s Sunoco business, meet in Dallas the next day to further discuss post-closing matters. Mr. Warren also indicated that the boards of various Energy Transfer entities were scheduled to hold meetings on April 21-23, 2014, and that he thought that a merger agreement could be executed and announced shortly thereafter.

Mr. Susser and Mr. Owens traveled to Dallas the next day and, together with Mr. Warren, discussed various matters relating to ETP’s plans for the post-transaction operation of Susser and discussed Mr. Susser giving up his role as Chairman, CEO and President of Susser, while remaining Chairman of Susser MLP with a focus on integration, growth strategy (including mergers and acquisitions) and supplier relations. In particular, Mr. Warren assured Mr. Susser that the support center for the combined retail operations would remain in Corpus Christi, Texas and the headquarters for SUSP would remain in Houston, Texas, which Mr. Susser indicated would be important factors in his decision to play a continuing role in the combined company and support the transaction through his entry into the support agreement.

Between April 23, 2014 and April 25, 2014, representatives of ETP and Susser had a number of discussions to determine the final calculation of the number of ETP common units to be included in the merger consideration. On April 23, 2014, at the direction of Susser, BofA Merrill Lynch sent a revised draft of the merger agreement to representatives of ETP.

On April 25, 2014, Mr. Susser called Mr. Warren and told him that he would be prepared to proceed with a Susser board meeting on April 27, 2014 and to recommend to the Susser board of directors that the transaction with ETP be approved. Beginning that evening and continuing until April 27, representatives of Vinson & Elkins L.L.P. and Gibson Dunn worked to negotiate and finalize the remaining provisions of the merger agreement and all related documents.

During the afternoon of April 27, 2014, the Susser board of directors met, with representatives of BofA Merrill Lynch and Gibson Dunn also in attendance. At this meeting, Mr. Susser summarized the process that had occurred with ETP over the past three months and the key economic terms of the proposed transaction with ETP. A representative of Gibson Dunn presented a summary of the material provisions of the merger agreement and delivered a presentation to the directors on their legal and fiduciary duties in connection with decisions and actions with respect to the merger. BofA Merrill Lynch then reviewed with the Susser board of directors their financial analyses of the merger consideration and delivered to the Susser board of directors an oral opinion, confirmed by delivery of a written opinion dated April 27, 2014, to the effect that, as of such date and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of Susser common stock (other than cancelled shares, shares held by direct or indirect wholly owned subsidiaries of Susser, ETP or Merger Sub and any dissenting shares) in the merger was fair, from a financial point of view, to such holders. The directors then discussed the terms of the proposed transaction and the process, including the fact that no market check or other approach to other potential bidders had been made. The directors discussed the risks and other consequences of any pre-signing market valuation check (including the directors’ understanding that ETP would refuse to proceed if Susser were to engage in any pre-signing market check and that engaging in such a process would reduce the certainty of consummating a transaction while creating the risk of information leaks that could cause management attrition and disruption of Susser’s ability to effectively operate its business). The Susser board of directors also discussed the existence of the no-shop covenant and the size of the break-up fee. Following a review and discussion of these and other matters, the Susser board of directors unanimously approved entering into the merger agreement, resolved that the board had determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Susser and its stockholders and resolved to recommend that Susser’s stockholders vote in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby.

Later on April 27, 2014, the parties entered into the merger agreement.

Recommendation of Susser’s Board of Directors and Reasons for the Merger

By a vote at a meeting held on April 27, 2014, the Susser board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of Susser and its stockholders and approved the merger agreement and the transactions contemplated by the merger agreement. The Susser board of directors unanimously recommends that the Susser stockholders vote “FOR” the proposal at the Susser special meeting to adopt the merger agreement.

In evaluating the proposed transactions, the Susser board of directors consulted with Susser’s management and legal and financial advisors and, in reaching its determination and recommendation, the Susser board of directors considered a number of factors. The Susser board of directors also consulted with outside legal counsel regarding its obligations, legal due diligence matters and the terms of the merger agreement.

Many of the factors considered favored the conclusion of the Susser board of directors that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Susser and its stockholders, including the following:

•	The aggregate value and composition of the merger consideration to be received by Susser stockholders in the merger.

•

That the merger agreement provides Susser stockholders with the ability to choose to receive the unit election or the cash election for their shares of Susser common stock (subject to proration) and that, following the merger, Susser stockholders will have the opportunity to participate in the equity value of the combined company following the proposed transactions, including the future growth and expected synergies at the combined company, while at the same time providing immediate value through the cash component of the merger consideration.

•	That the merger consideration with a value of $80.60 per share of Susser common stock, based upon the closing price of ETP common units on April 25, 2014 (the last trading date before the date of the merger agreement), represented a premium of:

•	41.3% to the closing price of Susser common stock on the same date;

•	18.9% to the highest closing price of Susser common stock during the 52 weeks prior to such date; and

•	44% to the average closing price of Susser common stock for the year prior to such date.

•	Uncertainties regarding the stockholder value that might result from other alternatives available to Susser, including the alternative of entering into a transaction with another third party or remaining an independent public company, in each case, considering the potential for Susser stockholders to share in any future earnings growth of Susser’s businesses and continued costs, as well as the risks and uncertainties associated with its business plans or any alternative thereto and the ability to achieve a higher valuation than the proposed transaction.

•	The belief of the Susser board of directors that the shared core values of the two companies, including those of safety, employee development, ethics, operational excellence and customer satisfaction, would assist in integration of the companies and enhance customer service going forward.

•	That the merger would expand the scale, operational diversity and geographic footprint of Susser.

•	Susser and ETP management’s identification of significant operational synergies and the fact that Susser’s stockholders who do not make a cash election would benefit from any achieved synergies by becoming ETP unitholders.

•	The opinion, dated April 27, 2014, of BofA Merrill Lynch to Susser’s board of directors as to the fairness, from a financial point of view and as of such date of the opinion, of the merger consideration to be received by holders of Susser common stock (other than cancelled shares, shares held by direct or indirect wholly owned subsidiaries of Susser, ETP or Merger Sub and any dissenting shares) in the merger, which opinion was based on and subject to the assumptions made, procedures followed, factors considered and limitations on the review undertaken as more fully described in the section entitled “—Opinion of Susser’s Financial Advisor” beginning on page 55.

•	ETP’s business, assets, financial condition, results of operations, business plan and prospects, including the size and scale of the combined company and the expected pro forma effect of the proposed transactions on the combined company.

•	ETP’s credit profile following the merger, including the reaffirmation of ETP’s investment grade credit ratings.

•	That integration of the two companies would be enhanced by the key members of Susser management that would remain with the respective companies.

•	That the merger agreement has no financing condition and the belief of the Susser board of directors, following consultation with Susser’s financial advisor, that ETP would be able to pay the cash portion of the merger consideration payable under the merger agreement.

•	That the merger agreement requires ETP to use reasonable best efforts to obtain approvals of applicable antitrust and competition authorities, including the requirement of ETP to dispose of any assets and agree to any limitations on the combined company’s freedom of action to obtain the regulatory approvals necessary to complete the merger.

•	That ETP pays regular quarterly distributions on its common units and that, after the merger, former Susser stockholders would be entitled to receive such distributions to the extent that they received ETP common units.

•	The review by the Susser board of directors with its legal and financial advisors of the structure of the proposed merger and the financial and other terms of the merger agreement, including ETP’s representations, warranties and covenants, the conditions to its obligations and the termination provisions, as well as the likelihood of consummation of the proposed merger and the Susser board of directors’ evaluation of the likely time period necessary to close the merger.

•	That, for U.S. federal income tax purposes, the exchange of shares of Susser common stock for ETP common units pursuant to the merger is intended to qualify as an exchange to which Section 721(a) of the Internal Revenue Code applies, and as such will not constitute a taxable event for holders of Susser common stock to the extent they elect to receive ETP common units in the merger.

•	That no vote of the ETP common unitholders would be required to approve the merger.

•	That Susser and ETP undertook extensive negotiations, resulting in increased merger consideration for Susser stockholders and the revision of terms in the merger agreement more favorable to Susser and its stockholders than initially proposed by ETP.

•	The belief of the Susser board of directors, following consultation with Susser’s financial advisor, that it was unlikely that an alternative bidder could offer Susser stockholders the same or better terms and consideration as offered by ETP in the merger.

The Susser board of directors also considered the following specific aspects of the merger agreement:

•	The combination of common units and cash consideration contemplated by the merger agreement and the election between the common units and cash components (subject to proration).

•	The nature of the closing conditions included in the merger agreement, including the exceptions to the events that would constitute a material adverse effect on Susser or ETP for purposes of the agreement, as well as the likelihood of satisfaction of all conditions to the consummation of the transactions.

•	Susser’s right to engage in negotiations with, and provide information to, a third party making an unsolicited written acquisition proposal, if the Susser board of directors determines in good faith, after consultation with its legal and financial advisors, that such proposal constitutes or could reasonably be expected to result in a transaction that is superior to the proposed transactions with ETP.

•	The right of the Susser board of directors to change its recommendation in favor of adoption of the merger and/or terminate the merger agreement in order to accept a superior proposal, subject to certain conditions (including considering any adjustments to the merger agreement proposed by ETP and payment to ETP of a $68 million breakup fee).

•	The right of the Susser board of directors to change its recommendation in favor of the adoption of the merger agreement if, in response to a material event that arises after the date of the merger agreement, the Susser board of directors determines in good faith after consultation with outside counsel and its financial advisors, that the exercise of its fiduciary duties require such action.

•	That the breakup fee of $68 million, or the expense reimbursement up to $10 million, in each case payable by Susser to ETP under the circumstances specified in the merger agreement, were not unreasonable in the judgment of the Susser board of directors after consultation with its legal and financial advisors.

•	That the restrictions contemplated by the merger agreement on Susser’s actions between the date of the merger agreement and the effective time of the merger are not, in the judgment of the Susser board of directors, unreasonable.

•	The requirement that Susser stockholder approval be obtained as a condition to consummation of the transactions.

In the course of its deliberations, the Susser board of directors also considered a variety of risks and other potentially negative factors, including the following:

•	That because the merger consideration is a fixed dollar amount and a fixed exchange ratio of ETP common units, Susser stockholders could be adversely affected by a decrease in the trading price of ETP common units (to the extent that Susser stockholders receive ETP common units instead of cash) during the pendency of the transactions and the fact that the merger agreement does not provide Susser with a price-based termination right or other similar protection.

•	That because of the proration procedures set forth in the merger agreement, Susser stockholders who make the cash election or the unit election will not always receive the form of merger consideration that they elect to receive.

•	That, while the transactions are expected to be completed, there is no assurance that all conditions to the parties’ obligations to complete the transactions will be satisfied or waived, and as a result, it is possible that the transactions might not be completed even if approved by Susser’s stockholders.

•	That ETP is relying on its cash on hand, available borrowing and Susser’s cash to fund the cash portion of the merger consideration, and, while there is no financing condition in the merger agreement, ETP could fail to have sufficient cash to close the merger.

•	That the merger agreement contains restrictions on the conduct of Susser’s business prior to completion of the proposed transactions, including requiring Susser to conduct its business only in the ordinary course, subject to specific limitations, which could delay or prevent Susser from undertaking business opportunities that may arise pending completion of the transactions and could negatively affect Susser’s ability to attract and retain employees and decisions of customers and vendors.

•	That exchange of shares of Susser common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes.

•	That the merger agreement imposes limitations on Susser’s ability to solicit alternative transactions prior to closing or terminate the merger agreement, including a requirement to pay a $68 million breakup fee in the event Susser accepts a superior proposal.

•	That, if the merger agreement is terminated under certain circumstances, Susser would be required to reimburse ETP for its expenses up to $10 million.

•	The governance structure of ETP, whereby common unitholders do not have control over many aspects of ETP’s governance, including the ability to elect its board of directors or approve of the issuance of units.

•	The risk that the merger will be delayed or will not be completed, including the risk that the affirmative vote of Susser stockholders or the required regulatory approvals may not be obtained, as well as the potential loss of value to Susser’s stockholders and the potential negative impact on the operations and prospects of Susser if the merger were delayed or were not completed for any reason.

•	The transaction costs to be incurred in connection with the proposed transactions.

•	Risks of the type and nature described under the section titled “Risk Factors.”

The Susser board of directors considered all of these factors as a whole and, on balance, concluded that they supported a determination to adopt the merger agreement. The foregoing discussion of the information and factors considered by the Susser board of directors is not exhaustive. In view of the wide variety of factors considered by the Susser board of directors in connection with its evaluation of the proposed transactions and the complexity of these matters, the Susser board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Susser board of directors evaluated the factors described above, among others, and reached a consensus that the proposed transactions were advisable, fair to and in the best interests of Susser and its stockholders. In considering the factors described above and any other factors, individual members of the Susser board of directors may have viewed factors differently or given different weight or merit to different factors.

In considering the recommendation of the Susser board of directors that the Susser stockholders vote to adopt the merger agreement, Susser stockholders should be aware that the executive officers and directors of Susser may have certain interests in the proposed transactions that may be different from, or in addition to, the interests of Susser stockholders generally. The Susser board of directors was aware of these interests and considered them when approving the merger agreement and recommending that Susser stockholders vote to adopt the merger agreement. See “—Interests of Susser’s Directors and Executive Officers in the Merger.”

Opinion of Susser’s Financial Advisor

Susser has retained BofA Merrill Lynch to act as its financial advisor in connection with the merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Susser selected BofA Merrill Lynch to act as Susser’s financial advisor in connection with the merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the merger, its reputation in the investment community and its familiarity with Susser and its business.

On April 27, 2014, at a meeting of Susser’s board of directors held to evaluate the merger, BofA Merrill Lynch rendered to Susser’s board of directors an oral opinion, confirmed by delivery of a written opinion dated April 27, 2014, to the effect that, as of such date and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of Susser common stock (other than cancelled shares, shares held by direct or indirect wholly owned subsidiaries of Susser, ETP or Merger Sub and any dissenting shares) was fair, from a financial point of view, to such holders.

The full text of BofA Merrill Lynch’s written opinion, dated April 27, 2014, to Susser’s board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this proxy statement/prospectus and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to Susser’s board of directors for the benefit and use of Susser’s board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion did not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Susser or in which Susser might engage or as to the underlying business decision of Susser to proceed with or effect the merger. BofA Merrill Lynch also expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any related matter, including, without limitation, whether such stockholder should elect to receive the cash election consideration, the unit election consideration or the standard mix of consideration in the merger.

In connection with its opinion, BofA Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to Susser and ETP;

•	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Susser furnished to or discussed with BofA Merrill Lynch by the management of Susser, including certain financial forecasts relating to Susser prepared by the management of Susser, referred to as the Susser forecasts;

•	reviewed certain internal financial and operating information with respect to the business, operations and prospects of ETP furnished to or discussed with BofA Merrill Lynch by the management of ETP, including certain financial forecasts relating to ETP prepared by the management of ETP, referred to as the ETP forecasts;

•	reviewed certain estimates as to the amount and timing of synergies anticipated by the managements of Susser and ETP to result from the merger, referred to as the synergies;

•	discussed the past and current business, operations, financial condition and prospects of Susser and ETP with members of senior managements of Susser and ETP;

•	reviewed the potential pro forma financial impact of the merger on the future financial performance of ETP, taking into account potential synergies;

•	reviewed the trading histories for Susser common stock and ETP common units and a comparison of such trading histories with each other and with the trading histories of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial and stock market information of Susser and ETP with similar information of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

•	reviewed a draft, dated April 26, 2014, of the merger agreement; and

•	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the managements of Susser and ETP that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Susser forecasts, BofA Merrill Lynch was advised by Susser, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Susser’s management as to the future financial performance of Susser. With respect to the ETP forecasts, BofA Merrill Lynch was advised by ETP, and assumed, with Susser’s consent, that the ETP forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of ETP as to the future financial performance of ETP and that the ETP forecasts were a reasonable basis upon which to evaluate the potential pro forma financial impact of the merger on ETP. With respect to the synergies, BofA Merrill Lynch was advised by Susser and ETP, and assumed, with Susser’s consent, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of Susser and ETP as to such synergies. BofA Merrill Lynch relied, at Susser’s direction, on the assessments of the managements of Susser and ETP as to ETP’s ability to achieve the synergies and assumed, with Susser’s consent, that the synergies will be realized in the amounts and at the times projected.

BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Susser, ETP or any other entity, nor did BofA Merrill Lynch make any physical inspection of the properties or assets of Susser, ETP or any other entity and BofA Merrill Lynch assumed, with Susser’s consent, that there were no material undisclosed liabilities of or relating to Susser, ETP or any other entity for which appropriate reserves or other provisions had not been made. BofA Merrill Lynch did not evaluate the solvency or fair value of Susser, ETP or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at Susser’s direction, that the merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Susser, ETP or any other entity or the merger (including the contemplated benefits of the merger). BofA Merrill Lynch was advised by Susser and for purposes of BofA

Merrill Lynch’s analyses and opinion BofA Merrill Lynch also assumed, at Susser’s direction, that for Federal income tax purposes, the exchange of shares of Susser common stock for ETP common units pursuant to the merger would qualify as an exchange to which Section 721(a) of the Internal Revenue Code of 1986, as amended, applies. BofA Merrill Lynch further assumed, at Susser’s direction, that the final executed merger agreement would not differ in any material respect from the draft version of the merger agreement reviewed by BofA Merrill Lynch.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects or implications of the merger (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger consideration or the merger or any terms, aspects or implications of any other agreement, arrangement or understanding entered into in connection with or related to the merger or otherwise. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the merger consideration to be received by holders of Susser common stock (other than cancelled shares, shares held by direct or indirect wholly owned subsidiaries of Susser, ETP or Merger Sub and any dissenting shares) and no opinion or view was expressed with respect to (i) any consideration received in connection with the merger by the holders of any class of securities, creditors or other constituencies of any party, (ii) the allocation of the merger consideration as between holders of Susser common stock who receive the cash election consideration, the unit election consideration, the standard mix of consideration or any combination thereof, or (iii) the relative fairness of the cash election consideration, the unit election consideration and the standard mix of consideration. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration or otherwise. BofA Merrill Lynch was not requested to, and it did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of Susser or any alternative transaction. In addition, BofA Merrill Lynch did not express any view or opinion with respect to, and relied, with Susser’s consent, upon, the assessments of Susser’s representatives regarding, legal, regulatory, accounting, tax and similar matters relating to Susser, ETP or any other entity and the merger (including the contemplated benefits of the merger), as to which BofA Merrill Lynch understood that Susser obtained such advice as it deemed necessary from qualified professionals. BofA Merrill Lynch also did not express any opinion as to what the value of ETP common units actually would be when issued or the prices at which Susser common stock or ETP common units would trade at any time, including following announcement or consummation of the merger.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect BofA Merrill Lynch’s opinion, and BofA Merrill Lynch does not have any obligation to update, revise, or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee. Except as described in this summary, Susser imposed no other instructions or limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

The following represents a brief summary of the material financial analyses performed by BofA Merrill Lynch in connection with its opinion, dated April 27, 2014, to Susser’s board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch. For purposes of the financial analyses summarized below, the term “merger consideration” refers to $80.60 per share calculated as (i) the cash consideration of $40.125 per share and (ii) the implied value of the unit consideration of $40.472 per share based on a 0.7253 exchange ratio and ETP’s April 25, 2014 closing unit price of $55.80 per unit.

Susser Financial Analyses

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed financial and stock market information of Susser and the following five selected publicly traded companies in the retail convenience store industry:

•	Alimentation Couche-Tard Inc.

•	Casey’s General Stores, Inc.

•	Murphy USA Inc.

•	CST Brands, Inc.

•	The Pantry, Inc.

BofA Merrill Lynch reviewed, among other things, enterprise values of the selected publicly traded companies (calculated as equity values based on closing stock prices on April 25, 2014, plus debt, preferred equity and minority interest, less cash and marketable securities) as a multiple of calendar year 2014 estimated earnings before interest, taxes, depreciation and amortization, such multiple referred to as EV/2014E EBITDA. Based upon its professional judgment and experience and after taking into consideration, among other things, the observed data for the selected publicly traded companies and for Susser, BofA Merrill Lynch then applied EV/2014E EBITDA multiples of 7.7x to 10.0x, as indicated from the analysis of those selected publicly traded companies, to Susser’s calendar year 2014 estimated owned EBITDA of approximately $166 million (which amount excludes estimated Susser MLP EBITDA attributable to the approximate 49.8% publicly-held minority interest not owned by Susser). Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of Susser were based on the Susser forecasts. This analysis indicated the following approximate implied per share equity value reference range for Susser (rounded to the nearest $0.25 per share), as compared to the merger consideration:

Implied Per Share Equity Value Reference Range		Merger Consideration
Low	High
$42.00	$59.00	$80.60

No company used in this analysis is identical to Susser. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Susser was compared.

Selected Precedent Transactions Analysis. BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following 10 selected transactions involving companies in the retail convenience store industry:

Announcement Date	Acquiror	Target
July 28, 2003	Alimentation Couche-Tard Inc.	Clark Retail Enterprises, Inc.

August 25, 2003	The Pantry, Inc.	Golden Gallon

October 6, 2003	Alimentation Couche-Tard Inc.	Circle K Stores, Inc.

January 27, 2004	Green Valley Acquisition Co. LLC	Uni-Marts Inc.

October 21, 2005	Seven-Eleven Japan Co., Ltd.	7-Eleven, Inc.

December 21, 2005	Wellspring Capital Management LLC	Susser

September 21, 2007	Susser	Town & Country Food Stores

September 1, 2010	Alimentation Couche-Tard Inc.	Casey’s General Stores, Inc.

November 3, 2010	7-Eleven, Inc.	Casey’s General Stores, Inc.

April 18, 2012	Alimentation Couche-Tard Inc.	Statoil Fuel & Retail

BofA Merrill Lynch reviewed transaction values, calculated as the purchase prices paid for the target companies in the selected transactions plus net debt, less cash and cash equivalents, as a multiple, to the extent publicly available, of the target company’s latest twelve (12) months EBITDA. BofA Merrill Lynch then applied a selected range of latest twelve (12) months EBITDA multiples of 7.5x to 9.0x derived from the selected transactions to the latest 12 months EBITDA for Susser’s retail business of approximately $130 million. Based upon its professional judgment and experience and taking into consideration Susser MLP’s estimated 2014 limited partner distributions of $24 million to Susser, as provided by Susser management, BofA Merrill Lynch then assumed an estimated 2014 limited partner distribution yield range of 4.5% to 5.5%. Financial data of the selected transactions were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of Susser were based on Susser’s public filings and management estimates. This analysis indicated the following approximate implied per share equity value reference range for Susser (rounded to the nearest $0.25 per share), as compared to the merger consideration:

Implied Per Share Equity Value Reference Range		Merger Consideration
Low	High
$55.50	$60.00	$80.60

No company, business or transaction used in this analysis is identical to Susser or the transaction. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Susser and the transaction were compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of Susser to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Susser’s retail business was forecasted to generate during the fiscal years ending December 31, 2014 through December 31, 2018 based on the Susser forecasts (see “—Susser Unaudited Prospective Financial Information” beginning on page 65). BofA Merrill Lynch calculated terminal values for Susser by applying to Susser’s fiscal year 2018 estimated retail business EBITDA a range of terminal value retail business EBITDA multiples of 7.0x to 9.0x. The cash flows and terminal values were then discounted to present value as of December 31, 2013 using weighted average cost of capital discount rates ranging from 7.50% to 9.00%. This analysis indicated the following approximate implied per share equity value reference range for Susser’s retail business:

Implied Per Share Equity Value Reference Range (Retail Business)
Low	High
$31.80	$46.53

BofA Merrill Lynch then performed a discounted dividend analysis to calculate the estimated present value of the estimated limited partner distributions to Susser during the fiscal years ending December 31, 2014 through December 31, 2018 based on the Susser forecasts (see “—Susser Unaudited Prospective Financial Information” beginning on page 65). BofA Merrill Lynch calculated terminal values of such limited partner distributions by applying a range of terminal yields of 4.5% to 6.0% to fiscal year 2018 estimated limited partner distribution to Susser. The limited partner distributions and terminal values were then discounted to present value as of December 31, 2013 using cost of equity discount rates ranging from 9.50% to 11.00%. This analysis indicated the following approximate implied per share equity value reference range for limited partner distributions to Susser:

Implied Per Share Equity Value Reference Range (LP Distribution)
Low	High
$17.76	$23.40

BofA Merrill Lynch then performed a discounted dividend analysis to calculate the estimated present value of the estimated incentive distributions to Susser during the fiscal years ending December 31, 2014 through December 31, 2018 based on the Susser forecasts (see “—Susser Unaudited Prospective Financial Information” beginning on page 65). BofA Merrill Lynch calculated terminal values of such general partner distributions by applying a range of terminal yields of 2.0% to 3.0% to fiscal year 2018 estimated general partner distribution to Susser. The general partner distributions and terminal values were then discounted to present value as of December 31, 2013 using cost of equity discount rates ranging from 10.50% to 13.00%. This analysis indicated the following approximate implied per share equity value reference range for general partner distributions to Susser:

Implied Per Share Equity Value Reference Range (GP Distribution)
Low	High
$4.77	$7.68

BofA Merrill Lynch then added the implied per share equity value reference ranges resulting from the above three analyses, indicating the following approximate implied per share equity value reference range for Susser (rounded to the nearest $0.25 per share), as compared to the merger consideration:

Implied Per Share Equity Value Reference Range		Merger Consideration
Low	High
$54.25	$77.50	$80.60

BofA Merrill Lynch also performed a discounted cash flow analysis to calculate the estimated present value of the run-rate synergies anticipated by the managements of Susser and ETP to result from the merger. The estimated cash flows resulting from such run-rate synergies (less the estimated costs to achieve such synergies) were discounted to present value as of December 31, 2013 using weighted average cost of capital discount rates ranging from 7.5% to 9.0%. BofA Merrill Lynch noted that allocating 50% of the approximate net present value of such synergies to Susser in year 1 and 100% thereafter could increase the mid-point of the implied equity value reference range for Susser derived from the analysis described above by approximately $16.00 per share.

Sum—of—the—Parts Analysis. BofA Merrill Lynch calculated a range of implied equity values per share of Susser common stock assuming (1) an illustrative valuation of Susser’s retail business per share of Susser common stock by applying a selected range of estimated 2014 retail EBITDA multiples of 7.7x to 8.6x based on its professional judgment and experience and after taking into consideration, among other things, the multiples derived from the Selected Precedent Transactions Analysis above, to fiscal year 2014 estimated EBITDA for Susser’s retail business of approximately $132 million; and (2) an illustrative valuation of Susser’s 50.2% ownership interest in Susser MLP based off of Susser MLP’s closing price per share on April 25, 2014. This analysis indicated the following approximate implied per share equity value reference range for Susser (rounded to the nearest $0.25 per share), as compared to the merger consideration:

Implied Per Share Equity Value Reference Range		Merger Consideration
Low	High
$52.00	$57.00	$80.60

ETP Financial Analyses

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed financial and stock market information of ETP and the following six selected publicly traded master limited partnerships:

•	Kinder Morgan Energy Partners, L.P.

•	Enterprise Products Partners L.P.

•	Williams Partners L.P.

•	Plains All American Pipeline, L.P.

•	ONEOK Partners, L.P.

•	Enbridge Energy Partners, L.P.

BofA Merrill Lynch reviewed, among other things, the current distribution yield and 2014 estimated distribution yield of the selected publicly traded companies. Based upon its professional judgment and experience and after taking into consideration, among other things, the observed data for ETP and the selected publicly traded companies, BofA Merrill Lynch then applied a distribution yield range of (i) 6.0% to 7.25% to ETP’s first quarter 2014 annualized distributed cash flows per unit and (ii) 6.0% to 7.50% to ETP’s 2014 estimated distributed cash flows per unit. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of ETP were based on the ETP forecasts. This analysis indicated the following approximate implied per unit equity value reference ranges for ETP (rounded to the nearest $0.25 per unit), as compared to the price per unit of ETP common units as of the close of business on April 25, 2014:

	Implied Per Unit Equity Value Reference Range		ETP Price Per Unit (4/25/2014)
	Low	High
LQA Distributed Cash Flow	$51.50	$62.25	$55.80
2014E Distributed Cash Flow	$51.25	$64.00	$55.80

No company used in this analysis is identical to ETP. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which ETP was compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch then performed a discounted dividend analysis to calculate the estimated present value of the estimated limited partner distributions to ETP during the fiscal years ending December 31, 2014 through December 31, 2018 based on the ETP forecasts. BofA Merrill Lynch calculated terminal values of such limited partner distributions by applying a range of terminal yields of 6.0% to

7.5% to fiscal year 2018 estimated limited partner distributions to unitholders of ETP. The limited partner distributions and terminal values were then discounted to present value as of December 31, 2013 using discount rates ranging from 7.0% to 9.0%. This analysis indicated the following approximate implied per unit equity value reference range for limited partner distributions to ETP:

Implied Per Unit Equity Value Reference Range (LP Distribution)
Low	High
$57.25	$72.50

Other Factors. BofA Merrill Lynch also noted certain additional factors that were not considered part of BofA Merrill Lynch’s financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•	historical trading prices of Susser common stock and ETP common units during the 52-week period ended April 25, 2014, which indicated that during such period Susser’s closing prices ranged from $44.83 to $67.78 per share and ETP’s closing prices ranged from $47.27 to $57.25 per unit;

•	one-year forward stock price targets for Susser common stock and ETP common units in publicly available Wall Street research analyst reports, which indicated stock price targets for Susser, discounted to present value utilizing a cost of equity discount rate of 10.0%, of approximately $52.75 to $70.00 per share and for ETP, discounted to present value utilizing a cost of equity discount rate of 8.0%, of approximately $52.75 to $56.50 per unit;

•	the implied premium the merger consideration represented over the historical trading prices of Susser’s common stock, noting that the merger consideration of $80.60 per share represented an implied premium of:

•	41.3% over the closing price of Susser’s common stock on April 25, 2014, the trading day immediately prior to announcement of the merger;

•	35.4% over the closing price of Susser’s common stock on January 29, 2014, the trading day immediately prior to Susser’s receipt of ETP’s preliminary non-binding indicating of interest to enter into a transaction with Susser;

•	18.9% over Susser’s 52-week closing price high on March 18, 2014; and

•	79.8% over Susser’s 52-week closing price low on August 15, 2013.

•	the present value of the implied future stock price of Susser on December 31, 2017, calculated by adding the implied future stock price of (1) Susser’s retail business by applying a range of 12 months forward EV/EBITDA multiples of 7.7x to 8.6x to estimated 2017 EBITDA of Susser’s retail business, discounted to present value utilizing a discount rate of 10.00%; (2) Susser’s 50.2% stake in Susser MLP (including cumulative cash distributions to Susser from Susser MLP), discounted to present value utilizing a cost of equity discount rate of 10.25%; and (3) general partner distributions to Susser, discounted to present value utilizing a cost of equity discount rate of 11.75%, which together indicated an implied per share equity value reference range of $63.00 to $67.75 per share; and

•	potential pro forma financial effects of the transaction on ETP’s limited partner distributions and general partner distributions for fiscal years 2015 through 2016, taking into account, among other things, potential run-rate synergies anticipated by the managements of Susser and ETP to result from the transaction utilizing the Susser forecasts and the ETP forecasts, which indicated that, based on the merger consideration, the transaction could be accretive to (1) ETP’s limited partner distributions per unit in fiscal years 2015 and 2016 by approximately 1.4% and 1.5%, respectively, and (2) ETP’s general partner distributions per unit in fiscal years 2015 and 2016 by approximately 3.7% and 4.3%, respectively.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses performed by BofA Merrill Lynch in connection with its opinion to Susser’s board of directors and is not a comprehensive description of all analyses undertaken or factors considered by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that the analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses considered or focusing on information presented in tabular format, without considering all analyses or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Susser, ETP or any other entity. The estimates of the future performance of Susser or ETP in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the merger consideration and were provided to Susser’s board of directors in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or acquired or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual value of Susser or ETP.

The type and amount of consideration payable in the merger was determined by Susser and ETP, rather than by any financial advisor, and was approved by Susser’s board of directors. The decision to enter into the merger agreement was solely that of Susser’s board of directors. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by Susser’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of Susser’s board of directors or management with respect to the merger or the merger consideration.

In connection with BofA Merrill Lynch’s services as Susser’s financial advisor, Susser has agreed to pay BofA Merrill Lynch an aggregate fee currently estimated to be approximately $20.2 million, a portion of which was payable upon the rendering of its opinion and approximately $18.2 million of which is contingent upon consummation of the merger. Susser also has agreed to reimburse BofA Merrill Lynch for its expenses, including fees and expenses of its legal counsel, incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of its businesses, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Susser, ETP and certain of their respective affiliates. As disclosed to Susser’s board of directors, the senior investment banker on BofA Merrill Lynch’s deal team acting as financial advisor to Susser in connection with the merger owned, as of the date of the opinion, less than $150,000 of equity interests in an affiliate of ETP.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Susser and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as joint book-running manager and/or underwriter for, and/or as a structuring advisor in connection with, certain equity offerings of Susser and an affiliate of Susser, (ii) having acted or acting as an administrative agent, a bookrunner and/or an arranger for, and/or as a lender under, certain term loans, letters of credit, credit facilities and other credit arrangements of Susser and certain of its affiliates, (iii) having provided or providing certain managed institutional investments services and products to Susser and certain of its affiliates, and (iv) having provided or providing certain treasury management services and products to Susser and certain of its affiliates. From April 1, 2012 through March 31, 2014, BofA Merrill Lynch and its affiliates received aggregate revenues from Susser and certain of its affiliates of approximately $17 million for corporate, commercial and investment banking services.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to ETP and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to an affiliate of ETP in connection with an acquisition transaction, (ii) having acted or acting as joint book-running manager and/or underwriter for various debt and equity offerings of ETP and certain of its affiliates, (iii) having acted as a dealer in the equity interest buyback program of an affiliate of ETP, (iv) having acted or acting as a bookrunner and/or an arranger for, and/or as a lender under, certain term loans, letters of credit, credit and leasing facilities and other credit arrangements of ETP and certain of its affiliates (including acquisition financing), (v) having provided or providing certain commodity and other trading services to ETP and certain of its affiliates, and (vi) having provided or providing certain treasury management services and products to ETP and certain of its affiliates. From April 1, 2012 through March 31, 2014, BofA Merrill Lynch and its affiliates received aggregate revenues from ETP and certain of its affiliates of approximately $33 million for corporate, commercial and investment banking services.

Support Agreement

Simultaneously with the execution of the merger agreement, Sam L. Susser and a related family limited partnership holding shares of Susser common stock beneficially owned by him (which we refer to as the “supporting stockholders”), which owned 2,353,895 shares of Susser common stock representing approximately 11% of the Susser common stock outstanding and entitled to vote as of April 25, 2014, entered into a support agreement dated as of April 27, 2014. Under the terms of the support agreement, each supporting stockholder has agreed, among other things (i) to vote all shares of Susser common stock which such supporting stockholder owns, either beneficially or of record, or has the right to vote (which we refer to as the “covered shares”) in favor of the approval or adoption of, or consent to, the merger agreement and the transactions contemplated thereby, (ii) to vote all covered shares against the approval or adoption of (x) any other acquisition proposal or any other action, agreement, transaction or proposal made in opposition to the merger, (y) any action, agreement, transaction or proposal that is intended, or would reasonably be expected, to result in a material breach of any covenant, representation or other obligation of Susser contained in the merger agreement or such supporting stockholder contained in the support agreement; and (z) any other action, agreement, transaction or proposal that is intended or would reasonably be expected to materially impede, interfere with or prevent, delay, discourage or frustrate the purpose of or adversely affect the merger or the other transactions contemplated by the merger agreement, including certain specified categories of actions specified therein, (iii) to make a unit election pursuant to the merger agreement, (iv) not to transfer such Susser common stock (subject to certain exceptions set forth therein) or enter into other arrangements inconsistent with the support agreement, (v) not to solicit, initiate, seek or knowingly encourage any third person to make a third party takeover proposal or to assist any third person in connection therewith and (vi) that any additional shares of Susser common stock acquired by the supporting stockholders or that the supporting stockholders have a right to vote after the execution of the support agreement would be subject to the support agreement. The support agreement will terminate upon the earliest to occur of (a) the effective time of the merger, (b) a change of recommendation, (c) the termination of the merger agreement in accordance with its terms, and (d) the mutual written consent of the Merger Sub and ETP, on the one hand, and the supporting stockholders, on the other hand.

Susser Unaudited Prospective Financial Information

Susser does not, as a matter of course, make public long-term forecasts as to future performance or other prospective financial information beyond the current fiscal year, and Susser is especially wary of making forecasts or projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, as part of the due diligence review of Susser in connection with the merger, Susser’s management prepared and provided to ETP, as well as to BofA Merrill Lynch in connection with its evaluation of the fairness of the merger consideration, certain non-public, internal financial forecasts regarding Susser’s projected future operations for fiscal years 2014 through 2018. Susser has included below a summary of these forecasts for the purpose of providing stockholders and investors access to certain non-public information that was furnished to third parties and such information may not be appropriate for other purposes. These forecasts were also considered by the Susser board of directors for purposes of evaluating the merger.

These internal financial forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, GAAP or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentations of financial forecasts. The prospective financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, Susser’s management. Ernst & Young LLP, Susser’s independent auditor, has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP report incorporated by reference in this proxy statement/prospectus relates to Susser’s historical financial information. It does not extend to the prospective financial information and should not be read to do so. The summary of these internal financial forecasts included below is not being included to influence your decision whether to vote for the merger and the transactions contemplated in connection with the merger, but instead because these internal financial forecasts were provided by Susser to ETP and BofA Merrill Lynch.

While presented with numeric specificity, these internal financial forecasts were based on numerous variables and assumptions (including, but not limited to, those related to industry performance and competition and general business, economic, market and financial conditions and additional matters specific to Susser’s businesses) that are inherently subjective and uncertain and are beyond the control of Susser’s management. Important factors that may affect actual results and cause these internal financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to Susser’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors,” beginning on page 37 and page 31, respectively. These internal financial forecasts also reflect numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial forecasts. Accordingly, there can be no assurance that the forecasted results summarized below will be realized.

The inclusion of a summary of these internal financial forecasts in this proxy statement/prospectus should not be regarded as an indication that any of Susser, ETP or their respective affiliates, advisors or representatives considered these internal financial forecasts to be predictive of actual future events, and these internal financial forecasts should not be relied upon as such nor should the information contained in these internal financial forecasts be considered appropriate for other purposes. None of Susser, ETP or their respective affiliates, advisors, officers, directors, partners or representatives can give you any assurance that actual results will not differ materially from these internal financial forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile these internal financial forecasts to reflect circumstances existing after the date these internal financial forecasts were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying these forecasts are shown to be in error. Since the forecasts cover multiple years, such information by its nature becomes less meaningful and accurate with each successive year.

None of Susser, or its affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder, investor, ETP or any other person, in the merger agreement or otherwise, concerning these internal financial forecasts or regarding Susser’s ultimate performance compared to the information contained in these internal financial forecasts or that the forecasted results will be achieved. The below forecasts do not give effect to the merger. Susser urges all stockholders to review Susser’s most recent SEC filings for a description of Susser’s reported financial results.

Subject to the foregoing qualifications, the prospective financial projections reflected below by fiscal year through the year 2018 were prepared by, or as directed by, Susser’s management and were delivered to ETP and BofA Merrill Lynch.

Fiscal year ending Sunday closest to December 31 ($ in millions):

Susser (including MLP)	2014E	2015E	2016E	2017E	2018E
Adjusted EBITDA	$199	$222	$252	$286	$322
Capital Expenditures	247	239	246	268	291
Depreciation and Amortization	78	87	94	104	118

Susser MLP Business	2014E	2015E	2016E	2017E	2018E
Adjusted EBITDA	$67	$83	$98	$115	$133
Capital Expenditures	139	148	166	181	199
Depreciation and Amortization	13	19	25	31	39
Distributable Cash Flow	55	67	66	83	95
Distribution to LP Unitholders	47	56	63	72	82
Incentive Distributions to SUSS	1	2	2	3	5

ETP’s Reasons for the Merger

The merger between ETP and Susser will complement ETP’s established East Coast and Southeast presence through ETP’s existing retail network with Sunoco, Inc. (“Sunoco”) by providing ETP the opportunity to create a stronger and more diversified retail platform, both geographically and by source of revenue.

In evaluating the merger, the ETP board of directors consulted with ETP’s management and legal and financial advisors. The ETP board of directors determined the merger to be in the best interests of ETP based on, among other factors, its belief that the merger will provide it with the following benefits:

Benefits From Drop Down Transactions. ETP expects the merger will create the opportunity for ETP to segregate its retail and wholesale fuels businesses from its other transportation and midstream businesses over time, through a contemplated series of transfers (which we refer to as “drop downs”) of its retail and wholesale fuels business to Susser MLP. As Susser MLP will continue to be a separate, publicly traded entity with its own independent sources of debt and equity capital, ETP expects that Susser MLP will have the ability to fund these acquisitions with a combination of cash and Susser MLP common units, thereby generating significant cash proceeds to ETP over the next several years. ETP expects that it will monetize Susser MLP common units it receives from the drop downs through sales of Susser MLP common units into the public markets from time to time. ETP expects that, through those drop downs, Susser MLP will be able to increase its cash distributions with respect to its common units, thereby benefitting ETP through its ownership of Susser MLP common units and the Susser MLP incentive distribution rights that ETP will acquire in the merger.

Strengthen Credit Metrics. While enhancing ETP’s growth profile, ETP believes that significant cash proceeds from anticipated future drop downs into Susser MLP will strengthen ETP’s credit metrics.

Be Accretive to Cash Flow. The merger is expected to increase ETP’s distributable cash flow, both immediately and over the long term, primarily as a result of the expected increases in distributable cash flow from the operating of additional retail stores, as well as the expected revenue and cost savings synergies, as discussed below.

Create Synergies. ETP expects the merger will allow ETP to take advantage of operational and commercial synergies that will result in meaningful cost savings and increased margins. ETP believes that the cost saving synergies will be achieved through improved economies of scale related to the purchase of merchandise, information technology systems cost savings, and operational synergies related to personnel. In addition, ETP believes that the merger will allow Susser to capitalize on Sunoco’s fuel sourcing expertise to achieve lower retail fuel costs while allowing Sunoco to increase its wholesale fuels business.

Broaden Geographic Footprint. ETP believes that the addition of Susser to the Sunoco network broadens Sunoco’s geographic footprint and creates a portfolio of strong fuel brands and convenience store models to deploy optimally, with the strong capital and operating discipline that has allowed both Sunoco and Susser to generate sustained earnings growth over time. ETP believes that the merger will allow Susser’s Stripes business to expand into adjacent states and that the entry of the Sunoco brand into Texas and neighboring states presents opportunities for additional margins through expansion of dealer and distributor channels.

Post-Closing Transactions and Structure

Immediately prior to the closing of the merger, (1) ETP will make the HHI Loan to HHI, in an amount equal to the amount of cash sufficient to effect the delivery of the consideration for the merger to the holders of Susser common stock (in accordance with the applicable terms and provisions of the merger agreement) plus amounts necessary, as agreed by ETP and HHI, to pay certain transaction expenses and refinance a portion of the outstanding indebtedness of Susser at closing, (2) HHI will contribute to Merger Sub a portion of the cash received pursuant to the HHI Loan (in accordance with the applicable terms and provisions of the merger agreement) in exchange for 50% of the issued and outstanding capital stock of Merger Sub and (3) ETP will transfer to Merger Sub (or hold for delivery to the exchange agent on Merger Sub’s behalf at the effective time of the merger) the number of ETP common units issuable at closing, in continuation of its ownership of 50% of the issued and outstanding capital stock of Merger Sub.

At the effective time of the merger, subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, Merger Sub will merge with and into Susser, whereupon the separate corporate existence of Merger Sub will cease, and Susser will continue its corporate existence under Delaware law as the surviving corporation and a subsidiary of ETP.

Following the effective time of the merger, ETP will (1) contribute its 50% equity interest in Susser to Holdco and (2) cause Susser to transfer to ETP (a) 100% of the incentive distribution rights of Susser MLP and (b) 100% of the limited liability company interests in Susser Petroleum Partners GP LLC, a Delaware limited liability company and the general partner of Susser MLP.

Following the merger and related transactions, each of ETE, ETP and Susser MLP will continue to be publicly traded partnerships, with ETP controlling Susser MLP through its ownership of the general partner of Susser MLP.

The diagrams below illustrate the organizational structure of ETP, ETE, Susser and Susser MLP prior to and after the closing of the merger. For simplicity, certain immaterial entities and ownership interests have not been depicted.

Pre-Closing Structure

Post-Closing Structure

Energy Transfer Equity, L.P.
(NYSE: ETE)
100% Membership Interest
Energy Transfer Partners, L.L.C.
99.99% Limited Partner Interest
ETP Common Units
0.01% General Partner Interest
Energy Transfer Partners GP, L.P.
0.7% General Partner Interest
100% Incentive Distribution Rights
Energy Transfer Partners, L.P.
(NYSE: ETP)
100% Membership Interest
ETP Holdco Corporation
Susser Petroleum Partners GP LLC
100% Incentive Distribution Rights
Heritage Holdings, Inc.
50%
50%
Susser Holdings Corporation
Non-Economic General Partner Interest
50.2% Limited Partner Interest
Susser Petroleum Partners LP
(NYSE: SUSP)

Interests of Susser’s Directors and Executive Officers in the Merger

In considering the recommendation of the Susser board of directors that you vote to adopt the merger agreement and the merger, you should be aware that, aside from their interests as Susser stockholders, Susser’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other Susser stockholders generally. The members of Susser’s board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the Susser stockholders that the merger agreement and the merger be adopted. See the section above entitled “—Background of the Merger,” and the section entitled “—Recommendation of Susser’s Board of Directors and Reasons for the Merger.” Susser’s stockholders should take these interests into account in deciding whether to vote “FOR” the adoption of the merger agreement and the transactions contemplated thereby. These interests are described in more detail below, and certain of them are quantified in the narrative and the table below.

Equity-Based Awards

Under the merger agreement, equity-based awards held by Susser directors and executive officers as of the effective time of the merger will be treated as follows:

Stock Options. Each award of stock options outstanding immediately prior to the effective time of the merger (other than under the Susser employee stock purchase plan), whether or not vested, will become fully vested and be converted into the right to receive a cash payment equal to (a) the number of shares of Susser common stock subject to the stock option, multiplied by (b) the excess, if any, of the Closing Price over the exercise price per share of Susser common stock subject to such option, less any applicable withholding or other taxes.

Restricted Stock Units Outstanding as of April 27, 2014. Except for certain 2014 awards described below, each award of restricted stock units that was granted on or prior to April 27, 2014 and is outstanding immediately prior to the effective time of the merger will become fully vested (assuming satisfaction of any applicable performance criteria at 100% of target level) and be converted into the right to receive an amount in cash equal to the product of (a) the number of shares of Susser common stock subject to such award multiplied by (b) the Closing Price.

Notwithstanding the foregoing, 2014 LTIP Units shall be converted at the effective time of the merger into (i) an adjusted phantom common unit of ETP, with the same terms and conditions as were applicable to such 2014 LTIP Unit, covering the number of ETP common units, rounded down to the nearest whole common unit, determined by multiplying the number of shares subject to the 2014 LTIP Unit award immediately prior to the effective time of the merger (assuming satisfaction of any applicable performance criteria at 100% of target level) by the Equity Award Exchange Ratio and (ii) cash in lieu of any fractional phantom unit award in ETP, subject to applicable tax withholdings. The adjusted ETP phantom units shall vest on January 2, 2015, subject to the grantee’s continued employment through that date (with acceleration if the grantee’s employment is terminated without “cause” or the grantee resigns for “good reason”).

Restricted Stock Outstanding as of April 27, 2014. Each award of restricted stock that was granted on or prior to April 27, 2014 and is outstanding immediately prior to the effective time of the merger will become fully vested (assuming satisfaction of any applicable performance criteria at 100% of target level) and be converted into the right to receive, at the election of the holder, and subject to the standard proration rules described above, either the standard mix of consideration, the cash election or the unit election, with cash in lieu of any fractional units of ETP, in each case less any applicable withholding taxes.

Restricted Stock Units Granted After April 27, 2014. Although Susser does not anticipate any such grants to Susser’s executive officers, each award of restricted stock units granted after April 27, 2014 that is outstanding immediately prior to the effective time of the merger will be converted into a phantom unit award in ETP with the same terms and conditions as the initial grant, covering the number of ETP common units, rounded down to the nearest whole common unit, determined by multiplying the number of shares subject to such award immediately prior to the effective time of the merger (assuming satisfaction of any applicable performance criteria at 100% of target level) by the Equity Award Exchange Ratio and cash in lieu of any fractional phantom unit awards in ETP, subject to all applicable tax withholdings. The adjusted ETP phantom unit award shall vest solely on the basis of time and continued service by the grantee at a rate no greater than one-third of the ETP common units subject thereto on each anniversary of the date of grant of the related award of the restricted stock units, subject to the grantee’s continued employment through each vesting date (with acceleration if the grantee’s employment is terminated without “cause” or the grantee resigns for “good reason”).

Restricted Stock Granted After April 27, 2014. Although Susser does not anticipate any such grants to Susser’s executive officers, each award of restricted stock granted after April 27, 2014 that is outstanding immediately prior to the effective time of the merger will be converted into a restricted unit award with the same terms and conditions as the initial grant covering the number of ETP common units, rounded down to the nearest whole unit, determined by multiplying the number of Susser’s shares subject to such award (assuming satisfaction of any applicable performance criteria at 100% of target level) by the Equity Award Exchange Ratio and cash in lieu of any fractional restricted unit, subject to all applicable tax withholdings. The adjusted ETP restricted unit award shall vest solely on the basis of time and continued service by the grantee at a rate no greater than one-third of the ETP common units subject thereto on each anniversary of the date of grant of the related award of the restricted stock, subject to the grantee’s continued employment through each vesting date (with acceleration if the grantee’s employment is terminated without “cause” or the grantee resigns for “good reason”).

Employee Stock Purchase Plan. Immediately prior to the effective time of the merger, the offering period under the ESPP will terminate and participants in the ESPP will be entitled to receive an amount in cash equal to the product of (i) the Closing Price multiplied by (ii) the number of shares the participant would have been able to purchase with the balance of his or her payroll account under the ESPP (i.e., in general, at a price equal to 85% of the Closing Price) if the effective date of the merger had been the applicable “purchase date” under the ESPP, subject to all applicable tax withholdings.

Susser Petroleum Equity Awards. Pursuant to their terms, all outstanding awards under the Susser Petroleum Partners LP 2012 Long Term Incentive Plan that were granted on or prior to April 27, 2014 will become fully vested upon the effective time of the merger. Awards granted under such plan after April 27, 2014, shall vest solely on the basis of time and continued service by the grantee at a rate no greater than one-third of the units subject thereto on each anniversary of the date of grant of the award, subject to the grantee’s continued employment through each vesting date (with acceleration if the grantee’s employment is terminated without “cause” or the grantee resigns for “good reason”).

Quantification of Equity-Related Payments. The following table sets forth the cash proceeds that each of Susser’s directors and executive officers would be expected to receive at the closing of the merger in respect of their common stock, stock options, awards of restricted stock units and restricted stock as well as the value of equity awards under the Susser Petroleum Partners LP 2012 Long Term Incentive Plan based on his or her expected beneficial ownership as of August 15, 2014, including cash proceeds for awards that may vest prior to the consummation of the merger based upon the completion of continued service with Susser and/or the prior achievement of performance goals, in either case independent of the occurrence of the merger. All share numbers have been rounded to the nearest whole number.

			Shares not Vested				Estimated Value of Consideration(2)
	Susser Shares Beneficially Owned(1)		Susser Restricted Stock	Susser Restricted Stock Units	Susser Options	Susser MLP Phantom Units(3)	Susser Shares Beneficially Owned	Susser Unvested Awards	Susser MLP Phantom Units(3)	Total
Sam L. Susser	2,360,637	(4)	14,973	118,913	—	3,519	$186,159,834	$10,558,250	$154,343	$196,872,427
E.V. Bonner, Jr.	207,400	(4)	3,267	19,896	—	4,000	16,355,564	1,826,634	175,440	18,357,638
Rocky B. Dewbre	138,044		3,680	19,896	—	4,000	10,886,150	1,859,203	175,440	12,920,793
Mary E. Sullivan	103,777		3,267	19,896	—	4,000	8,183,854	1,826,634	175,440	10,185,928
David P. Engel	86,393		1,238	—	—	—	6,812,952	97,629	—	6,910,581
Bruce W. Krysiak	43,281		1,238	—	—	—	3,413,140	97,629	—	3,510,769
Armand S. Shaprio	34,175		1,238	—	—	—	2,695,041	97,629	—	2,792,670
Ronald G. Steinhart	29,081		1,238	—	4,720	—	2,293,328	414,765	—	2,708,093
Sam J. Susser	43,001		1,238	—	—	—	3,391,059	97,629	—	3,488,688
Andrew M. Alexander	—		3,514	—	—	—	—	277,114	—	277,114

Total	3,045,789		34,891	178,601	4,720	15,519	$240,190,922	$17,153,116	$680,663	$258,024,701

(1)	Includes shares issued and outstanding as of May 16, 2014, vested options that have not been exercised and restricted shares, restricted stock units and stock options that are scheduled to vest by August 15, 2014.
(2)	Assumes share price based on May 16, 2014 closing price for Susser shares of $78.86.

(3)	Includes Susser MLP phantom units which will vest on change of control, although no cash will be received by any executive officer or director for these units. Assumes unit price based on May 16, 2014 closing price for Susser MLP units of $43.86.
(4)	Excludes 120,425 shares of Susser common stock held in a trust for the benefit of Sam L. Susser’s children and future grandchildren. E.V. Bonner, Jr. acts as trustee of this trust, and disclaims beneficial ownership of such shares of Susser common stock.

2014 Bonuses

Pursuant to the merger agreement, a pro-rata cash bonus in respect of 2014, for the portion of the year from December 30, 2013 through the effective time of the merger, will be paid to eligible employees, subject to the employee remaining employed for 90 days following the effective time (or, if earlier, through March 15, 2015), with acceleration if the employee’s employment is terminated by Susser without “cause” (as reasonably determined by Susser) or by the employee for “good reason.” For this purpose, “good reason” means (i) a reduction in the employee’s base compensation or (ii) a relocation of the employee’s principal place of employment by more than 50 miles.

For an estimate of the value of the payments described above that would be payable to each of Susser’s named executive officers, see “—Quantification of Payments and Benefits to Susser’s Named Executive Officers” below.

Employment Agreements

Each of Susser’s named executive officers is party to an employment agreement that provides for severance payments upon certain events of termination. If Susser terminates any of Susser’s named executive officers without “cause,” or the executive elects to terminate employment for “good reason,” he or she is generally entitled to two times (or, $1.5 million in the case of Mr. Susser) base salary paid out in five installments over two years, plus any earned and accrued but unpaid bonus and any accrued vacation pay, 24 months of continued health insurance coverage for the executive and his or her family, and the reimbursement of any previously-incurred job-related expenses. In addition, under these employment agreements, Susser’s named executive officers are also entitled to various “gross-up” payments for any “golden parachute” excise taxes they incur pursuant to section 4999 of the Internal Revenue Code. The transactions contemplated by the merger agreement are expected to give rise to “good reason” for each executive who is party to an employment agreement to resign and receive severance.

For purposes of these employment agreements, “good reason” generally includes: (i) a reduction of the executive’s base salary or target bonus percentage; (ii) the relocation of the executive’s principal office location to a location outside of Corpus Christi, Texas, or, in the case of Susser’s named executive officers other than Mr. Susser, Houston, Texas; (iii) Susser’s failure to provide any employee benefits due to be provided to the executive; (iv) a material breach of the executive’s employment agreement by Susser; (v) the acquisition by a financial or strategic buyer of 51% of the outstanding equity interests of the Company, provided, in the latter case, the executive negotiates to provide continued transition services for a reasonable period; or (vi) in the case of Mr. Susser, the assignment of duties inconsistent with his status as chief executive officer, an adverse alteration in the nature of his duties and/or responsibilities, reporting obligations, title or authority, or the hiring or retention of any officer of Susser to serve in a senior capacity. In addition, “cause” generally includes: (i) the executive’s conviction of, or plea of guilty or nolo contendere to, a felony, or executive’s commission of an act of fraud or embezzlement against Susser or any of its subsidiaries or affiliates; (ii) the executive’s willful and material breach of his or her employment agreement which is economically harmful to Susser or any of its subsidiaries; (iii) the executive’s willful misconduct that is economically injurious to Susser or any of its subsidiaries; (iv) the executive’s willful failure to follow the lawful directives of the Board; or (v) the executive’s material failure or neglect to carry out his or her job functions (other than by reason of a physical or mental impairment), that continues after the executive has been provided with specific notice of such failure or neglect, and a reasonable opportunity to correct the same.

For an estimate of the value of the payments described above that would be payable to each of Susser’s named executive officers, see “—Quantification of Payments and Benefits to Susser’s Named Executive Officers” below.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, Susser’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from the surviving corporation. Such indemnification is further described in the section entitled “The Merger Agreement—Indemnification and Insurance.”

Compensation and Employee Benefits

Under the terms of the merger agreement, ETP has agreed to provide or cause its subsidiaries, including the surviving corporation, to provide to each of Susser’s employees as of the effective time of the merger, including Susser’s named executive officers, for one year following the effective time of the merger (i) base compensation and a target cash bonus opportunity that, in each case, is no less favorable than was provided to the employee immediately before the effective time of the merger, and (ii) all other compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits (A) provided to the employee immediately prior to the effective time (excluding equity-based compensation), or (B) provided to similarly-situated employees of ETP and its subsidiaries (excluding equity-based compensation).

Quantification of Payments and Benefits to Susser’s Named Executive Officers

The table below sets forth the amount of payments and benefits that each Susser named executive officer would receive in connection with the merger, assuming, for illustrative purposes, that the consummation of the merger occurred on August 15, 2014, and the named executive officer was terminated without “cause” on such date.

Golden Parachute Compensation

Name and Principal Position(1)	Cash(2)	Equity(3)	Benefits(4)	Tax Gross- Up(5)	Total(6)
Sam L. Susser, Chairman of the Board, President and CEO	$1,814,364	$10,712,593	$33,676	$3,923,057	$16,483,690
Mary E. Sullivan, EVP, CFO and Treasurer	710,939	2,002,074	24,945		2,737,958
E.V. Bonner, Jr., EVP, Secretary and General Counsel	778,205	2,002,074	33,676		2,813,955
Rocky B. Dewbre, EVP and CEO-Wholesale	758,711	2,034,643	33,676	649,127	3,476,157

(1)	No figures are reported with respect to Steven C. DeSutter, former Executive Vice President of Susser and President and Chief Executive officer of Susser’s retail segment, as Mr. DeSutter resigned from Susser effective February 28, 2014.
(2)	The cash amount for each executive includes (a) potential cash severance under the executive’s employment agreement and (b) a pro-rata target cash bonus for 2014.

The cash severance is payable only if the executive’s employment is terminated without “cause” or the executive resigns for “good reason” (as such terms are defined in the executive’s employment agreement as described above). The cash severance is $1,500,000 for Mr. Susser and two times base salary for each of Susser’s other named executive officers (which cash severance is equal to $598,063 for Ms. Sullivan, $654,649 for Mr. Bonner, and $638,250 for Mr. Dewbre). The cash severance is payable in five installments (the first installment of 50% of the cash severance is paid on the first business day following 53 days after termination of employment, the second installment of 12.5% of the cash severance is paid on the first anniversary of the date of termination, and the third through fifth installments of 12.5% of the cash severance are paid in four-month intervals thereafter). Susser considers the cash severance amounts payable to each executive pursuant to their employment agreements to be “single trigger” because each executive will be entitled to resign for any reason during the 30-day period following the consummation of the merger and receive the full cash severance amount.

The pro-rata bonus is estimated based on the assumption that the effective time of the merger was August 15, 2014. The amount of such estimated pro-rata bonus is $314,364 for Mr. Susser, $112,876 for Ms. Sullivan, $123,556 for Mr. Bonner, and $120,461 for Mr. Dewbre. The pro-rata bonus is payable if the executive remains employed by Susser for 90 days following the effective time of the merger (or, if earlier, through March 15, 2015) or is terminated without “cause” (as reasonably determined by Susser) or resigns for “good reason” prior to that date. For this purpose, “good reason” means (i) a reduction in the executive’s base compensation or (ii) a relocation of the executive’s principal place of employment by more than 50 miles. Susser considers the pro-rata bonuses payable to the executives to be “double trigger” because the executives will only be entitled to such pro-rata bonuses upon certain qualifying terminations of employment in the event that they do not remain in employment for the required 90-day period.

(3)	As described in more detail in “The Merger Agreement—Susser Employee Equity-Based Awards,” all unvested equity-based awards held by the named executive officers will be vested and settled upon the consummation of the merger (i.e., “single trigger”), except for the 2014 LTIP Awards and any awards granted after April 27, 2014 (which are “double trigger”). All unvested awards currently held by the named executive officers are restricted stock units, shares of restricted stock and phantom units of Susser MLP. It is assumed for purposes hereof that all such awards (including 2014 LTIP Awards) vest upon the closing of the transaction to the extent they have not vested before such date. For all outstanding awards that relate to shares of Susser common stock, the actual price per share used to calculate the payments to individuals is the closing price of one share of Susser common stock on the New York Stock Exchange on the day prior to the effective date of the merger, as reflected in the Wall Street Journal. For purposes hereof, the assumed stock price is $78.86, the closing price of shares of Susser common stock on May 16, 2014, and $43.86 for Susser MLP phantom units, the closing price of Susser MLP common units on May 16, 2014. The Susser MLP phantom units will not be settled in cash upon the closing of the merger, but rather will be paid out in actual Susser MLP units as soon as practicable after such closing.

The value of the equity awards subject to accelerated vesting (using the assumptions in the prior paragraph) are as follows:

Name	“Single Trigger” Vesting of Susser Restricted Stock Units	“Single Trigger” Vesting of Shares of Susser Restricted Stock	“Double Trigger” 2014 LTIP Awards	“Single Trigger” Susser MLP Phantom Units
Sam L. Susser	$9,377,479	$1,180,771	$0	$154,343
Mary E. Sullivan	1,322,876	257,636	246,122	175,440
E.V. Bonner, Jr.	1,322,876	257,636	246,122	175,440
Rocky B. Dewbre	1,322,876	290,205	246,122	175,440

(4)	Amount represents 18 months of COBRA premiums, plus a cash payment representing six months of COBRA premiums, if the executive has not obtained coverage after such 18 month period. Susser considers these amounts payable to each executive pursuant to their employment agreements to be “single trigger” because each executive will be entitled to resign for any reason during the 30-day period following the consummation of the merger and receive the full payment amount. The amounts set forth in this column are based on COBRA rates in effect for 2014 for the executive’s currently-elected coverage.
(5)	Represents the estimated “gross-up” of the “golden parachute” excise tax under section 4999 of the Internal Revenue Code. The actual amount will vary based on a number of factors, such as the actual period for acceleration of time-vesting equity awards (which will be determined by the actual closing date) and whether severance becomes payable to the executive.

(6)	The “single trigger” and “double trigger” components of the amounts reflected in this column are set forth below:

Name	“Single Trigger” Amounts	“Double Trigger” Amounts
Sam L. Susser	$16,169,326	$314,364
Mary E. Sullivan	2,378,960	358,998
E.V. Bonner, Jr.	2,444,277	369,678
Rocky B. Dewbre	3,109,574	366,583

Securities Ownership of Certain Beneficial Owners and Management

The following table sets forth the number of shares of common stock of Susser beneficially owned by each director, by each named executive officer, and by each person known by Susser to beneficially own 5% or more of Susser’s outstanding common stock, and by all directors and executive officers as a group as of May 16, 2014, unless otherwise indicated in the footnotes. Each of the following persons and members of the group had sole voting and investment power with respect to the shares shown, unless otherwise indicated in the footnotes.

Name and Address	Shares Beneficially Owned†	Percent of Class
Sam L. Susser(1)	2,389,848	10.9%
E.V. Bonner, Jr.(2)	331,705	1.5%
Rocky B. Dewbre	142,337	*
Mary E. Sullivan	107,657	*
Andrew M. Alexander	3,514	*
David P. Engel(3)	87,631	*
Bruce W. Krysiak(4)	44,519	*
Armand S. Shapiro	35,413	*
Ronald G. Steinhart	30,319	*
Sam J. Susser	44,239	*
Piper Jaffray Companies(5)	2,376,011	10.8%
All executive officers and directors as a group (10 persons)(6)	3,217,182	14.7%

*	Represents less than 1%.
†	Does not include RSUs that may not be voted or transferred prior to vesting. Includes restricted stock and shares underlying vested options that have not been exercised. As of May 16, 2014, there were 21,933,510 shares of Susser common stock deemed to be beneficially owned for purposes of the above table.
(1)	The total number of shares of Susser common stock includes shares held in a family limited partnership, the general partner of which is controlled by Sam L. Susser. The total does not include 120,425 shares conveyed to a trust for Mr. Susser’s children and future grandchildren, of which trust Mr. Bonner serves as trustee. The address for Mr. Susser is P.O. Box 9036, Corpus Christi, TX 78469.
(2)	Includes 1,000 shares of Susser common stock owned by Mr. Bonner’s minor children. Includes 120,425 shares of Susser common stock held in a trust for the benefit of Sam L. Susser’s children and future grandchildren. Mr. Bonner acts as trustee of this trust, and disclaims beneficial ownership of such shares.
(3)	Includes 57,467 shares of Susser common stock held by a family limited partnership. Mr. Engel serves as the President of the general partner of this partnership.
(4)	Includes 2,200 shares of Susser common stock held by a private foundation for which Mr. Krysiak serves as trustee.
(5)	The address of Piper Jaffray Companies is 800 Nicollet Mall Suite 800, Minneapolis, MN 55402. This information was reported as of December 31, 2013 on a Schedule 13G filed February 14, 2014.
(6)	Includes shares of Susser common stock deemed to be beneficially owned as described in the foregoing footnotes.

The following table sets forth, as of May 16, 2014, the number of SUSP common units beneficially owned by each of our named executive officers and directors of Susser and all executive officers and directors as a group:

Name and Address	Common Units Beneficially Owned(1)	Percent of Common and Subordinated Units Beneficially Owned
Sam L. Susser(2)	266,933	1.2%
E.V. Bonner, Jr.(3)	113,805	*
Rocky B. Dewbre	16,000	*
Mary E. Sullivan	26,000	*
Andrew M. Alexander	—	—
David P. Engel(4)	21,940	*
Bruce W. Krysiak(4)	41,600	*
Armand S. Shapiro	5,000	*
Ronald G. Steinhart(5)	5,000	*
Sam J. Susser	11,000	*
All executive officers and directors as a group (10 persons)(6)	507,278	2.3%

(1)	Does not include phantom units that have not vested, and will not vest within 60 days. As of May 16, 2014, there were a total of 21,960,200 common and subordinated units deemed to be beneficially owned for purposes of the above table. Included in this total are 79,308 common units and 10,939,436 subordinated units owned by our subsidiaries.
(2)	As our chairman, Sam L. Susser is entitled to vote on decisions to vote, or to direct to vote, and to dispose, or to direct the disposition of, the common units and subordinated units held by us or one of our wholly owned subsidiaries but he cannot individually control the outcome of such decisions. Mr. Susser disclaims beneficial ownership of the common units and subordinated units held by us or any of our wholly owned subsidiaries. The number of beneficially-owned units reflected for Mr. Susser excludes 87,805 units conveyed to trusts for the benefit of his children and future grandchildren, of which Mr. Bonner serves as trustee.
(3)	Includes 87,805 common units held in trusts for the benefit of Sam L. Susser’s children and future grandchildren. Mr. Bonner acts as trustee of these trusts, and disclaims beneficial ownership of such units.
(4)	Includes 9,750 units owned by a family limited partnership of which Mr. Engel is the general partner.
(5)	Includes 5,000 units owned by a family limited partnership of which Mr. Steinhart serves as managing partner.
(6)	Includes shares of common stock deemed to be beneficially owned as described in the foregoing footnotes.

Merger Expenses, Fees and Costs

All fees, costs and expenses incurred by ETP and Susser in connection with the merger will be paid by the party incurring those fees, costs or expenses, whether or not the merger is completed, except that fees and expenses incurred in connection with the printing, filing and mailing of this document and the registration statement of which this document forms a part (including applicable SEC filing fees) will be borne equally by ETP and Susser.

In the event of a termination of the merger agreement under certain circumstances, Susser may be required to pay ETP a breakup fee of $68 million. Additionally, in certain circumstances, upon termination of the merger agreement, Susser may be obligated to pay ETP’s costs and expenses related to the merger in an amount not to exceed $10 million. See “The Merger Agreement—Breakup Fee and ETP Expenses.”

Expected Timing of the Merger

ETP and Susser currently expect to complete the merger in the third quarter of 2014, subject to the receipt of required Susser stockholder approval and regulatory approvals and the satisfaction or waiver of the other conditions to completion of the merger. Because many of the conditions to completion of the merger are beyond the control of ETP and Susser, exact timing for completion of the merger cannot be predicted with any amount of certainty.

No ETP Unitholder Approval

ETP unitholders are not required to approve the merger agreement, the merger or the issuance of common units in connection with the merger.

Appraisal Rights

Holders of Susser common stock who do not vote for the adoption of the merger and who otherwise comply with the applicable statutory procedures of Section 262 of the DGCL will have the right to obtain an appraisal of the value of their shares of Susser common stock in connection with the merger. This means that stockholders are entitled to obtain the “fair value” of their Susser shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) as determined by the Delaware Court of Chancery and entitled to receive payment based upon that valuation, together with a fair rate of interest, in lieu of any consideration to be received under the merger agreement.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to perfect appraisal rights. This summary, however, is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached hereto as Annex D. The preservation and exercise of appraisal right requires strict and timely adherence to the applicable provisions of the DGCL. Failure to follow the requirements of Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights. All references in this summary to a “stockholder” are to the record holder of Susser common stock on the record date for the special meeting unless otherwise indicated.

If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex D hereto carefully and should consult your legal advisor since failure to timely and properly comply with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL. All demands for appraisal must be received prior to the vote on the merger agreement and should be addressed to Susser Holdings Corporation, 4525 Ayers Street, Corpus Christi, Texas 78415, Attention: Secretary and General Counsel, and should be executed by, or on behalf of, the record holder of the shares of Susser common stock. Holders of Susser common stock who desire to exercise their appraisal rights must not vote in favor of the merger agreement and must continuously hold their shares of Susser common stock through the effective date of the merger.

Under Section 262 of the DGCL, where a merger agreement relating to a proposed merger is to be submitted for adoption at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days prior to such meeting, must notify each of its stockholders who was a stockholder on the record date for notice of such meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262 of the DGCL. This document constitutes such notice to the holders of Susser common stock and Section 262 of the DGCL is attached to this document as Annex D.

If you wish to exercise appraisal rights you must not vote for the adoption of the merger agreement and must deliver to Susser, before the vote on the proposal to adopt the merger agreement, a written demand for appraisal of your shares of Susser common stock. If you sign and return a proxy card that does not contain voting instructions or submit a proxy by telephone or through the internet that does not contain voting instructions, you will effectively waive your appraisal rights because such shares represented by the proxy will, unless the proxy is revoked, be voted for the adoption of the merger agreement. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. Neither voting against the adoption of the merger agreement, nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262 of the DGCL.

A demand for appraisal will be sufficient if it reasonably informs Susser of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of common stock. This written demand for appraisal must be separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. If you wish to exercise appraisal rights, you must be the record holder of such shares of Susser common stock on the date the written demand for appraisal is made and you must continue to hold such shares of record through the effective date of the merger. Accordingly, a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective date of the merger, will lose any right to appraisal in respect of such shares.

Only a holder of record of shares of Susser common stock on the record date for the special meeting is entitled to assert appraisal rights for such shares of common stock registered in that holder’s name. To be effective, a demand for appraisal by a stockholder must be made by, or on behalf of, such stockholder of record. The demand should set forth, fully and correctly, the stockholder’s name as it appears, with respect to shares evidenced by certificates, on his or her stock certificate, or, with respect to book-entry shares, on the stock ledger. Beneficial owners who do not also hold their Susser shares of record may not directly make appraisal demands to Susser. The beneficial holder must, in such cases, have the owner of record, such as a broker, bank or other nominee, submit the required demand in respect of those shares of Susser common stock. If shares of Susser common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary. If the shares of Susser common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares of Susser common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Susser common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Susser common stock as to which appraisal is sought. Where no number of shares of Susser common stock is expressly mentioned, the demand will be presumed to cover all shares of Susser common stock held in the name of the record owner.

If you hold your shares of Susser common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If a stockholder who demands appraisal under Delaware law fails to perfect, or effectively withdraws or loses his or her rights to appraisal as provided under Delaware law, each share of Susser common stock held by such stockholder will be deemed to have been converted at the effective time into the right to receive the merger consideration, without interest thereon, less any withholding taxes. A stockholder may withdraw his or her demand for appraisal and agree to accept the merger consideration by delivering to Susser a written withdrawal of his or her demand for appraisal and acceptance of the merger consideration within 60 days after the effective date of the merger (or thereafter with the consent of the surviving entity). Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that any stockholder who has not commenced an appraisal action or joined that proceeding as a named party may withdraw his or her demand for appraisal and agree to accept the merger consideration offered within 60 days after the effective date.

Within 10 days after the effective date, the surviving entity will notify each stockholder who properly asserted appraisal rights under Section 262 of the DGCL and has not voted for the adoption of the merger agreement of the effective date of the merger. Within 120 days after the effective date, but not thereafter, either the surviving entity, or any stockholder who has complied with the requirements of Section 262 of the DGCL and who is otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Susser common stock held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of Susser common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving entity. Susser has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. Susser has no present intent to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that the surviving entity will file such a petition or that it will initiate any negotiations with respect to the fair value of such shares of Susser common stock. Accordingly, stockholders who desire to have their shares of Susser common stock appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

The costs of the appraisal action may be determined by the Delaware Court of Chancery and made payable by the parties as the Court deems equitable. The Court also may order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to us, Susser will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Susser common stock and with whom agreements as to the value of their shares of Susser common stock have not been reached by the surviving entity. After notice to dissenting stockholders who demanded appraisal of their shares of Susser common stock, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares of Susser common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

Within 120 days after the effective date, any stockholder (including any beneficial owner of shares entitled to appraisal rights) that has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving entity a statement setting forth the aggregate number of shares of Susser common stock not voted in favor of the merger and with respect to which demands for appraisal have been timely received and the aggregate number of holders of those shares. These statements must be mailed to the stockholder within 10 days after a written request by such stockholder for the information has been received by the surviving entity, or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.

After determination of the stockholders entitled to appraisal of their shares of Susser common stock, the Delaware Court of Chancery will appraise the shares of Susser common stock, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by such stockholders of their certificates and book-entry shares.

In determining the fair value of the shares of Susser common stock, the Delaware Court of Chancery is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the shares of Susser common stock, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. Susser may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the shares of Susser common stock is less than the merger consideration. Therefore, the value so determined in any appraisal proceeding could be the same as, or more or less than, the merger consideration.

Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In view of the complexity of Section 262 of the DGCL, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

Any stockholder who has duly demanded and perfected an appraisal in compliance with Section 262 of the DGCL will not, after the effective date of the merger, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of Susser common stock as of a date prior to the effective date of the merger.

If you desire to exercise you appraisal rights, you must not vote for the adoption of the merger agreement and you must strictly comply with the procedures set forth in Section 262 of the DGCL.

Failure to take any required step in connection with the exercise of appraisal rights will result in the termination or waiver of such rights.

Accounting Treatment of the Transactions

In accordance with accounting principles generally accepted in the United States and in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 805-Business Combinations, ETP will account for the merger as an acquisition of a business.

Regulatory Approvals

The following is a summary of the material regulatory requirements for completion of the transactions.

Antitrust. Under the HSR Act, and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied or terminated early. ETE and Susser filed Notification and Report Forms with the Antitrust Division and the FTC on May 14, 2014 and on May 27, 2014 were informed by the FTC that the waiting period was terminated.

At any time before or after the effective time of the merger, the Antitrust Division or the FTC could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets of ETE or Susser or subject to other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including without limitation seeking to enjoin the completion of the merger or permitting completion subject to the divestiture of assets of ETE or Susser or subject to other remedies. Attorneys General may also require the payment of fees to terminate their opposition to the merger. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

General. Pursuant to the terms of the merger agreement, ETP and Susser have agreed to use their respective reasonable best efforts to take, or cause their subsidiaries to take, all actions necessary to obtain all regulatory approvals required to consummate the merger.

Pursuant to the merger agreement, ETP has agreed to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to avoid or eliminate each and every impediment to consummation of the transactions contemplated by the merger agreement under regulatory laws (as defined in the merger agreement), including taking any action (including any action that limits ETP’s freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines or properties of ETP or Susser) as may be required in order to obtain all approvals and other confirmations or to avoid the commencement of any action to prohibit the merger, or, in the alternative, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action or proceeding seeking to prohibit the merger or delay the closing beyond the end date.

Susser Stockholders Making Elections

No less than thirty days prior to the anticipated effective time of the merger (which we refer to as the “mailing date”), Susser stockholders will be mailed under separate cover a form of election for making an election to receive the standard mix of consideration, a cash election or a unit election. Any Susser stockholder who became a Susser stockholder after the record date established for the mailing date, or who did not otherwise receive a form of election, should contact Susser’s proxy solicitor, Georgeson, Inc., at (866) 295-4321 or their broker, bank or other nominee to obtain a form of election. Susser stockholders who vote against approving the merger agreement are still entitled to make elections with respect to their shares. The form of election allows holders of Susser common stock to make an election to receive the standard mix of consideration, a cash election or a unit election for some or all of their shares of Susser common stock or no election for their shares of Susser common stock. Shares of Susser common stock as to which the holder has not made a valid election prior to the election deadline will be treated as though an election to receive the standard mix of consideration had been made. To validly make an election to receive the standard mix of consideration, a cash election or a unit election, Susser stockholders holders must properly complete, sign and send the form of election and stock certificates (or evidence of shares in book-entry form) to the exchange agent prior to the election deadline.

Exchange Agent

Computershare Investor Services will serve as the exchange agent for purposes of effecting the election and proration procedures.

Election Deadline

Unless otherwise designated on the election form, the election deadline will be 5:00 p.m., New York time, on the 20th day following the mailing date. If the effective time of the merger is delayed to a subsequent date, the election deadline will be similarly delayed to a subsequent date (which will be the second business day prior to the new effective time of the merger), and ETP will promptly announce any such delay. Susser stockholders who hold their shares in “street name” may be subject to an earlier deadline. Therefore, you should carefully read any materials you receive from your broker.

Form of Election

The applicable form of election must be properly completed and signed and accompanied by:

•	duly endorsed certificates representing all of the Susser shares to which such form of election relates, duly endorsed in blank or otherwise in a form acceptable for transfer on Susser’s books (or appropriate evidence as to loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification, as described in the form of election); or

•	a properly completed and signed notice of guaranteed delivery, as described in the instructions accompanying the form of election, from a firm which is a member of a registered national securities exchange or commercial bank or trust company having an office or correspondent in the United States, provided that the actual stock certificates are in fact delivered to the exchange agent by the time set forth in the notice of guaranteed delivery; or

•	if the Susser shares are held in book-entry form, the documents specified in the instructions accompanying the form of election.

In order to make an election to receive the standard mix of consideration, a cash election or a unit election, the properly completed and signed form of election, together with one of the items described above, must be actually received by the exchange agent at or prior to the election deadline in accordance with the instructions accompanying the form of election.

Impact of Selling Shares as to which an Election has Already Been Made

Susser stockholders who have made elections will be unable to sell or otherwise transfer their shares after making the election, unless the election is properly revoked before the election deadline or unless the merger agreement is terminated.

Election Revocation and Changes

Generally, an election may be revoked or changed with respect to all or a portion of the Susser shares covered by the election by the holder who submitted the applicable form of election, but only by written notice received by the exchange agent prior to the election deadline. If an election is revoked, or the merger agreement is terminated, and any stock certificates have been transmitted to the exchange agent, the exchange agent will promptly return those certificates to the stockholder who submitted those certificates. Susser stockholders will not be entitled to revoke or change their elections following the election deadline, unless the merger agreement is thereafter terminated. As a result, Susser stockholders who have made elections will be unable to revoke their elections or sell their Susser shares during the period between the election deadline and the date of completion of the merger or termination of the merger agreement.

Susser stockholders not making a valid election in respect of their shares prior to the election deadline, including as a result of revocation, will be deemed non-electing holders. If it is determined that any purported cash election or unit election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis.

Non-Electing Holders

Susser stockholders who do not make an election to receive the standard mix of consideration, a cash election or a unit election, whose election forms are not received by the exchange agent by the election deadline, or whose election forms are improperly completed or not signed will be deemed not to have made an election (and such shares referred to as “no election shares”). Susser stockholders not making (including those deemed not to have made) an election in respect of some or all of their Susser shares will receive standard mix of consideration with respect to the Susser shares for which no election has been made. See “The Merger Agreement—Merger Consideration.”

Neither ETP nor Susser is making any recommendation as to whether Susser stockholders should make an election to receive the standard mix of consideration, a cash election, a unit election or no election in the transactions. You must make your own decision with respect to such election. No guarantee can be made that you will receive the amount of cash consideration or unit consideration you elect. As a result of the proration procedures and other limitations described in this document and in the merger agreement, you may receive unit consideration or cash consideration in amounts that are different from the amounts you elect to receive. Because the value of the unit consideration and cash consideration may differ, you may receive consideration having an aggregate value less than that you elected to receive. The U.S. federal income tax consequences of the transactions to a Susser stockholder are complex and depend on a number of factors specific to each stockholder, including the type of consideration received in the merger. Please see the discussion set forth in the section entitled “Material U.S. Federal Income Tax Considerations” for a description of the material U.S. federal income tax consequences of the transactions. You should consult your own independent tax advisor concerning the U.S. federal income tax consequences to you of the transactions, as well as the application of state, local and foreign income and other tax laws, in light of your particular circumstances.

Exchange of Shares

ETP has appointed                                  as exchange agent for the purpose of:

•	receiving election forms;

•	determining in accordance with the merger agreement (and the election form) the merger consideration to be received by each holder of shares of Susser common stock; and

•	exchanging the applicable merger consideration for certificates formerly representing shares of Susser common stock or for Susser shares represented by book-entry notations.

As soon as reasonably practicable after the effective time (and not later than the fifth business day following the effective time), the exchange agent will mail to each holder of shares of Susser common stock which at the effective time were converted into the right to receive the merger consideration but had not previously made an election with respect to the merger consideration, (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the shares of Susser common stock in exchange for the standard mix of consideration, including, cash, ETP common units (which will be issued in book-entry form) and cash in lieu of any fractional ETP common units. Such holders will be paid the merger consideration to which they are entitled upon the surrender to the exchange agent of such shares of Susser common stock and a duly completed and validly executed letter of transmittal and any other documents required by the exchange agent. No interest will be paid or will accrue on any cash amounts received as merger consideration or in lieu of any fractional ETP common units.

No distributions with respect to ETP common units with a record date after the effective time will be paid to the holder of any unsurrendered Susser shares with respect to the ETP common units represented by such shares, and no cash payment in lieu of fractional ETP common units will be paid to any such holder, until such Susser shares have been surrendered in accordance with the terms of the merger agreement. Subject to applicable laws, following surrender of any such Susser shares, the record holders of such shares will be paid, without interest,

(i) promptly after such surrender, the number of whole ETP common units to which such holder is entitled, payment by cash or check of the amount of cash merger consideration to which such holder is entitled, together with any cash payable in lieu of fractional ETP common units to which such holder is entitled, and the amount of distributions with a record date after the effective time theretofore paid with respect to such whole ETP common units and (ii) at the appropriate payment date, the amount of distributions with a record date after the effective time and a payment date subsequent to the surrender of such shares of Susser common stock payable with respect to such whole ETP common units.

All merger consideration issued upon the surrender for exchange of Susser shares in accordance with the terms of the merger agreement and any cash paid in lieu of fractional ETP common units or as distributions pursuant to the merger agreement will be deemed to have been issued (or paid) in full satisfaction of all rights pertaining to such Susser shares. After the effective time, the stock transfer books of Susser will be closed, and there will be no further registration of transfers on the stock transfer books of Susser common stock. If, after the effective time, Susser shares are presented to Susser or the exchange agent for any reason, they will be cancelled and exchanged as provided in the merger agreement. If any Susser shares have been lost, stolen or destroyed, the exchange agent will issue the merger consideration to be paid with respect to such shares, upon the making of an affidavit of the fact by the person claiming their Susser shares to be lost, stolen or destroyed and, if required by ETP, the posting of a bond, in such amount as ETP determines, as indemnity against any claim that many be made against it with respect to such claimed lost stolen or destroyed shares.

Each of ETP, ETP GP, Merger Sub and the exchange agent will be entitled to deduct and withhold from the merger consideration otherwise payable to any holder of shares, such amounts as are required to be withheld or deducted under the Internal Revenue Code or any tax law with respect to the making of such payment. To the extent that amounts are withheld and paid over to the applicable governmental entity, such withheld or deducted amounts will be treated as having been paid to the holder of the Susser shares, in respect of which such deduction and withholding were made.

One year after the effective time, any portion of the exchange fund that remains undistributed to former Susser stockholders will be delivered to ETP and any holders of Susser shares who have not surrendered such shares to the exchange agent in compliance with the merger agreement may thereafter look only to ETP for payment of their claim for the applicable merger consideration, any cash in lieu of fractional common units, and any distributions payable pursuant to the merger agreement.

Listing of ETP Units Issued in the Transactions; Delisting and Deregistration of Susser Common Stock After the Transactions

It is a condition to the completion of the transactions that the ETP common units deliverable to Susser stockholders as contemplated by the merger agreement will have been approved for listing (subject, if applicable, to notice of issuance) for trading on the NYSE. Upon completion of the merger, the Susser common stock will cease to be listed on the NYSE and will subsequently be deregistered under the Exchange Act.

Litigation Related to the Merger

Following the April 28, 2014 announcement that ETP and Susser had entered into a definitive merger agreement, purported stockholders of Susser filed lawsuits in Delaware asserting claims challenging the merger. Two purported class action lawsuits were filed in the Delaware Court of Chancery and were consolidated under the caption In re Susser Holdings Corp. Stockholder Litigation, C.A. No. 9613-VCG. Plaintiffs in the Consolidated Action name Susser, members of the board of directors of Susser, ETP, ETP GP, Merger Sub, HHI, and ETE as defendants.

Plaintiffs generally allege that the Susser director defendants breached their fiduciary duties of loyalty, due care and good faith owed to Susser’s stockholders by allegedly approving the merger agreement at an unfair price and through an unfair process, failing to conduct a reasonably informed evaluation of whether the merger was in the best interests of Susser stockholders, failing to fully disclose all material information to stockholders, acting in bad faith and for improper motives to secure material benefits not shared by other Susser stockholders, discouraging other strategic alternatives, taking steps to avoid competitive bidding, and agreeing to allegedly unreasonable deal protection devices. Plaintiffs also allege that ETP and certain of its affiliates aided and abetted the alleged breaches of fiduciary duties by Susser’s directors.

Plaintiffs generally seek, among other relief, to enjoin the merger; rescission in the event the merger is consummated; an order directing defendants to account to plaintiffs and other members of the putative class for all damages caused by their breaches; imposition of a constructive trust in favor of plaintiffs and members of the proposed class upon any benefits improperly received by defendants; and an award of costs and disbursements, including reasonable attorneys’ and experts’ fees.

We cannot predict the outcome of these or any other lawsuits that might be filed, nor can we predict the amount of time and expense that will be required to resolve these lawsuits. We intend to defend vigorously against these and any other actions.

THE MERGER AGREEMENT

The following section summarizes material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached as Annex A to this document and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this document. You are urged to read the merger agreement carefully and in its entirety before making any decisions regarding the merger.

The merger agreement summary is included in this document only to provide you with information regarding the terms and conditions of the merger agreement, and not to provide any other factual information about ETP or Susser or their respective subsidiaries, affiliates or businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this document and in the documents incorporated by reference herein. See “Where You Can Find More Information.”

The representations, warranties and covenants contained in the merger agreement and described in this document were made only for purposes of the merger agreement and as of specific dates and may be subject to more recent developments, were made solely for the benefit of the other parties to the merger agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by reference to confidential disclosures which may modify, qualify or create exceptions to the representations and warranties, for the purposes of allocating risk between the parties to the merger agreement instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors. The representations and warranties contained in the merger agreement do not survive the effective time of the merger. Moreover, information concerning the subject matter of the representations, warranties, covenants and agreements may change after the date of the merger agreement. ETP and Susser will provide additional disclosure in their filings with the SEC, to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.

The Merger

The merger agreement by and among ETP, ETP GP, HHI, Merger Sub, Susser, and solely for purposes of Section 5.2(b)(iv)(E) and Article VIII of the merger agreement, ETE, provides for the merger of Merger Sub with and into Susser, with Susser as the surviving entity becoming a direct and indirect wholly owned subsidiary of ETP held 50% by ETP and 50% by HHI (a wholly owned subsidiary of ETP). The articles of incorporation and bylaws of Susser immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of Susser after the merger.

Merger Closing and Effective Time

The closing of the merger will be on the second business day after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions to closing, which are described in the section titled “—Conditions to the Merger” unless ETP and Susser agree in writing to a different date. The merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware or at such later time as the parties agree upon and is specified in the certificate of merger in accordance with the DGCL (which we refer to as the “effective time”).

Directors and Officers

The directors and officers of Merger Sub immediately prior to the effective time will be the initial directors and officers of Susser following the effective time and will hold their respective positions until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Merger Consideration

At the effective time, each share of Susser common stock outstanding immediately prior to the effective time (other than shares held (i) directly by Susser in treasury or by ETP or Merger Sub (which will be cancelled and cease to exist), (ii) by any direct or indirect wholly owned subsidiary of Susser, ETP or Merger Sub (which will be cancelled and cease to exist) or (iii) by stockholders properly exercising appraisal rights available under Section 262 of the DGCL) will be converted into the right to receive, at the election of the holder thereof:

•	$40.125 in cash without interest and 0.7253 of an ETP common unit (which we refer to as the “standard mix of consideration”);

•	$80.25 in cash without interest (which we refer to as a “cash election”); or

•	1.4506 ETP common units (which we refer to as a “unit election”) and cash in lieu of any fractional ETP common units.

The cash election and unit election, however, will be subject to proration to ensure that the total amount of cash paid and the total number of ETP common units issued in the merger to Susser stockholders as a whole are equal to the total amount of cash that would have been paid and the total number of ETP common units that would have been issued if all Susser stockholders received the standard mix of consideration.

Therefore, if providing $80.25 in cash per share of Susser common stock to those who make the cash election would cause ETP to pay more cash than if all Susser stockholders were to receive $40.125 in cash per share of Susser common stock, then the amount of cash per share of Susser common stock to be received by holders making a cash election will be reduced (pro rata across all outstanding Susser shares subject to a cash election), so that the aggregate cash paid to all Susser stockholders is equal to $40.125 per share of Susser common stock, and the remainder of the consideration in respect of outstanding Susser shares subject to a cash election will be payable in ETP common units and cash in lieu of fractional units.

In addition, if providing 1.4506 ETP common units per share of Susser common stock to those who make the unit election would cause ETP to issue more ETP common units than if all Susser stockholders received 0.7253 of an ETP common unit per share of Susser common stock, then the amount of ETP common units per share of Susser common stock to be received by holders making a unit election will be reduced (pro rata across all outstanding Susser shares subject to a unit election), so that the aggregate ETP common units paid to all Susser stockholders is equal to 0.7253 of an ETP common unit per share, and the remainder of the consideration in respect of outstanding Susser shares subject to a unit election will be payable in cash.

Conditions to the Merger

Conditions to Each Party’s Obligations

Each party’s obligation to complete the merger is subject to the fulfillment or waiver (to the extent permissible under applicable law) of the following conditions at or prior to the effective time:

•	the merger agreement must have been adopted by the required vote of the holders of Susser common stock;

•	the absence of any injunction by any court or tribunal of competent jurisdiction which prohibits the consummation of the merger;

•	the expiration or termination of any waiting period applicable to the merger under the HSR Act must have occurred; and

•	the registration statement on Form S-4 (of which this document forms a part) must be effective and the SEC must not have issued any stop order suspending the effectiveness of the registration statement or Form S-4 or initiated or threatened any proceedings seeking such a stop order.

See the section titled “Proposal 1: The Merger—Regulatory Approvals.”

Conditions to Susser’s Obligations

The obligation of Susser to effect the merger is further subject to the fulfillment (or waiver by Susser, to the extent permissible under applicable law) at or prior to the effective time, of the following conditions:

•	the representations and warranties of ETP and Merger Sub in the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date as though made at the closing date (without giving effect to any materiality, material adverse effect and similar qualifiers) except where the failure to be true and correct would not, in the aggregate, reasonably be expected to have a material adverse effect on ETP; except:

•	certain representations and warranties of ETP and Merger Sub regarding the equity interests of ETP and its subsidiaries must be true and correct in all material respects both as of the date of the merger agreement and as of the closing date as though made at the closing date, except for immaterial inaccuracies; and

•	the representations and warranties of ETP and Merger Sub regarding the absence of a material adverse effect at ETP since December 31, 2013 must be true and correct as of the date of the merger agreement and as of the closing date as though made at the closing date; in each case, provided that the representations and warranties that speak only as of a particular date or period need only be true and correct as of such date or period;

in each case, provided that the representations and warranties that speak only as of a particular date or period need only be true and correct as of such date or period;

•	ETP must have in all material respects performed all obligations and complied with all covenants required by the merger agreement to be performed or complied with by ETP prior to the effective time;

•	ETP must have delivered to Susser a certificate, certifying to the effect that the two foregoing conditions to closing have been satisfied;

•	the ETP common units to be issued in the merger must have been approved for listing on the NYSE, subject to official notice of issuance;

•	ETP must have received the following written opinions, dated as of the closing date:

•	An opinion of Bingham McCutchen LLP, special tax counsel to ETP, dated as of the closing date, in form and substance reasonably acceptable to Susser, to the effect that, for U.S. federal income tax purposes, ETP should not be treated as an investment company for purposes of Section 721(b) of the Internal Revenue Code; and

•	An opinion of Vinson & Elkins L.L.P., counsel to ETP, dated as of the closing date, to the effect that, for U.S. federal income tax purposes, at least 90% of the gross income of ETP for the most recent four complete calendar quarters ending before the effective time of the merger for which necessary financial information is available constitutes qualifying income within the meaning of Section 7704(d) of the Internal Revenue Code and ETP will be treated as a partnership for federal income tax purposes pursuant to Section 7704(c) of the Internal Revenue Code;

•	Susser must have received a written opinion from Gibson Dunn, counsel to Susser, dated as of the closing date, to the effect that for U.S. federal income tax purposes, the merger should qualify as an exchange to which Section 721(a) of the Internal Revenue Code applies; and

•	ETP GP must have executed a partnership agreement amendment substantially the form attached to the merger agreement and attached as Annex B hereto.

Conditions to ETP’s Obligations

The obligation of ETP to effect the merger is further subject to the fulfillment (or waiver by ETP, to the extent permissible under applicable Law) at or prior to the effective time, of the following conditions:

•	the representations and warranties of Susser in the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date as though made at the closing date (without giving effect to any materiality, material adverse effect and similar qualifiers) except where the failure to be true and correct would not, in the aggregate, reasonably be expected to have a material adverse effect on Susser; except:

•	certain representations and warranties of Susser regarding the equity interests of Susser and Susser MLP must be true and correct in all material respects both as of the date of the merger agreement and as of the closing date as though made at the closing date, except for immaterial inaccuracies; and

•	the representations and warranties of Susser regarding the absence of a material adverse effect at Susser or Susser MLP since December 29, 2013 must be true and correct as of the date of the merger agreement and as of the closing date as though made at the closing date;

in each case, provided that the representations and warranties that speak only as of a particular date or period need only be true and correct as of such date or period;

•	Susser must have performed, in all material respects, all obligations and complied with all covenants required by the merger agreement to be performed or complied with by Susser prior to the effective time; and

•	Susser must have delivered to ETP a certificate, certifying to the effect that the two foregoing conditions to closing have been satisfied.

Dissenting Shares

Shares of Susser common stock held by stockholders who are entitled to demand and have properly demanded appraisal rights under Section 262 of the DGCL will not be converted into or be exchangeable for the right to receive the merger consideration and will instead represent the right to receive the appraised value of such shares to the extent permitted by and in accordance with Section 262 of the DGCL. This value could be more than, the same as, or less than the value of the merger consideration. The relevant provision of the DGCL is included as Annex D to this document. You are encouraged to read the provision carefully and in its entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, Susser stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. If a Susser stockholder fails to perfect or otherwise effectively waives, withdraws or loses the right to appraisal under the DGCL, whether before or after the effective time, then that Susser stockholder will not be paid the appraised value of their shares of Susser common stock in accordance with the DGCL, and the shares of Susser common stock held by such stockholder will be converted into the right to receive 1.4506 ETP common units and cash in lieu of any fractional ETP common units; provided, in such circumstance, to the fullest extent permitted by applicable law, that ETP GP shall be entitled at its sole option to convert each such share into the right to receive either (i) $40.125 in cash without interest and 0.7253 of an ETP common unit or (ii) $80.25 in cash without interest.

Representations and Warranties

The merger agreement contains general representations and warranties made by each of ETP, ETP GP, HHI and Merger Sub, on the one hand, and Susser on the other, to the other party, regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. These representations and warranties are in many respects subject to materiality, knowledge and other similar qualifications contained in the merger agreement and expire at the effective time. The representations and warranties of each of ETP, ETP GP, HHI and Merger Sub, on the one hand, and Susser on the other, were made solely for the benefit of the other party. In addition, those representations and warranties were intended not as statements of actual fact, but rather as a way of allocating risk between the parties, were modified by the disclosure schedules attached to the merger agreement, were subject to the materiality standard described in the merger agreement (which may differ from what may be viewed as material by you) and were made only as of the date of the merger agreement and the closing date of the merger or another date as is specified in the merger agreement. Information concerning the subject matter of these representations or warranties may have changed since the date of the merger agreement. ETP and Susser will provide additional disclosure in their SEC reports to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.

Susser

Susser made a number of representations and warranties to ETP and Merger Sub, including representations and warranties related to the following matters:

•	the organization, qualification to do business and good standing of Susser and its subsidiaries;

•	the capital structure of Susser and its subsidiaries;

•	the authority of Susser, and the governmental and regulatory approvals necessary, to enter into the merger agreement and consummate the transactions contemplated by the merger agreement, and the absence of any loss, or creation of any lien, or violation of the organizational documents of Susser and its subsidiaries or any applicable laws resulting from the consummation of the transactions contemplated by the merger agreement;

•	Susser and its subsidiaries’ SEC filings and the financial statements contained therein;

•	Susser and Susser MLP internal controls over financial reporting and disclosure controls and procedures;

•	Susser and its subsidiaries’ undisclosed liabilities;

•	Susser and its subsidiaries’ compliance with laws and permits;

•	Susser and its subsidiaries’ environmental liabilities;

•	Susser and its subsidiaries’ employee benefit plans and other employee benefits matters;

•	the conduct of Susser and its subsidiaries’ business and the absence of certain adverse changes or events since December 29, 2013;

•	litigation, investigations, claims or judgments against Susser or its subsidiaries;

•	the accuracy of the information supplied by Susser and its subsidiaries for this document and the registration statement of which this document is a part;

•	Susser and its subsidiaries’ taxes, tax returns and other tax matters;

•	certain labor matters related to Susser and its subsidiaries;

•	Susser and its subsidiaries’ intellectual property;

•	Susser and its subsidiaries’ owned and leased real property and rights-of-way;

•	Susser and its subsidiaries’ insurance policies;

•	the receipt by the Susser board of directors of an opinion from BofA Merrill Lynch related to the fairness of the merger consideration to be received by holders of Susser common stock;

•	Susser and its subsidiaries’ material contracts and the absence of a material breach of such contracts;

•	investment banker, broker or finder fees in connection with the consummation of the merger;

•	the inapplicability of Delaware’s anti-takeover statute restrictions; and

•	the absence of any additional ETP, ETP GP or Merger Sub representations or warranties beyond those in the merger agreement.

ETP

ETP, ETP GP, HHI and Merger Sub each also made a number of representations and warranties to Susser, including representations and warranties related to the following matters:

•	organization, qualification to do business and good standing of ETP GP, ETP and its subsidiaries;

•	the equity interests of ETP and capital structure of Merger Sub;

•	the authority of ETP, ETP GP, HHI and Merger Sub, and governmental and regulatory approvals necessary, to enter into the merger agreement and consummate the transactions contemplated by the merger agreement, and the absence of any loss, or creation of any lien, or violation of the organizational documents of ETP and its subsidiaries, or any applicable laws resulting from the consummation of the transactions contemplated by the merger agreement;

•	ETP and its subsidiaries’ SEC filings and the financial statements contained therein;

•	ETP’s internal controls over financial reporting and disclosure controls and procedures;

•	ETP and its subsidiaries’ undisclosed liabilities;

•	ETP and its subsidiaries’ compliance with laws and permits;

•	ETP and its subsidiaries’ environmental liabilities;

•	ETP and its subsidiaries’ employee benefit plans and other employee benefits matters;

•	the conduct of ETP and its subsidiaries’ business and the absence of certain adverse changes or events since December 31, 2013;

•	litigation, investigations, claims or judgments against ETP or its subsidiaries;

•	the accuracy of the information supplied by ETP or its subsidiaries for this document and the registration statement of which this document is a part;

•	ETP’s taxes and tax returns and other tax matters;

•	ETP and its subsidiaries’ insurance policies;

•	the receipt of an opinion from ETP’s financial advisor;

•	ETP and its subsidiaries’ material contracts and the absence of a material breach of such contracts;

•	investment banker, broker or finder fees in connection with the consummation of the merger;

•	the lack of ownership of Susser common stock by ETP, its subsidiaries and affiliates and the lack of any voting trusts or agreements to which ETP or its subsidiaries are a party with respect to the voting of capital stock or other equity of Susser or its subsidiaries (other than the support agreements entered into in connection with the merger agreement);

•	the availability of funds to consummate the merger and the other transactions contemplated by the merger agreement; and

•	the absence of any additional Susser representations or warranties beyond those in the merger agreement.

Definition of Material Adverse Effect

Many of the representations and warranties of ETP, ETP GP, HHI, Merger Sub and Susser are qualified by a material adverse effect standard. For purposes of the merger agreement, “material adverse effect,” with respect to either ETP or Susser, is defined to mean an event, change, effect, development or occurrence that has had, or is reasonably likely to have, a material adverse effect on the business, financial condition or continuing results of operations of either (i) ETP and its subsidiaries, taken as a whole, or (ii) Susser and its subsidiaries, taken as a whole, in either case, other than any event, change, effect, development or occurrence:

•	in or generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, in the United States or elsewhere in the world (so long as it does not disproportionately affect the applicable party relative to similarly situated companies in the industries in which the applicable party operates); or

•	resulting from or arising out of:

(A)	any changes or developments in the industries in which the applicable party or its subsidiaries conduct their business;

(B)	changes or developments in prices for oil, natural gas, refined products or other commodities or, only in the case of ETP and its subsidiaries, for raw material inputs and end products;

(C)	the announcement or the existence of, or compliance with the merger agreement or the transactions contemplated by the merger agreement (including its impact on the relationships of the applicable party and its subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the merger or the other transactions contemplated by the merger agreement);

(D)	taking of any action at the written request of (i) ETP or Merger Sub, in the case of Susser or (ii) Susser, in the case of ETP;

(E)	any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other law of or by governmental entity, or market administrator;

(F)	any changes in GAAP or accounting standards or interpretations thereof;

(G)	earthquakes, any weather-related or other force majeure event, or outbreak, or escalation of hostilities or acts of war or terrorism;

(H)	any failure by the applicable party to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (although this exception does not affect a determination that the underlying event, change, effect, development or occurrence resulted in, or contributed to, a material adverse effect); or

(I)	any changes in the share price or trading volume of the equity interests of ETP or Susser, as the case may be, or in their respective credit ratings (although this exclusion does not affect a determination that the underlying event, change, effect, development or occurrence resulted in, or contributed to, a material adverse effect); except, in each case with respect to subclauses (A), (B), (E) and (F) above, to the extent disproportionately affecting ETP and its subsidiaries, taken as a whole, or Susser and its subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which such party and its subsidiaries operate.

Conduct of Business Pending the Merger

Susser

Susser has agreed that, until the earlier of the termination of the merger agreement or the effective time, except (i) as required by applicable law or any applicable stock exchange or regulatory authority, (ii) as may be agreed in writing by ETP (which consent will not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by the merger agreement, or (iv) as set forth on Susser’s disclosure schedule to the merger agreement, Susser:

•	will conduct the business of Susser and its subsidiaries in the ordinary course of business; and

•	will use commercially reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers and suppliers.

Susser has further agreed that, on behalf of itself and its subsidiaries, until the earlier of the termination of the merger agreement or the effective time, except (i) as required by applicable law or any applicable stock exchange or regulatory authority, (ii) as may be agreed in writing by ETP (which consent will not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by the merger agreement, or (iv) as set forth on Susser’s disclosure schedule, Susser:

•	will not adopt any amendment to its articles of incorporation or by-laws, and will not permit its subsidiaries to do so;

•	will not and will not permit any of its subsidiaries to split, combine or reclassify its capital stock or authorize the issuance of any other securities in lieu thereof, except for transactions by a wholly owned subsidiary of Susser which remains a wholly owned subsidiary after such transaction;

•	except in the ordinary course of business, will not, and not permit its subsidiaries to, authorize or pay any dividend or make any distribution with respect to outstanding shares of capital stock, except (1) by a subsidiary to Susser or its subsidiaries in the ordinary course, (2) those required under the organizational documents of the entity in effect on the date of the merger agreement (but Susser MLP will not pay any distributions other than regular quarterly cash distributions, not in excess of 103.5% of the amount distributed for the immediately preceding quarter and only payable from Available Cash from Operating Surplus (as defined in the partnership agreement of Susser MLP) with the usual record and payment dates, as may be adjusted pursuant to Susser’s disclosure schedule), and (3) regular quarterly cash dividends with customary record and payment dates on the Susser MLP incentive distribution rights as required by the Susser MLP partnership agreement;

•	will not, and will not permit its material subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, or any reorganization, other than the merger, or any merger or reorganization solely among Susser and its wholly owned subsidiaries or among its wholly owned subsidiaries;

•	will not, and will not permit its subsidiaries to, make any acquisition or make any loans, advances or capital contributions to, or investments, except (1) of the category and nature contemplated by, and in an aggregate amount not exceeding the aggregate amount provided in, Susser’s fiscal 2014 budget and capital expenditure plan, (2) among Susser and its wholly owned subsidiaries or among its wholly owned subsidiaries, or (3) acquisitions, loans, advances, capital contributions or investments in the ordinary course of business that do not to exceed $25 million in the aggregate; that in each case, would not be expected to prevent, materially impede or materially delay the merger;

•

will not, and will not permit its subsidiaries to, sell, lease, license, transfer, exchange or swap or dispose of any properties or non-cash assets, except (1) sales, transfers and dispositions of obsolete or worthless equipment, (2) sales, transfers and dispositions of inventory, gasoline, distillates and other refined products in the ordinary course of business, (3) sales, leases, transfers or other dispositions made in connection with any transaction among Susser and its wholly owned subsidiaries or among its wholly owned subsidiaries, (4) leases or dispositions of any properties or assets by Susser or any of its wholly owned subsidiaries to Susser MLP or any of its wholly owned subsidiaries, (5) sales, leases, transfers or other dispositions in the ordinary course of business that do not to exceed $10 million in the aggregate, (6) sales, leases, transfers or other dispositions of non-operating properties and (7) sales of store locations to dealers, and leases of locations to independent operators on a consignment basis, in each case in the ordinary course of business and in connection with which the Company retains a fuel supply agreement;

•	will not, and will not permit its subsidiaries to, authorize any capital expenditures, except (1) of the category and nature contemplated by, and in an aggregate amount not exceeding the aggregate amount provided in, Susser’s fiscal 2014 budget and capital expenditure plan, (2) those made in response to any emergency, (3) expenditures in connection with any acquisition, loan, advance or capital contribution, or investment permitted by the merger agreement and (4) any expenditures by Susser MLP (x) in the ordinary course of business or (y) of the category and nature contemplated by, and in an aggregate amount not exceeding the aggregate amount provided in, the Susser MLP’s fiscal 2014 budget and capital expenditure plan;

•	except as required by any Susser benefit plan as in effect on the merger agreement date (or as modified in compliance with the merger agreement), will not, and will not permit its subsidiaries to, (1) increase the compensation or benefits payable or provided to Susser’s directors, officers, employees or other service providers, other than customary increases consistent with past practice, (2) enter into or amend any employment, change of control, severance or retention agreement with any director, officer or key employee, except (x) for agreements entered into with newly hired employees who are not officers or (y) for severance agreements entered into with employees who are not officers in connection with terminations of employment, in each case, in the ordinary course of business consistent with past practice, (3) establish, adopt, enter into, terminate or amend any arrangement for the benefit of any current or former Susser director, officer or employee (or any of its subsidiaries) or any of their beneficiaries, except in the ordinary course of business consistent with past practice as would not result in a material increase in cost to Susser; (other than any equity based plan, policy or arrangement or award thereunder), (4) establish, adopt, enter into or amend any employee benefit plan or arrangement that would result in additional payments, funding or vesting in connection with the merger agreement transactions, except as permitted by the merger agreement, (5) enter into, terminate or amend any material collective bargaining agreements, (6) make any change in Susser or its material subsidiaries’ key management structure, including the hiring of additional officers or the termination of existing officers, or (7) enter into or make any loans or advances to any of its officers, directors, employees, agents, or consultants (other than those for travel or reasonable business expenses);

•	will not, and will not permit its subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or law;

•	will not, and will not permit its subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in Susser or any of its subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing Susser benefit plans (except as otherwise provided in the merger agreement or the terms of any unexercisable or unexercised options or warrants outstanding on the merger agreement date), other than (1) issuances of shares of Susser shares pursuant to the terms of the 2008 Susser Employee Stock Purchase Plan as in effect on the date of the merger agreement or issuances of Susser shares or common units in Susser MLP in respect of the exercise or settlement of any Susser equity awards, awards permitted under Susser’s 2013 Equity Incentive Plan pursuant the merger agreement, or phantom units in Susser MLP outstanding on the merger agreement date, (2) the sale of Susser shares pursuant to the exercise of Susser options if necessary to effectuate an option direction upon exercise or for withholding of taxes, or (3) for transactions among Susser and its wholly owned subsidiaries or among its wholly owned subsidiaries;

•	will not, and will not permit its subsidiaries to acquire any shares of the capital stock of any of them or any rights, warrants or options to acquire any such shares, except for transactions among Susser and its subsidiaries or among its subsidiaries;

•	will not, and will not permit its subsidiaries to become liable for any indebtedness for borrowed money or any guarantee of such indebtedness, except (1) under the Susser credit facility of the Susser MLP credit facility in the ordinary course of business and in a manner consistent with past practice, (2) among Susser and its wholly owned subsidiaries or among its wholly owned subsidiaries, (3) incurred to replace, renew, extend, refinance or refund any existing indebtedness on substantially the same or more favorable terms and (4) for any guarantees by Susser of indebtedness of its subsidiaries or guarantees by its subsidiaries of indebtedness of Susser or any Susser subsidiary; in each case, not to exceed $10 million in principal amount outstanding at the time incurred, and that such indebtedness does not impose or result in any additional restrictions or limitations that would be material to Susser and its subsidiaries, or, following the closing of the merger, ETP and its subsidiaries, other than any obligation to make payments on such indebtedness and other than any restrictions or limitations to which Susser or any subsidiary is subject as of the merger agreement date;

•	other than in the ordinary course of business, will not, and will not permit its subsidiaries to, modify, amend or terminate, or waive any rights under any Susser material contract or under any Susser permit, in a manner or with an effect that is materially adverse to Susser and its subsidiaries;

•	will not, and will not permit its subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises (1) equal to or lesser than the amounts reserved for it on the balance sheet as of December 29, 2013 or (2) that do not exceed $10 million, except for waivers, releases, assignments, settlements or compromises in the ordinary course of business or for amounts that are fully covered by Susser or Susser MLP’s insurance policies;

•	will not make, revoke or amend any material tax election, enter into any closing agreement, settlement or compromise of any claim or assessment with respect to any material tax liability (except as otherwise reserved for in Susser’s consolidated balance sheet as of December 29, 2013), amend any material tax return, or surrender a claim for a material refund of taxes, except, in each case, if such actions would not materially increase Susser and its subsidiaries’ tax liability;

•	take, or fail to take, any action that would be expected to cause Susser MLP to be treated, for U.S. federal income tax purposes, as a corporation;

•	except as otherwise permitted by the merger agreement or for transactions between Susser and its subsidiaries or among its subsidiaries, will not, and will not permit its subsidiaries, to prepay, redeem, repurchase, defease, cancel or otherwise acquire any indebtedness or guarantees thereof of Susser or any subsidiary, other than (1) at stated maturity, (2) any required amortization payments and mandatory prepayments, and (3) prepayments of borrowings under the Second Amended and Restated Credit Agreement, dated as of April 3, 2013, among Susser, Susser Holdings, L.L.C. and the lenders party thereto or the Revolving Credit Agreement among Susser MLP, as borrower, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, dated September 25, 2012, in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the merger agreement date, provided that any such prepayments will not cause the aggregate outstanding consolidated indebtedness of Susser MLP and its subsidiaries that is recourse to Susser pursuant to Section 752 of the Internal Revenue Code of 1986, as amended and the Treasury Regulations thereunder to be less than $180.7 million; and

•	will not, and will not permit any of its subsidiaries to, agree to take any of the foregoing actions.

ETP

ETP and ETP GP have agreed that, until the earlier of the termination of the merger agreement or the effective time, except (i) as required by applicable law or any applicable stock exchange or regulatory authority, (ii) as may be agreed in writing by Susser (which consent will not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by the merger agreement, or (iv) as set forth on ETP’s disclosure schedule to the merger agreement, ETP and ETP GP:

•	will conduct the business of ETP and its subsidiaries in the ordinary course of business; and

•	will use commercially reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers and suppliers.

ETP and ETP GP have further agreed that, until the earlier of the termination of the merger agreement or the effective time, except (i) as required by law or any applicable stock exchange or regulatory authority, (ii) as may be agreed in writing by Susser (which consent will not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by the merger agreement, or (iv) as set forth on ETP’s disclosure schedule, ETP, ETP GP (and ETE, solely with regards to the first bullet point below):

•	will not, and will not permit any of its subsidiaries to, make any acquisition or make loans, advances or capital contributions, or investments, that would be expected to prevent, materially impede or materially delay the merger;

•	will not adopt any material amendment to ETP’s organizational documents, except as permitted in the merger agreement in connection with a transaction involving the acquisition of assets or equity interests of ETP as to which the ETP board of directors has received an opinion from a nationally recognized investment banking firm to the effect that such transaction is fair, from a financial point of view, to the unitholders of ETP;

•	will not, and will not permit their subsidiaries (other than Sunoco Logistics and its subsidiaries) to, split, combine or reclassify any of their equity interests or other ownership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests, except for any such transaction by a wholly owned subsidiary of ETP which remains a wholly owned subsidiary after such transaction;

•	except in the ordinary course of business, will not, and will not permit its subsidiaries that are not wholly owned by ETP or wholly owned subsidiaries of such subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding equity securities, except (1) by any subsidiaries only to ETP or any subsidiary of ETP in the ordinary course of business, (2) as required under the applicable organizational documents of such entity in effect on the merger agreement date, (3) regular quarterly cash distributions with customary record and payment dates on the common units not in excess of $0.95 per ETP common unit per quarter and regular quarterly cash distributions with customary record and payment dates on the common units representing limited partner interests in Susser MLP not in excess of $0.70 per unit per quarter, as each may be adjusted pursuant to ETP’s disclosure schedule and (4) regular quarterly cash distributions with customary record and payment dates on the Class E Units, Class G Units, Class H Units and incentive distribution rights as required by the ETP partnership agreement in connection with the payment of any distributions on the ETP common units permitted in the merger agreement;

•	will not, and will not permit any of its material subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the merger and other than any such transactions solely among ETP and its subsidiaries or among ETP’s subsidiaries;

•

will not issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any equity interest or other ownership interest in ETP or any securities convertible into or exchangeable for any such equity interest or other ownership interest, or any rights, warrants or options to acquire any such equity interest, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing ETP benefit plans, other than (1) issuances of common units in respect of any exercise of ETP equity awards and settlement of any ETP equity awards outstanding on the merger agreement date or as may be granted after the merger agreement date as permitted in the merger agreement, (2) the sale of ETP common units pursuant to the exercise of options if necessary to effectuate an option direction upon exercise or for withholding of taxes, (3) the grant of equity compensation awards under the ETP equity plans, (4) for transactions among ETP and its subsidiaries or among ETP’s subsidiaries, (5) in connection with a transaction involving the acquisition of assets or equity interests as to which the board of the general partner of ETP GP has received an opinion from a nationally recognized investment banking firm to the effect that such transaction is fair, from a financial point of view, to the unitholders of ETP, or (6) issuances of ETP common units in “at the market” transactions under ETP’s Equity Distribution Agreement dated January 22, 2013 with Merrill Lynch, Pierce, Fenner & Smith Incorporated, or any similar agreement replacing or supplementing such agreement;

•	take any action or fail to take any action that would be expected to cause ETP to be treated, for U.S. federal income tax purposes, (1) as a corporation or (2) as a partnership that would be treated as an investment company if the partnership were incorporated; and

•	will not, and will not permit any of its subsidiaries to, agree to take any of the foregoing actions.

Mutual Access

Until the effective time or the earlier termination of the merger agreement, ETP and Susser agreed to afford the other party and its representatives, reasonable access during normal business hours to its and its subsidiaries’ personnel and properties, contracts, commitments, books and records and any reports, schedules or documents filed or received by it pursuant to law, together with such other accounting, financing, operating, environmental and other information as a party may reasonably request. Notwithstanding the obligations described above, neither Susser nor ETP is required to afford such access if it would unreasonably disrupt the operations of such party or its subsidiaries, would cause a violation of any agreement to which it or its subsidiaries is party, would cause a risk of a loss privilege to such party or its subsidiaries or would violate the law. Neither Susser or ETP or any of their respective representatives are permitted to perform onsite procedures on property of the other party or its subsidiaries without prior written consent. Susser and ETP are required to comply, and cause their respective subsidiaries and representatives to comply, with their respective obligations under the confidentiality agreement between Susser and ETP.

Non-Solicitation by Susser

Termination of Discussions

Susser agreed to, immediately following the execution of the merger agreement, cease and terminate any discussions related to an acquisition proposal (as defined below), and to cause its subsidiaries and their respective directors, officers and employees, and to use reasonable best efforts to cause its representatives, to cease and terminate such discussions.

Non-Solicitation Obligations

Subject to certain exceptions summarized below, from the merger agreement date until the earlier of the effective time or the termination of the merger agreement, Susser has agreed that it will not, and it will cause its subsidiaries, and its and their respective officers, directors, employees and representatives not to, directly or indirectly:

•	solicit, initiate, seek or knowingly encourage or facilitate any inquiries regarding or any proposal that constitutes, or would reasonably be expected to lead to, an acquisition proposal;

•	furnish any non-public information regarding Susser or any of its subsidiaries to, or afford access to the business, properties, books or records of Susser or any of its subsidiaries, in connection with or in response to an acquisition proposal or any inquiries regarding an acquisition proposal;

•	engage or participate in any discussions or negotiations in connection with any acquisition proposal;

•	approve, endorse or recommend (or publicly propose to approve, endorse or recommend) any acquisition proposal;

•	enter into any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, exchange agreement or any other agreement providing for any acquisition transaction or requiring Susser to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement;

•	unless the failure to take such action would constitute a breach of the Susser board of directors’ fiduciary duties:

•	amend or grant any waiver, release or modification under, or fail to enforce, any standstill or similar agreement with respect to any of Susser or its subsidiaries’ equity securities, or

•	take any action that would make Section 203 of the DGCL inapplicable to any acquisition proposal or acquisition transaction; or

•	resolve or agree to do any of the foregoing.

Exceptions to Non-Solicitation Provision

Notwithstanding its non-solicitation obligations described above, prior to obtaining Susser stockholder approval of the merger agreement, Susser may furnish non-public information regarding Susser or any of its subsidiaries, or afford access to the business, properties, books or records of Susser or any of its subsidiaries, and engage and participate in discussions and negotiations in response to an unsolicited written and bona fide acquisition proposal that the Susser board of directors concludes in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or could reasonably be expected to result in a superior offer (as defined below) if (1) such acquisition proposal was received after the merger agreement date and did not result from a breach of Susser’s non-solicitation obligations, (2) Susser notifies ETP in the manner required by the merger agreement and (3) Susser furnishes any non-public information to the maker of the acquisition proposal only pursuant to a confidentiality agreement that is not less restrictive to such person than the confidentiality agreement among Susser and ETP and any such information not previously provided to ETP will be provided to ETP on a substantially concurrent timeline.

Susser’s non-solicitation obligations described above do not prohibit Susser from:

•	informing any person that Susser is a party to the merger agreement and of the non-solicitation restrictions therein; or

•	disclosing factual information regarding the business, financial condition, or results of operations of Susser or the fact that an acquisition proposal has been made, the identity of the party making such proposal or the material terms of such proposal or otherwise, to the extent Susser determines that such information is required to be disclosed under applicable law or that the failure to make such disclosure is reasonably likely to constitute a breach of its board of directors’ fiduciary duties, however, any such disclosure that relates to the approval of the Susser board of directors with respect to the merger agreement or an acquisition proposal will be deemed to be a change of the Susser board of directors recommendation to adopt the merger agreement unless Susser states that its recommendation of the merger agreement has not changed or refers to the prior recommendation.

Additionally, Susser, Susser MLP and their respective boards of directors will be permitted to disclose to their equityholders a position or to issue a “stop, look and listen” communication under applicable Exchange Act rules, however, any such disclosure that relates to the approval of the Susser board of directors with respect to the merger agreement or an acquisition proposal will be deemed to be a change of the Susser board of directors recommendation to adopt the merger agreement unless it states its recommendation of the merger agreement has not changed or refers to the prior recommendation.

Susser is also permitted to seek clarifications of certain acquisition proposals. Susser has agreed to notify ETP reasonably promptly (orally and in writing and no later than 24 hours thereafter) upon the receipt of an acquisition proposal or any inquiry or request for discussions regarding an acquisition transaction or for non-public information. Such notice must include the identity of the person making such acquisition proposal or request and if in writing, a copy of such written acquisition proposal and any related draft agreements, or, if oral, a reasonably detailed summary thereof, in each case, including any modifications made. Thereafter, Susser must keep ETP informed in all material respects on a reasonably prompt basis with respect to any change to the material terms of any such acquisition proposal (and no later than 24 hours following any such change).

Obligation to Recommend and Maintain its Recommendation to Adopt the Merger Agreement

Susser, through the Susser board of directors, has agreed, subject to its right to change its recommendation in the circumstances described below, to recommend the approval of the merger agreement to its stockholders and to use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of the merger agreement and to take all other action reasonably necessary or advisable to secure the vote or consent of the Susser stockholders.

Except as permitted below, neither Susser nor the Susser board of directors nor any committee thereof may (i) fail to make, withhold, withdraw or modify (or publicly propose to undertake the foregoing), its recommendation that Susser stockholders adopt the merger agreement, (ii) fail to recommend against acceptance of any tender offer or exchange offer for the shares of Susser common stock within ten business days after the commencement of any such offer, (iii) fail to, within five business days of receipt of a written request of ETP following the receipt by Susser of any acquisition proposal, publicly reconfirm its recommendation that Susser stockholders adopt the merger agreement, (iv) recommend, adopt or approve (or publicly propose to undertake the foregoing), any acquisition proposal or (v) make any public statement that is materially inconsistent with its recommendation that Susser stockholders adopt the merger agreement (each of the above is sometimes referred to as a change of recommendation). No change of recommendation, whether or not in accordance with the terms of the merger agreement, will change the approval of the merger agreement for purposes of Section 251 of the DGCL or have the effect of causing any state (including Delaware) corporate takeover stature or similar statute to be applicable to the transactions contemplated by the merger agreement.

Notwithstanding the foregoing, Susser is permitted to withdraw or make a change of recommendation and/or terminate the merger agreement at any time prior to the receipt of the Susser stockholder approval if all of the following conditions are met:

•	Susser has received a written acquisition proposal (that did not result from a breach of the non-solicitation provision of the merger agreement and which was not initially solicited by Susser’s representatives) or following the occurrence of an intervening event (as defined below);

•	in the case of a written acquisition proposal:

•	such acquisition proposal did not result from a breach of Susser’s non-solicitation obligations;

•	the Susser board of directors determines in good faith after consultation with its financial advisors and outside legal counsel that (i) such acquisition proposal constitutes a superior offer (as defined below) and (ii) the failure to make a change of recommendation or terminate the merger agreement would be reasonably likely to constitute a breach by the Susser board of directors of its fiduciary duties under applicable law;

•	in the case of an intervening event, following consultation with outside legal counsel, the Susser Board determines that the failure to make a change of recommendation would be reasonably likely to constitute a breach by the Susser board of directors of its fiduciary duties under applicable law; and

•	in either case:

•	Susser provides ETP 72 hours prior written notice of its intention to take such action which will include the reasons for the change in recommendation or information on the superior proposal;

•	after providing such notice and prior to making such a change of recommendation in connection with an intervening event or a superior offer or terminating the merger agreement to accept a superior offer, Susser will negotiate in good faith with ETP during such 72-hour period (to the extent that ETP desires to negotiate) to revise the terms of the merger agreement to permit the Susser board of directors not to effect a change of recommendation in connection with an intervening event or such that the acquisition proposal no longer constitutes a superior offer; and

•	the Susser board of directors will have determined in good faith following such 72-hour period, after consultation with its outside legal counsel and financial advisors, that the acquisition proposal would continue to constitute a superior offer or that the Susser board of directors’ fiduciary duties would continue to require a change of recommendation with respect to such intervening event, in each case if any changes proposed in writing by ETP were given effect.

Regardless of its compliance with the foregoing, without ETP’s consent, Susser may not change its recommendation or terminate the merger agreement to accept a superior offer for a period of 72 hours after it has provided written notice to ETP of its intention to change its recommendation or terminate the merger agreement, and in the event that the acquisition proposal is thereafter modified by the party making such acquisition proposal, Susser will provide ETP written notice of such modification and shall not be permitted to change its recommendation or terminate the merger agreement and shall again negotiate in good faith with ETP for a period of 72 hours.

Definition of Acquisition Proposal, Acquisition Transaction, Intervening Event and Superior Offer

As used above, an “acquisition proposal” means any bona fide offer or proposal, whether or not in writing, received from or made public by a third party relating to any acquisition transaction.

An “acquisition transaction” means any transaction or series of related transactions in which a third person directly or indirectly:

•	acquires assets of Susser and its subsidiaries (specifically including Susser MLP) equal to 25% or more of Susser’s consolidated assets or to which 25% or more of Susser’s consolidated revenues or earnings are attributable; or

•	acquires “beneficial ownership” (as defined in the Exchange Act) of 25% or more of any class of equity securities of Susser entitled to vote on the adoption of the merger agreement.

An “intervening event” means a material event, development or occurrence that is unknown to or by the Susser board of directors as of the merger agreement (or if known, the magnitude or material consequences of which were not reasonably foreseeable by the Susser board of directors as of such date), which event, fact, circumstance, development, occurrence, magnitude or material consequence becomes known to or by the Susser board of directors prior to the Susser stockholders approving the merger agreement; provided however, (i) in no event will the receipt, existence, potential for or terms of an acquisition proposal or any matter relating thereto or consequence thereof constitute an intervening event and (ii) to the extent that the intervening event relates to an event involving ETP or its subsidiaries, then such event will not constitute an intervening event if such event is:

•	generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere, unless such event disproportionately affects ETP and its subsidiaries (taken as a whole), relative to other similarly situated companies in the industries in which ETP and its subsidiaries operate; or

•	resulting from or arising out of (a) changes or developments in the industries in which ETP or its subsidiaries conduct business, (b) changes or developments in prices for oil, natural gas or other commodities or for ETP’s raw material inputs and end products, (c) the announcement or existence of, compliance with or performance under, the merger agreement (including the impact thereof on the relationships of ETP or its subsidiaries with employees, labor unions, customers, suppliers or partners and including any lawsuit or other proceeding with respect to the transactions contemplated by the merger agreement, (d) adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation ordinance or law of or by any governmental entity or market administrator, (e) failure by ETP to meet financial projections or forecasts or estimates of financial metrics for any period (though this exception will not affect a determination on the event underlying the failure), or (f) changes in the unit price or trading volume of ETP common units or ETP credit rating (though this exception will not affect a determination that an event underlying the change has resulted in an intervening event); except with respect to clauses (a), (b) and (d), to the extent the event disproportionately affects ETP and its subsidiaries (taken as a whole) relative to other similarly situated companies in the industries in which ETP and its subsidiaries operate.

A “superior offer” means a written acquisition proposal to acquire at least:

•	75% of the equity securities of Susser; or

•	75% of the assets of Susser and its subsidiaries, taken as a whole,

in each case on terms that the Susser board of directors determines, in good faith, after consultation with its outside legal counsel and its financial advisor, is:

•	if accepted, reasonably likely to be consummated; and

•	more favorable to Susser’s stockholders from a financial point of view than the merger and the transactions contemplated by the merger agreement (taking into account any proposal by ETP to amend or modify the terms of the merger agreement which are committed to in writing)

after taking into account such factors deemed relevant by the Susser board of directors, including the form of consideration, timing, likelihood of consummation, required approvals and conditions to consummation.

Susser Employee Equity-Based Awards

Stock Options. Each award of stock options outstanding immediately prior to the effective time of the merger (other than under the Susser employee stock purchase plan), whether or not vested, will become fully vested and be converted into the right to receive a cash payment equal to (a) the number of shares of Susser common stock subject to the stock option, multiplied by (b) the excess, if any, of the Closing Price over the exercise price per share of Susser common stock subject to such option, less any applicable withholding or other taxes.

Restricted Stock Units Outstanding as of April 27, 2014. Except for certain 2014 awards described below, each award of restricted stock units that was granted on or prior to April 27, 2014 and is outstanding immediately prior to the effective time of the merger will become fully vested (assuming satisfaction of any applicable performance criteria at 100% of target level) and be converted into the right to receive an amount in cash equal to the product of (a) the number of shares of Susser common stock subject to such award multiplied by (b) the Closing Price.

Notwithstanding the foregoing, 2014 LTIP Units shall be converted at the effective time of the merger into (i) an adjusted phantom common unit of ETP, with the same terms and conditions as were applicable to such 2014 LTIP Unit, covering the number of ETP common units, rounded down to the nearest whole common unit, determined by multiplying the number of shares subject to the 2014 LTIP Unit award immediately prior to the effective time of the merger (assuming satisfaction of any applicable performance criteria at 100% of target level) by the Equity Award Exchange Ratio and (ii) cash in lieu of any fractional phantom unit award in ETP, subject to applicable tax withholdings. The adjusted ETP phantom units shall vest on January 2, 2015, subject to the grantee’s continued employment through that date (with acceleration if the grantee’s employment is terminated without “cause” or the grantee resigns for “good reason”).

Restricted Stock Outstanding as of April 27, 2014. Each award of restricted stock that was granted on or prior to April 27, 2014 and is outstanding immediately prior to the effective time of the merger will become fully vested (assuming satisfaction of any applicable performance criteria at 100% of target level) and be converted into the right to receive, at the election of the holder, and subject to the standard proration rules described above, either the standard mix of consideration, the cash election or the unit election, with cash in lieu of any fractional units of ETP, in each case less any applicable withholding taxes.

Restricted Stock Units Granted After April 27, 2014. Although Susser does not anticipate any such grants to Susser’s executive officers, each award of restricted stock units granted after April 27, 2014 that is outstanding immediately prior to the effective time of the merger will be converted into a phantom unit award in ETP with the same terms and conditions as the initial grant, covering the number of ETP common units, rounded down to the nearest whole common unit, determined by multiplying the number of shares subject to such award immediately prior to the effective time of the merger (assuming satisfaction of any applicable performance criteria at 100% of target level) by the Equity Award Exchange Ratio and cash in lieu of any fractional phantom unit awards in ETP, subject to all applicable tax withholdings. The adjusted ETP phantom unit award shall vest solely on the basis of time and continued service by the grantee at a rate no greater than one-third of the ETP common units subject thereto on each anniversary of the date of grant of the related award of the restricted stock units, subject to the grantee’s continued employment through each vesting date (with acceleration if the grantee’s employment is terminated without “cause” or the grantee resigns for “good reason”).

Restricted Stock Granted After April 27, 2014. Although Susser does not anticipate any such grants to Susser’s executive officers, each award of restricted stock granted after April 27, 2014 that is outstanding immediately prior to the effective time of the merger will be converted into a restricted unit award with the same terms and conditions as the initial grant covering the number of ETP common units, rounded down to the nearest whole unit, determined by multiplying the number of Susser’s shares subject to such award (assuming satisfaction of any applicable performance criteria at 100% of target level) by the Equity Award Exchange Ratio and cash in lieu of any fractional restricted unit, subject to all applicable tax withholdings. The adjusted ETP restricted unit award shall vest solely on the basis of time and continued service by the grantee at a rate no greater than one-third of the ETP common units subject thereto on each anniversary of the date of grant of the related award of the restricted stock, subject to the grantee’s continued employment through each vesting date (with acceleration if the grantee’s employment is terminated without “cause” or the grantee resigns for “good reason”).

Employee Stock Purchase Plan. Immediately prior to the effective time of the merger, the offering period under the ESPP will terminate and participants in the ESPP will be entitled to receive an amount in cash equal to the product of (i) the Closing Price multiplied by (ii) the number of shares the participant would have been able to purchase with the balance of his or her payroll account under the ESPP (i.e., in general, at a price equal to 85% of the Closing Price) if the effective date of the merger had been the applicable “purchase date” under the ESPP, subject to all applicable tax withholdings.

Susser Petroleum Equity Awards. Pursuant to their terms, all outstanding awards under the Susser Petroleum Partners LP 2012 Long Term Incentive Plan that were granted on or prior to April 27, 2014 will become fully vested upon the effective time of the merger. Awards granted under such plan after April 27, 2014, shall vest solely on the basis of time and continued service by the grantee at a rate no greater than one-third of the units subject thereto on each anniversary of the date of grant of the award, subject to the grantee’s continued employment through each vesting date (with acceleration if the grantee’s employment is terminated without “cause” or the grantee resigns for “good reason”).

Employee Matters

From and after the effective time, ETP has agreed that it will, or will cause Susser or its subsidiaries to, honor all Susser benefits plans and compensation arrangements in accordance with their terms as in effect immediately before the effective time.

ETP GP has agreed that it will cause Susser and its subsidiaries, for one year after the effective time, to provide to each individual employed by Susser or its subsidiaries immediately prior to the effective time (i) base compensation and target cash bonus opportunity that, in each case, is no less favorable than was provided to the employee immediately before the effective time, and (ii) all other compensation and benefits substantially comparable in the aggregate to the compensation and benefits (A) provided to such employee immediately prior to the effective time (excluding equity-based compensation), or (B) provided to similarly situated employees of ETP GP and its subsidiaries (excluding equity-based compensation). In addition, (x) ETP will or will cause the surviving corporation to provide each such employee whose employment terminates during the one-year period following the effective time (or such longer period required by an applicable Susser benefit plan) under circumstances that would cause such current employee to receive severance payments and benefits under an applicable Susser benefit plan with severance payments and benefits at levels and in amounts no less favorable than the levels and amounts in effect under such benefit plan immediately prior to the effective time, and (y) during such one-year period following the effective time (or such longer period required by a Susser benefit plan), severance benefits offered to each such employee will be determined without taking into account any reduction after the effective time in compensation paid to such employee.

In addition, ETP has agreed that each individual employed by Susser or its subsidiaries immediately prior to the effective time of the merger who participates in Susser’s employee bonus plan will be eligible to receive a pro-rata cash bonus in respect of the year in which the effective time of the merger occurs. The pro-rata bonus will be determined based upon the assumption of achievement of 100% of target performance, and will be payable subject to the employee remaining employed for 90 days following the effective time of the merger (or, if earlier, upon the employee’s termination of employment without cause or resignation for good reason). In addition, in the event that the employee remains employed through December 31st of the year in which the effective time of the merger occurs, the employee will be eligible to receive an additional bonus in an amount equal to (i) the amount of the total bonus otherwise payable to such employee for the year in which the effective time of the merger occurs less (ii) the pro-rata bonus already paid to such employee.

For all purposes (including vesting, eligibility to participate, and levels of benefits, but not for purposes of benefit accrual under any defined benefit pension plan) under the benefit plans of ETP and its subsidiaries providing benefits to such employees after the effective time, each such employee will be credited with his or her years of service with Susser and its subsidiaries and their respective predecessors before the effective time, to the same extent as such employee was entitled, before the effective time, to credit for such service for such purpose under any similar Susser benefit plan in which such employee participated or was eligible to participate immediately prior to the effective time, provided that it does not result in a duplication of benefits for the same period of service. In addition, (i) each such employee will be immediately eligible to participate, without any waiting time, in any and all benefit plans of ETP and its subsidiaries providing benefits to such employee after the effective time to the extent coverage under such plans is comparable to a benefit plan in which the employee participated prior to the effective time, (ii) for purposes of each benefit plan of ETP and its subsidiaries providing medical, dental, pharmaceutical and/or vision benefits to such employee after the effective time, ETP will use commercially reasonable efforts to (a) cause all pre-existing condition exclusions and actively-at-work requirements to be waived for such employee and his or her dependents, unless and to the extent the individual was subject to such conditions under a comparable benefit plan prior to the effective time, and (b) cause any eligible expenses incurred by such employee and his or her dependents under Susser benefit plans during the portion of the plan year ending on the date on which the employee’s participation in the corresponding benefit plan of ETP or its subsidiaries begins to be taken into account under such plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements for the applicable plan year.

Regulatory Approvals and Efforts to Close the Merger

Each of Susser, ETP and ETP GP has agreed to use, and to cause their respective subsidiaries to use, reasonable best efforts to take promptly all actions and to do promptly and assist and cooperate with the other party in doing all things necessary, proper or advisable to complete the merger and the transactions contemplated by the merger agreement, including:

•	obtaining all necessary actions or nonactions, waivers, consents and approvals from governmental entities and making all necessary registrations and filings and any other steps necessary to obtain any approval or waiver from, or to avoid any action or proceeding by, any governmental entity;

•	obtaining all necessary consents, expirations or terminations of waiting periods, approvals or waivers from third parties other than any governmental entity;

•	defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the transactions contemplated by the merger agreement; and

•	executing and delivering any additional instruments necessary to consummate the transactions contemplated by the merger agreement.

ETP, ETP GP and Susser have also agreed to:

•	make their respective filings under the Hart-Scott-Rodino Antitrust Improvements Act within 15 business days of the merger agreement date and cooperate with each other in:

•	determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or governmental entities in connection with the merger agreement;

•	timely making all such filings and timely seeking all such consents, permits, authorizations or approvals;

•	assuring all such filings are in material compliance with the requirements of applicable regulatory laws; and

•	making available to the other party information as the other party may reasonably request in order to respond to requests by any relevant governmental entity;

•	use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things advisable to consummate and make effective the transactions contemplated by the merger agreement; and

•	subject to applicable legal limitations and the instructions of any governmental entity, keep each other apprised of the status of such matters, including promptly furnishing the other with copies of notices or other communications, filings or correspondence between Susser or ETE, ETP, or any of their respective subsidiaries, and any third party and/or any governmental entity with respect to such transactions.

ETP, ETP GP and Susser have agreed that, prior to transmitting any material to a governmental entity (or members of such entity’s staff), they will permit counsel for the other parties a reasonable opportunity to review and provide comments, and that neither party will participate in any meeting or discussion with any governmental entity in connection with the proposed transactions without prior consultation with the other party and, to the extent not prohibited by such governmental entity or by law, the opportunity for such other party to attend and participate. In addition, ETP, ETP GP, HHI, Merger Sub and Susser have agreed to use their respective best efforts to satisfy the conditions to each party’s obligations to close the merger, as described below.

ETP and ETP GP have agreed to take, or cause to be taken, all steps and to make, or cause to be made, all undertakings necessary to avoid or eliminate every impediment to consummation of the transactions contemplated by the merger agreement under regulatory laws so as to enable the closing to occur no later than the End Date (as defined in “—Termination of the Merger Agreement”), including, (i) the divestiture of any businesses, assets, equity interests, product lines or properties of ETP and ETP GP or Susser (or any of their respective subsidiaries), (ii) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of Susser, ETP or ETP GP (or their respective subsidiaries) and (iii) otherwise taking or committing to take any action that after the closing would limit ETP and ETP GP’s freedom of action with respect to one or more of their or their subsidiaries’ (including Susser or its subsidiaries’) businesses, assets, equity interests, product lines or properties, in each case as may be required in order to obtain all approvals or to avoid the commencement of any action to prohibit the merger, or to avoid the entry of, or to effect the dissolution of, any order in any action or proceeding seeking to prohibit the merger or delay the closing beyond January 31, 2015; provided that any sale, divestiture or disposition of any material businesses, assets, equity interests, product lines or properties of the Company or any of its Subsidiaries may, at the discretion of Susser, be conditioned upon consummation of the merger.

Indemnification and Insurance

ETP and Merger Sub have agreed that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees of Susser or its subsidiaries will survive the merger and continue in full force and effect. ETP and the surviving corporation will, to the fullest extent permitted under applicable law, indemnify and hold harmless each current and former director, officer or employee of Susser or any of its subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of Susser or any of its subsidiaries against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, arising out of or in connection with any action or omission by them in their capacities as such.

The parties have agreed that for six years from the effective time, (i) ETP and the surviving corporation will maintain the exculpation, indemnification and advancement of expenses provisions of Susser’s and any of its subsidiary’s organization documents or in any indemnification agreements of Susser or its subsidiaries with any of their respective directors, officers or employees; however, all rights to indemnification in respect of any action pending or asserted or any claim made within such period will continue until the disposition of such action or resolution of such claim and (ii) ETP will maintain the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the effective time by Susser and its subsidiaries, subject to certain limitations, but ETP shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by Susser prior to the date of the merger agreement, or Susser may elect, prior to the effective time, to purchase a tail policy for such coverage, but the cost of such policy may not exceed 6 times the maximum amount ETP would be required to pay in annual premiums as described above.

Financing Assistance

Susser has agreed it will, and will cause its subsidiaries and their respective representatives to, provide reasonable cooperation in connection with any financing by ETP GP, ETP or any of their respective subsidiaries in connection with the merger or otherwise, but will not be required to pay any commitment fee, provide any security or incur any liability in connection with any financing prior to the effective time.

Other Covenants and Agreements

The merger agreement contains additional agreements between the parties relating to the following matters, among other things:

•	taking such actions to render state takeover laws to be inapplicable to the merger and the other transactions contemplated by the merger agreement;

•	making certain public announcements regarding the terms of the merger agreement;

•	taking steps as may be required to cause any dispositions of Susser common stock or acquisitions of ETP common units resulting from the merger agreement transactions to be exempt under Rule 16b-3 under the Exchange Act;

•	the listing on the NYSE of the ETP common units to be issued as consideration in connection with the merger;

•	ETP GP will execute the ETP GP partnership agreement amendment as of immediately prior to the effective time;

•	Susser will give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable after the registration statement on Form S-4, of which this document forms a part, is declared effective under the Securities Act; and

•	each party will provide reasonable access to personnel, properties, books and record.

Termination of the Merger Agreement

The merger agreement may be terminated in accordance with its terms at any time prior to the effective time, whether before or after Susser stockholder approval:

•	by mutual written consent of ETP and Susser;

•	by either ETP or Susser, if the merger is not completed on or prior to November 30, 2014, provided, that if all of the conditions to closing, other than legal prohibitions or regulatory approvals, have been satisfied or are capable of being satisfied at such time, the end date may be extended by ETP or Susser from time to time by written notice to the other party up to a date not beyond January 31, 2015 (such date, as it may be extended from November 30, 2014, is referred to as the “End Date”); and provided, further, that such right to terminate the merger agreement will not be available to a party if the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in the merger agreement caused the failure of the closing to occur by the End Date and the other party has filed and is pursuing an action seeking specific performance under the merger agreement;

•	by either ETP or Susser, if an injunction is entered permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such injunction will have become final and non-appealable; provided that the party seeking to avail itself of such right to terminate will have used its reasonable best efforts to remove such injunction to the extent so required by the merger agreement; or

•	by either ETP or Susser, if Susser’s stockholder meeting (including any adjournments or postponements thereof) has concluded without receiving the approval of the merger agreement.

ETP may also terminate the merger agreement:

•	if Susser breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (i) would result in a failure of a closing condition and (ii) by its nature, cannot be cured prior to the End Date or, if by its nature such breach or failure is capable of being cured by the End Date, Susser does not cure such breach or failure within 30 days after receiving written notice from ETP describing such breach or failure in reasonable detail (provided that ETP is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement); or

•	prior to obtaining Susser stockholder approval, (i) in the event of a change of recommendation (whether or not permitted by the merger agreement) or (ii) if Susser willfully or intentionally breaches any of its obligations not to solicit acquisition proposals, not to change its recommendation, to file a proxy statement and prospectus with the SEC, and to hold a meeting of the Susser stockholders pursuant to the merger agreement (other than in cases where such breach is a result of an isolated action by a non-director or senior officer, was not within Susser’s actual knowledge, Susser takes reasonably appropriate action to remedy it promptly upon discovery and ETP is not significantly harmed as a result).

Susser may also terminate the merger agreement:

•	if ETP breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (i) would result in a failure of a closing condition and (ii) by its nature, cannot be cured prior to the End Date or, if by its nature such breach or failure is capable of being cured by the End Date, ETP does not cure such breach or failure within 30 days after receiving written notice from Susser describing such breach or failure in reasonable detail (provided that Susser is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement); or

•	prior to obtaining Susser stockholder approval (only if Susser has complied with its obligations not to solicit acquisition proposals or change its recommendation pursuant to the merger agreement) in order to enter into a definitive agreement with respect to a superior offer (which it enters into with or promptly following the termination of the merger agreement); provided that any such purported termination by Susser will be void and of no force or effect unless Susser pays ETP the Breakup Fee summarized below.

Effect of Termination

If the merger agreement is validly terminated (other than any obligations to pay breakup fees or expenses, and certain other provisions of the merger agreement, including the enforcement of the terms of the merger agreement) there will be no liability on the part of Susser or ETP to the other except as related to breakup fees and expenses, and except that no party will be relieved or released from any liabilities arising out of or the result of, fraud or willful or intentional breach of any covenant or agreement or willful or intentional breach of any representation or warranty in the merger agreement.

Breakup Fee and ETP Expenses

Susser has agreed to pay ETP $68 million (referred to as the “breakup fee”) if:

•	Susser terminates the merger agreement in order to accept a superior offer;

•	ETP terminates the merger agreement because Susser has willfully or intentionally breached any of its obligations (x) not to solicit acquisition proposals or (y) its obligations to obtain stockholder approval by cooperating to file the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part and by taking necessary actions to hold the stockholder meeting and solicit proxies;

•	ETP terminates the merger agreement because, prior to Susser stockholder approval, there is a change of recommendation by the Susser board of directors; or

•	ETP or Susser terminates the merger agreement because the Susser stockholders do not adopt the merger agreement at the Susser special meeting, and prior to the special meeting (1) an alternative takeover proposal is publicly made to Susser prior to the Susser special meeting and not withdrawn at least 10 business days prior to such meeting and (2) Susser enters into an agreement providing for or consummates an alternative takeover transaction involving 75% of the assets or equity of Susser within 12 months after the termination of the merger agreement.

•	ETP terminates the merger agreement because Susser has breached or failed to perform any of its representations, warranties or covenants under the merger agreement and such breach or failure to perform (i) if it occurred or was continuing to occur on the closing date, would result in a failure of a closing condition and (ii) by its nature cannot be cured by November 30, 2014, or if not capable of being cured by November 30, 2014, Susser does not cure such breach or failure within 30 days of receiving notice of such breach or failure (any such breach, a “terminable breach”), and:

•	an alternative takeover proposal is made to Susser prior to ETP terminating (whether or not publicly announced), and

•	Susser enters into an agreement providing for or consummates an alternative takeover transaction involving 75% of the assets or equity of Susser within 12 months after the termination of the merger agreement, provided that the breakup fee will be reduced by the ETP expenses that were previously paid under the second bullet of the expenses section above.

“Acquisition transaction” is defined in the merger agreement to mean a transaction in which 75% of the assets or beneficial ownership of ETP are directly or indirectly acquired by a third party.

Susser has further agreed to reimburse ETP for its expenses incurred in connection with the merger transaction, up to $10 million if:

•	ETP terminates the merger agreement because Susser has breached or failed to perform any of its representations, warranties or covenants under the merger agreement such that there is a terminable breach and an alternative takeover proposal is made to Susser prior to termination (whether or not publicly announced).

If Susser has reimbursed ETP’s expenses, and ETP later would become entitled to a breakup fee pursuant to a provision above, the expense reimbursement will be credited against the breakup fee.

Upon the payment of the breakup fee or ETP expenses pursuant to the merger agreement, Susser will have no further liability under the merger agreement to ETP or its unitholders. Notwithstanding the foregoing, the payment of the breakup fee or ETP expenses will not release any party from liability arising out of or the result of fraud or a willful or intentional breach of the merger agreement. In no event will Susser be required to pay the breakup fee on more than one occasion. If Susser fails to pay promptly, the breakup fee or ETP expenses when due under the merger agreement, it will also pay to ETP interest, accruing from the due date and the reasonable out-of-pocket expenses, including legal fees, in connection with any action taken to collect payment.

Other Fees and Expenses

Other than as provided in the provisions of the merger agreement summarized above, whether or not the merger is completed, all costs and expenses incurred in connection with the merger, the merger agreement will be paid by the party incurring or required to incur such expenses, except that the fees and expenses incurred in connection with the printing, filing and mailing of this document (including applicable SEC filing fees) will be borne equally by ETP and Susser.

Amendment and Waiver

At any time prior to the effective time, any provision of the merger agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Susser, ETP, ETP GP and Merger Sub (and by ETE, if such amendment would expend the obligations of ETE under the merger agreement or ETP GP’s partnership agreement amendment) or, in the case of a waiver, by the party against whom the waiver is to be effective; provided however, that after receipt of Susser stockholder approval, if any such amendment or waiver will by applicable law or in accordance with the rules and regulations of the NYSE require further approval of Susser stockholders, the effectiveness of such amendment or waiver will be subject to the approval of Susser stockholders. Notwithstanding the foregoing, no failure or delay by any party to the merger agreement in exercising any right under the merger agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right under the merger agreement.

Governing Law

The merger agreement is governed by the laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule).

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following section contains a discussion of (1) the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Susser common stock, (2) additional U.S. federal income tax consequences relating to the receipt and ownership of ETP common units issued pursuant to the merger, and (3) U.S. federal income tax considerations relating to the taxation of ETP and the ownership and disposition of ETP common units received pursuant to the merger.

This discussion of U.S. federal income tax consequences is based upon the Internal Revenue Code, U.S. Treasury regulations promulgated thereunder and administrative rulings and court decisions, all as in effect on the date of this document. These laws may change, possibly retroactively, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Susser common stock or, after completion of the merger, ETP common units, that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation) organized under the laws of the United States or any state thereof or the District of Columbia; (iii) a trust if (a) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) it has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person; or (iv) an estate, the income of which is subject to U.S. federal income tax regardless of its source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes is a beneficial owner of Susser common stock or, after completion of the merger, ETP common units, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders of Susser common stock or ETP common units that are partnerships or partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them of the merger and the ownership and disposition of ETP common units.

Except as otherwise expressly provided herein, this discussion (1) only addresses holders of Susser common stock and ETP common units that hold their Susser common stock and ETP common units, as applicable, as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment); (2) does not address all aspects of U.S. federal income taxation that may be relevant to a holder in light of such holder’s particular circumstances or that may be applicable to holders subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, insurance companies, tax-exempt organizations, dealers in securities or traders in securities that elect mark-to-market treatment, holders who acquired Susser common stock or ETP common units, as applicable, pursuant to the exercise of employee stock options or otherwise as compensation, entities or arrangements treated as partnerships for U.S. federal income tax purposes, holders liable for the alternative minimum tax, holders who hold their Susser common stock or ETP common units, as applicable, as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders whose functional currency is not the U.S. dollar, and U.S. expatriates); and (3) does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the federal income tax.

ALL HOLDERS OF SUSSER COMMON STOCK SHOULD CONSULT THEIR TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO THEM OF THE MERGER. ALL HOLDERS OF ETP COMMON UNITS ACQUIRED PURSUANT TO THE MERGER SHOULD CONSULT THEIR TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF ETP COMMON UNITS.

Material U.S. Federal Income Tax Consequences of the Merger

Subject to the limitations and qualifications described under “Material U.S. Federal Income Tax Considerations” and herein, the discussion under “—Material U.S. Federal Income Tax Consequences of the

Merger” constitutes the opinion of Gibson Dunn, counsel to Susser, as to the material U.S. federal income tax consequences of the merger to U.S. holders of Susser common stock.

It is a condition to Susser’s obligation to effect the merger that (1) Susser receive an opinion from its counsel, Gibson Dunn, to the effect that, for U.S. federal income tax purposes, the exchange of shares of Susser common stock for ETP common units pursuant to the merger should qualify as an exchange to which Section 721(a) of the Internal Revenue Code applies (which opinion may rely on the opinions described in clauses (2) and (3) below), (2) ETP receive an opinion from its special tax counsel, Bingham McCutchen LLP, to the effect that ETP should not be treated as an “investment company” under applicable provisions of the Internal Revenue Code, and (3) ETP receive an opinion from its counsel, Vinson & Elkins L.L.P., to the effect that for U.S. federal income tax purposes, at least 90% of ETP’s gross income for the most recent four complete calendar quarters ending before the effective time of the merger for which necessary financial information is available constitutes “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code and that ETP is treated as a partnership for U.S. federal income tax purposes pursuant to Section 7704(c) of the Internal Revenue Code. These opinions will be based on assumptions and representations set forth or referred to in the opinions. An opinion of counsel is not binding on the IRS or the courts, and neither Susser nor ETP intends to request a ruling from the IRS with respect to the U.S. federal income tax consequences of the merger, the treatment of ETP as an investment company, or the treatment of ETP as a partnership. Accordingly, there can be no assurance that the IRS will not disagree with any of the conclusions described herein. The following discussion assumes the receipt and accuracy of the above-described opinions.

Accordingly, the material U.S. federal income tax consequences of the merger to U.S. holders of Susser common stock are as follows:

A U.S. holder of Susser common stock who receives solely cash in exchange for its shares of Susser common stock pursuant to the merger will be treated as having sold its shares of Susser common stock for cash. A U.S. holder of Susser common stock who receives solely ETP common units in exchange for its shares of Susser common stock pursuant to the merger will be treated as having exchanged its shares of Susser common stock for ETP common units. It is uncertain whether a U.S. holder of Susser common stock who receives a combination of cash and ETP common units in exchange for its shares of Susser common stock pursuant to the merger will be able to specifically identify the shares of Susser common stock that are treated as sold for cash and the shares of Susser common stock that are treated as transferred to ETP in exchange for ETP common units. If such specific identification is ineffective, such holder of Susser common stock will be treated as having sold a single undivided portion of each share of Susser common stock exchanged by such holder pursuant to the merger (equal to the percentage that the amount of the cash consideration received by such holder in exchange for its shares of Susser common stock pursuant to the merger bears to the fair market value of the total consideration (that is, cash plus the fair market value of ETP common units) received by such holder in exchange for its shares of Susser common stock pursuant to the merger), and to have contributed the remaining single undivided portion of each share of Susser common stock exchanged by such holder pursuant to the merger to ETP in exchange for ETP common units.

A U.S. holder of Susser common stock that exchanges shares of Susser common stock for cash pursuant to the merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received (including the amount of any cash received in lieu of a fractional ETP common unit) and the stockholder’s adjusted basis in the shares of Susser common stock (or single undivided portion thereof) treated as sold for cash in the transaction (as described above). Generally, any such gain or loss will be long-term capital gain or loss if the holder’s holding period for the shares of Susser common stock exchanged is greater than one year as of the closing of the merger. The deductibility of capital losses is subject to limitations.

A U.S. holder of Susser common stock that exchanges shares of Susser common stock for ETP common units pursuant to the merger should not recognize gain or loss with respect to shares of Susser common stock treated as contributed to ETP in exchange for ETP common units, except as described below under the heading

“—Additional U.S. Federal Income Tax Considerations Relating to the Receipt and Ownership of ETP Common Units Issued Pursuant to the Merger.” The aggregate tax basis of the ETP common units received by such U.S. holder of Susser common stock pursuant to the merger will be the same as the aggregate tax basis of the shares of Susser common stock (or single undivided portion thereof) exchanged therefor, increased by such holder’s share of nonrecourse liabilities of ETP. The holding period of the ETP common units received in exchange for Susser common stock pursuant to the merger will include the holding period of the Susser common stock surrendered in exchange therefor.

A U.S. holder who acquired different blocks of Susser common stock at different times or different prices should consult its own tax advisor regarding the manner in which gain or loss should be determined in such holder’s particular circumstances and such holder’s holding period in ETP common units received in exchange for Susser common stock pursuant to the merger.

Backup Withholding

Payments received in exchange for shares of Susser common stock pursuant to the merger generally are subject to information reporting, and may be subject to backup withholding at the applicable rate (currently, 28%) if the holder of such shares or other payee fails to provide a valid taxpayer identification number and comply with certain certification procedures by properly completing IRS Form W-9 or otherwise establishing an exemption from backup withholding. Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of the person subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of U.S. federal income taxes, a refund may be obtained, provided that the required information is furnished to the IRS in a timely manner.

Additional U.S. Federal Income Tax Considerations Relating to the Receipt and Ownership of ETP Common Units Issued Pursuant to the Merger

This section contains a discussion of additional material U.S. federal income tax consequences to those U.S. holders of Susser common stock who receive ETP common units in the merger. Unless otherwise noted in the following discussion, this section is the opinion of Bingham McCutchen LLP insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. For a general discussion of the tax consequences of the ownership and disposition of ETP common units, see “—U.S. Federal Income Taxation of ETP and its Unitholders.”

In general, as discussed above, the exchange by a Susser stockholder of Susser common stock for ETP common units should qualify as an exchange to which Section 721(a) of the Internal Revenue Code applies. However, under certain circumstances, a Susser stockholder may recognize gain upon such exchange or upon the occurrence of certain subsequent events or transactions undertaken by ETP. Specifically, the exchange of Susser common stock for ETP common units pursuant to the merger would not qualify as a transaction in which no gain or loss is recognized for U.S. federal income tax purposes if, immediately after the merger ETP were characterized, for U.S. federal income tax purposes, as (1) a partnership which would be treated as an “investment company” if the partnership were incorporated, or (2) a publicly traded partnership treated as a corporation.

Treatment of ETP as an Investment Company

As discussed above, Susser and ETP intend that the merger be treated for U.S. federal income tax purposes as a contribution of Susser common stock to ETP that qualifies under Section 721(a) of the Internal Revenue Code to the extent a Susser stockholder receives ETP common units as merger consideration. In order for the contribution to qualify under Section 721(a) of the Internal Revenue Code, among other things, ETP must not be treated as an investment company for purposes of Section 721(b) of the Internal Revenue Code.

Section 721(b) of the Internal Revenue Code provides that Section 721(a) of the Internal Revenue Code will not apply to gain realized on a transfer of property to a partnership which would be treated as an investment company (within the meaning of Section 351 of the Internal Revenue Code) if the partnership were incorporated. In general, Section 351(e) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder define an investment company to mean any corporation more than 80% of the value of whose assets are held for investment and are stocks or securities as defined by the statute. In the case of stock and securities of a corporate subsidiary, the stock and securities of such corporate subsidiary are disregarded and the parent corporation is treated as owning its ratable share of the subsidiary’s assets if the parent corporation owns 50% or more of the voting power or value of the subsidiary corporation’s stock. The Treasury Regulations also provide that the determination of whether an entity is an investment company will ordinarily be made by reference to the circumstances in existence immediately after the transfer in question. However, where circumstances change thereafter pursuant to a plan in existence at the time of the transfer, this determination will be made by reference to the later circumstances.

The determination of whether ETP will be treated as an investment company for purposes of Section 721(b) of the Internal Revenue Code will be based on the relative values of the assets held by ETP and its ratable share of the assets of any subsidiary that ETP is treated as owning, including as a result of the merger and the transactions undertaken in connection with the merger. Based on the value of ETP’s existing assets and the expected value of the assets ETP will be treated as owning following the completion of the merger and the transactions contemplated therewith, ETP will not be an investment company for purposes of Section 721(b) of the Internal Revenue Code immediately following the merger. Furthermore, it is a condition to Susser’s obligation to effect the merger that ETP will receive an opinion from its special tax counsel, Bingham McCutchen LLP, to the effect that ETP should not be treated as an investment company for purposes of Section 721(b) of the Internal Revenue Code.

ETP and Bingham McCutchen LLP have no reason to believe that ETP will be treated as an investment company for purposes of Section 721(b) of the Internal Revenue Code. If the IRS were to prevail with the assertion, or a court were to conclude, that ETP was an investment company immediately following the merger, then Section 721(a) of the Internal Revenue Code would not apply with respect to a Susser stockholder that receives ETP common units as merger consideration for part or all of his Susser stock and such Susser stockholder would be treated as having sold to ETP, in a taxable transaction, such Susser common stock for an amount equal to the value of the ETP common units received. The discussion below is based on Bingham McCutchen LLP’s opinion that ETP will not be treated as an investment company for purposes of Section 721(b) of the Internal Revenue Code.

Treatment of ETP as a Corporation

See discussion below under “U.S. Federal Income Taxation of ETP and its Unitholders—Taxation of the Partnership—Partnership Status.”

Additional Tax Consequences of Owning ETP Common Units Received in the Merger

For a general discussion of the tax consequences to a Susser stockholder of owning ETP common units received as merger consideration see “—U.S. Federal Income Taxation of ETP and its Unitholders—Tax Consequences of Unit Ownership.” In addition to the tax consequences discussed therein, a Susser stockholder that receives and holds ETP common units as a result of the merger will be subject to special rules that may result in such former Susser stockholder recognizing additional taxable gain or income.

Under Section 704(c)(1) of the Internal Revenue Code, if appreciated property is contributed to a partnership, the contributing partner must recognize any gain that was realized but was not recognized for U.S. federal income tax purposes with respect to the property at the time of the contribution (referred to as “built-in gain”) if the partnership sells such property or property acquired in exchange for such property at any time thereafter or distributes such property to another partner within seven years of the contribution in a transaction that does not otherwise result in the recognition of “built-in gain” by the partnership. In addition, Section 737 of the Internal Revenue Code may require the recognition of at least a contributing partner’s deferred “built-in gain” upon the distribution by the partnership to that contributing partner of other partnership property (other than money) within seven years of the contribution of the appreciated property to the partnership. If ETP were subsequently to engage in a transaction described in either Section 704(c)(1) or Section 737 of the Internal Revenue Code, a former Susser stockholder treated as contributing all or a portion of its Susser common stock to ETP may be required to recognize such “built-in gain” with respect to such Susser common stock.

Section 707(a) of the Internal Revenue Code and the Treasury Regulations thereunder create a presumption that any distributions of cash or other property made to a partner that contributed property within two years of the distribution will be treated as a payment in consideration for the property otherwise treated as contributed to the partnership in exchange for a partnership interest (a “deemed sale transaction”), with certain limited exceptions, including an exception for “operating cash flow distributions.” For this purpose, an “operating cash flow distribution” is any distribution, including, but not limited to, a complete or partial redemption distribution, that does not exceed the product of the “net cash flow from operations” (as defined in the applicable Treasury Regulations) of ETP for the year multiplied by the lesser of the partner’s percentage interest in overall partnership profits for that year or the partner’s percentage interest in overall partnership profits for the life of the partnership. If ETP makes a distribution within two years of the merger that does not qualify for one of the specific exceptions, ETP will disclose that distribution to the IRS on behalf of the former Susser stockholders and will bear the burden of demonstrating that facts and circumstances clearly establish that the distribution was not part of a deemed sale transaction. If such a disclosure is required with respect to a quarterly distribution made to all ETP common unitholders, ETP intends to take the position that the distribution is not a part of a sale for tax purposes. However, the IRS may disagree with this position. If a distribution to a former Susser stockholder within two years of the merger is treated as part of a deemed sale transaction under Section 707(a) of the Internal Revenue Code, such former stockholder will recognize gain or loss in an amount equal to the difference between (i) the amount of cash and the fair market value of the property received and (ii) such person’s adjusted tax basis in the Susser common stock deemed to have been sold. Such gain or loss will be recognized in the year of the merger, and, if the former Susser stockholder has already filed a tax return for the year of the merger, the former Susser stockholder may be required to file an amended return. In such a case, the former Susser stockholder may also be required to report some amount of imputed interest income.

Accordingly, even if the merger otherwise qualifies as a tax-deferred contribution of all or a portion of a holder’s Susser common stock to ETP in exchange for ETP common units under Section 721(a) of the Internal Revenue Code, former Susser stockholders could be required to recognize part or all of the “built-in gain” on their shares of Susser common stock deferred as a result of the merger if ETP (a) sells or otherwise disposes of, or is considered to sell or otherwise to dispose of, Susser common stock in a taxable transaction at any time (including by reason of ETP’s receipt of a distribution with respect to its shares in Susser that exceeds the current and accumulated earnings and profits of Susser and ETP’s basis in the shares of Susser), (b) sells or otherwise disposes of, or is considered to sell or otherwise dispose of, interests in an entity to which Susser common stock was contributed, (c) distributes any Susser common stock, or interests in any entity to which Susser common stock was contributed, to another unitholder within seven years of the merger, (d) distributes any ETP property other than money or Susser common stock to a former Susser stockholder within seven years of the merger, or (e) makes any distribution (other than an “operating cash flow distribution”) to a former Susser stockholder within two years of the merger. No provision of the ETP partnership agreement prohibits any of these events from occurring, even if the event would result in a former Susser stockholder recognizing part or all of the gain intended to be deferred pursuant to the merger.

In connection with the merger, ETP will loan cash to Heritage Holdings, Inc., a wholly owned subsidiary of ETP Holdco Corporation, which will acquire in the merger such portion of the Susser shares acquired in exchange for the cash consideration. Following the merger, ETP will contribute to ETP Holdco Corporation its direct interest in the Susser shares acquired in the merger in exchange for the ETP common units consideration.

These transactions should not result in the recognition of taxable gain or income to ETP, Heritage Holdings, Inc. or ETP Holdco Corporation. However, such conclusion is not free from doubt. It is possible that the IRS could assert that the combination of these transactions resulted in Heritage Holdings, Inc. being treated as having distributed a promissory note to ETP Holdco Corporation and ultimately to ETP in connection with ETP’s contribution of Susser shares to ETP Holdco Corporation. If the IRS were successful in this assertion and depending on the grounds on which the assertion is made, ETP may be treated as having sold its direct interest in Susser shares to ETP Holdco Corporation in exchange for such note which for tax purposes may cause ETP to be treated as having received a distribution taxable as a dividend to the extent of the current and accumulated earnings and profits of ETP Holdco Corporation, Susser, or both, and then as a return of capital to the extent of ETP’s basis (or a portion thereof) in its stock of ETP Holdco Corporation. Any amount of the distribution that is in excess of such basis would be treated as gain from the sale or exchange of the ETP Holdco Corporation stock held by ETP. The principles of Section 704(c) of the Internal Revenue Code (described above) would apply if any portion of such distribution was treated as gain from the deemed sale or exchange of the ETP Holdco Corporation stock and such gain would be allocated to former Susser stockholders to the extent it is attributable to the “built-in” gain in the Susser stock that was realized but not recognized in the merger.

In addition, following the merger, Susser will transfer its interest in Susser Petroleum Partners GP LLC, the general partner of Susser Petroleum Partners LP (“SUSP”), and the incentive distribution rights it holds in SUSP to ETP in one or a series of transactions. This transaction will result in the recognition of taxable gain to either Susser or ETP Holdco Corporation, as the parent of the consolidated group owning Susser, depending on the timing of the transfer. In the event the interests are distributed to ETP following the contributions of ETP’s interest in Susser to ETP Holdco Corporation, the distribution should be treated as a dividend to ETP equal to the value of the distributed interests. Such dividend income will be allocable to all ETP unitholders, including former Susser stockholders holding ETP common units at the time of the distribution. However, such conclusion is not free from doubt. It is possible that the IRS could assert that this transaction will result in taxable gain being recognized by ETP in connection with the contribution of its interest in Susser to ETP Holdco Corporation. If the IRS were successful in such an assertion, the principles of Section 704(c) of the Internal Revenue Code (described above) would apply to the taxable gain treated as being recognized in connection with the contribution of ETP’s portion of the Susser stock to ETP Holdco Corporation and such gain would be allocated to former Susser stockholders to the extent it is attributable to the “built-in” gain in the Susser stock that was realized but not recognized in the merger.

If ETP is unable to determine the correct tax basis of Susser common stock acquired from any former Susser stockholder in exchange for ETP common units in the merger, the amount of gain reported by ETP to the IRS with respect to such stockholder upon the occurrence of any of the transactions described above may be substantially greater than the correct amount.

U.S. Federal Income Taxation of ETP and its Unitholders

This section summarizes the material U.S. federal income tax consequences that may be relevant to holders of ETP common units that acquired such ETP common units in the merger and is subject to the limitations and qualifications described under “Material U.S. Federal Income Tax Considerations” and herein.

Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of representations made by ETP to them for this purpose. However, this section does not address all U.S. federal income tax matters that affect ETP or its unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (for U.S. federal income tax purposes), who have the U.S. dollar as their functional currency, who use the calendar year as their taxable year, who receive ETP common units in the merger, who do not materially participate in the conduct of ETP’s business activities, and who hold such units as capital assets within the meaning of Section 1221 of the Internal Revenue Code (generally property that is held for investment). This section has limited applicability to corporations, partnerships (including entities treated as partnerships for U.S. federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts, or IRAs, employee benefit plans, real estate investment trusts or mutual funds.

Accordingly, each unitholder should consult its own tax advisor in analyzing the U.S. federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from ownership or disposition of ETP common units and potential changes in applicable tax laws.

ETP is relying on opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for ETP common units and the prices at which ETP common units trade. In addition, ETP’s costs of any contest with the IRS will be borne indirectly by ETP’s unitholders and ETP’s general partner because the costs will reduce ETP’s cash available for distribution. Furthermore, the tax consequences of an investment in ETP may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following U.S. federal income tax issues: (1) the treatment of a unitholder whose ETP common units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of units) (please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans”); (2) whether ETP’s monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Units—Allocations Between Transferors and Transferees”); and (3) whether ETP’s method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Units”).

Taxation of the Partnership

Partnership Status

ETP expects to be treated as a partnership for U.S. federal income tax purposes and, therefore, generally will not be liable for entity-level federal income taxes. Instead, as described below, each of ETP’s unitholders will take into account its respective share of items of income, gain, loss and deduction of ETP in computing such unitholder’s federal income tax liability as if the unitholder had earned such income directly, even if ETP makes no cash distributions to the unitholder. Distributions that ETP makes to a unitholder generally will not give rise to income or gain taxable to such unitholder, unless the amount of cash distributed exceeds the unitholder’s adjusted tax basis in its ETP common units.

Section 7704 of the Internal Revenue Code generally provides that publicly-traded partnerships will be treated as corporations for U.S. federal income tax purposes. However, if 90% or more of a partnership’s gross income for every taxable year it is publicly-traded consists of “qualifying income,” the partnership may continue to be treated as a partnership for U.S. federal income tax purposes, also known as the Qualifying Income Exception. Qualifying income includes (i) income and gains derived from the processing, transportation, storage and marketing of any mineral or natural resource (such as crude oil and refined products), (ii) interest (other than from a financial business), (iii) dividends, (iv) gains from the sale of real property and (v) gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. ETP estimates that less than 7% of its current gross income is not qualifying income; however, this estimate could change from time to time.

It is a condition to Susser’s obligation to effect the merger that ETP receive an opinion of ETP’s counsel, Vinson & Elkins L.L.P., to the effect that, for U.S. federal income tax purposes, at least 90% of ETP’s gross income for the most recent four complete calendar quarters ending before the effective time of the merger for which necessary financial information is available constitutes qualifying income and that ETP will be treated as a partnership for U.S. federal income tax purposes. Based upon factual representations made by ETP and its general partner, Vinson & Elkins L.L.P. is of the opinion that at least 90% of ETP’s gross income for the most recent four complete calendar quarters ending before the effective time of the merger for which necessary financial information is available constitutes qualifying income and that ETP will be treated as a partnership for U.S. federal income tax purposes. The representations made by ETP and its general partner upon which Vinson & Elkins L.L.P. has relied in rendering its opinion include, without limitation:

•	the factual statements and representations set forth in this registration statement and the form of joint proxy statement/prospectus contained in this registration statement were all true at the time they were made, and continue to be true in all respects;

•	the merger and the other transactions contemplated in the merger agreement will be carried out in accordance with the terms of the merger agreement and as described in this registration statement and the form of joint proxy statement/prospectus contained in this registration statement, and none of the material terms and conditions in the merger agreement have been or will be waived or modified;

•	neither ETP nor any of its partnership or limited liability company subsidiaries (other than the subsidiary of Susser MLP that has elected to be treated as a corporation for U.S. federal income tax purposes) has elected or will elect to be treated as a corporation for U.S. federal income tax purposes;

•	for each taxable year since and including the year of ETP’s initial public offering, more than 90% of ETP’s gross income has been and will be income of a character that Vinson & Elkins L.L.P. has opined is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code; and

•	each hedging transaction that ETP treats as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, gas, or products thereof that are held or to be held by ETP or its subsidiaries in activities that Vinson & Elkins L.L.P. has opined or will opine result in qualifying income.

ETP believes that these representations are true and will be true in the future.

If ETP fails to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require ETP to make adjustments with respect to its unitholders or pay other amounts), ETP will be treated as transferring all of its assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which ETP fails to meet the Qualifying Income Exception, in return for stock in that corporation and then as distributing that stock to its unitholders in liquidation. This deemed contribution and liquidation should not result in the recognition of taxable income by ETP or its unitholders so long as ETP’s liabilities do not exceed the tax basis of its assets. Thereafter, ETP would be treated as an association taxable as a corporation for U.S. federal income tax purposes.

The present U.S. federal income tax treatment of publicly traded partnerships, including ETP, or an investment in ETP common units may be modified by administrative or legislative action or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly-traded partnerships. One such legislative proposal would have eliminated the Qualifying Income Exception upon which ETP relies for its treatment as a partnership for U.S. federal income tax purposes. ETP is unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect ETP and may be applied retroactively. Any such changes could negatively impact the value of an investment in ETP common units.

If for any reason ETP is taxable as a corporation in any taxable year, items of income, gain, loss and deduction of ETP would be taken into account by ETP in determining the amount of its liability for U.S. federal income tax, rather than being passed through to its unitholders. ETP’s taxation as a corporation would materially reduce the cash available for distribution to unitholders and thus would likely substantially reduce the value of ETP common units. Any distribution made to a unitholder at a time that ETP is treated as a corporation would be treated (i) first, as a taxable dividend to the extent of ETP’s current or accumulated earnings and profits, then (ii) as a nontaxable return of capital to the extent of the unitholder’s tax basis in its ETP common units, and thereafter (iii) as taxable capital gain.

The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that ETP will be treated as a partnership for U.S. federal income tax purposes.

Entity-Level Taxation

Even though ETP (as a partnership for U.S. federal income tax purposes) is not subject to U.S. federal income tax, certain of its business activities are conducted through corporate subsidiaries. Such subsidiaries are subject to corporate-level tax, which reduces the cash available for distribution to ETP and, in turn, to ETP’s unitholders. Moreover, some of ETP’s subsidiaries and operations may be subject to income and other taxes in the jurisdictions in which they are organized or from which they receive income. Such taxation may reduce the amount of cash available for distribution to ETP’s unitholders.

Tax Consequences of Unit Ownership

Limited Partner Status

Unitholders who are admitted as limited partners of the partnership will be treated as partners of Energy Transfer Partners, L.P. for U.S. federal income tax purposes. In addition, (i) assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners; and (ii) unitholders whose ETP common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their ETP common units, will be treated as partners of the partnership for U.S. federal income tax purposes.

Because there is no direct or indirect controlling authority addressing assignees of ETP common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Vinson & Elkins L.L.P.’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of ETP common units who does not execute and deliver a transfer application may not receive certain U.S. federal income tax information or reports furnished to record holders of ETP common units unless the units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those units.

For a discussion related to the risks of losing partner status as a result of securities loans, please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans.” Unitholders who are not treated as partners of the partnership as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under the circumstances.

Flow-Through of Taxable Income

Subject to the discussion below under “—Entity-Level Collections of Unitholder Taxes” with respect to payments ETP may be required to make on behalf of its unitholders, and aside from any taxes paid by its corporate subsidiaries (please read “—Taxation of the Partnership—Entity-Level Taxation” above), ETP will not pay any U.S. federal income tax. Rather, each unitholder will be required to report on its U.S. federal income tax return each year its share of ETP’s income, gains, losses and deductions for ETP’s taxable year or years ending with or within such unitholder’s taxable year. Consequently, ETP may allocate income to a unitholder even if that unitholder has not received a cash distribution.

Basis of Units

As described above under the heading “Material U.S. Federal Income Tax Consequences of the Merger,” each Susser stockholder’s initial tax basis in ETP common units will be the pro rata portion of the stockholder’s adjusted tax basis in its Susser common stock not attributable to the receipt of cash by such stockholder at the closing of the merger plus its share of ETP’s nonrecourse liabilities. That basis will be increased by such stockholder’s share of ETP’s income and by any increases in its share of ETP’s nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from ETP, by the unitholder’s share of ETP’s losses, by any decreases in its share of ETP’s nonrecourse liabilities and by its share of ETP’s expenditures that are not deductible in computing taxable income and are not required to be capitalized. Please read “—Disposition of Units—Recognition of Gain or Loss” below.

Treatment of Distributions

Distributions made by ETP to a unitholder generally will not be taxable to the unitholder, unless such distributions exceed the unitholder’s tax basis in its ETP common units, in which case the unitholder will recognize gain taxable in the manner described below under “—Disposition of Units.”

Any reduction in a unitholder’s share of ETP’s “nonrecourse” liabilities (liabilities for which no partner bears the economic risk of loss) will be treated as a distribution of cash by ETP to that unitholder. A decrease in a unitholder’s percentage interest in ETP because of ETP’s issuance of additional ETP common units may decrease the unitholder’s share of ETP’s liabilities. For purposes of the foregoing, a unitholder’s share of ETP’s nonrecourse liabilities will be based upon that unitholder’s share of the unrealized appreciation (or depreciation) in ETP’s assets, to the extent thereof, with any excess liabilities allocated based on the unitholder’s share of ETP’s profits. Please read “—Disposition of Units.”

A non-pro rata distribution of money or property (including a deemed distribution as a result of the reallocation of ETP’s liabilities as described above) may cause a unitholder to recognize ordinary income if the distribution reduces the unitholder’s share of ETP’s “unrealized receivables,” including depreciation recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code, also known as Section 751 Assets. To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with ETP in return for a portion of the non-pro rata distribution. This deemed exchange will generally result in the unitholder’s recognition of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (typically zero) in the Section 751 Assets deemed to be relinquished in the exchange.

In addition, as discussed above under “Additional U.S. Federal Income Tax Considerations Relating to the Receipt and Ownership of ETP Common Units Issued Pursuant to the Merger—Additional Tax Consequences of Owning ETP Common Units Received in the Merger,” distributions by ETP to unitholders who receive ETP common units in the merger may be taxable in certain circumstances.

Limitations on Deductibility of Losses

A unitholder may not be entitled to deduct the full amount of loss allocated to it by ETP because its share of ETP’s losses will be limited to the lesser of (i) the unitholder’s tax basis in its ETP common units, and (ii) in the case of a unitholder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the unitholder is considered to be “at risk” with respect to ETP’s activities. In general, a unitholder will be at risk to the extent of its tax basis in its ETP common units, reduced by (1) any portion of that basis attributable to the unitholder’s share of ETP’s liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement and (3) any amount of money the unitholder borrows to acquire or hold its ETP common units, if the lender of those borrowed funds owns an interest in ETP, is related to another unitholder or can look only to the ETP common units for repayment. A unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder’s share of nonrecourse liabilities) cause the unitholder’s at risk amount to be less than zero at the end of any taxable year.

Losses disallowed to a unitholder or recaptured as a result of the basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used, and will not be available to offset a unitholder’s salary or active business income.

In addition to the basis and at risk limitations, the Internal Revenue Code generally limits the deductibility of losses incurred by individuals, estates, trusts, some closely-held corporations and personal service corporations from “passive activities” (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses generated by ETP will be available to offset only passive income generated by ETP. Passive losses that exceed a unitholder’s share of passive income generated by ETP may be deducted in full when the unitholder disposes of all of its ETP common units in a fully taxable transaction with an unrelated party. The passive loss rules are applied after other applicable limitations on deductions, including the at risk and basis limitations.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” is limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness allocable to property held for investment;

•	interest expense allocated against portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent allocable against portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income. Net investment income generally does not include qualified dividend income (if applicable) or gains attributable to the disposition of property held for investment. A unitholder’s share of a publicly-traded partnership’s portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Entity-Level Collections of Unitholder Taxes

If ETP is required or elects under applicable law to pay any U.S. federal, state, local or non-U.S. tax on behalf of any current or former unitholder or its general partner, ETP is authorized under its limited partnership agreement to treat the payment as a distribution of cash to the relevant unitholder or its general partner as applicable. Where the tax is payable on behalf of all unitholders or ETP cannot determine the specific unitholder on whose behalf the tax is payable, ETP is authorized to treat the payment as a distribution to all current unitholders. If any payment by ETP gives rise to an overpayment of tax on behalf of a unitholder, the unitholder may be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment ETP makes on their behalf.

Allocation of Income, Gain, Loss and Deduction

In general, if ETP has a net profit, its items of income, gain, loss and deduction will be allocated amongst its unitholders and its general partner in accordance with their percentage interests in ETP. At any time that incentive distributions are made to the general partner, gross income will be allocated to the recipients to the extent of such distributions. If ETP has a net loss, its items of income, gain, loss and deduction will be allocated first among its unitholders in accordance with their percentage interests to the extent of their positive capital accounts, and thereafter to its general partner.

Specified items of ETP’s income, gain, loss and deduction will be allocated under Section 704(c) of the Internal Revenue Code (or the principles of Section 704(c) of the Internal Revenue Code) to account for any difference between the tax basis and fair market value of ETP’s assets immediately prior to the closing of the merger and at the time of any subsequent offering of ETP common units, also known as a Book-Tax Disparity. As a result, the U.S. federal income tax burden associated with any Book-Tax Disparity immediately prior to the merger or an offering generally will be borne by the partners holding interests in ETP prior to the merger or such offering. In addition, items of recapture income will be specially allocated to the extent possible to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

The shares of Susser common stock acquired by ETP in the merger in exchange for ETP common units will also be subject to the Section 704(c) allocations described above. As a result, income, gain, loss and deductions attributable to such Susser common stock will be allocated for U.S. federal income tax purposes in a manner such that the Susser stockholders receiving ETP common units in the merger will be charged with, or benefit from, the unrealized gain or unrealized loss associated with their Susser common stock at the time of the merger. The amount of unrealized gain or loss generally is equal to the Book-Tax Disparity. Pursuant to the Section 704(c) allocations, if the Susser common stock acquired by ETP in the merger in exchange for ETP common units is sold after the merger, gain equal to any Book-Tax Disparity remaining at the time of such sale must be allocated exclusively to the Susser stockholders who received ETP common units in the merger.

An allocation of items of ETP’s income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate a Book-Tax Disparity, will generally be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of the partner’s interest in ETP, which will be determined by taking into account all the facts and circumstances, including (i) the partner’s relative contributions to ETP, (ii) the interests of all the partners in profits and losses, (iii) the interest of all the partners in cash flow and (iv) the rights of all the partners to distributions of capital upon liquidation. Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “—Section 754 Election” and “—Disposition of Units—Allocations Between Transferors and Transferees,” allocations of income, gain, loss or deduction under ETP’s partnership agreement will be given effect for U.S. federal income tax purposes.

Treatment of Securities Loans

A unitholder whose ETP common units are loaned (for example, a loan to a “short seller” to cover a short sale of units) may be treated as having disposed of those units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period (i) any of ETP’s income, gain, loss or deduction allocated to those units would not be reportable by the lending unitholder, and (ii) any cash distributions received by the unitholder as to those units may be treated as ordinary taxable income.

Due to a lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its ETP common units. Unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Tax Rates

Under current law, the highest marginal U.S. federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

In addition, a 3.8% net investment income tax applies to certain net investment income earned by individuals, estates, and trusts. For these purposes, net investment income includes a unitholder’s allocable share of ETP’s income and gain realized by a unitholder from a sale of ETP common units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

ETP has made the election permitted by Section 754 of the Internal Revenue Code that permits ETP to adjust the tax bases in its assets as to specific purchasers of its units under Section 743(b) of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The Section 743(b) adjustment separately applies to each purchaser of units based upon the values and bases of ETP’s assets at the time of the relevant purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) adjustment does not apply to a purchaser that purchases units directly from ETP.

Under ETP’s partnership agreement, it is authorized to take a position to preserve the uniformity of units even if that position is not consistent with applicable Treasury Regulations. A literal application of Treasury Regulations governing a 743(b) adjustment attributable to properties depreciable under Section 167 of the Internal Revenue Code may give rise to differences in the taxation of unitholders purchasing units from ETP and unitholders purchasing from other unitholders. If ETP has any such properties, ETP intends to adopt methods employed by other publicly traded partnerships to preserve the uniformity of its units, even if inconsistent with existing Treasury Regulations, and Vinson & Elkins L.L.P. has not opined on the validity of this approach. Please read “—Uniformity of Units.”

Due to lack of controlling authority, the IRS may challenge the positions ETP adopts with respect to depreciating or amortizing the Section 743(b) adjustment taken to preserve the uniformity of units. Because a unitholder’s tax basis for its units is reduced by its share of ETP’s items of deduction or loss, any position ETP takes that understates deductions will overstate a unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss.” If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of ETP’s assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by ETP to its depreciable assets to goodwill or nondepreciable assets. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than ETP’s tangible assets. ETP cannot assure any unitholder that the determinations ETP makes will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in ETP’s opinion, the expense of compliance exceed the benefit of the election, ETP may seek permission from the IRS to revoke its Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

ETP uses the year ending December 31 as its taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each unitholder will be required to include in income its share of ETP’s income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its ETP common units following the close of ETP’s taxable year but before the close of its taxable year must include its share of ETP’s income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than one year of ETP’s income, gain, loss and deduction. Please read “—Disposition of Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax bases of ETP’s assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. If ETP disposes of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation deductions previously taken, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property ETP owns will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in ETP. The U.S. federal income tax burden associated with the difference between the fair market value of ETP’s assets and their tax basis immediately prior to (i) the merger will be borne by the partnership’s unitholders immediately prior to the merger and (ii) any other offering will be borne by the partnership’s unitholders prior to any such offering. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Units—Recognition of Gain or Loss.”

The costs ETP incurs in offering and selling its units, called syndication expenses, must be capitalized and cannot be deducted currently, ratably or upon ETP’s termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by ETP, and as syndication expenses, which may not be amortized by ETP, the underwriting discounts and commissions ETP incurs will be treated as syndication expenses. Please read “Disposition of Units—Recognition of Gain or Loss.”

Valuation and Tax Basis of ETP’s Properties

The U.S. federal income tax consequences of the ownership and disposition of units will depend in part on ETP’s estimates of the relative fair market values and the tax bases of its assets. Although ETP may from time to time consult with professional appraisers regarding valuation matters, ETP will make many of the relative fair market value estimates itself. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders could change, and unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss

A unitholder will be required to recognize gain or loss on a sale of ETP common units equal to the difference between the unitholder’s amount realized and tax basis in the units sold. A unitholder’s amount realized generally will equal the sum of the cash or the fair market value of other property it receives plus its share of ETP’s liabilities with respect to such units. Because the amount realized includes a unitholder’s share of ETP’s liabilities, the gain recognized on the sale of ETP common units could result in a tax liability in excess of any cash received from the sale.

Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of ETP common units will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to Section 751 Assets, such as depreciation recapture and “inventory items,” regardless of whether such inventory item is substantially appreciated in value. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and capital gain or loss upon a sale of ETP common units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

For purposes of calculating gain or loss on the sale of ETP common units, the unitholder’s adjusted tax basis will be adjusted by its allocable share of ETP’s income or loss in respect of its ETP common units for the year of the sale. Furthermore, as described above, the IRS has ruled that a partner that acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold bears the same relation to the partner’s tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership.

Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify ETP common units transferred with an ascertainable holding period to elect to use the actual holding period of the ETP common units transferred. Thus, according to the IRS ruling discussed in the paragraph above, a unitholder will be unable to select high or low basis ETP common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, it may designate specific ETP common units sold for purposes of determining the holding period of the ETP common units transferred. A unitholder electing to use the actual holding period of the ETP common units transferred must consistently use that identification method for all subsequent sales or exchanges of ETP common units. A unitholder considering the purchase of additional ETP common units or a sale of ETP common units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, in the event the taxpayer or a related person enters into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is authorized to issue Treasury Regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, ETP’s taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of ETP common units owned by each of them as of the opening of the applicable exchange on the first business day of the month, also known as the Allocation Date. However, gain or loss realized on a sale or other disposition of ETP’s assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring ETP common units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly-traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly -traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method ETP has adopted. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If this method is not allowed under the final Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, ETP’s taxable income or losses could be reallocated among its unitholders. Under its limited partnership agreement, ETP is authorized to revise its method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who disposes of ETP common units prior to the record date set for a cash distribution for that quarter will be allocated items of ETP’s income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

Notification Requirements

A unitholder who sells or purchases any of its ETP common units is generally required to notify ETP in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving such notifications, ETP is required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify ETP of a transfer of ETP common units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements.

Constructive Termination

ETP will be considered to have “constructively” terminated as a partnership for U.S. federal income tax purposes upon the sale or exchange of 50% or more of the total interests in its capital and profits within a twelve-month period. For such purposes, multiple sales of the same unit are counted only once. A constructive termination results in the closing of ETP’s taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of ETP’s taxable year may result in more than twelve months of ETP’s taxable income or loss being includable in such unitholder’s taxable income for the year of termination.

A constructive termination occurring on a date other than December 31 would require that ETP file two tax returns for one fiscal year, thereby increasing ETP’s administration and tax preparation costs. However, pursuant to an IRS relief procedure, the IRS may allow a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. Following a constructive termination, ETP would be required to make new tax elections, including a new election under Section 754 of the Internal Revenue Code, and the termination would result in a deferral of ETP’s deductions for depreciation. A termination could also result in penalties if ETP is unable to determine that the termination had occurred. Moreover, a termination may either accelerate the application of, or subject ETP to, any tax legislation enacted before the termination that would not otherwise have been applied to it as a continuing as opposed to a terminating partnership.

Uniformity of Units

Because ETP cannot match transferors and transferees of ETP common units and for other reasons, ETP must maintain uniformity of the economic and tax characteristics of the ETP common units to a purchaser of these units. In the absence of uniformity, ETP may be unable to completely comply with a number of U.S. federal income tax requirements. Any non-uniformity could have a negative impact on the value of the ETP common units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”

ETP’s partnership agreement permits its general partner to take positions in filing ETP’s tax returns that preserve the uniformity of ETP common units. These positions may include reducing the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins L.L.P. is unable to opine as to the validity of such filing positions.

A unitholder’s basis in ETP common units is reduced by its share of ETP’s deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that ETP takes that understates deductions will overstate the unitholder’s basis in its ETP common units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss” above and “—Tax Consequences of Unit Ownership—Section 754 Election” above. The IRS may challenge one or more of any positions ETP takes to preserve the uniformity of ETP common units. If such a challenge were sustained, the uniformity of ETP common units might be affected, and, under some circumstances, the gain from the sale of ETP common units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

Ownership of ETP common units by employee benefit plans and other tax-exempt organizations, as well as by non-resident alien individuals, non-U.S. corporations and other non-U.S. persons, also known as Non-U.S. unitholders, raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective unitholders that are tax-exempt entities or Non-U.S. unitholders should consult their tax advisors before investing in ETP common units.

Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. Virtually all of ETP’s income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder.

Non-U.S. unitholders are taxed by the United States on income effectively connected with a U.S. trade or business, also known as effectively connected income, and on certain types of U.S.-source non-effectively connected income (such as dividends), unless exempted or further limited by an applicable income tax treaty. Non-U.S. unitholders will be treated as engaged in business in the United States as a consequence of their ownership of ETP common units. Furthermore, it is probable that Non-U.S. unitholders will be deemed to conduct such activities through a permanent establishment in the United States within the meaning of any applicable tax treaty. Consequently, Non-U.S. unitholders will generally be required to file U.S. federal tax returns to report their share of ETP’s income, gain, loss and deduction and pay U.S. federal income tax on their share of ETP’s net income or gain. Moreover, under rules applicable to publicly traded partnerships, distributions to Non-U.S. unitholders are subject to withholding at the highest applicable effective tax rate. Each Non-U.S. unitholder must obtain a taxpayer identification number from the IRS and submit that number to ETP’s transfer agent on a Form W-8BEN, Form W-8BEN-E or applicable substitute form in order to obtain credit for these withholding taxes.

In addition, because a Non-U.S. unitholder classified as a corporation will be treated as engaged in a United States trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its share of ETP’s income and gain as adjusted for changes in the foreign corporation’s “U.S. net equity” to the extent reflected in the corporation’s earnings and profits. That tax may be reduced or eliminated by an income tax treaty, if any, between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

A Non-U.S. unitholder who sells or otherwise disposes of a unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the Non-U.S. unitholder. Under a ruling published by the IRS interpreting the scope of “effectively connected income,” gain recognized by a Non-U.S. unitholder from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be “effectively connected” with a U.S. trade or business. Thus, part or all of a Non-U.S. unitholder’s gain from the sale or other disposition of ETP common units may be treated as effectively connected with a unitholder’s indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a Non-U.S. unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a unit if (i) such Non-U.S. unitholder owned (directly, indirectly or constructively, applying certain attribution rules) more than 5% of ETP common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of ETP’s real property interests and other assets used or held for use in a trade or business consisted of U.S. real property interests (which include U.S. real estate, including land, improvements, and associated personal property, and interests in certain entities holding U.S. real estate) at any time during the shorter of the period during which such unitholder held the ETP common units or the 5-year period ending on the date of disposition. More than 50% of ETP’s assets may consist of U.S. real property interests. Therefore, certain Non-U.S. unitholders may be subject to U.S. federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures

ETP intends to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes such unitholder’s share of ETP’s income, gain, loss and deduction for ETP’s preceding taxable year. In preparing this information, which will not be reviewed by counsel, ETP will take various accounting and reporting positions, some of which have been mentioned above, to determine each unitholder’s share of income, gain, loss and deduction. ETP cannot assure its unitholders that those positions will yield a result that conforms to all of the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS.

The IRS may audit ETP’s U.S. federal income tax information returns. Neither ETP nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully challenge the positions ETP adopts, and such a challenge could adversely affect the value of the ETP common units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability and may result in an audit of the unitholder’s own return. Any audit of a unitholder’s return could result in adjustments unrelated to ETP’s returns.

Publicly-traded partnerships generally are treated as entities separate from their owners for purposes of U.S. federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings of the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes, and ETP’s partnership agreement designates its general partner as the Tax Matters Partner.

The Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in ETP’s returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in ETP to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review may go forward, and each unitholder with an interest in the outcome may participate in that action.

A unitholder must file a statement with the IRS identifying the treatment of any item on its U.S. federal income tax return that is not consistent with the treatment of the item on ETP’s return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting

Persons who hold an interest in ETP as a nominee for another person are required to furnish to ETP:

(1)	the name, address and taxpayer identification number of the beneficial owner and the nominee;

(2)	a statement regarding whether the beneficial owner is:

(a)	a non-U.S. person;

(b)	a non-U.S. government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing; or

(c)	a tax-exempt entity;

(3)	the amount and description of units held, acquired or transferred for the beneficial owner; and

(4)	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Internal Revenue Code for failure to report that information to ETP. The nominee is required to supply the beneficial owner of the units with the information furnished to ETP.

Accuracy-Related Penalties

Certain penalties may be imposed as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. ETP does not anticipate that any accuracy-related penalties will be assessed against it.

Additional Withholding Requirements.

A withholding agent may be required to withhold 30% of any interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States, also known as

FDAP Income or gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States paid to (i) a foreign financial institution (which includes foreign broker-dealers, clearing organizations, investment companies, hedge funds and certain other investment entities) unless such foreign financial institution agrees to verify, report and disclose its U.S. account holders and meets certain other specified requirements or otherwise qualifies for an exemption or (ii) a non-financial foreign entity that is a beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners, such entity provides the name, address and taxpayer identification number of each substantial U.S. owner and meets certain other specified requirements or such entity otherwise qualifies for an exemption.

The withholding provisions described above are generally scheduled to apply to payments of FDAP Income made on or after July 1, 2014 and to payments of relevant gross proceeds made on or after January 1, 2017. Each prospective unitholder should consult its own tax advisor regarding these withholding provisions.

State, Local and Other Tax Considerations

In addition to U.S. federal income taxes, unitholders may be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which ETP conducts business or owns property now or in the future or in which the unitholder is a resident. ETP currently conducts business or owns property in over 40 states. Moreover, ETP may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in ETP.

Although a unitholder may not be required to file a return and pay taxes in some jurisdictions because the unitholder’s income from that jurisdiction falls below the applicable filing and payment requirement, in many of the jurisdictions in which ETP does business or owns property, a unitholder will be required to file income tax returns and pay income taxes and may be subject to penalties for failure to comply with those requirements. Some jurisdictions may require ETP, or ETP may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by ETP. Please read “—Tax Consequences of Unit Ownership—Entity-Level Collections” above.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of its investment in ETP. Accordingly, each prospective unitholder is urged to consult its tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all U.S. federal, state, local and foreign tax returns that may be required of it. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local or foreign tax consequences of an investment in ETP.

DESCRIPTION OF ETP COMMON UNITS

As of February 21, 2014, there were approximately 512,000 separate common unitholders, which includes common units held in street name. ETP common units represent limited partner interests in ETP that entitle the holders to the rights and privileges specified in ETP’s Second Amended and Restated Agreement of Limited Partnership, as amended.

Common Units, Class E Units, Class G Units, Class H Units and General Partner Interest

As of May 2, 2014, ETP had 318.5 million common units outstanding, of which 285,410,330 were held by the public, including approximately 617,000 ETP common units held by ETP’s officers and directors, and 30,841,069 ETP common units held by ETE, including 5,226,967 common units held by ETE’s subsidiary, ETE Holdings. ETP common units are listed for trading on the NYSE under the symbol “ETP.”

As of May 2, 2014, there were 8.9 million Class E units outstanding, all of which were issued in conjunction with ETP’s purchase of the capital stock of Heritage Holdings in January 2004, and are currently owned by ETP’s subsidiary HHI. The Class E units generally do not have any voting rights. These Class E units are entitled to aggregate cash distributions equal to 11.1% of the total amount of cash distributed to all unitholders, including the Class E unitholders, up to $1.41 per unit per year. Although no plans are currently in place, management may evaluate whether to retire the Class E units at a future date.

In April 2013, all of the outstanding Class F units, originally issued in conjunction with ETP’s merger with Sunoco in October 2012, were exchanged for Class G units on a one-for-one basis. As of May 2, 2014, there were 90.7 million Class G units outstanding, all currently owned by ETP’s subsidiary Sunoco. The Class G units generally do not have any voting rights. These Class G units are entitled to aggregate cash distributions equal to 35% of the total amount of cash generated by ETP and its subsidiaries, other than Holdco, and available for distribution, up to a maximum of $3.75 per Class G unit per year. Allocations of depreciation and amortization to the Class G units for tax purposes are based on a predetermined percentage and are not contingent on whether ETP has net income or loss.

Pursuant to an Exchange and Redemption Agreement previously entered into between ETP, ETE and ETE Common Holdings, LLC, a wholly owned subsidiary of ETE (which we refer to as “ETE Holdings”), ETP redeemed and cancelled 50.2 million of its common units representing limited partner interests owned by ETE Holdings on October 31, 2013 in exchange for the issuance by ETP to ETE Holdings of 50.2 million Class H units, representing all of the Class H units. As of May 2, 2014, there were 50.2 million Class H units outstanding, all currently owned by ETE’s subsidiary ETE Holdings. The Class H units generally do not have any voting rights, except that any amendment to the Agreement of Limited Partnership of ETP that would have a material adverse effect on the rights or preferences of Class H units in relation to other classes of limited partner interests in ETP must be approved by the holders of not less than a majority of Class H units. These Class H units are generally entitled to (i) allocations of profits, losses and other items from ETP corresponding to 50.05% of the profits, losses, and other items allocated to ETP by Sunoco Partners LLC, the general partner of Sunoco Logistics (which we refer to as “Sunoco Partners”), with respect to the incentive distribution rights and general partner interest in Sunoco Logistics held by Sunoco Partners, (ii) distributions from available cash at ETP for each quarter equal to 50.05% of the cash distributed to ETP by Sunoco Partners with respect to the incentive distribution rights and general partner interest in Sunoco Logistics held by Sunoco Partners for such quarter and, to the extent not previously distributed to holders of the Class H Units, for any previous quarters and (iii) incremental additional cash distributions in the aggregate amount of $329 million, to be payable by ETP to ETE Holdings over 15 quarters, commencing with the quarter ended September 30, 2013 and ending with the quarter ending March 31, 2017. The incremental cash distributions referred to in clause (iii) of the previous sentence are intended to offset a portion of the incentive distribution rights subsidies previously granted by ETE to ETP in connection with previous transactions. In connection with the issuance of the Class H Units, ETE and ETP also agreed to certain adjustments to the prior incentive distribution rights subsidies in order to ensure that the incentive distribution rights subsidies are fixed amounts for each quarter to which the incentive distribution rights subsidies are in effect.

As of May 2, 2014, ETP’s general partner owned an approximate 1% general partner interest in ETP and the holders of common units, Class E, Class G and Class H units collectively owned an approximate 99% limited partner interest in ETP.

Issuance of Additional Securities

ETP’s partnership agreement authorizes ETP to issue an unlimited number of additional partnership securities and rights to buy partnership securities for the consideration and on the terms and conditions established by ETP’s general partner in its sole discretion, without the approval of the unitholders. Any such additional partnership securities may be senior to the common units.

It is possible that ETP will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units ETP issues will be entitled to share equally with the then-existing holders of common units in ETP’s distributions of available cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in ETP’s net assets.

In accordance with Delaware law and the provisions of ETP’s partnership agreement, ETP may also issue additional partnership securities that, in the sole discretion of the general partner, have special voting rights to which the common units are not entitled.

Upon issuance of additional partnership securities, ETP’s general partner has the right to make additional capital contributions to the extent necessary to maintain its then-existing general partner interest in ETP. In the event that ETP’s general partner does not make its proportionate share of capital contributions to ETP based on its then-current general partner interest percentage, its general partner percentage will be proportionately reduced. Moreover, ETP’s general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other equity securities whenever, and on the same terms that, ETP issues those securities to persons other than the general partner and its affiliates, to the extent necessary to maintain its percentage interest, including its interest represented by common units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.

Unitholder Approval

The following matters require the approval of the majority of the outstanding common units, including the common units owned by the general partner and its affiliates:

•	a merger of the partnership;

•	a sale or exchange of all or substantially all of ETP’s assets;

•	dissolution or reconstitution of ETP’s partnership upon dissolution;

•	certain amendments to the partnership agreement; and

•	the transfer to another person of the incentive distribution rights at any time, except for transfers to affiliates of the general partner or transfers in connection with the general partner’s merger or consolidation with or into, or sale of all or substantially all of its assets to, another person.

The removal of ETP’s general partner requires the approval of not less than 66 2/3% of all outstanding units, including units held by ETP’s general partner and its affiliates. Any removal is subject to the election of a successor general partner by the holders of a majority of the outstanding common units, including units held by ETP’s general partner and its affiliates.

ETP’s general partner manages and directs all of ETP’s activities. The activities of ETP’s general partner are managed and directed by its general partner, ETP LLC. The officers and directors of ETP LLC are the officers and directors of ETP. ETE, as the sole member of ETP LLC, is entitled under the limited liability company agreement of ETP LLC to appoint all of the directors of ETP LLC. ETP’s unitholders do not have the ability to nominate directors or vote in the election of the directors of ETP LLC.

Amendments to ETP’s Partnership Agreement

Amendments to ETP’s partnership agreement may be proposed only by or with the consent of ETP’s general partner. Certain amendments require the approval of a majority of the outstanding common units, including common units owned by the general partner and its affiliates. Any amendment that materially and adversely affects the rights or preferences of any class of partnership interests in relation to other classes of partnership interests will require the approval of at least a majority of the class of partnership interests so affected. ETP’s general partner may make amendments to the partnership agreement without unitholder approval to reflect:

•	a change in ETP’s name, the location of ETP’s principal place of business or ETP’s registered agent or office;

•	the admission, substitution, withdrawal or removal of partners;

•	a change to qualify or continue ETP’s qualification as a limited partnership or a partnership in which the limited partners have limited liability or to ensure that neither ETP nor ETP’s operating partnership will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•	a change that does not adversely affect ETP’s unitholders in any material respect;

•	a change (i) that is necessary or advisable to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute, or (B) facilitate the trading of common units or comply with any rule, regulation, guideline or requirement of any national securities exchange on which the common units are or will be listed for trading, (ii) that is necessary or advisable in connection with action taken by ETP’s general partner with respect to subdivision and combination of ETP’s securities or (iii) that is required to effect the intent expressed in ETP’s partnership agreement;

•	a change in ETP’s fiscal year or taxable year and any changes that are necessary or advisable as a result of a change in ETP’s fiscal year or taxable year;

•	an amendment that is necessary to prevent ETP, or ETP’s general partner or its directors, officers, trustees or agents from being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended;

•	an amendment that is necessary or advisable in connection with the authorization or issuance of any class or series of ETP’s securities;

•	any amendment expressly permitted in ETP’s partnership agreement to be made by ETP’s general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with ETP’s partnership agreement;

•	an amendment that is necessary or advisable to reflect, account for and deal with appropriately ETP’s formation of, or investment in, any corporation, partnership, joint venture, limited liability company or other entity other than ETP’s operating partnership, in connection with ETP’s conduct of activities permitted by ETP’s partnership agreement;

•	a merger or conveyance to effect a change in ETP’s legal form; or

•	any other amendment substantially similar to the foregoing.

Withdrawal or Removal of ETP’s General Partner

ETP’s general partner may withdraw as general partner by giving 90 days’ written notice to the unitholders, and that withdrawal will not constitute a violation of ETP’s partnership agreement. Upon the voluntary withdrawal of ETP’s general partner, the holders of a majority of ETP’s outstanding common units, excluding the common units held by the withdrawing general partner and its affiliates, may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, ETP will be dissolved, wound up and liquidated, unless within 90 days after that withdrawal, the holders of a majority of ETP’s outstanding units, excluding the common units held by the withdrawing general partner and its affiliates, agree to continue ETP’s business and to appoint a successor general partner.

ETP’s general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2⁄3% of ETP’s outstanding units, including units held by ETP’s general partner and its affiliates, and ETP receive an opinion of counsel regarding limited liability and tax matters. In addition, if ETP’s general partner is removed as ETP’s general partner under circumstances where cause does not exist, ETP’s general partner will have the right to receive cash in exchange for its partnership interest as a general partner in ETP, its partnership interest as the general partner of any member of the Energy Transfer partnership group and its incentive distribution rights. Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as ETP’s general partner. Any removal of this kind is also subject to the approval of a successor general partner by the vote of the holders of the majority of ETP’s outstanding common units, including those held by ETP’s general partner and its affiliates.

While ETP’s partnership agreement limits the ability of ETP’s general partner to withdraw, it allows the general partner interest to be transferred if, among other things, the transferee assumes the rights and duties of ETP’s general partner, furnishes an opinion of counsel regarding limited liability and tax matters and agrees to purchase all (or the appropriate portion thereof, if applicable) of ETP’s general partner’s general partner interest in ETP and any of ETP’s subsidiaries. In addition, ETP’s partnership agreement expressly permits the sale, in whole or in part, of the ownership of ETP’s general partner. ETP’s general partner may also transfer, in whole or in part, any common units it owns.

Transfer of General Partner Interest

ETP’s general partner may transfer its general partner interest to a third party without the consent of the unitholders. Furthermore, the general partner of ETP’s general partner may transfer its general partner interest in ETP’s general partner to a third party without the consent of the unitholders. Any new owner of the general partner or the general partner of the general partner would be in a position to replace the officers of the general partner with its own choices and to control the decisions taken by such officers.

Liquidation and Distribution of Proceeds

Upon ETP’s dissolution, unless ETP is reconstituted and continued as a new limited partnership, the person authorized to wind up ETP’s affairs (the liquidator) will, acting with all the powers of ETP’s general partner that the liquidator deems necessary or desirable in its good faith judgment, liquidate ETP’s assets. The proceeds of the liquidation will be applied as follows:

•	first, towards the payment of all of ETP’s creditors and the creation of a reserve for contingent liabilities; and

•	then, to all partners in accordance with the positive balance in their respective capital accounts.

Under some circumstances and subject to some limitations, the liquidator may defer liquidation or distribution of ETP’s assets for a reasonable period of time. If the liquidator determines that a sale would be impractical or would cause a loss to ETP’s partners, ETP’s general partner may distribute assets in kind to ETP’s partners.

Limited Call Right

If at any time less than 20% of the total limited partner interests of any class are held by persons other than ETP’s general partner and its affiliates, ETP’s general partner will have the right to acquire all, but not less than all, of those common units at a price no less than their then-current market price. As a consequence, a unitholder may be required to sell his common units at an undesirable time or price. ETP’s general partner may assign this purchase right to any of its affiliates or ETP.

Indemnification

Under ETP’s partnership agreement, in most circumstances, ETP will indemnify ETP’s general partner, its affiliates and their officers and directors to the fullest extent permitted by law, from and against all losses, claims or damages any of them may suffer by reason of their status as general partner, officer or director, as long as the person seeking indemnity acted in good faith and in a manner believed to be in or not opposed to ETP’s best interest and, with respect to any criminal proceeding, had no reasonable cause to believe the conduct was unlawful. Any indemnification under these provisions will only be out of ETP’s assets. ETP’s general partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to ETP to effectuate any indemnification. ETP is authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for ETP’s activities, regardless of whether ETP would have the power to indemnify the person against liabilities under ETP’s partnership agreement.

Listing

ETP’s outstanding common units are listed on the NYSE under the symbol “ETP.” Any additional common units ETP issue also will be listed on the NYSE.

Transfer Agent and Registrar

The transfer agent and registrar for the common units is American Stock Transfer & Trust Company.

Transfer of Common Units

Each purchaser of common units offered by this prospectus must execute a transfer application. By executing and delivering a transfer application, the purchaser of common units:

•	becomes the record holder of the common units and is an assignee until admitted into ETP’s partnership as a substituted limited partner;

•	automatically requests admission as a substituted limited partner in ETP’s partnership;

•	agrees to be bound by the terms and conditions of, and executes, ETP’s partnership agreement;

•	represents that such person has the capacity, power and authority to enter into the partnership agreement;

•	grants to ETP’s general partner the power of attorney to execute and file documents required for ETP’s existence and qualification as a limited partnership, the amendment of the partnership agreement, ETP’s dissolution and liquidation, the admission, withdrawal, removal or substitution of partners, the issuance of additional partnership securities and any merger or consolidation of the partnership; and

•	makes the consents and waivers contained in the partnership agreement, including the waiver of the fiduciary duties of the general partner to unitholders.

An assignee will become a substituted limited partner of ETP’s partnership for the transferred common units upon the consent of ETP’s general partner and the recording of the name of the assignee on ETP’s books and records. Although the general partner has no current intention of doing so, it may withhold its consent in its sole discretion. An assignee who is not admitted as a limited partner will remain an assignee. An assignee is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from ETP, including liquidating distributions. Furthermore, ETP’s general partner will vote and exercise other powers attributable to common units owned by an assignee at the written direction of the assignee.

Transfer applications may be completed, executed and delivered by a purchaser’s broker, agent or nominee. ETP is entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holders’ rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired, the purchaser has the right to request admission as a substituted limited partner in ETP’s partnership for the purchased common units. A purchaser of common units who does not execute and deliver a transfer application obtains only:

•	the right to assign the common unit to a purchaser or transferee; and

•	the right to transfer the right to seek admission as a substituted limited partner in ETP’s partnership for the purchased common units.

Thus, a purchaser of common units who does not execute and deliver a transfer application:

•	will not receive cash distributions or federal income tax allocations, unless the common units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application; and

•	may not receive some federal income tax information or reports furnished to record holders of common units.

Until a common unit has been transferred on ETP’s books, ETP and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or NYSE regulations.

Status as Limited Partner or Assignee

Except as described under “—Limited Liability,” the common units will be fully paid, and the unitholders will not be required to make additional capital contributions to ETP.

Limited Liability

Assuming that a limited partner does not participate in the control of ETP’s business within the meaning of the Delaware Revised Uniform Limited Partnership Act (which we refer to as “DRULPA”), and that he otherwise acts in conformity with the provisions of ETP’s partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to ETP for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to ETP’s partnership agreement, or to take other action under ETP’s partnership agreement, constituted “participation in the control” of ETP’s business for the purposes of the Delaware Act, then the limited partners could be held personally liable for ETP’s obligations under Delaware law, to the same extent as the general partner. This liability would extend to persons who transact business with ETP and who reasonably believe that the limited partner is a general partner. Neither ETP’s partnership agreement nor the Delaware Act specifically provides for legal recourse against ETP’s general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, ETP have found no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if after the distribution all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of ETP’s partnership, exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to ETP’s partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and which could not be ascertained from ETP’s partnership agreement.

ETP’s subsidiaries currently conduct business in 45 states: Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Idaho, Illinois, Indiana, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Vermont, Virginia, Washington, West Virginia, Wisconsin and Wyoming.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of ETP’s limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, shall be voted by ETP’s general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by ETP’s general partner on behalf of non-citizen assignees, ETP’s general partner shall distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

ETP’s general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. If authorized by ETP’s general partner, any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by ETP’s general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum shall be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in ETP, although additional limited partner interests having special voting rights could be issued. However, if at any time any person or group, other than ETP’s general partner and its affiliates, owns, in the aggregate, beneficial ownership of 20% or more of the common units then outstanding, the person or group will lose voting rights on all of its common units and its common units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under ETP’s partnership agreement will be delivered to the record holder by ETP or by the transfer agent.

Books and Reports

ETP’s general partner is required to keep appropriate books of ETP’s business at ETP’s principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. Reporting for tax purposes is done on a calendar year basis.

ETP will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by ETP’s independent public accountants. Except for ETP’s fourth quarter, ETP will also furnish or make available summary financial information within 90 days after the close of each quarter.

ETP will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. ETP’s ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying ETP with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies ETP with information.

ETP’s partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each partner;

•	a copy of ETP’s tax returns;

•	information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of ETP’s partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed;

•	information regarding the status of ETP’s business and financial condition; and

•	any other information regarding ETP’s affairs as is just and reasonable.

ETP’s general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which ETP’s general partner believes in good faith is not in ETP’s best interests or that ETP is required by law or by agreements with third parties to keep confidential.

COMPARISON OF RIGHTS OF SUSSER STOCKHOLDERS AND ETP UNITHOLDERS

The rights of Susser stockholders are currently governed by Susser’s Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and the DGCL. In the merger, Susser shares will be converted into the right to receive ETP common units, cash or a combination of ETP common units and cash. The rights of holders of ETP common units will be governed by ETP’s certificate of limited partnership, ETP’s Second Amended and Restated Partnership Agreement, as amended, and the DRULPA.

Set forth below is a discussion of the material differences between the rights of a holder of Susser common stock, on the one hand, and the rights of a holder of ETP common units, on the other hand. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to the DGCL, the DRULPA and the constituent documents of Susser and ETP, as applicable.

Susser	ETP
Authorized Capital Stock / Units

Susser’s authorized capital stock consists of 125,000,000 shares of common stock, par value $0.01 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share.

Under its certificate of incorporation, Susser has 25,000,000 authorized shares of “blank check” preferred stock, par value $0.01. As such, the Susser board of directors has the authority, without stockholder approval, to create one or more series of preferred stock, to issue shares of preferred stock in such series up to the maximum number of shares of the relevant series of preferred stock authorized, and to determine the designation, powers, preferences and rights of each series, and the qualifications, limitations and restrictions of any such series. Such determination may include, without limitation, provisions with respect to voting rights, redemption, convertibility, distribution and preference on dissolution or otherwise.

As of March 30, 2014, Susser had 21,656,202 shares of common stock issued, 21,649,256 shares of common stock outstanding and no shares of preferred stock.

Under the rules of the NYSE, subject to certain exceptions, stockholder approval is required for the issuance of Susser common stock equal to or in excess of 20% of the number of shares of Susser common stock outstanding before the issuance of the common stock.

ETP’s partnership agreement authorizes ETP to issue an unlimited number of additional limited partner interests and other equity securities that are senior to, equal in rank with or junior to the common units on terms and conditions established by ETP’s general partner in its sole discretion without the approval of ETP’s unitholders.

As of May 2, 2014, ETP had issued and outstanding 318.5 million common units, 8.9 million Class E units, 90.7 million Class G units, 50.2 million Class H units and a 0.8% general partner interest.

As a limited partnership, ETP is exempt from the rule of the NYSE that would require equityholder approval for the issuance of equity equal to or in excess of 20% of the number of outstanding equity of a company. Therefore, approval of the ETP unitholders is not required for such issuances under the rules of the NYSE.

Voting Rights
Pursuant to Susser’s certificate of incorporation, each holder of Susser common stock is entitled to one vote for each share of common stock held of record on all matters on which stockholders are entitled to vote. No holder of Susser common stock is entitled to cumulative voting with regard to the election of the directors.	Under ETP’s partnership agreement, each record holder of a common unit has a vote according to such holder’s percentage interest in ETP. The holders of a majority of the outstanding common units, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires

Susser	ETP

approval by holders of a greater percentage of the common units, in which case the quorum will be the greater percentage. Common units that are owned by non-citizen assignees will be voted by ETP’s general partner and the general partner will distribute the votes on those units in the same ratios as the votes of limited partners on other units are cast.

The approval of a majority of ETP’s outstanding common units is required to approve certain actions, including the approval of (i) certain amendments to the partnership agreement, (ii) in certain circumstances, the merger of ETP or the sale of all or substantially all of its assets, (iii) the dissolution of the partnership and (iv) the reconstitution of the partnership upon dissolution.

Except as required by Delaware law, the Class E, Class G and Class H units are not entitled to vote on any matters related to ETP other than any amendment to the partnership agreement that would adversely affect the Class E, Class G and Class H units, respectively, in any material respect.

In voting their common units, affiliates of ETP’s general partner will have no fiduciary duty or obligation whatsoever to ETP or the limited partners, including any duty to act in good faith or in the best interests of ETP or the limited partners.

Number of Directors; Classification
Susser’s certificate of incorporation and bylaws provide that the number of directors on Susser’s board will not be less than six, nor more than nine, which number may be established from time to time pursuant to a resolution adopted by a majority of the total number of authorized directors. Susser’s board, which is classified into staggered three-year terms, currently has seven members.	ETP does not have a board of directors. Energy Transfer Partners GP, L.P. is the general partner of ETP and manages its operations and activities. Energy Transfer Partners, L.L.C., as the general partner of Energy Transfer Partners GP, L.P., manages in turn its operations and activities. Energy Transfer Partners, L.L.C. has a board of directors consisting of seven directors.

Election and Appointment of Directors / General Partner
Susser’s certificate of incorporation and bylaws provide that in all elections, directors will be elected by a plurality of the votes cast.	ETP unitholders are not entitled to elect the directors of Energy Transfer Partners, L.L.C., or directly or indirectly participate in the management or operation of ETP.

Removal of Directors / General Partner
Any Susser director or the entire Susser board of directors may be removed only with cause by the affirmative vote of the holders of at least a majority of the voting power of all shares then entitled to vote on the election of directors, voting together as a single class.	Energy Transfer Partners GP, L.P. may not be removed as the general partner of ETP unless (i) that removal is approved by holders of not less than 66 2⁄3% of ETP’s outstanding common units (including common units held by ETP’s general

Susser	ETP
partner and its affiliates), (ii) ETP receives an opinion of counsel regarding limited liability and tax matters, and (iii) in certain circumstances, a successor general partner is approved by a majority of ETP’s outstanding common units (including common units held by ETP’s general partner and its affiliates).

Filling Vacancies on the Board of Directors
Pursuant to Susser’s bylaws, vacancies in the board of directors may be filled by a majority vote of the remaining members of the board of directors though less than a quorum, or by a sole remaining director, or at a special meeting of the stockholders called for that purpose. Each person so elected shall hold office until the next election of the class for which such person has been chosen and until their successor shall be elected and qualified. If the number of directors is at any time increased, the incumbent directors may, by a majority vote, elect any additional director. Such newly elected director shall hold office until the next election of the class for which such person has been chosen and until their successor shall be elected and qualified.	Not applicable.

Amendments to the Certificate of Incorporation and Bylaws / Partnership Agreement

Under the DGCL, an amendment to the certificate of incorporation can be proposed by adoption of a resolution setting forth the proposed amendment by the Susser board of directors. The affirmative vote of the holders of more than sixty-six and two-thirds percent (66 2⁄3%) of the voting power of all shares of Susser stock entitled to vote generally then outstanding, voting together as a single class, shall be required to alter, amend, repeal or adopt any provision inconsistent with certain specified provisions of the certificate of incorporation, including: (i) limitation of liability of officers and directors, (ii) board classification, (iii) board size and (iv) prohibition on cumulative voting. Any other amendment to the certificate of incorporation shall be adopted upon receiving the affirmative vote of a majority of the votes cast by all stockholders entitled to vote thereon and, if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each such class vote.

Susser’s bylaws may be amended or repealed or new bylaws may be adopted by the affirmative vote of the holders of at least a majority of the voting power of all Susser shares or by the board of directors at any regular meeting of the stockholders or the board of directors or at any special meeting of the stockholders or the board

The general partner, without the approval of any partner, may amend any provision of the partnership to reflect:

•     a change in the name of the partnership, the location of the partnership’s principal place of business, the partnership’s registered agent or its registered office;

•     the admission, substitution, withdrawal or removal of partners in accordance with the partnership agreement;

•     a change that, in the sole discretion of ETP’s general partner, is necessary or advisable for the partnership to qualify or to continue its qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that the partnership and operating partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•     a change that, in the discretion of the general partner, (i) does not adversely affect the unitholders in any material respect, (ii) is necessary or advisable to (A) satisfy any

Susser	ETP
of directors if notice of such alteration, amendment, repeal, or adoption of new bylaws be contained in the notice of such special meeting. The affirmative vote of the holders of more than sixty-six and two-thirds percent (66 2⁄3%) of the voting power of all shares of Susser stock entitled to vote generally then outstanding, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with or repeal certain specified provisions of the bylaws regarding the number, qualification, election or term of Susser directors.

requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the DRULPA) or (B) facilitate the trading of the common units (including the division of any class or classes of outstanding common units into different classes to facilitate uniformity of tax consequences within such classes of units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the common units are or will be listed for trading, compliance with any of which the general partner determines in its discretion to be in the best interests of the partnership and the unitholders, (iii) is necessary or advisable in connection with action taken by the general partner, or (iv) is required to effect the intent expressed in the registration statement or the intent of the provisions of the partnership agreement or is otherwise contemplated by the partnership agreement;

•     a change in the partnership’s fiscal year or taxable year and related changes;

•     an amendment that is necessary, in the opinion of ETP’s counsel, to prevent the partnership or ETP’s general partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

•     an amendment that, in the discretion of the general partner, is necessary or advisable in connection with the authorization of issuance of any class or series of partnership securities;

•     any amendment expressly permitted in the partnership agreement to be made by ETP’s general partner acting alone;

•     an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with the terms of the partnership agreement;

Susser	ETP

•     an amendment that, in the discretion of the general partner, is necessary or advisable to reflect, account for and deal with appropriately the formation by the partnership of, or investment by the partnership in, any corporation, partnership, joint venture, limited liability company or other entity other than the operating partnership, in connection with the conduct by the partnership of activities permitted by the terms of the partnership agreement;

•     a merger or conveyance pursuant to the terms of the partnership agreement; or

•     any other amendments substantially similar to the foregoing.

No amendment may be made to ETP’s partnership agreement that would:

•     enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•     enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by ETP to the general partner or any of its affiliates without the consent of the general partner, which may be given or withheld at its option.

The provision of ETP’s partnership agreement preventing the amendments having the effects described in the immediately preceding sentence can be amended upon the approval of the holders of at least 90% of the outstanding units.

Proposed amendments to ETP’s partnership agreement (other than those described above) must be approved by holders of a majority of ETP’s outstanding units.

Any amendment to ETP’s partnership agreement that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced. Further, any amendment to ETP’s partnership agreement that requires the approval of holders of at least 90% of the outstanding units will not become effective unless

Susser	ETP

ETP first obtains an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of the limited partners.

Any amendment to ETP’s partnership agreement that adversely affects the rights, preferences and privileges of ETP’s Class E units, Class G units or Class H units requires the approval of a majority of ETP’s outstanding Class E units, Class G units or Class H units, as applicable, in each case voting separately as a class with each Class E unit, Class G unit or Class H unit, as applicable entitled to one vote.

Right to Call a Special Meeting of Stockholders / Unitholders
Under Susser’s certificate of incorporation and bylaws, special meetings of the stockholders may be called at any time by a majority of the members of the board of directors, or by the board of directors upon request by a stockholder that, together with any of its affiliates joining such request, owns at least twenty percent (20%) of the voting power of all Susser shares entitled to vote generally at such special meeting, voting together as a single class. A special meeting shall be held on such date and at such time as shall be designated by the board of directors or such stockholder and stated in the notice of the meeting or in a duly executed waiver of notice of such meeting. Only such business shall be transacted at a special meeting as may be stated or indicated in the notice of such meeting or in a duly executed waiver of such meeting.	Under ETP’s partnership agreement, meetings of the unitholders may be called by the general partner or by limited partners owning at least 20% of the outstanding units.

Advance Notice Requirements for Stockholder / Unitholder Nominations and Other Proposals

Susser’s bylaws allow stockholders to propose business to be brought before an annual meeting by giving prior written notice to the secretary of the company.

A nomination proposed to be at an annual meeting shall be timely submitted, which generally means being submitted in writing to the secretary of Susser and received not less than 90 days and not more than 120 days prior to the first anniversary of the prior year’s annual meeting of stockholders. However, if the date of the annual meeting is changed by more than 30 days from such anniversary date, such written notice must be received no later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

ETP’s unitholders may not nominate directors for election to the Energy Transfer Partners, L.L.C.’s board of directors.

Under ETP’s partnership agreement, special meetings may be called by unitholders owning at least 20% or more of the outstanding units of the class or classes for which a meeting is proposed. Such unitholders must deliver to the general partner one or more requests in writing stating that the signing limited partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of the request from limited partners or within such greater time as may be reasonably necessary for ETP to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the

Susser	ETP
holding of a meeting or the solicitation of proxies for use at such a meeting, the general partner must send a notice of the meeting to the limited partners either directly or indirectly through the transfer agent. The meeting will be held at a time and place determined by the general partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Unitholders shall not vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of the partnership so as to jeopardize the unitholders’ limited liability.

Conflicts of Interest of Directors or the General Partner

Under Delaware law, a director’s fiduciary duties require the director to avoid conflicts of interest. Under the DGCL, a transaction in which a director is interested will not be void or voidable due to the conflict or solely because the interested director participates in the board meeting or the vote authorizing the transaction if:

(i)     the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors and the board authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors even though the disinterested directors are less than a quorum;

(ii)    the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon and the contract or transaction is specifically approved in good faith by vote of those stockholders; or

(iii)  the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors or the stockholders.

ETP’s partnership agreement generally provides that transactions in which ETP’s general partner or any of its affiliates (as defined in the partnership agreement) have a potential conflict of interest, are permitted and deemed approved by all of ETP’s partners and do not constitute a breach of the partnership agreement or any related agreement or of any duty stated or implied at law or equity, so long as such transaction (i) is approved by a majority of the members of the Conflicts Committee of the ETP Board (as long as the material facts known to the general partner or any of its affiliates regarding any proposed transaction were disclosed to the Conflicts Committee at the time it gave its approval), (ii) is on terms no less favorable to ETP than those generally being provided to or available from unrelated third parties, or (iii) is fair to ETP, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to ETP).

Fiduciary Duties of Directors or the General Partner

Under Delaware law, a company’s directors are charged with fiduciary duties of care and loyalty. The duty of care requires that directors act in an informed and deliberate manner and inform themselves, prior to making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the corporation and its stockholders.

ETP’s partnership agreement contains provisions that waive or consent to conduct by the general partner and its affiliates and which reduce the obligations to which the general partner would otherwise be held by state-law fiduciary duty standards. Below are the material restrictions contained in ETP’s partnership agreement on the fiduciary duties owed by the general partner to the limited partners. ETP’s partnership agreement:

•     permits the general partner to make a number of decisions in its “sole discretion,” which entitles the general partner to consider only the interests

Susser	ETP

A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule.” If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions.

Notwithstanding the foregoing, Delaware courts may subject directors’ conduct to enhanced scrutiny in respect of, among other matters, defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, ETP, its affiliates or any limited partner;

•     provides that the general partner is entitled to make other decisions in its “reasonable discretion”;

•     generally provides that affiliated transactions and resolutions of conflicts of interest not involving a required vote of unitholders must be “fair and reasonable” to ETP and that, in determining whether a transaction or resolution is “fair and reasonable,” the general partner may consider the interests of all parties involved, including its own. Unless the general partner has acted in bad faith, the action taken by the general partner shall not constitute a breach of its fiduciary duty; and

•     provides that the general partner and its officers and directors will not be liable for monetary damages to ETP, its limited partners or assignees for errors of judgment or for any acts or omissions if the general partner and those other persons acted in good faith.

Preemptive Rights
No holder of any shares of any class or series of capital stock of Susser has any preemptive rights.	ETP’s limited partners do not have preemptive rights.

Redemption of Common Stock / Units
Not applicable.

If ETP is or becomes subject to federal, state or local laws or regulations that, in the reasonable determination of the general partner, create a substantial risk of cancellation or forfeiture of any property that ETP has an interest in because of the nationality, citizenship or other related status of any partner, ETP may redeem the units held by the limited partner at their current market price.

If at any time ETP’s general partner and its affiliates hold more than 80% of the outstanding limited partner interests of any class, the general partner has the right to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by the general partner.

Susser	ETP
Dividend Policy / Cash Distributions
Susser stockholders are entitled to receive dividends as and when declared by the Susser board of directors out of funds legally available for such payment, subject to any preferential dividend rights of holders of outstanding shares of preferred stock.

ETP’s partnership agreement requires that ETP distribute, within 45 days after the end of each quarter, all of its available cash to its partners as of the applicable record date.

Available cash is defined in the partnership agreement and generally means, with respect to any calendar quarter, all cash on hand at the end of such quarter:

•     less the amount of cash reserves necessary or appropriate, as determined in good faith by the general partner, to:

•     provide for the proper conduct of the business of the partnership subsequent to such quarter;

•     comply with applicable, law or loan agreement, security agreement, mortgage, debt instruments or other agreement or obligation to which any member of the partnership agreement is a party or by which it is bound or its assets are subject; and,

•     provide funds for distributions to unitholders and the general partner in respect of any one or more of the next four quarters; and

•     plus all cash on hand immediately prior to the date of the distribution of available cash for the quarter.

Distributions to Class E unitholders shall be made as follows:

(i)     For each taxable year, no portion of any partnership cash distribution attributable to (i) any distribution or dividend received by the partnership from Holdco or the proceeds of any sale of the capital stock of Holdco or (ii) any interest payments received by ETP with respect to indebtedness of ETP or its subsidiaries (which we refer to as “Holdco Distributions”) shall be distributed to the Class E units.

(ii)    The Class E units shall be entitled to receive the Class E percentage (11.1%) of the portion of any partnership distributions (other than Holdco Distributions) to be made to the unitholders and the remaining portion of the available cash to be

Susser	ETP

distributed shall be made to the unitholders (other than the holders of Class E units) in proportion to their relative percentage interests; provided, that the aggregate partnership distributions made to each Class E unit in respect of each fiscal year shall not exceed $1.41.

Distributions to Class G unitholders shall be made as follows:

(i)     For each taxable year, no portion of any partnership cash distribution attributable to (i) any distribution or dividend received by the partnership from Holdco or the proceeds of any sale of the capital stock of Holdco or (ii) any Holdco Distributions shall be distributed to the Class G units.

(ii)    For each quarter following the quarter in which distributions are first made to the Class G units, aggregate quarterly distributions, if any, to the holders of the incentive distribution rights shall not exceed the amount the holders of the incentive distribution rights would otherwise receive if available cash were reduced by the lesser of (A) the amount distributed to the Class G units and (B) the aggregate Holdco Distributions received by ETP, in the immediately prior quarter.

(iii)  The Class G units will be entitled to receive the Class G percentage (35%) of the portion of any partnership cash distributions (other than Holdco Distributions) to be made to the unitholders and the remaining portion of the available cash to be distributed shall be made to the unitholders (other than the holders of Class G units) in proportion to their relative percentage interests; provided, that the aggregate partnership distributions made to each Class G unit for each taxable year shall not exceed $3.75.

Distributions to Class H unitholders shall be made as follows:

(i)     The holders of Class H units shall be entitled to receive distributions of available cash only to the extent provided below and shall have no percentage interests with respect to their Class H units nor be entitled to receive distributions of cash from Operating Surplus or Capital Surplus

Susser	ETP

(as such respective terms are defined in ETP’s partnership agreement) other than as set forth below.

(ii)    For each quarter, prior to any distribution of available cash to any class of ETP units, Class H units will be entitled to receive distributions of available cash in an amount equal to 50.05% of all distributions to ETP by Sunoco Partners LLC with respect to the incentive distribution rights and general partner interest in Sunoco Logistics, calculated on a cumulative basis beginning October 31, 2013. The Class H units will also be entitled to incremental cash distributions in the aggregate amount of $329 million, subject to adjustment, over 15 quarters, commencing with the quarter ended September 30, 2013 and ending with the quarter ending March 31, 2017.

Action by Written Consent
Under Susser’s certificate of incorporation, any action required or permitted to be taken by the stockholders may be effected by a consent in writing signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.	Under ETP’s partnership agreement, if authorized by ETP’s general partner, any action that may be taken at a meeting of the limited partners may be taken by written consent setting forth the action so taken and signed by the limited partners owning not less than the minimum percentage of the outstanding units (including units deemed owned by the general partner) that would be necessary to authorize or take such action at a meeting at which all the limited partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any national securities exchange on which the units are listed for trading, in which case the rule, regulation, guideline or requirement of such national securities exchange shall govern).

Appraisal Rights

Under the DGCL, stockholders who dissent from a merger or consolidation of the corporation have the right to demand and receive payment of the fair value of their stock in cash as appraised by the Delaware Chancery Court. The DGCL provides that appraisal rights are not available to any class of stock listed on a national securities exchange or held of record by over 2,000 stockholders, unless, in either case, such stockholders are required in the merger to accept in exchange for their shares anything other than (1) shares of the surviving corporation, (2) shares of stock of another corporation which is listed on a national securities exchange, (3) cash in lieu of fractional shares of such corporations or (4) any combination of the above.

None.

Susser	ETP
Susser’s certificate of incorporation and bylaws do not contain any additional provisions relating to appraisal rights.

Taxation of Entity
Susser is subject to U.S. federal income taxes on its taxable income.	ETP is a flow-through entity for U.S. federal income tax purposes, which means it is not subject to entity-level U.S. federal income taxes (although any taxable income derived by subsidiaries of ETP that are domestic corporations generally is subject to U.S. federal income tax).

Taxation of Stockholders / Unitholders
Cash distributions to Susser stockholders are taxable to the stockholder to the extent distributed out of Susser’s current and accumulated “earnings and profits” (as determined under U.S. federal income tax principles). Cash distributions in excess of Susser’s current and accumulated earnings and profits are treated as a non-taxable return of capital, which reduce a stockholder’s adjusted tax basis in his Susser shares, and to the extent the cash distribution exceeds his adjusted tax basis, as gain from the sale or exchange of such shares.	Each ETP unitholder is required to report on his income tax return his share of ETP’s income, gains, losses and deductions without regard to whether ETP makes cash distributions to him. Consequently, ETP may allocate income to a unitholder even if he has not received a cash distribution. However, distributions by ETP to a unitholder generally will not be taxable to the unitholder for U.S. federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his ETP common units immediately before the distribution.

PROPOSAL 2: ADVISORY VOTE ON SPECIFIED COMPENSATION

Susser is requesting the Susser stockholders’ approval, on an advisory (non-binding) basis, of specified compensation that may be payable to the Susser named executive officers in connection with the merger and therefore is asking stockholders to adopt the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Susser’s named executive officers in connection with the merger, as disclosed in the table in the section of the proxy statement entitled “Interests of Susser’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Susser’s Named Executive Officers,” including the associated narrative discussion, and the agreements and plans pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The advisory vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to adopt the merger agreement, and approval of such executive compensation is not a condition to completion of the merger. Accordingly, you may vote to approve this proposal regarding specified compensation that may be received by Susser’s named executive officers in connection with the merger and vote not to adopt the merger agreement and vice versa. Because the vote is advisory in nature only, it will not be binding on either Susser or ETP. Accordingly, to the extent Susser or ETP is contractually obligated to pay the compensation, the compensation will be payable to the named executive officers, subject only to the conditions applicable thereto, if the merger agreement is adopted and the merger completed, regardless of the outcome of the advisory vote.

Vote Required for Approval

Approval of the advisory say-on-compensation proposal requires the affirmative vote of holders of a majority of those shares of Susser common stock present in person or by proxy at the special meeting and entitled to vote thereon.

Recommendation of the Susser Board of Directors

THE SUSSER BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 2 AS TO THE APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF SPECIFIED COMPENSATION THAT MAY BE RECEIVED BY SUSSER’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER.

LEGAL MATTERS

The validity of the ETP common units to be issued in connection with the merger and being offered by this document will be passed upon by Vinson & Elkins L.L.P., Houston, Texas. Certain U.S. federal income tax consequences of the merger will be passed upon by Vinson & Elkins L.L.P., Houston, Texas, and Bingham McCutchen LLP, Washington, D.C. for ETP and Gibson, Dunn & Crutcher LLP, Dallas, Texas, for Susser.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Energy Transfer Partners, L.P. appearing in Energy Transfer Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2013 and incorporated by reference in this registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Susser Holdings Corporation appearing in Susser Holdings Corporation’s Annual Report (Form 10-K) for the year ended December 29, 2013 and the effectiveness of Susser Holdings Corporation’s internal control over financial reporting as of December 29, 2013 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Susser Holdings Corporation management’s assessment of the effectiveness of internal control over financial reporting as of December 29, 2013 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Sunoco Logistics Partners L.P. appearing in Energy Transfer Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2013 and incorporated by reference in this registration statement, have been so incorporated by reference in reliance upon the report of Ernst & Young LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

SUSSER STOCKHOLDER PROPOSALS

To the extent Susser holds a 2015 annual meeting of stockholders, to be included in Susser’s related proxy statement, all stockholder proposals (other than a nomination for election to the board of directors) must be submitted in writing to the Executive Vice President, Secretary and General Counsel, Susser Holdings Corporation, 4525 Ayers Street, Corpus Christi, TX 78415 and received by December 15, 2014 and must comply with the requirements of Rule 14a-8.

Director Nominations and Other Proposals

Susser’s bylaws require that for nominations of persons for election to its Board of Directors or the proposal of business not included in its notice of the meeting to be considered by the stockholders at an annual meeting, a stockholder must give written notice thereof not less than 90 days and not more than 120 days prior to the first anniversary of the prior year’s meeting date.

To be timely for the 2015 annual meeting of stockholders, that notice must be delivered to the Secretary at the principal executive offices between January 13, 2015 and February 12, 2015. Proposals that do not comply with these notice provisions and with the other requirements set forth in Susser’s bylaws will not be considered at the Susser’s 2015 annual meeting. Therefore, Susser recommends that any stockholder desiring to make a nomination or submit a proposal for consideration obtain a copy of Susser’s bylaws, which may be obtained without charge from the Secretary of the Company upon written request addressed to the Secretary at its principal executive offices.

WHERE YOU CAN FIND MORE INFORMATION

ETP has filed with the SEC a registration statement under the Securities Act of which this document forms a part, which registers the ETP common units to be issued to Susser stockholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about ETP and its common units. The rules and regulations of the SEC allow ETP and Susser to omit certain information that is included in the registration statement from this document.

ETP and Susser file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You can also inspect reports, proxy statements and other information about ETP and Susser at the offices of the NYSE at 20 Broad Street, New York, New York 10005. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like ETP and Susser, who file electronically with the SEC. The address of the site is www.sec.gov. The reports and other information filed by ETP with the SEC are also available at ETP’s website at www.energytransfer.com. The reports and other information filed by Susser with the SEC are also available at Susser’s website at www.susser.com. The web addresses of the SEC, ETP and Susser have been included as inactive textual references only. Except as specifically incorporated by reference into this document, information on those websites is not part of this document.

This document incorporates by reference the documents listed below that ETP and Susser previously filed with the SEC. They contain important information about the companies and their financial condition.

ETP SEC Filings (File No. 1-11727)	Period or File Date
Annual Report on Form 10-K	Year Ended December 31, 2013

Quarterly Report on Form 10-Q	Quarter ended March 31, 2014

Current Reports on Form 8-K or 8-K/A	Filed on January 21, 2014, January 29, 2014, February 19, 2014 (2 filings), March 5, 2014, April 24, 2014, April 28, 2014 (2 filings)

Registration Statement on Form 8-A and amendments thereto	Filed on May 16, 1996

Susser SEC Filings (File No. 1-33084)	Period or File Date
Annual Report on Form 10-K	Year Ended December 29, 2013

Quarterly Report on Form 10-Q	Quarter ended March 30, 2014

Current Reports on Form 8-K or 8-K/A	Filed on January 14, 2014, February 5, 2014, February 26, 2014, April 15, 2014, April 28, 2014, April 29, 2014, May 7, 2014, May 15, 2014

Registration Statement on Form 8-A and amendments thereto	Filed on December 17, 2012

ETP and Susser also incorporate by reference additional documents that either company files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of the initial registration statement (of which this document forms a part) and prior to the effectiveness of the registration statement, as well as between the date of this document and the date on which the special meeting of Susser’s stockholders is held. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on

Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. To the extent that any information contained in any Current Report on Form 8-K incorporated by referenced into this document (or any exhibit thereto) was furnished under Item 2.02 or 7.01 of Form 8-K , rather than filed, with the SEC, such information or exhibit is specifically not incorporated by reference into this document.

ETP has supplied all information contained or incorporated by reference into this document relating to ETP, and Susser has supplied all information relating to Susser.

Documents incorporated by reference are available from ETP and Susser without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference into this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

Energy Transfer Partners, L.P. 3738 Oak Lawn Avenue Dallas, TX 75219 Attn: Investor Relations Telephone: (214) 981-0795	Susser Holdings Corporation 4525 Ayers Street Corpus Christi, TX 78415 Attn: Investor Relations Telephone: (361) 884-2463

Susser’s stockholders requesting documents should do so by                                 , 2014 to receive them before the Susser special meeting and by four business days prior to the election deadline to receive them before the election deadline. You will not be charged for any of these documents that you request. If you request any document incorporated by reference into this document from ETP, ETP will mail them to you by first class mail, or another equally prompt means, within one business day after it receives your request.

Neither ETP nor Susser has authorized anyone to give any information or make any representation about the merger or the respective companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated by reference into this document. Therefore, if anyone does give you information of that kind, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

ENERGY TRANSFER PARTNERS, L.P.,

ENERGY TRANSFER PARTNERS GP, L.P.,

HERITAGE HOLDINGS, INC.,

DRIVE ACQUISITION CORPORATION,

SUSSER HOLDINGS CORPORATION,

and,

solely for purposes of Section 5.2(b)(iv)(E) and Article VIII,

ENERGY TRANSFER EQUITY, L.P.

Dated as of April 27, 2014

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 27, 2014, is by and among Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”), Energy Transfer Partners GP, L.P., a Delaware limited partnership and general partner of ETP (“Parent” and together with ETP, the “ETP Parties”), Heritage Holdings, Inc., a Delaware corporation and indirect wholly owned subsidiary of ETP (“HHI”), Drive Acquisition Corporation, a Delaware corporation and a direct wholly owned subsidiary of ETP (“Merger Sub”), Susser Holdings Corporation, a Delaware corporation (the “Company”), and, solely for purposes of Section 5.2(b)(iv)(E) and Article VIII, Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE”).

WITNESSETH:

WHEREAS, following the Pre-Closing Transactions, each of ETP and HHI will directly own 50% of the outstanding capital stock of Merger Sub;

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct and indirect wholly owned subsidiary of ETP;

WHEREAS, the Board of Directors of the Company has (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, for the Company to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and adopted this Agreement, (c) resolved to recommend adoption of this Agreement by its stockholders, and (d) directed that this Agreement be submitted to a vote of its stockholders entitled to vote thereon;

WHEREAS, the Board of Directors of Energy Transfer Partners, L.L.C., a Delaware limited liability company and the general partner of Parent (“Parent GP”), has, on behalf of Parent GP, in its own capacity and, to the extent applicable, in its capacity as the general partner of Parent, in Parent’s own capacity and in Parent’s capacity as the general partner of ETP, (a) determined that it is in the best interests of Parent and the partners of Parent and ETP and the unitholders of ETP, and declared it advisable, for the ETP Parties to enter into this Agreement and (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, the Unit Issuance (as defined herein) and the execution of the Partnership Agreement Amendment (as defined herein);

WHEREAS, (a) the Board of Directors of Merger Sub has determined that it is in the best interests of Merger Sub and its stockholders, and declared it advisable, for Merger Sub to enter into this Agreement, and has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (b) ETP, as the sole stockholder of Merger Sub, has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and adopted this Agreement;

WHEREAS, as a condition and inducement to the Company entering into this Agreement, subject to the terms and conditions set forth herein, Parent has agreed to execute and deliver the Partnership Agreement Amendment (as defined herein) immediately prior to the Effective Time;

WHEREAS, this Agreement is intended to constitute the agreement of merger required by Section 251 of the Delaware General Corporation Law (the “DGCL”) for the Merger;

WHEREAS, simultaneously with, and as a condition to, the execution of this Agreement, certain stockholders of the Company are executing a support agreement with ETP, dated as of the date hereof (the “Support Agreements”), pursuant to which, among other things, such stockholders have agreed to vote the shares of Company Common Stock of which they are the record or beneficial owner in favor of the approval of this Agreement and the Merger; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the exchange of shares of Company Common Stock for Common Units pursuant to the Merger qualify as an exchange to which Section 721(a) of the Internal Revenue Code of 1986, as amended (the “Code”) applies; and

WHEREAS, the ETP Parties, HHI, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the ETP Parties, HHI, Merger Sub, the Company and, solely for purposes of Section 5.2(b)(iv)(E) and Article VIII, ETE agree as follows:

ARTICLE I.

THE MERGER

Section 1.1 The Merger and Additional Transactions. (a) Immediately prior to the Closing, (i) ETP will make a loan (the “HHI Loan”) to HHI, in an amount equal to the amount of cash sufficient to effect the delivery of the Merger Consideration to the holders of Company Common Stock (other than Cancelled Shares, Subsidiary Shares and any Dissenting Shares (the “Total Cash Consideration”) plus amounts necessary, as agreed by ETP and HHI, to pay certain transaction expenses and refinance a portion of the outstanding indebtedness of the Company at Closing, (ii) HHI shall contribute to Merger Sub a portion of the cash received pursuant to the HHI Loan equal to the Total Cash Consideration in exchange for 50% of the issued and outstanding capital stock of Merger Sub, and (iii) ETP shall transfer to Merger Sub (or hold for delivery to the Exchange Agent on Merger Sub’s behalf at the Effective Time) the number of Common Units issuable pursuant to Section 2.1(a) and Section 5.6(c), in continuation of its ownership of 50% of the issued and outstanding capital stock of Merger Sub (the transactions in (i), (ii) and (iii), together, the “Pre-Closing Transactions”).

(b) At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”) and a direct and indirect wholly owned subsidiary of ETP.

(c) Following the Effective Time, ETP shall (i) contribute its 50% equity interest in the Surviving Corporation to ETP Holdco Corporation, a Delaware corporation, and (ii) cause the Surviving Corporation to transfer to ETP (in one or series of transactions) (x) the Susser MLP IDRs and (y) 100% of the limited liability company interests in Susser MLP GP (the transactions in (i) and (ii), together, the “Post-Closing Transactions” and, together with the Pre-Closing Transactions, the “Additional Transactions”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas at 9:00 a.m., local time, on the second business day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and ETP may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3 Effective Time. On the Closing Date, the Company and Merger Sub shall file with the Secretary of State of the State of Delaware the certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL in order to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger has been filed with the Secretary of State of the State of Delaware or at such other, later date and time as is agreed between the parties and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such date and time is hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

Section 1.5 Certificate of Incorporation and By-laws of the Surviving Corporation. (a) At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof, this Agreement and applicable Law.

(b) At the Effective Time, the by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof, this Agreement and applicable Law.

Section 1.6 Directors. Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II.

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. (a) Subject in each case to Section 2.1(d), Section 2.1(e) and Section 2.1(f), at the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub, each share of common stock, par value $0.01 per share, of the Company (such shares, collectively, “Company Common Stock,” and each, a “Share”) issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares, Subsidiary Shares and Dissenting Shares) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive the following consideration (collectively, the “Merger Consideration”):

(i) Mixed Election Shares. Each share of Company Common Stock with respect to which an election to receive a combination of common units representing limited partner interests in ETP (“Common Units”) and cash (such election, a “Mixed Election”) has been effectively made and not revoked pursuant to Section 2.2 (each such share, a “Mixed Consideration Election Share”) and each No Election Share (as defined in Section 2.2(b)) shall be converted into the right to receive the combination (which combination shall hereinafter be referred to as the “Mixed Election Consideration”) of (A) $40.125 in cash without interest (the “Standard Cash Consideration”) and (B) 0.7253 of a validly issued, fully paid and nonassessable Common Unit (the “Standard Common Unit Consideration “).

(ii) Cash Election Shares. Each share of Company Common Stock with respect to which an election to receive cash (such election, a “Cash Election”) has been effectively made and not revoked pursuant to Section 2.2 (each such share, a “Cash Election Share”) shall be converted into the right to receive $80.25 in cash without interest (the “Cash Election Consideration”); provided, however, that if the Cash Election Amount (as defined below) exceeds the Available Cash Election Amount (as defined below), then, instead of being converted into the right to receive the Cash Election Consideration, each Cash Election Share shall be converted into the right to receive (A) an amount of cash (without interest) equal to the product of the Cash Election Consideration, multiplied by a fraction, the numerator of which shall be the Available Cash

Election Amount and the denominator of which shall be the Cash Election Amount (such fraction, the “Cash Fraction”), and (B) a number of validly issued, fully paid and nonassessable Common Units equal to the product of the Common Unit Election Consideration, multiplied by a fraction equal to one (1) minus the Cash Fraction.

“Cash Election Amount” means the product of the number of Cash Election Shares multiplied by the Cash Election Consideration.

“Available Cash Election Amount” means the difference between (1) the product of the Standard Cash Consideration multiplied by the total number of shares of Company Common Stock (other than Cancelled Shares, Subsidiary Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time, minus (2) the product of (A) the sum of the number of Mixed Consideration Election Shares and the number of No Election Shares, multiplied by and (B) the Standard Cash Consideration.

(iii) Common Unit Election Shares. Each share of Company Common Stock with respect to which an election to receive Common Units (such election, a “Common Unit Election”) is properly made and not revoked pursuant to Section 2.2 (each such share, a “Common Unit Election Share”) shall be converted into the right to receive 1.4506 validly issued, fully paid and nonassessable Common Units (such number of Common Units, the “Common Unit Election Consideration”); provided, however, that if the Available Cash Election Amount exceeds the Cash Election Amount, then, instead of being converted into the right to receive the Common Unit Election Consideration, each Common Unit Election Share shall be converted into the right to receive (A) an amount of cash (without interest) equal to the amount of such excess divided by the number of Common Unit Election Shares, and (B) a number of validly issued, fully paid and nonassessable Common Units equal to the product of the Common Unit Election Consideration multiplied by a fraction, the numerator of which shall be the difference between (I) the Cash Election Consideration minus (II) the amount calculated in clause (A) of this paragraph, and the denominator of which shall be the Cash Election Consideration.

(b) Cancelled Shares and Subsidiary Shares.

(i) Each Share that is held directly by the Company in treasury and each Share that is held directly by ETP or Merger Sub immediately prior to the Effective Time (such Shares, the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(ii) Each Share that is held by any direct or indirect wholly owned Subsidiary of the Company, any direct or indirect wholly owned Subsidiary of ETP (other than Merger Sub) or any direct or indirect wholly owned Subsidiary of Merger Sub immediately prior to the Effective Time (such Shares, the “Subsidiary Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into such number of shares of common stock, of the Surviving Corporation such that the ownership percentage of any such Subsidiary in the Surviving Corporation immediately following the Effective Time shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time.

(c) Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and, together with the shares of common stock of the Surviving Corporation issued in respect of the Subsidiary Shares as set forth in Section 2.1(b)(ii), shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the capital stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Fractional Units. No fractional Common Units shall be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fractional Common Unit will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.1(d), a cash payment in lieu of such fractional Common Unit representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by any fees of the Exchange Agent attributable to such sale) in one or more transactions of Common Units equal to the excess of (i) the aggregate number of Common Units to be delivered to the Exchange Agent by ETP pursuant to Section 2.3(a) over (ii) the aggregate number of whole Common Units to be issued to the holders of Shares pursuant to Section 2.3(b) (such excess, the “Excess Shares”). No certificates or scrip representing fractional Common Units shall be issued in the Merger. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional Common Units was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to ETP that would otherwise be caused by the issuance of fractional Common Units. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares in lieu of any fractional Common Units, the Exchange Agent shall make available such amounts to such holders of Shares, without interest, subject to and in accordance with Section 2.2.

(e) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares of the Company or outstanding units of ETP shall occur as a result of any reclassification, stock or unit split (including a reverse stock or unit split) or combination, exchange or readjustment of shares or units, or any stock or unit dividend or stock or unit distribution with a record date during such period, the Mixed Election Consideration (including the Standard Cash Consideration and the Standard Common Unit Consideration), the Cash Election Consideration and the Common Unit Election Consideration and any other similarly dependent items shall be equitably adjusted to provide to ETP, Merger Sub and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action, and thereafter, all references in this Agreement to the Mixed Election Consideration (including the Standard Cash Consideration and the Standard Common Unit Consideration), the Cash Election Consideration and the Common Unit Election Consideration and any other similarly dependent items shall be references to the Mixed Election Consideration (including the Standard Cash Consideration and the Standard Common Unit Consideration), the Cash Election Consideration and the Common Unit Election Consideration and any other similarly dependent items as so adjusted; provided, however, that nothing in this Section 2.1(e) shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

(f) Dissenters Rights. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders properly exercising appraisal rights available under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. Holders of Dissenting Shares shall be entitled to payment of the appraised value of the Dissenting Shares held by them to the extent permitted by and in accordance with Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s Shares shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal shall have been irrevocably lost, withdrawn or expired, the Merger Consideration specified in Section 2.1(a)(iii); provided, in such circumstance, to the fullest extent permitted by Law, that Parent shall be entitled at its sole option to convert each such share into the right to receive the Merger Consideration specified in either Section 2.1(a)(i) or 2.1(a)(ii). The Company shall give ETP and Merger Sub (i) prompt written notice of any demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the DGCL, and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent which will not be unreasonably withheld, delayed or conditioned, voluntarily make or agree to make any material payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any such demands.

Section 2.2 Election Procedures. (a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Company Common Stock shall pass, only upon proper delivery of such Certificates to the Exchange Agent) in such form as ETP shall reasonably specify and as shall be reasonably acceptable to the Company (the “Election Form”) shall be mailed no less than thirty (30) days prior to the anticipated Closing Date or on such other date as ETP and the Company shall mutually agree (the “Mailing Date”) to each holder of record of Company Common Stock as of the close of business on the fifth business day prior to the Mailing Date (the “Election Form Record Date”).

(b) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions), other than any holder of Dissenting Shares, to specify (i) the number of shares of such holder’s Company Common Stock with respect to which such holder makes a Mixed Election; (ii) the number of shares of such holder’s Company Common Stock with respect to which such holder makes a Cash Election; and (iii) the number of shares of such holder’s Company Common Stock with respect to which such holder makes a Common Unit Election. Any Shares with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., New York time, on the twentieth (20th) day following the Mailing Date (or such other time and date as ETP and the Company shall agree) (the “Election Deadline”) (other than Cancelled Shares and Subsidiary Shares or any shares of Company Common Stock that constitute Dissenting Shares at such time) shall be deemed to be “No Election Shares,” and the holders of such No Election Shares shall be deemed to have made a Mixed Election with respect to such No Election Shares.

(c) ETP shall make available one or more Election Forms as may reasonably be requested from time to time by all persons who become holders (or beneficial owners) of Company Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(d) Any election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. After a Mixed Election, Cash Election or a Common Unit Election is validly made with respect to any shares of Company Common Stock, any subsequent transfer of such shares of Company Common Stock shall automatically revoke such election. Any Election Form may be revoked or changed by the person submitting such Election Form, by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Common Stock represented by such Election Form shall become No Election Shares, except to the extent a subsequent election is properly made with respect to any or all of such shares of Company Common Stock prior to the Election Deadline. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good-faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of ETP, the Company or the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

Section 2.3 Exchange of Certificates.

(a) Exchange Agent. Prior to the Mailing Date, ETP shall appoint an exchange agent mutually acceptable to ETP and the Company (the “Exchange Agent”) for the purpose of exchanging Certificates for Merger Consideration. Prior to the Effective Time, (i) ETP shall deposit, or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of holders of the Shares (other than the Cancelled Shares, the Subsidiary Shares, and any Dissenting Shares), certificates representing the Common Units issuable pursuant to Section 2.1(a) and Section 5.6(a) (or appropriate alternative arrangements shall be made by ETP if uncertificated Common Units will be issued) and an amount of cash sufficient to effect the delivery of the Merger Consideration to the holders of Company Common Stock (other than Cancelled Shares, Subsidiary Shares and any Dissenting Shares). Following the Effective Time, ETP agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any distributions pursuant to Section 2.3(c). All such certificates representing Common Units and cash deposited with the Exchange Agent from time to time is hereinafter referred to as the “Exchange Fund.”

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time and in any event not later than the fifth business day following the Effective Time, ETP shall cause the Exchange Agent to mail to each holder of Shares, which at the Effective Time were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Shares shall pass, only upon delivery of the Shares to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the certificates or book-entry notations representing Shares (in each case, “Certificates”) in exchange for, as applicable, cash Merger Consideration, certificates representing whole Common Units (or book-entry notations, if uncertificated Common Units will be issued), cash in lieu of any fractional Common Units pursuant to Section 2.1(d) and any distributions payable pursuant to Section 2.3(c). Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Shares shall be entitled to receive in exchange therefor, as applicable, that number of whole Common Units (after taking into account all Shares surrendered by such holder) to which such holder is entitled pursuant to Section 2.1 and payment by cash or check of that amount of cash Merger Consideration to which such holder is entitled pursuant to Section 2.1, that amount of cash in lieu of fractional Common Units which such holder is entitled to receive pursuant to Section 2.1(d) and any distributions payable pursuant to Section 2.3(c) to which such holder is entitled, and the Shares represented by the Certificates so surrendered shall forthwith be cancelled. If any cash payment is to be made to, or any Common Units constituting any part of the Merger Consideration is to be registered in the name of, a person other than the person in whose name the applicable surrendered Share is registered, it shall be a condition to the payment or registration thereof that the surrendered Certificate be in proper form for transfer and that the person requesting such payment or delivery of the Merger Consideration pay any transfer or other similar Taxes required as a result of such registration in the name of a person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Until surrendered as contemplated by this Section 2.3(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration (and any amounts to be paid pursuant to Section 2.1(d) or Section 2.3(c)) upon such surrender. No interest shall be paid or shall accrue on any amount payable pursuant to Section 2.1(d) or Section 2.3(c).

(c) Distributions with Respect to Unexchanged Shares. No distributions with respect to Common Units with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificates with respect to the Common Units represented thereby, and no cash payment in lieu of fractional Common Units shall be paid to any such holder pursuant to Section 2.1(d), until such Certificate has been surrendered in accordance with this Article II. Subject to applicable Laws, following surrender of any such Certificate, there shall be paid to the recordholder thereof, without interest, (i) promptly after such surrender, (A) the number of whole Common Units (after taking into account all Shares surrendered by such holder) to which such holder is entitled pursuant to Section 2.1, (B) payment by cash or check of that amount of cash Merger Consideration to which such holder is entitled pursuant to Section 2.1, (C) that amount of cash in lieu of fractional Common Units to which such holder is entitled pursuant to Section 2.1(d), and (D) the amount of distributions with a record date after the Effective Time theretofore paid with respect to such whole Common Units and (ii) at the appropriate payment date, the amount of distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole Common Units.

(d) No Further Ownership Rights in Company Common Stock; Closing of Transfer Books. All Merger Consideration issued upon the surrender for exchange of Certificates representing Shares in accordance with the terms of this Article II and any cash paid pursuant to Section 2.1(d) or Section 2.3(c) shall be deemed to have been issued (or paid) in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates. After the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one year after the Effective Time shall be delivered to ETP upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to ETP for payment of their claim for the Merger Consideration, any cash in lieu of fractional Common Units pursuant to Section 2.1(d) and any distributions pursuant to Section 2.3(c).

(f) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by ETP, the posting by such person of a bond, in such reasonable amount as ETP may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Share represented by such Certificate as contemplated by this Article II.

(g) No Liability. Notwithstanding anything in this Agreement to the contrary, none of the Company, the ETP Parties, Merger Sub, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.4 Withholding. Each of the ETP Parties, Merger Sub and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as the ETP Parties, Merger Sub and the Exchange Agent are required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld and paid over to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents (excluding any disclosures set forth in any such Company SEC Document under the heading “Risk Factors” or in any section relating to forward-looking statements), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or in the disclosure schedule delivered by the Company to ETP immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to ETP as follows:

Section 3.1 Qualification, Organization, Subsidiaries, etc. (a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) As used in this Agreement, a “Company Material Adverse Effect” means an event, change, effect, development or occurrence that has had, or is reasonably likely to have, a material adverse effect on the business, financial condition or continuing results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, change, effect, development or occurrence: (i) in or generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world, so long as such event, change, effect, development or occurrence does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate, or (ii) resulting from or arising out of (A) any changes or developments in the industries in which the Company or any of its Subsidiaries conducts its business, (B) any changes or developments in prices for oil, natural gas, refined products or other commodities, (C) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Merger or any of the other transactions contemplated by this Agreement), (D) any taking of any action at the request of ETP or Merger Sub, (E) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (F) any changes in GAAP or accounting standards or interpretations thereof, (G) earthquakes, any weather-related or other force majeure event or natural disasters or outbreak or escalation of hostilities or acts of war or terrorism, (H) any failure by the Company to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (H) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect so long as it is not otherwise excluded by this definition), or (I) any changes in the share price or trading volume of the Shares or in the Company’s credit rating (provided that the exception in this clause (J) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change has resulted in, or contributed to, a Company Material Adverse Effect so long as it is not otherwise excluded by this definition); except, in each case with respect to subclauses (A)-(B) and (E)-(F) of this clause (ii), to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate.

(c) The Company has made available prior to the date of this Agreement a true and complete copy of the Company’s certificate of incorporation and by-laws (collectively, the “Company Organizational Documents”), Susser MLP’s Certificate of Limited Partnership (the “Susser MLP Certificate of Limited Partnership”) and Amended and Restated Agreement of Limited Partnership (the “Susser MLP Partnership Agreement”) and Susser MLP GP’s certificate of formation and Amended and Restated Limited Liability Company Agreement, in each case, as amended through the date hereof, and promptly upon request, the Company will make available to ETP the articles of incorporation, certificate of limited partnership, certificate of formation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents of each material Subsidiary of the Company.

Section 3.2 Capital Stock (a) The authorized capital stock of the Company consists of 125,000,000 shares of Company Common Stock, par value $0.01 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of April 25, 2014, (i) 21,658,981 shares of Company Common Stock were issued and 21,643,726 shares were outstanding, (ii) 15,255 shares of Company Common Stock were held in treasury, and (iii) no shares of Company Preferred Stock were issued or outstanding. All outstanding shares of Company Common Stock are, and shares of Company Common Stock reserved for issuance pursuant to the Company ESPP, the Company 2013 EIP and with respect to Company Equity Awards described in the second sentence of Section 3.2(b), when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. The authorized equity interests of Susser Petroleum Partners L.P., a Delaware limited partnership (“Susser MLP”), consist of common units representing limited partner interests in Susser MLP (“Susser MLP Common Units”), subordinated units representing limited partner interests in Susser MLP (“Susser MLP Subordinated Units”), the Incentive Distribution Rights (as defined in the Susser MLP Partnership Agreement, “Susser MLP IDRs”) and a non-economic general partner interest in Susser MLP (“Susser MLP General Partner Interest”). As of April 25, 2014,

the issued and outstanding limited partner interests and general partner interests of Susser MLP consisted of (i) 11,020,764 Susser MLP Common Units, (ii) 10,939,436 Susser MLP Subordinated Units, (iii) the Susser MLP IDRs and (iv) the Susser MLP General Partner Interest. As of April 25, 2014, 1,076,044 Susser MLP Common Units were reserved for issuance under the employee and director equity plans of Susser MLP and Susser MLP GP (the “Susser MLP Equity Plans”), of which amount 35,213 Susser MLP Common Units were subject to outstanding awards under the Susser MLP Equity Plans. All outstanding equity securities of Susser MLP are duly authorized, validly issued, fully paid (to the extent required by the Susser MLP Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and free of preemptive rights (except as set forth in the Susser MLP Partnership Agreement).

(b) There were (x) 343,365 Shares subject to outstanding Company Options with a weighted average exercise price of $19.73 as of April 25, 2014, (y) 136,143 Restricted Shares as of April 25, 2014 (which, for the avoidance of doubt, are included in the shares issued and outstanding for purposes of Section 3.2(a)), and (z) 603,441 Shares underlying Company RSU Awards as of April 25, 2014 (or 432,055 Shares underlying Company RSU Awards assuming the satisfaction of any applicable performance criteria at 100% of target level). Except as set forth in Section 3.2(a) and this Section 3.2(b) (and other than the Susser MLP Common Units issuable under the Susser MLP Equity Plans and Shares issuable pursuant to the terms of outstanding Company Equity Awards and the Company ESPP), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (i) obligating the Company or any of its Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (E) make any payment to any person the value of which is derived from or calculated based on the value of Company Common Stock or Company Preferred Stock, or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company or its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(e) The Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company (other than Susser MLP and its Subsidiaries), free and clear of any preemptive rights and any Liens other than Company Permitted Liens, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”) or Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act, as amended (the “Delaware LLC Act”)). Except for equity interests in the Company’s Subsidiaries, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person), or has any obligation to acquire any such equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(f) The Company directly owns (i) 100% of the limited liability company interests in Susser MLP GP and (ii) all of the Susser MLP IDRs, in each case, free and clear of any Liens other than Company Permitted Liens. Stripes LLC, a Texas limited liability company and indirect wholly owned subsidiary of the Company, directly owns (i) 79,308 Susser MLP Common Units which, as of April 25, 2014, represented 0.36% of the outstanding limited partner interest in Susser MLP and (ii) 5,469,718 Susser MLP Subordinated Units which, as of April 25, 2014, represented 24.91% of the outstanding limited partner interest in Susser MLP, in each case, free and clear of any Liens other than Company Permitted Liens. Stripes 1009 LLC, a Texas limited liability company and indirect wholly owned subsidiary of the Company, directly owns 5,469,718 Susser MLP Subordinated Units which, as of April 25, 2014, represented 24.91% of the outstanding limited partner interest in Susser MLP, in each case, free and clear of any Liens other than Company Permitted Liens. Susser MLP GP directly owns the Susser MLP General Partner Interest.

(g) Susser MLP or a Subsidiary of Susser MLP owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of Susser MLP, free and clear of any Liens, other than Company Permitted Liens, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act or Sections 18-607 and 18-804 of the Delaware LLC Act) and free of preemptive rights. Except for equity interests in Susser MLP’s Subsidiaries, neither Susser MLP nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person), or has any obligation to acquire any such equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(h) (i) Since September 25, 2012, all cash distributed by Susser MLP to its Partners (as defined in the Susser MLP Partnership Agreement) consisted of distributions of Available Cash from Operating Surplus (as defined in the Susser MLP Partnership Agreement) and (ii) the Adjusted Operating Surplus (as defined in the Susser MLP Partnership Agreement) for (x) the four Quarter (as defined in the Susser MLP Partnership Agreement) period ended on September 30, 2013 and (y) the subsequently completed Quarters, taken together, in each case, equaled or exceeded the sum of the Minimum Quarterly Distribution (as defined in the Susser MLP Partnership Agreement) on all of the Susser MLP Common Unit, Susser MLP Subordinated Units and any other Units (as defined in the Susser MLP Partnership Agreement) that are senior or equal in right of distribution to the Susser MLP Subordinated Units, in each case that were outstanding during such periods on a Fully Diluted Weighted Average Basis (as defined in the Susser MLP Partnership Agreement).

(i) As used in this Agreement, “Company Permitted Lien” means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet delinquent, being contested in good faith or for which adequate accruals or reserves have been established, (ii) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (iii) arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iv) not created by the Company or its Subsidiaries that affect the underlying fee interest of a Company Leased Real Property, (v) that is disclosed on the most recent consolidated balance sheet of the Company included in the Company SEC Documents or notes thereto or securing liabilities reflected on such balance sheet, (vi) arising under or pursuant to the Company Organizational Documents, the Susser MLP Certificate of Limited Partnership, the Susser MLP Partnership Agreement or the organizational documents of any Company Subsidiary or Subsidiary of Susser MLP, (vii) created pursuant to the agreements set forth on Section 3.2(i) of the Company Disclosure Schedule, (viii) grants to others of Rights-of-Way, surface leases, crossing rights and amendments, modifications, and releases of Rights-of-Way, easements and surface leases in the ordinary course of business, (ix) with respect to Rights-of-Way, restrictions on the exercise of any of the rights under a granting instrument that are set forth therein or in another executed agreement, that is of public record or to which the Company or any of its Subsidiaries otherwise has access, between the parties thereto, (x) which an accurate up-to-date survey would show, (xi) resulting from any facts or circumstances relating to ETP or its affiliates, or (xii) that does not and would not reasonably be expected to materially impair the continued use of a Company Owned Real Property or a Company Leased Real Property as currently operated.

(j) As used in this Agreement, “Rights-of-Way” means easements, licenses, rights-of-way, permits, servitudes, leasehold estates, instruments creating an interest in real property, and other similar real estate interests.

Section 3.3 Corporate Authority Relative to this Agreement; No Violation. (a) The Company has the requisite corporate power and authority to enter into this Agreement and each other document to be entered into by the Company in connection with the transactions contemplated hereby (together with this Agreement, the “Company Transaction Documents”) and, subject to receipt of approval of this Agreement by the holders of at least a majority of the outstanding Shares (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the other Company Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company and, except for the Company Stockholder Approval (assuming the accuracy of the representations and warranties set forth in Section 4.18), no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. The Board of Directors of the Company has unanimously resolved to recommend that the Company’s stockholders adopt this Agreement (the “Company Recommendation”). Each of the Company Transaction Documents has been duly and validly executed and delivered by the Company and, assuming each such Company Transaction Documents constitutes the legal, valid and binding agreement of the counterparty thereto, each of the Company Transaction Documents constitutes the legal, valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms.

(b) Other than in connection with or in compliance with (i) Section 251 of the DGCL, (ii) the U.S. Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the “Exchange Act”), (iii) the U.S. Securities Act of 1933, as amended, and the rules promulgated thereunder (the “Securities Act”), (iv) applicable state securities, takeover and “blue sky” laws, (v) the rules and regulations of the New York Stock Exchange (“NYSE”), (vi) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and any antitrust, competition or similar laws outside of the United States, and (vii) the approvals set forth in Section 3.3(b) of the Company Disclosure Schedule (collectively, the “Company Approvals”), and, subject to the accuracy of the representations and warranties of ETP and Merger Sub in Section 4.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any United States, state of the United States or foreign governmental or regulatory agency, commission, court, body, entity or authority, independent system operator, regional transmission organization, other market administrator, or national, regional or state reliability organization (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement or have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The execution and delivery by the Company of this Agreement do not, and (assuming the Company Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) other than Company Permitted Liens, in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the articles of incorporation or by-laws or other equivalent organizational document, in each case as amended or restated, of the Company or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, except in the case of clauses (i) and (iii) for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4 Reports and Financial Statements. (a) The Company and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2012 (all such documents and reports filed or furnished by the Company or any of its Subsidiaries, the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in the Company SEC Documents as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date.

(b) The consolidated financial statements (including all related notes and schedules) of the Company and of Susser MLP included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries and the consolidated financial position of Susser MLP and its consolidated Subsidiaries, respectively, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.5 Internal Controls and Procedures. (a) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 29, 2013, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of the Company has disclosed to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to ETP prior to the date hereof.

(b) Susser MLP has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the

Exchange Act) as required by Rule 13a-15 under the Exchange Act. Susser MLP’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Susser MLP in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to management of Susser Petroleum Partners GP LLC (“Susser MLP GP”) as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Susser MLP GP’s management has completed an assessment of the effectiveness of Susser MLP’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 29, 2013, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of Susser MLP GP has disclosed to Susser MLP’s auditors and the audit committee of the Board of Directors of Susser MLP GP (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Susser MLP’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Susser MLP or Susser MLP GP’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to ETP prior to the date hereof.

Section 3.6 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s or Susser MLP’s consolidated balance sheets as of December 29, 2013 (the “Company Balance Sheet Date”) (including the notes thereto) included in the Company SEC Documents, (b) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, (c) for liabilities and obligations incurred since the Company Balance Sheet Date in the ordinary course of business and (d) for liabilities and obligations that have been discharged or paid in full, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (including the notes thereto), other than those which would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7 Compliance with Law; Permits. (a) The Company and its Subsidiaries are in compliance with, and are not in default under or in violation of, any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2012, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s knowledge, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities, and all rights under any Company Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits or to have filed such tariffs, reports, notices or other documents would not have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in modification, termination or revocation thereof, except where the failure to be in full force and effect or any modification, termination or revocation thereof would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is in compliance with the terms and requirements of all Company Permits, except where the failure to be in compliance would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8 Environmental Laws and Regulations. (a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) there are no investigations, actions, suits or proceedings (whether administrative or judicial) pending, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any person or entity whose liability the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law, alleging non-compliance with or other liability under any Environmental Law and, to the knowledge of the Company, there are no existing facts or circumstances that would reasonably be expected to give rise to any such action, suit or proceeding, (ii) the Company and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity, since January 1, 2011 have been, in compliance with all Environmental Laws, (iii) there has been no release of Hazardous Materials at any real property currently owned, leased or operated by the Company or any Subsidiary of the Company or, to the knowledge of the Company, formerly owned, leased or operated by the Company or any Subsidiary of the Company, (iv) the Company is not party to any order, judgment or decree that imposes any obligations under any Environmental Law, (v) there have been no ruptures or explosions in the Company’s Systems resulting in claims for personal injury, loss of life or material property damage, except to the extent any claims related to such ruptures have been resolved, and (vi) there are no defects, corrosion or other damage to any of the Company’s Systems that would reasonably be expected to result in a pipeline integrity failure.

(b) As used in this Agreement:

(i) “Environmental Law” means any Law relating to the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of any Hazardous Materials), in each case as in effect as of the date of this Agreement.

(ii) “Systems” means the refined petroleum product, crude oil, natural gas, liquefied natural gas, natural gas liquid and other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants and other related operations, assets, machinery and equipment that are owned by the Company or ETP or any of their Subsidiaries, as applicable, and used for the conduct of the business of the Company or ETP or any of their Subsidiaries as presently conducted.

(iii) “Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous, industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

Section 3.9 Employee Benefit Plans. (a) Section 3.9(a) of the Company Disclosure Schedule lists all material Company Benefit Plans. Copies of the material Company Benefit Plans and any material amendments thereto have been made available to ETP together with, with respect to each material Company Benefit Plan, any applicable trust documents, the most recent summary plan description (and summaries of material modifications, if applicable), the most recent actuarial valuations, if applicable, and the most recent annual report, if applicable. Except as specifically provided in the foregoing documents made available to ETP, neither the Company nor any of its Subsidiaries has adopted, terminated or materially modified any material Company Benefit Plan, other than with respect to a modification or termination required by ERISA or the Code. For purposes of this Agreement, (i) “Company Benefit Plans” means all Benefit Plans sponsored, maintained, contributed to or required to be contributed to by the Company, any of its Subsidiaries, or any of their ERISA Affiliates, or under which the Company, any of its Subsidiaries or any of their ERISA Affiliates may have any liability (contingent or otherwise), and (ii) “ERISA Affiliate” of any entity means any other person, entity, trade or business (whether or not incorporated) that, together with such entity, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, and (ii) all contributions required to be made under the terms of any Company Benefit Plan have been timely made or, if not yet due, have been properly reflected in the Company’s financial statements in accordance with GAAP. Any Company Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter or equivalent opinion letter from the Internal Revenue Service, and the Company has made available to ETP a copy of the most recent such letter for each such Company Benefit Plan.

(c) Neither the Company nor its Subsidiaries maintains, contributes to or is required to contribute to, or has in the past six years maintained, contributed to or been required to contribute to any plan or arrangement which provides retiree medical or welfare benefits, except pursuant to the continuation coverage requirements of Section 601 et seq. of ERISA or Section 4980B of the Code.

(d) (i) Neither the Company, its Subsidiaries nor any of their ERISA Affiliates maintains, contributes to or is required to contribute to, or has in the past six years maintained, contributed to or been required to contribute to, any Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) none of the Company Benefit Plans is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (within the meaning of Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA), and (iii) neither the Company, its Subsidiaries nor any of their ERISA Affiliates has during the past six years maintained or contributed to, or been required to contribute to, or otherwise had any obligation or liability in connection with, such a multiple employer plan or multiemployer plan.

(e) Except as set forth in Section 5.6 and Section 5.7 of this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant, officer or other service provider of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant, officer or other service provider, (iii) trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits, or (iv) trigger any other material obligation, benefit (including loan forgiveness), requirement or restriction pursuant to any Company Benefit Plan.

(f) No amount or benefit that would be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee or other service provider of the Company or any Subsidiary of the Company who is a “disqualified individual” within the meaning of Section 280G of the Code would reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

(g) All grants of Company Equity Awards and other awards under the Company 2013 EIP were validly made and properly approved by the Board of Directors of the Company (or a duly authorized committee or subcommittee thereof) in compliance in all material respects with all applicable Laws and the terms of the applicable employee or director equity plan of the Company.

(h) Each Company Benefit Plan and any award thereunder that constitutes non-qualified deferred compensation under Section 409A of the Code (i) has been operated in good faith compliance in all material respects with Section 409A of the Code since January 1, 2005, and all applicable regulations and notices issued thereunder, and (ii) since January 1, 2009, has been in all material respects in documentary compliance with Section 409A of the Code. Each Company Option was granted with an exercise price not less than the fair market value of the underlying Company Common Stock on the date of grant. No director, officer, employee or service provider of the Company or its affiliates is entitled to a gross-up, make-whole or indemnification payment with respect to taxes imposed under Section 409A or Section 4999 of the Code.

(i) No Company Benefit Plan provides benefits or compensation to any employees or other service providers who reside or provide services primarily outside of the United States.

(j) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no pending or, to the Company’s knowledge, threatened claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any Company Benefit Plan or otherwise involving any Company Benefit Plan (other than routine claims for benefits) and (ii) there is no matter pending (other than routine qualification determination filings) with respect to any of the Company Benefit Plans before the Internal Revenue Service, the Department of Labor, or other Governmental Entity.

Section 3.10 Absence of Certain Changes or Events. (a) From the Company Balance Sheet Date through the date of this Agreement, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business.

(b) From the Company Balance Sheet Date through the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.

(c) From the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.

Section 3.11 Investigations; Litigation. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) there is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries, (b) there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of law pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties and (c) there are no orders, judgments or decrees of, or before, any Governmental Entity against the Company or any of its Subsidiaries.

Section 3.12 Information Supplied. None of the information provided in writing by the Company specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by ETP in connection with the issuance of Common Units in the Merger (including any amendments or supplements, the “Form S-4”) will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the proxy statement/prospectus relating to the Stockholders’ Meeting (the “Proxy Statement/Prospectus”) will, at the date it is first mailed to the Company’s stockholders and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus and the Form S-4 (solely with respect to the portion thereof relating to the Stockholders’ Meeting but excluding any portion thereof based on information supplied by ETP or Merger Sub for inclusion or incorporation by reference therein, with respect to which no representation is made by the Company or any of its Subsidiaries) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing provisions of this Section 3.12, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus that were not specifically supplied in writing by or on behalf of the Company.

Section 3.13 Tax Matters. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by or with respect to the Company or any of its Subsidiaries, and all such Tax Returns are true, correct and complete, (ii) have duly and timely paid all Taxes due and payable (whether or not shown on such Tax Returns), (iii) have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and (iv) have not received written notice of any deficiencies for any Tax from any taxing authority against the Company or any of its Subsidiaries, except, in each case, with respect to matters contested in good faith or for which adequate reserves, in accordance with GAAP, are reflected in the Company SEC Documents. The Company and its Subsidiaries have adequate reserves, in accordance with GAAP, on the financial statements included in the Company SEC Documents for Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of the most recent quarterly or annual report included in the Company SEC Documents. Since the date of the most recent quarterly or annual report included in the Company SEC Documents, neither the Company nor any of its Subsidiaries have incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(b) Neither the Company nor any of its Subsidiaries is the subject of any currently ongoing tax audit or other proceeding with respect to Taxes nor has any Tax audit or other proceeding with respect to Taxes been proposed against any of them in writing. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any Tax. There are no currently effective waivers of any statute of limitations in respect of Taxes or extensions of time with respect to a Tax assessment or deficiency of the Company or any of its Subsidiaries. There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries, other than any Lien for Taxes not yet delinquent, being contested in good faith or for which adequate accruals or reserves have been established, in accordance with GAAP, in the Company SEC Documents. No claim has been made in writing in the past three years by a taxing authority of a jurisdiction where the Company or one of its Subsidiaries has not filed Tax Returns claiming that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(c) Neither the Company nor any of its Subsidiaries is obligated by any written contract or agreement to indemnify any other person (other than the Company and its Subsidiaries) with respect to Taxes (excluding customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes). Neither the Company nor any of its Subsidiaries is a party to or bound by any written Tax allocation, indemnification or sharing agreement (other than an agreement solely between or among the Company and/or its Subsidiaries and excluding customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes). Neither the Company nor any of its Subsidiaries is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction) or as a transferee or successor for any Tax of any person other than the Company and its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two (2) years.

(e) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(f) Except for Susser Petroleum Property Company LLC, each Subsidiary of Susser MLP is properly disregarded as an entity separate from Susser MLP for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b).

(g) Susser MLP has, at all times since its formation, been classified for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation.

(h) As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, occupation, property, transfer, sales, use, capital stock, severance, alternative minimum, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added or other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or a similar nature to any of the foregoing, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

Section 3.14 Employment and Labor Matters. (a) Except, with respect to clauses (ii) – (v), for such matters as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any material collective bargaining or similar agreement or work rules or practices with any labor union, labor organization or employee association applicable to employees of the Company or any of its Subsidiaries, (ii) there are no existing or, to the knowledge of the Company, threatened strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries (“Company Employees”), (iii) to the knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries, (iv) there is no unfair labor practice, labor dispute (other than, in each case, routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened with respect to Company Employees and (v) there is no slowdown or work stoppage in effect or, to the knowledge of the Company, threatened with respect to Company Employees.

(b) Except for such matters that would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries are, and have been, in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, and (iii) unfair labor practices. Neither the Company nor any of its Subsidiaries has any material liabilities under the Worker Adjustment and Retraining Notification Act of 1998 as a result of any action taken by the Company (other than at the written direction of ETP or as a result of any of the transactions contemplated hereby).

Section 3.15 Intellectual Property. (a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses valid rights to use, free and clear of Liens other than Company Permitted Liens, all trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, trade secrets and other intellectual property rights necessary to their respective businesses as currently conducted (collectively, the “Company Intellectual Property”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no pending or, to the knowledge of the Company, threatened claims by any person alleging infringement, misappropriation or other violation by the Company or any of its Subsidiaries of any intellectual property rights of any person, (ii) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate any intellectual property rights of any person, (iii) neither the Company nor any of its Subsidiaries has made any claim of a violation, infringement or misappropriation by others of the Company’s or any its Subsidiaries’ rights to or in connection with the Company Intellectual Property, and (iv) to the knowledge of the Company, no person is infringing, misappropriating or otherwise violating any Company Intellectual Property.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have implemented (i) commercially reasonable measures, consistent with industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby); and (ii) commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices.

(c) As used in this Agreement “IT Assets” means the computers, software, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of the Company and its Subsidiaries that are required in connection with the operation of the business of the Company and its Subsidiaries.

Section 3.16 Real Property. (a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) either the Company or a Subsidiary of the Company has good and valid title to each material real property (and each real property at which material operations of the Company or any of its Subsidiaries are conducted) owned by the Company or any Subsidiary, other than Company Real Property Leases and Rights-of-Way (such owned property collectively, the “Company Owned Real Property”) and (ii) either the Company or a Subsidiary of the Company has a good and valid leasehold interest in each material lease, sublease and other agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property (or real property at which material operations of the Company or any of its Subsidiaries are conducted) (such property subject to a lease, sublease or other agreement, the “Company Leased Real Property,” and such leases, subleases and other agreements are, collectively, the “Company Real Property Leases”), in each case, free and clear of all Liens other than any Company Permitted Liens, and other than any conditions, encroachments, easements, rights-of-way, restrictions and other encumbrances that do not adversely affect the existing use of the real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of its business (“Permitted Encumbrances”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (A) each Company Real Property Lease is valid, binding and in full force and effect, subject to the limitation of such enforcement by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Remedies Exceptions”) and (B) no uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder, exists under any Company Real Property Lease, and no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Company Real Property Lease.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Company Owned Real Property or the Company Leased Real Property that would reasonably be expected to adversely affect the existing use of such Company Owned Real Property or the Company Leased Real Property by the Company or its Subsidiaries in the operation of its business thereon, (ii) except for such arrangements solely among the Company and its Subsidiaries or among the Company’s Subsidiaries, there are no outstanding options or rights of first refusal in favor of any other party to purchase any Company Owned Real Property or any portion thereof or interest therein that would reasonably be expected to adversely affect the existing use of the Company Owned Real Property by the Company in the operation of its business thereon, and (iii) neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of a Company Owned Real Property or Company Leased Real Property that would reasonably be expected to adversely affect the existing use of such Company Owned Real Property or Company Leased Real Property by the Company or its Subsidiaries in the operation of its business thereon.

(c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) each of the Company and its Subsidiaries has such Rights-of-Way that are necessary for the Company and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated, and each such Right-of-Way is valid and free and clear of all Liens (other than Company Permitted Liens); (ii) the Company and its Subsidiaries conduct their businesses in a manner that does not violate any of the Rights-of-Way; (iii) the Company and its Subsidiaries have fulfilled and performed all of their obligations with respect to such Rights-of-Way; and (iv) neither the Company nor any of its Subsidiaries has received written notice of, and, to the knowledge of the Company, there does not exist, the occurrence of any ongoing event or circumstance that allows, or after the giving of notice or the passage of time, or both, would allow the limitation, revocation or termination of any Right-of-Way or would result in any impairment of the rights of the Company and its Subsidiaries in and to any such Rights-of-Way. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, all pipelines operated by the Company and its Subsidiaries are subject to all Rights-of-Way that are necessary for the Company and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated, and there are no gaps (including any gap arising as a result of any breach by the Company or any of its Subsidiaries of the terms of any Rights-of-Way) in such Rights-of-Way that would prevent the Company and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated.

Section 3.17 Insurance. The Company and its Subsidiaries maintain insurance in such amounts and against such risks substantially as the Company believes to be customary for the industries in which it and its Subsidiaries operate. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received notice of any pending or, to the knowledge of the Company, threatened cancellation or premium increase (retroactive or otherwise) with respect to any such insurance policy, and each of its Subsidiaries is in compliance with all conditions contained therein.

Section 3.18 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof and the various assumptions and limitations set forth therein, the Merger Consideration to be received in the Merger by holders of Company Common Stock (other than Cancelled Shares, Subsidiary Shares and Dissenting Shares) is fair, from a financial point of view, to such holders. The Company shall, promptly following the execution of this Agreement by all parties, furnish an accurate and complete copy of said opinion to ETP solely for informational purposes.

Section 3.19 Material Contracts. (a) Except for this Agreement, the Company Benefit Plans and agreements filed as exhibits to the Company SEC Documents, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any Contract that (A) expressly imposes any material restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other person or acquire or dispose of the securities of another person or (B) contains an exclusivity or “most favored nation” clause that restricts the business of the Company or any of its Subsidiaries in a material manner;

(iii) any mortgage, note, debenture, indenture, security agreement, guaranty, pledge or other agreement or instrument evidencing indebtedness for borrowed money or any guarantee of such indebtedness of the Company or any of its Subsidiaries in an amount in excess of $10 million;

(iv) any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between the Company and its Subsidiaries or among the Company’s Subsidiaries;

(v) any Contract expressly limiting or restricting the ability of the Company or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;

(vi) any acquisition Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations, that could reasonably be expected to result in payments after the date hereof by the Company or any of its Subsidiaries in excess of $20 million; and

(vii) any material lease or sublease with respect to a Company Leased Real Property.

All contracts of the types referred to in clauses (i) through (vii) above are referred to herein as “Company Material Contracts” As used herein, “Contract” shall mean any agreement, contract, obligation, promise, understanding or undertaking (whether written or oral) that is legally binding.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract, (ii) to the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract and (iii) each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Remedies Exceptions.

Section 3.20 Finders or Brokers. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 3.21 State Takeover Statutes. (a) Assuming ETP is not an “interested stockholder” under Section 203 of the DGCL, the Company Stockholder Approval is the only vote of holders of securities of the Company which is required to approve this Agreement and the Merger, (b) the action of the Board of Directors of the Company in approving this Agreement is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL and (c) no other Takeover Laws are applicable to the Merger, this Agreement, or any of the transactions contemplated hereby and thereby. As used in this Agreement, “Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations.

Section 3.22 No Additional Representations. (a) The Company acknowledges that neither the ETP Parties nor Merger Sub makes any representation or warranty as to any matter whatsoever except as expressly set forth in Article IV or in any certificate delivered by ETP or Merger Sub to the Company in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that neither the ETP Parties nor Merger Sub makes any representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to the Company (or any of their respective affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of ETP and its Subsidiaries or (b) the future business and operations of ETP and its Subsidiaries, and the Company has not relied on such information or any other representation or warranty not set forth in Article IV.

(b) The Company has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of ETP and its Subsidiaries and acknowledges that the Company has been provided access for such purposes. Except for the representations and warranties expressly set forth in Article IV or in any certificate delivered to the Company by ETP and Merger Sub in accordance with the terms hereof, in entering into this Agreement, the Company has relied solely upon its independent investigation and analysis of ETP and ETP’s Subsidiaries, and the Company acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by ETP, its Subsidiaries, or any of their respective affiliates, stockholders, controlling persons or representatives that are not expressly set forth in Article IV or in any certificate delivered by ETP or Merger Sub to the Company, whether or not such representations, warranties or statements were made in writing or orally. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV or in any certificate delivered by ETP or Merger Sub to the Company, (i) the ETP Parties do not make, or have not made, any representations or warranties relating to themselves or their businesses or otherwise in connection with the transactions contemplated hereby and the Company is not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no person has been authorized by the ETP Parties to make any representation or warranty relating to themselves or their business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company or any of its representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article IV.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE ETP PARTIES AND MERGER SUB

Except as disclosed in the ETP SEC Documents (excluding any disclosures set forth in any such ETP SEC Document under the heading “Risk Factors” or in any section relating to forward-looking statements), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or in the disclosure schedule delivered by ETP to the Company immediately prior to the execution of this Agreement (the “ETP Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), ETP, Parent, HHI, and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Qualification, Organization, Subsidiaries, etc. (a) Each of Parent, ETP and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not have, individually or in the aggregate, an ETP Material Adverse Effect. Each of the ETP Parties and their Subsidiaries is qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, an ETP Material Adverse Effect.

(b) As used in this Agreement, a “ETP Material Adverse Effect” means an event, change, effect, development or occurrence that has had, or is reasonably likely to have, a material adverse effect on the business, financial condition or continuing results of operations of ETP and its Subsidiaries, taken as a whole, other than any event, change, effect, development or occurrence: (i) in or generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world, so long as such event, change, effect, development or occurrence does not disproportionately affect ETP and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which ETP and its Subsidiaries operate, or (ii) resulting from or arising out of (A) any changes or developments in the industries in which ETP or any of its Subsidiaries conducts its business, (B) any changes or developments in prices for oil, natural gas or other commodities or for ETP’s raw material inputs and end products, (C) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of ETP or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Merger or any of the other transactions contemplated by this Agreement), (D) any taking of any action at the request of the Company, (E) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (F) any changes in GAAP or accounting standards or interpretations thereof, (G) earthquakes, any weather-related or other force majeure event or natural disasters or outbreak or escalation of hostilities or acts of war or terrorism, (H) any failure by ETP to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (H) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, an ETP Material Adverse Effect so long as it is not otherwise excluded by this definition) or (I) any changes in the share price or trading volume of the Common Units or in ETP’s credit rating (provided that the exception in this clause (I) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change has resulted in, or contributed to, an ETP Material Adverse Effect so long as it is not otherwise excluded by this definition); except, in each case with respect to subclauses (A)-(B) and (E)-(F) of this clause (ii), to the extent disproportionately affecting ETP and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which ETP and its Subsidiaries operate.

(c) ETP has made available to the Company prior to the date of this Agreement a true and complete copy of (i) the Certificate of Limited Partnership of ETP (the “ETP Certificate of Limited Partnership”), and (ii) the Second Amended and Restated Agreement of Limited Partnership of ETP (as amended by Amendments No. 1, No. 2, No. 3, No. 4, No. 5 and No. 6 thereto, the “ETP Partnership Agreement” and together with the ETP Certificate of Limited Partnership, the “ETP Organizational Documents”), in each case, as amended through the date hereof, and promptly upon request, ETP will make available to the Company the certificate of incorporation, certificate of limited partnership, certificate of formation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents of each material Subsidiary of ETP.

Section 4.2 Equity Interests. (a) The authorized equity interests of ETP consist of Common Units, Class E Units representing limited partner interests in ETP (“Class E Units”), Class G Units representing limited partner interests in ETP (“Class G Units”), Class H Units representing limited partner interests in ETP (“Class H Units”), the Incentive Distribution Rights (as defined in the ETP Partnership Agreement, “ETP IDRs”) and a general partner interest in ETP (“General Partner Interest”). As of April 25, 2014, the issued and outstanding limited partner interests and general partner interests of ETP consisted of (i) 8,853,832 Class E Units, (ii) 90,706,000 Class G Units, (iii) 50,106,000 Class H Units, (iv) 318,500,491 Common Units, (v) the ETP IDRs, and (vi) an approximate 1.0 % General Partner Interest. As of April 25, 2014, 6,800,000 Common Units were issuable pursuant to employee and director equity plans of ETP (the “ETP Equity Plans”), of which amount 3,143,023 Common Units were subject to outstanding awards under the ETP Equity Plans. All outstanding equity securities of ETP are duly authorized, validly issued, fully paid (to the extent required by the ETP Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and free of preemptive rights (except as set forth in the ETP Partnership Agreement).

(b) Except as set forth in Section 4.2(b) of the ETP Disclosure Schedule (and other than Common Units issuable pursuant to the terms of outstanding awards under the ETP Equity Plans) or in the Third Amended and Restated Agreement of Limited Partnership of Sunoco Logistics Partners L.P., a Delaware limited partnership (“Sunoco MLP”) dated as of January 26, 2010 (the “Sunoco MLP Partnership Agreement”), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which ETP or any of its Subsidiaries is a party (i) obligating ETP or any of its Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any Common Units, Class E Units, Class G Units, Class H Units or other equity interests of ETP or any Subsidiary of ETP or securities convertible into or exchangeable for such partnership units or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such partnership units or other equity interests, (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or

(E) make any payment to any person the value of which is derived from or calculated based on the value of Common Units, Class E Units, Class G Units, Class H Units or other equity interests of ETP, or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by ETP or its Subsidiaries.

(c) Neither ETP nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the unitholders of ETP on any matter.

(d) There are no voting trusts or other agreements or understandings to which ETP or any of its Subsidiaries is a party with respect to the voting or registration of equity securities of ETP or any of its Subsidiaries.

(e) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by ETP and/or HHI. Merger Sub has no outstanding option, warrant, right or any other agreement pursuant to which any person other than ETP may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(f) When issued pursuant to the terms hereof, all outstanding Common Units constituting any part of the Merger Consideration will be duly authorized, validly issued, fully paid (to the extent required under the ETP Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and free of preemptive rights (except as set forth in the ETP Partnership Agreement).

(g) ETP or a Subsidiary of ETP owns, directly or indirectly, all of the issued and outstanding equity interests of each Subsidiary of ETP (other than Sunoco MLP and its subsidiaries), free and clear of any Liens other than ETP Permitted Liens, and all of such equity interests are duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act or Sections 18-607 and 18-804 of the Delaware LLC Act) and free of preemptive rights. Except for equity interests in ETP’s Subsidiaries, neither ETP nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person), or has any obligation to acquire any such equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(h) As used in this Agreement, “ETP Permitted Lien” means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet delinquent, being contested in good faith or for which adequate accruals or reserves have been established, (ii) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (iii) arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iv) not created by ETP or its Subsidiaries that affect the underlying fee interest of an ETP Leased Real Property, (v) that is disclosed on the most recent consolidated balance sheet of ETP included in the ETP SEC Documents or notes thereto or securing liabilities reflected on such balance sheet, (vi) arising under or pursuant to the ETP Organizational Documents or the organizational documents of any ETP Subsidiary, (vii) created pursuant to the agreements set forth on Section 4.2(h) of the ETP Disclosure Schedule, (viii) grants to others of Rights-of-Way, surface leases, crossing rights and amendments, modifications, and releases of Rights-of-Way, easements and surface leases in the ordinary course of business, (ix) with respect to Rights-of-Way, restrictions on the exercise of any of the rights under a granting instrument that are set forth therein or in another executed agreement, that is of public record or to which ETP or any of its Subsidiaries otherwise has access, between the parties thereto,

(x) which an accurate up-to-date survey would show, (xi) resulting from any facts or circumstances relating to the Company or its affiliates, or (xii) that does not and would not reasonably be expected to materially impair the continued use of an ETP Owned Real Property or an ETP Leased Real Property as currently operated.

Section 4.3 Partnership / Corporate Authority Relative to this Agreement; No Violation. (a) Each of the ETP Parties, HHI and Merger Sub has the requisite partnership or corporate power and authority to enter into this Agreement and each other document to be entered into by the ETP Parties and Merger Sub in connection with the transactions contemplated hereby (together with this Agreement, the “ETP Transaction Documents”). (i) The execution and delivery of this Agreement and the other ETP Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Parent, Parent GP, ETP, HHI, the Board of Directors of Parent GP, the Board of Directors of Merger Sub, the Board of Directors of HHI and ETP, as the sole stockholder of Merger Sub; (ii) the execution and delivery of this Agreement and the Partnership Agreement Amendment and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of LE GP, LLC on behalf of LE GP, LLC, in its capacity as the general partner of ETE, in ETE’s capacity as the sole member of Parent GP, in its capacity as the general partner of Parent; and (iii) no other entity or equity-holder proceedings on the part of ETE, the ETP Parties, HHI, Merger Sub or their respective equity holders are necessary to authorize the consummation of the transactions contemplated hereby. Parent has approved the execution and delivery of this Agreement and the ETP Transaction Documents and the transactions contemplated hereby and thereby, including the Merger, the issuance of Common Units (the “Unit Issuance”) in connection with the Merger and the Partnership Agreement Amendment. No vote of holders of securities of ETP, ETE or any ETP Party is required to approve the Merger, the Unit Issuance or the execution of the Partnership Agreement Amendment, and no vote of the holders of any class of ETP equity holders is necessary to approve this Agreement or the transactions contemplated hereby, including the Merger, the Unit Issuance and the execution of the Partnership Agreement Amendment, in each case, other than the approval of and action by Parent, and such approval of and action by Parent has been obtained. Each of the ETP Transaction Documents has been duly and validly executed and delivered by the ETP Parties, HHI and Merger Sub, as applicable, and, assuming each such ETP Transaction Document constitutes the legal, valid and binding agreement of the counterparty thereto, each of the ETP Transaction Documents constitutes the legal, valid and binding agreement of each of the ETP Parties, HHI and Merger Sub and is enforceable against the ETP Parties, HHI and Merger Sub in accordance with its terms.

(b) Other than in connection with or in compliance with (i) Section 251 of the DGCL, (ii) the Exchange Act, and the rules promulgated thereunder, (iii) the Securities Act, and the rules promulgated thereunder, (iv) applicable state securities, takeover and “blue sky” laws, (v) the rules and regulations of the NYSE, (vi) the HSR Act and any antitrust, competition or similar laws outside of the United States and (vii) the approvals set forth in Section 4.3(b) of the ETP Disclosure Schedule (collectively, the “ETP Approvals”), and, subject to the accuracy of the representations and warranties of the Company in Section 3.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by the ETP Parties, HHI or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement or have, individually or in the aggregate, an ETP Material Adverse Effect.

(c) The execution and delivery by the ETP Parties, HHI and Merger Sub of this Agreement do not, and (assuming the ETP Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of ETP or any of its Subsidiaries to own or use any assets required for the conduct their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon ETP or any of its Subsidiaries or result in the creation of any Liens other than ETP Permitted Liens, in each case, upon any of the properties or assets of ETP or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended or restated, of ETP or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, except in the case of clauses (i) and (iii) for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens as would not have, individually or in the aggregate, an ETP Material Adverse Effect.

Section 4.4 Reports and Financial Statements. (a) ETP and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since January 1, 2012 (all such documents and reports filed or furnished by ETP or any of its Subsidiaries, the “ETP SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the ETP SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the ETP SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in the ETP SEC Documents as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date.

(b) The consolidated financial statements (including all related notes and schedules) of ETP included in the ETP SEC Documents fairly present in all material respects the consolidated financial position of ETP and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.5 Internal Controls and Procedures. ETP has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. ETP’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by ETP in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of Parent as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. ETP’s management has completed an assessment of the effectiveness of ETP’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2013, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of Parent has disclosed to ETP’s auditors and the audit committee of the Board of Directors of Parent GP (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect ETP’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in ETP’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to the Company prior to the date hereof.

Section 4.6 No Undisclosed Liabilities. Except (a) as reflected or reserved against in ETP’s consolidated balance sheets as of December 31, 2013 (the “ETP Balance Sheet Date”) (including the notes thereto) included in the ETP SEC Documents, (b) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, (c) for liabilities and obligations incurred since the ETP Balance Sheet Date in the ordinary course of business and (d) for liabilities and obligations that have been discharged or paid in full, neither ETP nor any Subsidiary of ETP has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of ETP and its consolidated Subsidiaries (including the notes thereto), other than those which would not have, individually or in the aggregate, an ETP Material Adverse Effect.

Section 4.7 Compliance with Law; Permits. (a) ETP and its Subsidiaries are in compliance with, and are not in default under or in violation of, any applicable Law, except where such non-compliance, default or violation would not have, individually or in the aggregate, an ETP Material Adverse Effect. Since January 1, 2012, neither ETP nor any of its Subsidiaries has received any written notice or, to ETP’s knowledge, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not have, individually or in the aggregate, an ETP Material Adverse Effect.

(b) ETP and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities, and all rights under any ETP Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for ETP and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “ETP Permits”), except where the failure to have any of the ETP Permits or to have filed such tariffs, reports, notices or other documents would not have, individually or in the aggregate, an ETP Material Adverse Effect. All ETP Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in modification, termination or revocation thereof, except where the failure to be in full force and effect or any modification, termination, or revocation thereof would not have, individually or in the aggregate, an ETP Material Adverse Effect. ETP is, and each of its Subsidiaries is, in compliance in all respects with the terms and requirements of such ETP Permits, except where the failure to be in compliance would not have, individually or in the aggregate, an ETP Material Adverse Effect.

Section 4.8 Environmental Laws and Regulations. Except as would not have, individually or in the aggregate, an ETP Material Adverse Effect: (i) there are no investigations, actions, suits or proceedings (whether administrative or judicial) pending, or to the knowledge of ETP, threatened against ETP or any of its Subsidiaries or any person or entity whose liability ETP or any of its Subsidiaries has retained or assumed either contractually or by operation of law, alleging non-compliance with or other liability under any Environmental Law and, to the knowledge of ETP, there are no existing facts or circumstances that would reasonably be expected to give rise to any such action, suit or proceeding, (ii) ETP and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity, since January 1, 2011 have been, in compliance with all Environmental Laws, (iii) there has been no release of Hazardous Materials at any real property currently owned, leased or operated by ETP or any Subsidiary of ETP or, to the knowledge of ETP, formerly owned, leased or operated by ETP or any Subsidiary of ETP, (iv) ETP is not party to any order, judgment or decree that imposes any obligation under any Environmental Law, (v) there have been no ruptures or explosions in ETP’s Systems resulting in claims for personal injury, loss of life or material property damage, except to the extent any claims related to such ruptures have been resolved and (vi) there are no defects, corrosion or other damage to any of ETP’s Systems that would reasonably be expected to result in a pipeline integrity failure.

Section 4.9 Employee Benefit Plans. (a) Except as would not have, individually or in the aggregate, an ETP Material Adverse Effect, (i) each Benefit Plan sponsored, maintained, contributed to or required to be contributed to by ETP, any of its Subsidiaries, or any of their ERISA Affiliates, or under which ETP, any of its Subsidiaries or any of their ERISA Affiliates may have any liability (contingent or otherwise) (the “ETP Benefit Plans”) has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, and (ii) all contributions required to be made under the terms of any ETP Benefit Plan have been timely made or, if not yet due, have been properly reflected in the ETP’s financial statements in accordance with GAAP. Any ETP Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter or equivalent opinion letter from the Internal Revenue Service.

(b) (i) Neither ETP, its Subsidiaries nor any of their ERISA Affiliates maintains, contributes to or is required to contribute to, or has in the past six years maintained, contributed to or been required to contribute to, any Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) none of the ETP Benefit Plans is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (within the meaning of Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA), and (iii) neither ETP, its Subsidiaries nor any of their ERISA Affiliates has during the past six years maintained or contributed to, or been required to contribute to, or otherwise had any obligation or liability in connection with, such a multiple employer plan or multiemployer plan.

(c) All grants of ETP equity awards were validly made and properly approved by the Board of Directors of Parent GP (or a duly authorized committee or subcommittee thereof) in compliance in all material respects with all applicable Laws and the terms of the applicable ETP Equity Plan.

Section 4.10 Absence of Certain Changes or Events. (a) From the ETP Balance Sheet Date through the date of this Agreement, the businesses of ETP and its Subsidiaries have been conducted in all material respects in the ordinary course of business.

(b) From the ETP Balance Sheet Date through the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, an ETP Material Adverse Effect.

(c) From the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, an ETP Material Adverse Effect.

Section 4.11 Investigations; Litigation. Except as would not, individually or in the aggregate, have an ETP Material Adverse Effect, (a) there is no investigation or review pending (or, to the knowledge of ETP, threatened) by any Governmental Entity with respect to ETP or any of its Subsidiaries, (b) there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of law pending (or, to the knowledge of ETP, threatened) against or affecting ETP or any of its Subsidiaries, or any of their respective properties and (c) there are no orders, judgments or decrees of, or before, any Governmental Entity against ETP or any of its Subsidiaries.

Section 4.12 Information Supplied. None of the information provided in writing by ETP or its Subsidiaries specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Proxy Statement/Prospectus will, at the date it is first mailed to the Company’s stockholders and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus and the Form S-4 (solely with respect to the portion thereof based on information supplied by the Company for inclusion or incorporation by reference therein, with respect to which no representation is made by ETP or any of its Subsidiaries) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing provisions of this Section 4.12, no representation or warranty is made by ETP with respect to information or statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus that were not specifically supplied in writing by or on behalf of ETP.

Section 4.13 Tax Matters. Except as would not have, individually or in the aggregate, an ETP Material Adverse Effect:

(a) ETP and its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by or with respect to ETP or any of its Subsidiaries, and all such Tax Returns are true, correct and complete, (ii) have duly and timely paid all Taxes due and payable (whether or not shown on such Tax Returns), (iii) withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, unit holder or other third party, and (iv) have not received written notice of any deficiencies for any Tax from any taxing authority against ETP or any of its Subsidiaries, except, in each case, with respect to matters contested in good faith or for which adequate reserves, in accordance with GAAP, are reflected in the ETP SEC Documents. ETP and its Subsidiaries have adequate reserves, in accordance with GAAP, on the financial statements included in the ETP SEC Documents for Taxes payable by ETP and its Subsidiaries for all taxable periods and portions thereof through the date of the most recent quarterly or annual report included in the ETP SEC Documents. Since the date of the most recent quarterly or annual report included in the ETP SEC Documents, neither ETP nor any of its Subsidiaries have incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(b) Neither ETP nor any of its Subsidiaries is the subject of any currently ongoing tax audit or other proceeding with respect to Taxes nor has any Tax audit or other proceeding with respect to Taxes been proposed against any of them in writing. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any Tax. There are no currently effective waivers of any statute of limitations in respect of Taxes or extensions of time with respect to a Tax assessment or deficiency of ETP or any of its Subsidiaries. There are no Liens for Taxes on any of the assets of ETP or any of its Subsidiaries, other than any Lien for Taxes not yet delinquent, being contested in good faith or for which adequate accruals or reserves have been established, in accordance with GAAP, in the ETP SEC Documents. No claim has been made in writing in the past three years by a taxing authority of a jurisdiction where ETP or one of its Subsidiaries has not filed Tax Returns claiming that ETP or such Subsidiary is or may be subject to taxation by that jurisdiction.

(c) Neither ETP nor any of its Subsidiaries is obligated by any written contract or agreement to indemnify any other person (other than ETP and its Subsidiaries) with respect to Taxes (excluding customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes). Neither ETP nor any of its Subsidiaries is a party to or bound by any written Tax allocation, indemnification or sharing agreement (other than an agreement solely between or among ETP and/or its Subsidiaries and excluding customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes). Neither ETP nor any of its Subsidiaries is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction) or as a transferee or successor for any Tax of any person other than ETP and its Subsidiaries.

(d) Neither ETP nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two (2) years.

(e) Neither ETP nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(f) ETP has, at all times since its formation, been classified for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation. ETP is not, for U.S. federal income tax purposes, a partnership that would be treated as an investment company (within the meaning of Section 351) if the partnership were incorporated.

Section 4.14 Insurance. ETP and its Subsidiaries maintain insurance in such amounts and against such risks substantially as ETP believes to be customary for the industries in which it and its Subsidiaries operate. Except as would not have, individually or in the aggregate, an ETP Material Adverse Effect, neither ETP nor any of its Subsidiaries has received notice of any pending or, to the knowledge of ETP, threatened cancellation or premium increase (retroactive or otherwise) with respect to any such insurance policy, and each of its Subsidiaries is in compliance with all conditions contained therein.

Section 4.15 Opinion of Financial Advisor. The Board of Directors of Parent GP has received the opinion of Morgan Stanley & Co. Incorporated to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Merger Consideration is fair, from a financial point of view, to ETP.

Section 4.16 Material Contracts. (a) Except for this Agreement, the ETP Benefit Plans and agreements filed as exhibits to ETP SEC Documents, as of the date of this Agreement, neither ETP nor any of its Subsidiaries is a party to or bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any mortgage, note, debenture, indenture, security agreement, guaranty, pledge or other agreement or instrument evidencing indebtedness for borrowed money or any guarantee of such indebtedness of the ETP or any of its Subsidiaries in an amount in excess of $100 million;

(iii) any Contract expressly limiting or restricting the ability of the Company or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be; and

(iv) any acquisition Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations, that could reasonably be expected to result in payments after the date hereof by ETP or any of its Subsidiaries in excess of $100 million.

All contracts of the types referred to in clauses (i) through (iv) above are referred to herein as “ETP Material Contracts.”

(b) Except as would not have, individually or in the aggregate, an ETP Material Adverse Effect, (i) neither ETP nor any Subsidiary of ETP is in breach of or default under the terms of any ETP Material Contract, (ii) to the knowledge of ETP, no other party to any ETP Material Contract is in breach of or default under the terms of any ETP Material Contract and (iii) each ETP Material Contract is a valid and binding obligation of ETP or the Subsidiary of ETP which is party thereto and, to the knowledge of ETP, of each other party thereto, and is in full force and effect, subject to the Remedies Exceptions.

Section 4.17 Finders or Brokers. Except for Barclays Capital Inc., Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated, neither the ETP Parties nor any of ETP’s Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.18 Lack of Ownership of Company Common Stock. Neither ETP nor any of its Subsidiaries nor any “affiliate” or “associate” of ETP or any of its Subsidiaries (as such terms are defined in Section 203 of the DGCL) beneficially owns (or has beneficially owned in the past three years) directly or indirectly, any Shares or other securities convertible into, exchangeable for or exercisable for Shares or any securities of any Subsidiary of the Company (including for purposes of Section 203 of the DGCL), and neither ETP nor any of its Subsidiaries has any rights to acquire any Shares except pursuant to this Agreement. Except for the Support Agreements, there are no voting trusts or other agreements or understandings to which ETP or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 4.19 Financing. Assuming the satisfaction of the closing conditions set forth in Section 6.3 and the accuracy of the representations and warranties set forth in Section 3.2, then, as of the Closing, ETP and Merger Sub will have, immediately available to them cash and funds to consummate the Merger and the other transactions contemplated hereby and required for the satisfaction of all of ETP’s and Merger Sub’s payment obligations under this Agreement, including the payment of the full Merger Consideration and the consideration in respect of the Company Stock Awards and other equity-based awards under Section 5.6 and to fund any required refinancings or repayments of any existing indebtedness of ETP, the Company or any of its Subsidiaries that may be required as a result of the Merger and to pay all related fees and expenses of ETP and its Subsidiaries.

Section 4.20 No Additional Representations. (a) The ETP Parties, HHI and Merger Sub acknowledge that the Company does not make any representation or warranty as to any matter whatsoever except as expressly set forth in Article III or in any certificate delivered by the Company to the ETP Parties, HHI or Merger Sub in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that the Company makes no representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to the ETP Parties, HHI or Merger Sub (or any of their respective affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (b) the future business and operations of the Company and its Subsidiaries, and none of the ETP Parties, HHI or Merger Sub has relied on such information or any other representations or warranties not set forth in Article III.

(b) The ETP Parties, HHI and Merger Sub have conducted their own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledge that ETP, HHI and Merger Sub have been provided access for such purposes. Except for the representations and warranties expressly set forth in Article III or in any certificate delivered to the ETP Parties, HHI and Merger Sub by the Company in accordance with the terms hereof, in entering into this Agreement, each of the ETP Parties, HHI and Merger Sub have relied solely upon its independent investigation and analysis of the Company and the Company’s Subsidiaries, and the ETP Parties, HHI and Merger Sub acknowledge and agree that they have not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, its Subsidiaries, or any of their respective affiliates, stockholders, controlling persons or representatives that are not expressly set forth in Article III or in any certificate delivered by ETP to the Company, whether or not such representations, warranties or statements were made in writing or orally. The ETP Parties, HHI and Merger Sub acknowledge and agree that, except for the representations and warranties expressly set forth in Article III or in any certificate delivered by the Company to the ETP Parties, HHI or Merger Sub, (i) the Company does not make, or has not made, any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated hereby and the ETP Parties, HHI and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by the ETP Parties, HHI or Merger Sub as having been authorized by the Company, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the ETP Parties, HHI or Merger Sub or any of their representatives are not and shall not be deemed to be or include representations or warranties of the Company unless any such materials or information is the subject of any express representation or warranty set forth in Article III.

ARTICLE V.

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company. (a) From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, (ii) as may

be agreed in writing by ETP (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement, or (iv) as set forth in Section 5.1(a) of the Company Disclosure Schedule, the Company covenants and agrees that the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business, and shall use commercially reasonable efforts to preserve intact their present lines of business, maintain their rights, franchises and Company Permits and preserve their relationships with customers and suppliers; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) The Company agrees with ETP, on behalf of itself and its Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, (ii) as may be consented to by ETP (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement, or (iv) as set forth in Section 5.1(b) of the Company Disclosure Schedule, the Company:

(A) shall not adopt any amendments to its articles of incorporation or by-laws or similar applicable charter documents, and shall not permit any of its Subsidiaries to adopt any amendments to its articles of incorporation or by-laws or similar applicable charter documents;

(B) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(C) except in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries that is not wholly owned by the Company or wholly owned Subsidiaries of any such Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except (1) dividends or distributions by any Subsidiaries only to the Company or to any Subsidiary of the Company in the ordinary course of business, (2) dividends or distributions required under the applicable organizational documents of such entity in effect on the date of this Agreement; provided, however, that Susser MLP shall not pay any distributions other than regular quarterly distributions with customary record and payment dates on the Susser MLP Common Units, and such distributions shall not exceed an amount for any quarter in excess of 103.5% of the amount distributed for the immediately preceding quarter and shall be paid only from Available Cash from Operating Surplus (as defined in the Susser MLP Partnership Agreement), as such distributions may be adjusted as described in Section 5.1(b) of the Company Disclosure Schedule, and (3) regular quarterly cash distributions with customary record and payment dates on the Susser MLP IDRs as required by the Susser MLP Partnership Agreement;

(D) shall not, and shall not permit any of its material Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Merger and other than any mergers, consolidations, restructurings or reorganizations solely among the Company and its Subsidiaries or among the Company’s Subsidiaries;

(E) shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person, except (1) of the category and nature contemplated by, and in an aggregate amount not exceeding the aggregate amount provided in, the Company’s fiscal 2014 budget and capital expenditure plan, previously provided to ETP (the “Company 2014 Budget”) (whether or not such acquisition, loan, advance, capital contribution or investment is made during the 2014 fiscal year), (2) as made in connection with any transaction among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries or (3) acquisitions, loans, advances, capital contributions or investments in the ordinary course of business that do not to exceed $25 million in the aggregate; provided, however, that the Company shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make loans, advances or capital contributions to, or investments in, any other person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger;

(F) shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, or otherwise dispose of any properties or non-cash assets, except (1) sales, transfers and dispositions of obsolete or worthless equipment, (2) sales, transfers and dispositions of inventory, gasoline, distillates and other refined products in the ordinary course of business, (3) sales, leases, transfers or other dispositions made in connection with any transaction among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (4) leases or dispositions of any properties or assets by the Company or any of its wholly owned Subsidiaries to Susser MLP or any of its wholly owned Subsidiaries, (5) sales, leases, transfers or other dispositions in the ordinary course of business that do not to exceed $10 million in the aggregate, (6) sales, leases, transfers or other dispositions of non-operating properties and (7) sales of store locations to dealers, and leases of locations to independent operators on a consignment basis, in each case in the ordinary course of business and in connection with which the Company retains a fuel supply agreement;

(G) shall not, and shall not permit any of its Subsidiaries to, authorize any capital expenditures, except for (1) expenditures of the category and nature contemplated by, and in an aggregate amount not exceeding the aggregate amount provided in, the Company 2014 Budget (whether or not such capital expenditure is made during the 2014 fiscal year), (2) expenditures made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise, (3) expenditures in connection with any action permitted by clause (E) above and (4) any expenditures by Susser MLP (x) in the ordinary course of business or (y) of the category and nature contemplated by, and in an aggregate amount not exceeding the aggregate amount provided in, the Susser MLP’s fiscal 2014 budget and capital expenditure plan, previously provided to ETP;

(H) except as required by any Company Benefit Plan as in effect on the date of this Agreement (or as modified in compliance with this Agreement), shall not, and shall not permit any of its Subsidiaries to, (1) increase the compensation or other benefits payable or provided to the Company’s directors, officers, employees or other service providers, other than customary increases in the ordinary course of business consistent with past practice, (2) enter into or amend any employment, change of control, severance or retention agreement with any director, officer or key employee of the Company, except (x) for agreements entered into with any newly hired employees who are not officers or (y) for severance agreements entered into with employees who are not officers in connection with terminations of employment, in each case, in the ordinary course of business consistent with past practice, (3) establish, adopt, enter into, terminate or amend any plan, policy, program or arrangement for the benefit of any current or former directors, officers or employees of the Company (or any of its Subsidiaries) or any of their beneficiaries, except as permitted pursuant to clause (2) above or in the ordinary course of business consistent with past practice as would not result in a material increase in cost to the Company; provided, however, that the foregoing exception shall not apply to any equity based plan, policy, program or arrangement (or award under any of the foregoing), (4) establish, adopt, enter into or amend any employee benefit plan, policy, program or arrangement that would result in additional payments, funding or vesting in connection with the transactions contemplated by this Agreement, except as permitted pursuant to clause (2) above, (5) enter into, terminate or amend any material collective bargaining agreements, (6) make any change in the key management structure of the Company or any of its material Subsidiaries, including the hiring of additional officers or the termination of existing officers, or (7) enter into or make any loans or advances to any of its officers, directors, employees, agents, or consultants (other than loans or advances for travel or reasonable business expenses);

(I) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(J) shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing Company Benefit Plans (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (1) issuances of shares of Company Common Stock pursuant to the terms of the Company ESPP as in effect on the date hereof or issuances of shares of Company Common Stock or common units in Susser MLP in respect of the exercise or settlement of any Company Equity Awards, awards permitted under the Company 2013 EIP pursuant to this Section 5.1(b), or phantom units in Susser MLP outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 5.1(b), (2) the sale of shares of Company Common Stock pursuant to the exercise of Company Options if necessary to effectuate an option direction upon exercise or for withholding of Taxes, or (3) for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(K) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of any of them or any rights, warrants or options to acquire any such shares, except for transactions among the Company and its Subsidiaries or among the Company’s Subsidiaries;

(L) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness, except (1) for any indebtedness incurred under the Susser Credit Agreement or the Susser MLP Credit Agreement in the ordinary course of business and in a manner consistent with past practice, (2) for any indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (3) for any indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness on substantially the same or more favorable terms to the Company than such existing indebtedness, (4) for any guarantees by the Company of indebtedness of Subsidiaries of the Company or guarantees by the Company’s Subsidiaries of indebtedness of the Company or any Subsidiary of the Company, which indebtedness is incurred in compliance with this Section 5.1(b) and (5) with respect to any indebtedness not in accordance with clauses (1) through (4), for any indebtedness not to exceed $10 million in aggregate principal amount outstanding at the time incurred by the Company or any of its Subsidiaries; provided, however, that in the case of each of clauses (1) through (5) such indebtedness does not impose or result in any additional restrictions or limitations that would be material to the Company and its Subsidiaries, or, following the Closing, ETP and its Subsidiaries, other than any obligation to make payments on such indebtedness and other than any restrictions or limitations to which the Company or any Subsidiary is currently subject under the terms of any indebtedness outstanding as of the date hereof;

(M) other than in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries to, modify, amend or terminate, or waive any rights under any Company Material Contract or under any Company Permit, in a manner or with an effect that is materially adverse to the Company and its Subsidiaries, taken as a whole;

(N) shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises (1) equal to or lesser than the amounts reserved with respect thereto on the balance sheet as of the Company Balance Sheet Date included in the Company SEC Documents or (2) that do not exceed $10 million in the aggregate, except for waivers, releases, assignments, settlements or compromises (A) in the ordinary course of business or (B) for amounts that are fully covered by the Company’s or its Subsidiaries’ insurance policies;

(O) shall not make, revoke or amend any material Tax election, enter into any closing agreement, settlement or compromise of any claim or assessment with respect to any material Tax liability (except as otherwise reserved for in the Company’s consolidated balance sheet as of December 29, 2013), amend any material Tax Return, or surrender a claim for a material refund of Taxes, except, in each case, if such actions would not increase the Tax liability of the Company and its Subsidiaries by a material amount;

(P) take any action or fail to take any action that would reasonably be expected to cause Susser MLP to be treated, for U.S. federal income tax purposes, as a corporation;

(Q) except as otherwise permitted by this Agreement or for transactions between the Company and its Subsidiaries or among the Company’s Subsidiaries, shall not, and shall not permit any of its Subsidiaries, to prepay, redeem, repurchase, defease, cancel or otherwise acquire any indebtedness or guarantees thereof of the Company or any Subsidiary, other than (1) at stated maturity, (2) any required amortization payments and mandatory prepayments (including mandatory prepayments arising from any change of control put rights to which holders of such indebtedness or guarantees thereof may be entitled), in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date hereof and (3) prepayments of borrowings under the Susser Credit Agreement or the Susser MLP Revolving Credit Agreement, provided that any such prepayments shall not cause the aggregate outstanding consolidated indebtedness of Susser MLP and its Subsidiaries that is recourse to the Company pursuant to Section 752 of the Code and the Treasury Regulations thereunder to be less than $180.7 million.

(R) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to clauses (A) through (Q) of this Section 5.1(b).

(c) Notwithstanding anything to the contrary, with respect to Susser MLP and its Subsidiaries, the Company’s obligations under this Section 5.1 to take an action or not to take an action shall only apply to the extent such obligation is permitted by the organizational documents of Susser MLP and its Subsidiaries and to the extent permitted by the Company’s or its Subsidiaries’ duties (fiduciary or otherwise) to Susser MLP or any of its equity holders.

Section 5.2 Conduct of Business by the ETP Parties. (a) From and after the date hereof until the earlier of the Effective Time and the Termination Date, and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to ETP or any of its Subsidiaries, (ii) as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement or (iv) as set forth in Section 5.2(a) of the ETP Disclosure Schedule, each of the ETP Parties covenants and agrees with the Company that the business of ETP and its Subsidiaries shall be conducted, and that such entities shall not take any action except in the ordinary course of business, and shall use their commercially reasonable efforts to preserve intact their present lines of business, maintain their rights, franchises and ETP Permits and preserve their relationships with customers and suppliers; provided, however, that no action by the ETP Parties or their Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) Each of the ETP Parties agrees with the Company, on behalf of itself and its Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to ETP or any of its Subsidiaries, (ii) as may be consented to by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement or (iv) as set forth in Section 5.2(b) of the ETP Disclosure Schedule, ETP, Parent and, solely for purposes of subclause (E), ETE:

(A) shall not adopt any material amendments to the ETP Organizational Documents other than in connection with an ETP Acquisition Transaction;

(B) shall not, and shall not permit any of their Subsidiaries (other than Sunoco MLP and its Subsidiaries) to, split, combine or reclassify any of their equity interests or other ownership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of ETP which remains a wholly owned Subsidiary after consummation of such transaction;

(C) except in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries that is not wholly owned by ETP or wholly owned Subsidiaries of any such Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding equity securities (whether in cash, assets, partnership units, stock or other securities of ETP or its Subsidiaries), except (1) dividends or distributions by any Subsidiaries only to ETP or any Subsidiary of ETP in the ordinary course of business, (2) dividends or distributions required under the applicable organizational documents of such entity in effect on the date of this Agreement, (3) regular quarterly cash distributions with customary record and payment dates on the Common Units not in excess of $0.95 per Common Unit per quarter and regular quarterly cash distributions with customary record and payment dates on the common units representing limited partner interests in Sunoco MLP not in excess of $0.70 per unit per quarter, as each such distributions may be adjusted as described in Section 5.2(b) of the ETP Disclosure Schedule, and (4) regular quarterly cash distributions with customary record and payment dates on the Class E Units, Class G Units, and Class H Units and IDRs as required by the ETP Partnership Agreement in connection with the payment of any distribution on the Common Units permitted by this Section 5.2(b)(iv)(C);

(D) shall not, and shall not permit any of its material Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Merger and other than any mergers, consolidations, restructurings or reorganizations solely among ETP and its Subsidiaries or among ETP’s Subsidiaries;

(E) shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make loans, advances or capital contributions to, or investments in, any other person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger;

(F) shall not issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any equity interest or other ownership interest in ETP or any securities convertible into or exchangeable for any such equity interest or other ownership interest, or any rights, warrants or options to acquire any such equity interest, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing ETP Benefit Plans (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (1) issuances of Common Units in respect of any exercise of ETP Equity Awards and settlement of any ETP Equity Awards outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 5.2(b), (2) the sale of Common Units pursuant to the exercise of options to purchase ETP Common Units if necessary to effectuate an option direction upon exercise or for withholding of Taxes, (3) the grant of equity compensation awards under the ETP Equity Plans, (4) for transactions among ETP and its Subsidiaries or among the ETP’s Subsidiaries, (5) in connection with a transaction involving the acquisition of assets or equity interests as to which the Parent GP Board has received an opinion from a nationally recognized investment banking firm to the effect that such transaction is fair, from a financial point of view, to the unitholders of ETP (a “ETP Acquisition Transaction”), and (6) issuances of Common Units in “at the market” transactions under ETP’s Equity Distribution Agreement dated January 22, 2013 with Merrill Lynch, Pierce, Fenner & Smith Incorporated, or any similar agreement replacing or supplementing such agreement.

(G) take any action or fail to take any action that would reasonably be expected to cause ETP to be treated, for U.S. federal income tax purposes, (1) as a corporation or (2) as a partnership that would be treated as an investment company (within the meaning of Section 351) if the partnership were incorporated; and

(H) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to clauses (A) through (H) of this Section 5.2(b).

Section 5.3 Mutual Access. (a) For purposes of furthering the transactions contemplated hereby, each of the Company and ETP shall afford the other party and (i) the officers and employees and (ii) the accountants, consultants, legal counsel, financial advisors, financing sources and agents and other representatives (such persons described in this clause (ii), collectively, “Representatives”) of such other party reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ personnel and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and with such additional accounting, financing, operating, environmental and other data and information regarding the Company and its Subsidiaries, as ETP may reasonably request, and ETP and its Subsidiaries, as the Company may reasonably request, as the case may be. Notwithstanding the foregoing, neither the Company nor ETP shall be required to afford such access if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would cause a violation of any agreement to which such party or any of its Subsidiaries is a party, would cause a risk of a loss of privilege to such party or any of its Subsidiaries or would constitute a violation of any applicable Law. Neither the Company nor ETP, nor any of their respective officers, employees or Representatives, shall be permitted to perform any onsite procedures (including an onsite study) with respect to any property of the other party or any of the other party’s Subsidiaries without the other party’s prior written consent.

(b) The parties hereto hereby agree that all information provided to them or their respective officers, directors, employees or Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the confidentiality agreement, dated as of February 7, 2014, between the Company and ETP (the “Confidentiality Agreement”).

Section 5.4 Non-Solicitation by the Company.

(a) Except as permitted by this Section 5.4, from the date hereof and prior to the earlier of the Effective Time and the Termination Date, the Company shall not, and the Company shall cause its Subsidiaries and its and their respective directors, officers, employees and use reasonable best efforts to cause its and their Representatives not to, directly or indirectly: (i) solicit, initiate, seek or knowingly encourage, induce or facilitate any inquiries regarding or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) furnish any non-public information regarding the Company or any of its Subsidiaries or afford access to the business, properties, books or records of the Company or any of its Subsidiaries, to any person (other than any ETP Party, HHI, Merger Sub or their respective directors, officers, employees, affiliates or Representatives) in connection with or in response to an Acquisition Proposal or any inquiries regarding an Acquisition Proposal, (iii) engage or participate in any discussions or negotiations with a person (other than any ETP Party, HHI, Merger Sub or their respective directors, officers, employees, affiliates or Representatives) with respect to an Acquisition Proposal, (iv) approve, endorse or recommend (or publicly propose to approve, endorse or recommend) any Acquisition Proposal, (v) enter into any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, exchange agreement or any other agreement providing for any Acquisition Transaction or requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, (vi) unless the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties under applicable Law, (x) amend or grant any waiver, release or modification under, or fail to enforce, any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (y) take any action to make the provisions of Section 203 of the DGCL inapplicable to any Acquisition Proposal or Acquisition Transaction or (vii) resolve or agree to do any of the foregoing. Notwithstanding the first sentence of this Section 5.4(a), prior to obtaining the Company Stockholder Approval, the Company, or the Board of Directors of the Company, directly or indirectly through any officer, employee or Representative, may (x) furnish non-public information regarding the Company or any of its Subsidiaries to, and afford access to the business, properties, books or records of the Company and any of its Subsidiaries to, any person and (y) engage and participate in discussions and negotiations with any person, in each case in response to an unsolicited, written and bona fide Acquisition Proposal if the Board of Directors of the Company, prior to taking any such particular action, concludes in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Offer if (1) such Acquisition Proposal was received after the date of this Agreement and did not result from a breach of this Section 5.4, (2) the Company provides to ETP the notice required by Section 5.4(b) with respect to such Acquisition Proposal, and (3) the Company furnishes any non-public information provided to the maker of the Acquisition Proposal only pursuant to a confidentiality agreement between the Company and such person with provisions that are not less restrictive to such person than the provisions of the Confidentiality Agreement, and to the extent non-public information that has not been made available to ETP is made available to the maker of the Acquisition Proposal, provide or make available such non-public information to ETP substantially concurrent with the time that it is provided to such other person. Nothing in this Section 5.4 shall prohibit the Company, or the Board of Directors of the Company, directly or indirectly through any officer, employee or Representative, from (1) informing any person that the Company is party to this Agreement and informing such person of the restrictions that are set forth in Section 5.4, or (2) disclosing factual information regarding the business, financial condition or results of operations of the Company or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal in the Proxy Statement/Prospectus or otherwise; provided that, in the case of this clause (2), (x) the Company shall in good faith determine, after consultation with its outside legal counsel, that such information, facts, identity or terms is required to be disclosed under applicable Law or that failure to make such disclosure is reasonably likely to constitute a breach of its fiduciary duties under applicable Law, and (y) the Company complies with the obligations set forth in the proviso in Section 5.4(h). So long as the Company and its Representatives have otherwise complied with this Section 5.4, none of the foregoing shall prohibit the Company and its Representatives from contacting any persons or group of persons who has made an Acquisition Proposal after the date of this Agreement solely to request the clarification of the terms and conditions thereof so as to determine whether the Acquisition Proposal is, or could reasonably be expected to result in, a Superior Offer, and any such actions shall not be a breach of this Section 5.4.

(b) The Company shall reasonably promptly, and in no event later than twenty-four (24) hours after its or any of its Representatives’ receipt of any Acquisition Proposal or any inquiry or request for discussions or negotiations regarding an Acquisition Transaction or non-public information relating to the Company or any of its Subsidiaries in connection with an Acquisition Proposal, advise ETP (orally and in writing) of such Acquisition Proposal, inquiry or request (including providing the identity of the person making or submitting such Acquisition Proposal, inquiry or request, and, (x) if it is in writing, a copy of such Acquisition Proposal, inquiry or request and any related draft agreements and (y) if oral, a reasonably detailed summary thereof), in each case including any modifications thereto. The Company shall keep ETP informed in all material respects on a reasonably prompt basis with respect to any change to the material terms of any such Acquisition Proposal (and in no event later than twenty-four (24) hours following any such change).

(c) Immediately following the execution of this Agreement, the Company shall, and shall cause its Subsidiaries and its and their respective officers, directors, employees and shall use its reasonable best efforts to cause its Representatives to, immediately cease and terminate any discussions existing as of the date of this Agreement between the Company or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives and any person (other than ETE, Parent, ETP, HHI, Merger Sub or any of their respective officers, directors, employees or Representatives) that relate to any Acquisition Proposal.

(d) Except as otherwise provided in Section 5.4(e) and Section 5.4(f), neither the Board of Directors of the Company nor any committee thereof may (i) fail to make, withhold, withdraw, amend, change, qualify or modify, or publicly propose to withhold, withdraw, amend, change, qualify or modify, the Company Recommendation in a manner adverse to ETP, (ii) fail to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten (10) Business Days after the commencement of any such offer, (iii) fail to, within five business days of receipt of a written request of ETP following the receipt by the Company of any Acquisition Proposal, publicly reconfirm the Company

Recommendation, (iv) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal, or (v) make any public statement that is materially inconsistent with the Company Recommendation (any action described in this Section 5.4(d), a “Change of Recommendation”). No Change of Recommendation, whether or not in accordance with Section 5.4(e) or Section 5.4(f), shall change the approval of this Agreement for purposes of Section 251 of the DGCL, and no Change of Recommendation shall have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated by this Agreement (including the Merger).

(e) Notwithstanding anything in this Agreement to the contrary, with respect to an Acquisition Proposal, the Board of Directors of the Company may at any time prior to receipt of the Company Stockholder Approval, make a Change of Recommendation and/or terminate this Agreement pursuant to Section 7.1(h), if (and only if): (i) (A) a written, Acquisition Proposal (that (x) did not result from a breach of this Section 5.4 by the Company and (y) was not initially solicited by the Company’s Representatives) is made by a third party after the date hereof, and such Acquisition Proposal is not withdrawn, (B) the Company’s Board of Directors determines in good faith after consultation with its financial advisors and outside legal counsel that such Acquisition Proposal constitutes a Superior Offer and (C) following consultation with outside legal counsel, the Board of Directors of the Company determines that the failure to make a Change of Recommendation or terminate this Agreement pursuant to Section 7.1(h) would be reasonably likely to constitute a breach by the Board of Directors of its fiduciary duties under applicable Law; and (ii) (A) the Company provides ETP seventy-two (72) hour’s prior written notice of its intention to take such action, which notice shall include the information with respect to such Superior Offer that is specified in Section 5.4(b), (B) after providing such notice and prior to making such Change of Recommendation in connection with a Superior Offer or taking any action pursuant to Section 7.1(h) with respect to a Superior Offer, the Company shall negotiate in good faith with ETP during such seventy-two (72) hour period (to the extent that ETP desires to negotiate) to make such revisions to the terms of this Agreement, such that the Acquisition Proposal ceases to constitute a Superior Offer, and (C) the Board of Directors of the Company shall have considered in good faith any changes to this Agreement offered in writing by ETP, and following such seventy-two (72) hour period, shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the Acquisition Proposal would continue to constitute a Superior Offer if such changes offered in writing by ETP were to be given effect; provided that, in the event that the Acquisition Proposal is thereafter modified by the party making such Acquisition Proposal, the Company shall provide written notice of such modified Acquisition Proposal and shall again comply with this Section 5.4(e).

(f) Other than in connection with a Superior Offer (which shall be subject to Section 5.4(e) and shall not be subject to this Section 5.4(f)), nothing in this Agreement shall prohibit or restrict the Board of Directors of the Company from making a Change of Recommendation in response to an Intervening Event to the extent that (i) the Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors of the Company to effect a Change of Recommendation would be reasonably likely to constitute a breach of its fiduciary duties under applicable Law, and (ii) (A) the Company provides ETP seventy-two (72) hour’s prior written notice of its intention to take such action, which notice shall specify the reasons therefor, (B) after providing such notice and prior to making such Change of Recommendation, the Company shall negotiate in good faith with ETP during such seventy-two (72) hour period (to the extent that ETP desires to negotiate) to make such revisions to the terms of this Agreement as would not permit the Board of Directors to make a Change of Recommendation pursuant to this Section 5.4(f), and (C) the Board of Directors of the Company shall have considered in good faith any changes to this Agreement offered in writing by ETP, and following such seventy-two (72) hour period, shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the Board of Directors’ fiduciary duties under applicable Law would continue to require a Change of Recommendation with respect to an Intervening Event.

(g) Notwithstanding anything to the contrary in this Section 5.4, with respect to Susser MLP and its Subsidiaries, the Company’s obligations under this Section 5.4 to take an action or not to take an action shall only apply to the extent permitted by the organizational documents of Susser MLP and its Subsidiaries and to the extent permitted by applicable Law.

(h) Nothing contained in this Section 5.4 or elsewhere in this Agreement shall prohibit the Company, Susser MLP or the Board of Directors of the Company or the Board of Directors of Susser MLP GP from taking and disclosing to its equityholders a position contemplated by Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act or from issuing a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; provided, however, that any such disclosure that addresses or relates to the approval, recommendation or declaration of advisability by the Board of Directors of the Company with respect to this Agreement or an Acquisition Proposal shall be deemed to be a Change of Recommendation unless the Board of Directors of the Company in connection with such communication publicly states that its recommendation with respect to this Agreement has not changed or refers to the prior recommendation of the Board of Directors of the Company.

(i) As used in this Agreement:

(i) “Acquisition Proposal” means any bona fide offer or proposal, whether or not in writing, received from or made public by a third party (other than an offer or proposal by any ETP Party, HHI, Merger Sub or their respective affiliates) relating to any Acquisition Transaction;

(ii) “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) pursuant to which any person, other than any ETP Party, HHI, Merger Sub or their respective affiliates, (A) directly or indirectly acquires (whether in a single transaction or a series of related transactions, and whether through merger, tender offer, exchange offer, business combination, consolidation or otherwise) assets of the Company and its Subsidiaries (which for purposes of this definition shall specifically include Susser MLP) equal to twenty-five percent (25%) or more of the Company’s consolidated assets (based on their fair market value thereof) or to which twenty-five percent (25%) or more of the Company’s revenues or earnings on a consolidated basis are attributable, and (B) directly or indirectly acquires (whether in a single transaction or a series of related transactions, and whether through merger, tender offer, exchange offer, business combination, consolidation or otherwise) beneficial ownership (within the meaning of Section 13 under the Exchange Act) twenty-five percent (25%) or more of any class of equity securities of the Company entitled to vote with respect to the adoption of this Agreement; and

(iii) “Intervening Event” means a material event, fact, circumstance, development or occurrence that is unknown to or by the Company’s Board of Directors as of the date of this Agreement (or if known, the magnitude or material consequences of which were not reasonably foreseeable by the Company’s Board of Directors as of the date of this Agreement), which event, fact, circumstance, development, occurrence, magnitude or material consequences becomes known to or by the Company’s Board of Directors prior to obtaining the Company Stockholder Approval; provided, however, that (A) in no event shall the receipt, existence, potential for or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event and (B) to the extent that the Intervening Event shall relate to an event, change, effect, development or occurrence involving ETP or any of its Subsidiaries, then such event, change, effect, development or occurrence shall not constitute an Intervening Event if such event, change, effect, development or occurrence is: (i) generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world, unless such event, change, effect, development or occurrence disproportionately affects ETP and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which ETP and its Subsidiaries operate; or (ii) resulting from or arising out of (a) any changes or developments in the industries in which ETP or any of its Subsidiaries conducts its business, (b) any changes or developments in prices for oil, natural gas or other commodities or for ETP’s raw material inputs and end products, (c) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of ETP or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Merger or any of the other transactions contemplated by this Agreement), (d) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (e) any failure by ETP to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (e) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure), or (f) any changes in the unit price or trading volume of the ETP Common Units or in ETP’s credit rating (provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change has resulted in an Intervening Event), except, in each case with respect to clauses (a), (b) and (d), to the extent disproportionately affecting ETP and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which ETP and its Subsidiaries operate; and

(iv) “Superior Offer” means a written Acquisition Proposal to acquire at least (A) seventy-five percent (75%) of the equity securities of the Company or (B) seventy-five percent (75%) of the assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof), in either case on terms that the Company’s Board of Directors determines, in good faith, after consultation with its outside legal counsel and its financial advisor, is (i) if accepted, reasonably likely to be consummated and (ii) more favorable to the Company’s stockholders from a financial point of view than the Merger and the transactions contemplated by this Agreement (taking into account at the time of determination any proposal by ETP to amend or modify the terms of this Agreement which are committed to in writing, after taking into account such factors deemed relevant by the Board of Directors of the Company, including the form of consideration, timing, likelihood of consummation, required approvals, conditions to consummation, and other factors that the Board of Directors may consider in the exercise of its fiduciary duties).

Section 5.5 Filings; Other Actions. (a) As promptly as reasonably practicable following the date of this Agreement, ETP and the Company shall prepare and file with the SEC the Form S-4, which will include the Proxy Statement/Prospectus. Each of ETP and the Company shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Merger and the other transactions contemplated hereby. The Company will cause the Proxy Statement/Prospectus to be mailed to the Company’s stockholders as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. ETP shall also take any action required to be taken under any applicable state or provincial securities laws in connection with the issuance and reservation of Common Units in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock, or holders of a beneficial interest therein, as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Proxy Statement/Prospectus will be made by ETP or the Company, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, delayed or conditioned) and without providing the other party a reasonable opportunity to review and comment thereon. ETP or the Company, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Common Units issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to ETP or the Company, or any of their respective affiliates, officers or directors, is discovered by ETP or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

(b) The Company shall take all action necessary in accordance with applicable Laws and the Company Organizational Documents to duly give notice of, convene and hold a meeting of its stockholders, to be held as promptly as practicable after the Form S-4 is declared effective under the Securities Act, to consider the adoption of this Agreement (the “Stockholders’ Meeting”). The Company will, except in the case of a Change of Recommendation, (i) through its Board of Directors, recommend that its stockholders adopt this Agreement and (ii) use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and to take all other action reasonably necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NYSE or applicable Laws to obtain such approvals. In the case of a Change of Recommendation, the Company will continue to request and accept proxies from its stockholders, whether for or against the adoption of this Agreement. For the avoidance of doubt, unless this Agreement has been terminated pursuant to the terms hereof, no Change of Recommendation shall be deemed to relieve the Company of its obligations set forth in this Section 5.5, other than the Company’s obligation set forth in the second sentence of this Section 5.5(b).

(c) Notwithstanding anything in this Agreement to the contrary, the Company may, in consultation with ETP, postpone or adjourn the Company Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure which the Company has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the stockholders of the Company prior to the Company Stockholders’ Meeting and (iv) if the Company has delivered any notice contemplated by Section 5.4(e) or 5.4(f) and the time periods contemplated by the Section under which such notice has been delivered have not expired.

Section 5.6 Equity-Based Awards. (a) Each option to purchase Shares (other than an option granted pursuant to the Company ESPP) (each, a “Company Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall, as of the Effective Time, become fully vested and be converted into the right to receive an amount in cash equal to the product of (i) the total number of Shares subject to such Company Option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Equity Award Consideration over the exercise price per Share subject to such Company Option. The Surviving Corporation or one of its Subsidiaries, as applicable, shall pay to the holders of Company Options the cash amounts described in the immediately preceding sentence, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment, within five business days following the Effective Time.

(b) Each award of restricted stock units (other than 2014 LTIP Units) that corresponds to Shares and that is outstanding as of the date hereof (each, a “Company RSU Award”), whether vested or unvested, that is also outstanding immediately prior to the Effective Time, shall, as of the Effective Time, become fully vested and be converted into the right to receive an amount in cash equal to the product of (i) the total number of restricted stock units subject to such Company RSU Award immediately prior to the Effective Time (assuming the satisfaction of any applicable performance criteria at 100% of target level) multiplied by (ii) the Equity Award Consideration. The Surviving Corporation shall pay to the holders of Company RSU Awards the cash amounts described in the immediately preceding sentence (together with any dividend equivalents corresponding to Company RSU Awards that vest in accordance with this Section 5.6(b)), less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payments, within five business days following the Effective Time.

(c) Each award of restricted Shares that is outstanding as of the date hereof that is also outstanding and unvested immediately prior to the Effective Time (the “Restricted Shares” and, together with the Company Options and Company RSU Awards, the “Company Equity Awards”) shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, vest and the restrictions with respect thereto shall lapse, and each share of Company Common Stock subject to such grant of Restricted Shares shall be converted into cash, Common Units or a combination of cash and Common Units in accordance with Section 2.1, depending on whether the holder of such Restricted Shares makes a Mixed Election, Cash Election or a Common Unit Election and subject to the terms and conditions of Section 2.1. Unless the holder of such Restricted Shares shall have remitted to the Company the amount required to be withheld with respect to the vesting and lapse of restrictions on the Restricted Shares under the Code or any provision of state, local or foreign Tax Law, the consideration to be received by such holder pursuant to Section 2.1 shall be reduced by the amount required to be deducted and withheld with respect to the vesting and lapse of such restrictions on the Restricted Shares. Such reduction shall come first from the cash portion of the consideration payable to the holder of the Restricted Shares under Section 2.1, if any, and if there is no cash portion of such consideration or if the cash portion is not sufficient to satisfy the amount required to be deducted and withheld with respect to vesting and lapse of such restrictions on the Restricted Shares, then the number of Common Units to be received by the holder of such Restricted Shares pursuant to Section 2.1 shall be reduced by a number of Common Units (rounded up to the nearest whole unit with cash payable in respect of the resulting fractional unit) equal to (i) the amount (or additional amount, as the case may be) required to be deducted and withheld with respect to the vesting and lapse of such restrictions on the Restricted Shares divided by (ii) the closing price of one Common Unit on the New York Stock Exchange on the day prior to the Closing Date, as reflected in the Wall Street Journal.

(d) Each award of restricted Shares that is granted under the Company’s 2013 Equity Incentive Plan (the “Company 2013 EIP”) after the date hereof as permitted under Section 5.1(b) and that remains outstanding and unvested as of immediately prior to the Effective Time (each, a “Post-Signing Restricted Share”) shall be converted as of the Effective Time into (i) a restricted unit award (an “Adjusted Restricted Unit”), with the same terms and conditions as were applicable to such Post-Signing Restricted Share immediately prior to the Effective Time, covering the number of Common Units, rounded down to the nearest whole Common Unit, determined by multiplying the number of Shares subject to such award immediately prior to the Effective Time (assuming satisfaction of any applicable performance criteria at 100% of target level) by the Equity Award Exchange Ratio and (ii) cash in lieu of any fractional Adjusted Restricted Unit lost to such rounding in the amount set forth in Section 2.1(d), which cash shall be payable as soon as reasonably practicable (but in no event later than five business days) following the Effective Time (provided, however, (A) in the event that such cash payment would cause any additional Taxes to be payable pursuant to Section 409A of the Code with respect to a Post-Signing Restricted Share, the payment shall instead be made at the time specified in the Company 2013 EIP and related award document and (B) the Adjusted Restricted Unit shall vest without regard to the satisfaction of any performance criteria in accordance with the terms set forth in Section 5.1(b) of the Company Disclosure Schedule).

(e) Each award of restricted stock units that corresponds to Shares that is granted under the Company 2013 EIP after the date hereof as permitted under Section 5.1(b) and that remains outstanding or payable as of immediately prior to the Effective Time (each, a “Post-Signing Restricted Unit”) shall be converted as of the Effective Time into (i) a phantom unit award (an “Adjusted Phantom Unit”), with the same terms and conditions as were applicable to such Post-Signing Restricted Unit immediately prior to the Effective Time, covering the number of Common Units, rounded down to the nearest whole Common Unit, determined by multiplying the number of Shares subject to such award immediately prior to the Effective Time (assuming satisfaction of any applicable performance criteria at 100% of target level) by the Equity Award Exchange Ratio and (ii) cash in lieu of any fractional Adjusted Phantom Unit lost to such rounding in the amount set forth in Section 2.1(d), which cash shall be payable as soon as reasonably practicable (but in no event later than five business days) following the Effective Time (provided, however, (A) in the event that such cash payment would cause any additional Taxes to be payable pursuant to Section 409A of the Code with respect to a Post-Signing Restricted Unit, the payment shall instead be made at the time specified in the Company 2013 EIP and related award document and (B) the Adjusted Phantom Unit shall vest in accordance with the terms set forth in Section 5.1(b) of the Company Disclosure Schedule).

(f) Each award of restricted stock units that corresponds to Shares that were granted under the Company 2013 EIP in 2014 prior to the date of this Agreement and that are specified on Section 5.6(f) of the Company Disclosure Schedule (each, a “2014 LTIP Unit”) shall be converted as of the Effective Time into (i) an Adjusted

Phantom Unit, with the same terms and conditions as were applicable to such 2014 LTIP Unit immediately prior to the Effective Time, covering the number of Common Units, rounded down to the nearest whole Common Unit, determined by multiplying the number of Shares subject to such 2014 LTIP Unit award immediately prior to the Effective Time (assuming satisfaction of any applicable performance criteria at 100% of target level) by the Equity Award Exchange Ratio and (ii) cash in lieu of any fractional Adjusted Phantom Unit lost to such rounding in the amount set forth in Section 2.1(d), which cash shall be payable as soon as reasonably practicable (but in no event later than five business days) following the Effective Time (provided, however, in the event that such cash payment would cause any additional Taxes to be payable pursuant to Section 409A of the Code with respect to a 2014 LTIP Unit, the payment shall instead be made at the time specified in the Company 2013 EIP). Such Adjusted Phantom Unit shall vest on January 2, 2015, provided that the holder thereof remains in continuous employment by the Surviving Corporation or its Subsidiaries through such date (or, if earlier, to the extent provided in a grantee’s employment agreement or the applicable 2014 LTIP Unit award agreement, upon the grantee’s termination of employment by the Surviving Corporation without “cause” or resignation for “good reason” or due to a “constructive termination” prior to such date) and shall be settled by the delivery of Common Units (net of applicable tax withholdings, which may be effected through the withholding of Common Units if elected by the grantee) on January 2, 2015 (or, if earlier, promptly following vesting).

(g) The then-current offering period under the Susser Holdings Corporation 2008 Employee Stock Purchase Plan (the “Company ESPP”) shall terminate immediately prior to the Effective Time, with each participant in the Company ESPP at such time being entitled to receive from the Surviving Corporation an amount, in cash, equal to the product of (i) the Equity Award Consideration multiplied by (ii) the number of Shares such participant would have been able to purchase with the balance of his or her payroll account under the Company ESPP if the Closing Date had been the applicable “purchase date” under the Company ESPP for the then-current offering period, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payments, within five business days following the Effective Time. Each participant in the Company ESPP described in the preceding sentence shall have no further rights or benefits under the Company ESPP other than as described in the preceding sentence.

(h) For purposes of this Section 5.6, (i) “Equity Award Consideration” means the closing price of one Share on the New York Stock Exchange on the trading day prior to the Closing Date, as reflected in the Wall Street Journal, and (ii) “Equity Award Exchange Ratio” means the number equal to the quotient obtained by dividing (A) the Equity Award Consideration by (B) the closing price of one Common Unit on the New York Stock Exchange on the trading day prior to the Closing Date, as reflected in the Wall Street Journal.

(i) Prior to the Effective Time, the Company shall take all actions necessary (including, for the avoidance of doubt, adopting any necessary amendments or obtaining any required consents) to effectuate the treatment of the Company Equity Awards, Post-Signing Restricted Shares, Post-Signing Restricted Units, 2014 LTIP Units and awards pursuant to the Company ESPP contemplated by this Section 5.6 and to ensure that neither any holder of a Company Equity Award, a Post-Signing Restricted Share, a Post-Signing Restricted Unit or a 2014 LTIP Unit nor any other participant in any equity plan maintained by the Company or the Company ESPP shall have any right thereunder to acquire any securities of the Company or the Surviving Corporation or to receive any payment or benefit with respect to any award previously granted under any Company equity plan or the Company ESPP.

(j) ETP shall take all actions reasonably necessary to reserve for issuance a sufficient number of Common Units for delivery upon issuance of the Adjusted Restricted Units and settlement of the Adjusted Phantom Units in accordance with this Section 5.6. As soon as reasonably practicable after the Effective Time, ETP shall file a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the Securities Act, with respect to the Common Units subject to Adjusted Restricted Units and Adjusted Phantom Units and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Adjusted Restricted Units and/or Adjusted Phantom Units remain outstanding.

Section 5.7 Employee Matters. (a) From and after the Effective Time, subject to Section 5.6(f), ETP shall or shall cause the Surviving Corporation or its Subsidiaries, as applicable, to honor all Company Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time as such agreements and arrangements may be modified or terminated in accordance with their terms from time to time. Parent shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof, to provide to each of the individuals employed by the Company or any of its Subsidiaries immediately prior to the Effective Time (the “Current Employees”) (i) base compensation and target cash bonus opportunity that, in each case, is no less favorable than was provided to the Current Employee immediately before the Effective Time, and (ii) all other compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits (A) provided to such Current Employee immediately prior to the Effective Time (excluding equity-based compensation), or (B) provided to similarly situated employees of Parent and its Subsidiaries (excluding equity-based compensation). Notwithstanding any other provision of this Agreement to the contrary, (x) ETP shall or shall cause the Surviving Corporation to provide each Current Employee whose employment terminates during the one-year period following the Effective Time (or such longer period required by an applicable Company Benefit Plan) under circumstances that would cause such Current Employee to receive severance payments and benefits under an applicable Company Benefit Plan with severance payments and benefits at levels and in amounts no less favorable than the levels and amounts in effect under the applicable Company Benefit Plan immediately prior to the Effective Time, and (y) during such one-year period following the Effective Time (or such longer period required by an Company Benefit Plan), severance benefits offered to each Current Employee shall be determined without taking into account any reduction after the Effective Time in compensation paid to such Current Employee.

(b) For all purposes (including vesting and eligibility to participate and level of benefits but not for purposes of benefit accrual under any defined benefit pension plan) under the employee benefit plans of ETP and its Subsidiaries providing benefits to any Current Employees after the Effective Time (the “New Plans”), each Current Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Current Employee was entitled, before the Effective Time, to credit for such service for such purpose under any similar Company Benefit Plan in which such Current Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (i) each Current Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Current Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Current Employee, ETP shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless and to the extent the individual, immediately prior to entry in the New Plans, was subject to such conditions under the comparable Old Plans, and ETP shall use commercially reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. For purposes of this Agreement, “Benefit Plans” means, with respect to any entity, any compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, including bonus, cash or equity-based incentive, deferred compensation, equity purchase, health, medical, dental, disability, accident, life insurance, or vacation, paid time off, perquisite, fringe benefit, severance, change of control, retention, employment, separation, retirement, pension, or savings, plans, programs, policies, agreements or arrangements for the benefit of current or former directors, officers or employees of such entity or any of its Subsidiaries or any dependent or beneficiary thereof.

(c) ETP hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Company Benefit Plans will occur at or prior to the Effective Time, as applicable.

(d) If requested by ETP, subject to the terms of any such Company Benefit Plan and applicable Law, the Company shall both (i) terminate any Company Benefit Plan qualified under Section 401(a) of the Code and containing a Code Section 401(k) cash or deferred arrangement (a “Company 401(k) Plan”) and (ii) fully vest each Current Employee in his or her account balance in such Company 401(k) Plan, in each case, effective at least one day prior to the Closing Date (the “ERISA Effective Date”). Prior to the ERISA Effective Date, the Company shall provide Parent with executed resolutions of the Company’s or, as applicable, its Subsidiary’s Board of Directors authorizing such termination and amending any such Company 401(k) Plan commensurate with its termination to the extent necessary to comply with all applicable Laws. The Company shall also take and/or cause its Subsidiaries to take such other actions in furtherance of the termination of each Company 401(k) Plan as Parent may reasonably require, including such actions as Parent may require prior to the Effective Time to support Parent obtaining a determination letter with respect to the termination of each Company 401(k) Plan following the ERISA Effective Date. In addition, unless otherwise determined by Parent, the Company shall take such actions as may be necessary to eliminate, as of no later than immediately prior to the Effective Time, from any Company 401(k) Plan, any investment fund, election or alternative that provides for an investment directly or indirectly in shares of Company Common Stock or that provides for payments to be made to a participant by reference to the value of Company Common Stock.

(e) In the event of the termination, pursuant to Section 5.7(d), of any Company 401(k) Plan (each such terminated Company 401(k) Plan, a “Terminated Company 401(k) Plan”), Parent or its applicable Subsidiary shall cause a defined contribution plan that is qualified under Section 401(a) of the Code, that includes a cash or deferred arrangement within the meaning of Section 401(k) of the Code and that is established or maintained by Parent or its applicable Subsidiary (a “Parent 401(k) Plan”) to immediately accept eligible rollover distributions (as defined in Section 402(c)(4) of the Code) from current and former employees of the Company and its Subsidiaries with respect to such individuals’ account balances (including loans) under such Terminated Company 401(k) Plan, if elected by any such individuals. The rollovers described herein shall comply with applicable Law, and Parent and its Subsidiaries shall make all filings and take any actions required of such party under applicable Law in connection therewith. Current and former employees of the Company and its Subsidiaries who are participants in a Terminated Company 401(k) Plan immediately prior to the Effective Time shall be eligible immediately as of the Effective Time to participate in a Parent 401(k) Plan.

(f) Nothing in this Section 5.7 shall be construed as an amendment of, or undertaking to amend, any Benefit Plan or to prevent the amendment or termination of any Benefit Plan in accordance with its terms. Nothing in this Section 5.7 shall limit the right of ETP, Parent, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any Current Employee at any time, subject to any rights to severance or other separation benefits accrued as of the applicable termination date under a Company Benefit Plan. Without limiting the generality of Section 8.13, the provisions of this Section 5.7 are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee, other service provider or independent contractor or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Company Benefit Plan or other compensation or benefit plan or arrangement (including any Benefit Plan of the ETP Parties or their Subsidiaries) for any purpose.

(g) No later than the ERISA Effective Date, the Company shall cause the Company ESPP to be terminated effective as of the Effective Time. On or before the ERISA Effective Date, the Company shall provide Parent with executed resolutions of the Company’s Board of Directors authorizing such termination.

(h) Each Current Employee who participates in the Company’s employee bonus plan shall be eligible to receive a pro-rata cash bonus in respect of the calendar year in which the Effective Time occurs based on performance at 100% of target level, for the portion of the calendar year in which the Effective Time occurs commencing January 1 through and including the date on which the Effective Time occurs (the “Pro Rata

Bonus”). Payment of the Pro Rata Bonus shall be subject to the Current Employee remaining employed by the Company or any of its Subsidiaries for 90 days following the Effective Time (or, if earlier, until March 15 of the year following the year in which the Effective Time occurs), and shall be payable on the payroll date next-following 90 days after the Effective Time (but in no event later than March 15 of the year following the year in which the Effective Time occurs); provided, however, that if a Current Employee’s employment is terminated by the Company or a Subsidiary without “cause” (as reasonably determined by the Company) or by the Current Employee for “good reason” (which, for this purpose shall mean (a) a reduction in the Current Employee’s base compensation or (b) a relocation of such Current Employee’s principal place of employment by more than 50 miles) prior to the scheduled payment date, the Pro Rata Bonus shall be paid to the Current Employee promptly following his or her termination of employment (and in no event later than March 15 of the year following the year in which the Effective Time occurs). For the avoidance of doubt, each Current Employee who is bonus-eligible shall be eligible (subject to applicable employment and performance conditions) to receive a bonus for the period from the Effective Time through December 31 of the year in which the Effective Time occurs equal to the total bonus otherwise payable to such Current Employee for the year in which the Effective Date occurs less the Pro Rata Bonus paid to such Current Employee.

Section 5.8 Regulatory Approvals; Efforts. (a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use (and shall cause its Subsidiaries to use) its reasonable best efforts (subject to, and in accordance with, applicable Law) to take, or cause to be taken, promptly all actions, and to do, or cause to be done, promptly and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including: (i) obtaining all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals and the ETP Approvals, from Governmental Entities and the making of all necessary registrations, notifications and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, in each case as promptly as reasonably practicable, (ii) obtaining all necessary consents, expirations or terminations of waiting periods, approvals or waivers from third parties other than any Governmental Entity, in each case as promptly as reasonably practicable, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed, and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement. In the event that any litigation, administrative or judicial action or other proceeding is commenced challenging the Merger or any of the proposed transactions, each of the Company, ETP and Merger Sub shall cooperate with each other and use its respective reasonable best efforts to contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and the ETP Parties shall (i) as promptly as practicable (and in any event not more than fifteen business days) after the date hereof, make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (C) assuring that all such filings are in material compliance with the requirements of applicable Regulatory Laws, and (D) making available to the other party such information as the other party may reasonably request in order to respond to information requests by any relevant Governmental Entity, (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things advisable to consummate and make effective the transactions contemplated hereby, and (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications, filings or correspondence (or memoranda setting forth the substance thereof) between the Company or the ETP Parties, or any of their respective Subsidiaries, and any third party and/or any Governmental Entity (or members of their respective staffs) with respect to such transactions. Prior to transmitting any material to any Governmental Entity (or members of their respective staffs), the Company and the ETP Parties shall permit counsel for the other parties a reasonable opportunity to review and provide comments thereon, and consider in good faith the views of the other parties in connection with, any proposed written communication to any Governmental Entity (or members of their respective staffs) to the extent permitted by Law. Each of the Company and the ETP Parties agrees not to participate in any meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity or by Law, gives the other parties the opportunity to attend and participate where appropriate and advisable under the circumstances.

(c) In furtherance and not in limitation of the foregoing, each of the ETP Parties, HHI, Merger Sub and the Company shall use their best efforts to satisfy the conditions to closing identified in Section 6.1 of this Agreement, including (i) responding to and complying with, as promptly as reasonably practicable, any request for information or documentary material regarding the transactions from any relevant Governmental Entity (including responding to any “second request” for additional information or documentary material under the HSR Act as promptly as reasonably practicable); (ii) ensuring the prompt expiration or termination of any applicable waiting period and clearance or approval by any such relevant Governmental Entity, including defense against, and the resolution of, any objections or challenges, in court or otherwise, by any relevant Governmental Entity preventing consummation of the transactions; and (iii) assisting and cooperating with the other party in doing all things necessary, proper or advisable to consummate and make effective the transactions, under any applicable Regulatory Law with each relevant Governmental Entity.

(d) The ETP Parties agree to take, or cause to be taken (including by their Subsidiaries), any and all steps and to make, or cause to be made, any and all undertakings necessary to resolve such objections, if any, that a Governmental Entity may assert under Regulatory Laws with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under Regulatory Laws that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur no later than the End Date, including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any businesses, assets, equity interests, product lines or properties of the ETP Parties or the Company (or any of their respective Subsidiaries), (y) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of the Company or the ETP Parties or their respective Subsidiaries and (z) otherwise taking or committing to take any action that after the Closing would limit the ETP Parties’ freedom of action with respect to, or their ability to retain or hold, one or more of their or their Subsidiaries’ (including the Company’s or its Subsidiaries’) businesses, assets, equity interests, product lines or properties, in each case as may be required in order to obtain all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations or to avoid the commencement of any action to prohibit the Merger, or, in the alternative, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action or proceeding seeking to prohibit the Merger or delay the Closing beyond the End Date; provided that any sale, divestiture or disposition of any material businesses, assets, equity interests, product lines or properties of the Company or any of its Subsidiaries may, at the discretion of the Company, be conditioned upon consummation of the Merger.

(e) The ETP Parties and the Company shall not take, and shall cause each of their respective Subsidiaries not to take, any action with the intention to, or that could reasonably be expected to, hinder or delay the obtaining of clearance or any necessary consent of any Governmental Entity under any Regulatory Law or the expiration of the required waiting period under any Regulatory Law.

(f) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.8 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or Section 7.1(c) so long as such party has, prior to such termination, complied in all respects with its obligations under this Agreement, including this Section 5.8.

(g) As used in this Agreement, “Regulatory Law” means the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the Robinson-Patman Act, as amended, the Communications Act of 1934, as amended, the HSR Act, the Federal Trade Commission Act, and other regulatory laws and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, price discrimination or lessening competition through merger or acquisition or (ii) protect the national security or the national economy of any nation.

Section 5.9 Takeover Statutes. If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations may become, or may purport to be, applicable to the Merger or any other transactions contemplated hereby, each of the Company and ETP shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.10 Public Announcements. Except (a) following any Change of Recommendation or (b) with respect to action taken by the Company or its Board of Directors pursuant to, and in accordance with, Section 5.4, so long as this Agreement is in effect, ETP and the Company shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby, to the extent they have not been previously issued or disclosed, shall be consistent with such joint communications plan. Unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, each party shall consult with each other before issuing any press release or public statement with respect to the Merger and, subject to the requirements of applicable Law or the rules of any securities exchange, shall not issue any such press release or public statement prior to such consultation. The ETP Parties and the Company agree to issue a mutually acceptable initial joint press release announcing this Agreement.

Section 5.11 Indemnification and Insurance. (a) ETP and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former, directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective articles of incorporation or by-laws or other organization documents or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six years from the Effective Time, ETP and the Surviving Corporation shall maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ articles of incorporation and by-laws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective current or former directors, officers or employees in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions of the Surviving Corporation’s articles of incorporation and bylaws in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, ETP shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the

Surviving Corporation and its Subsidiaries to honor and perform, in accordance with their respective terms, each of the covenants contained in this Section 5.11 without limit as to time.

(b) ETP and the Surviving Corporation shall jointly and severally, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”), in each case against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law; provided, however, that the Indemnified Party to whom expenses are advanced provides an undertaking consistent with the Company Organizational Documents to repay such amounts if it is ultimately determined that such person is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission by them in their capacities as such occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such Indemnified Party serving as an officer, director, employee or other fiduciary of any entity if such service was at the request or for the benefit of the Company). In the event of any such Action, the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

(c) For a period of six years from the Effective Time, ETP shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date hereof by the Company and its Subsidiaries with respect to matters existing or arising on or before the Effective Time; provided, however, that ETP shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages (the “Maximum Amount”) required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. If the Company in its sole discretion elects, then the Company may, prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Parties in their capacity as such; provided that in no event shall the cost of such policy exceed six (6) times the Maximum Amount and, if such a “tail policy” is purchased, ETP shall have no further obligations under this Section 5.11(c).

(d) ETP shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.11.

(e) The rights of each Indemnified Party shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the articles of incorporation or by-laws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise.

(f) In the event ETP, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of ETP or the Surviving Corporation, as the case may be, shall assume the obligations of such party set forth in this Section 5.11. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.11 is not prior to, or in substitution for, any such claims under any such policies.

(g) The obligations of ETP and the Surviving Corporation under this Section 5.11 shall not be terminated, amended or modified in any manner so as to adversely affect any Indemnified Party (including their successors, heirs and legal representatives) to whom this Section 5.11 applies without the consent of such Indemnified Party. It is expressly agreed that, notwithstanding any other provision of this Agreement that may be to the contrary, (i) the Indemnified Parties to whom this Section 5.11 applies shall be third-party beneficiaries of this Section 5.11, and (ii) this Section 5.11 shall survive consummation of the Merger and shall be enforceable by such Indemnified Parties and their respective successors, heirs and legal representatives against ETP and the Surviving Corporation and their respective successors and assigns.

Section 5.12 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give the ETP Parties or the Company, directly or indirectly, the right to control or direct the other party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of the Company and the ETP Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.13 Certain Transfer Taxes. Any liability arising out of any real estate transfer Tax with respect to interests in real property owned directly or indirectly by the Company or any of its Subsidiaries immediately prior to the Merger, if applicable and due with respect to the Merger, shall be borne by the Surviving Corporation and expressly shall not be a liability of stockholders of the Company.

Section 5.14 Section 16 Matters. Prior to the Effective Time, ETP and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Common Units (including derivative securities with respect to Common Units) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to ETP, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15 Federal Income Tax Treatment. The parties to this Agreement intend (a) that the exchange of Company Common Stock for Common Units pursuant to the Merger qualify as an exchange to which Section 721(a) of the Code applies and (b) that the distribution in the Post-Closing Transactions by ETP Holdco Corporation of the Susser MLP IDRs and the limited liability company interests in Susser MLP GP be treated as a dividend (and not a taxable disposition of any Surviving Corporation stock) and agree to file all federal (and, to the extent applicable, state and local) income Tax Returns in a manner consistent with such qualification and treatment.

Section 5.16 NYSE Listing. ETP shall cause the Common Units to be issued in the Merger and such other Common Units to be reserved for issuance in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

Section 5.17 Financing Assistance. (a) Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries and their respective Representatives to, provide such reasonable cooperation in connection with any financing by Parent, ETP or any of their respective Subsidiaries in connection with the Merger or otherwise, in each case as may be reasonably requested by ETP, Merger Sub or their Representatives. Without limiting the generality of the foregoing, the Company shall, and shall cause its Subsidiaries and their respective Representatives to, upon reasonable request (i) furnish the report of the Company’s auditor on the most recently available audited consolidated financial statements of the Company and its Subsidiaries and use its reasonable best efforts to obtain the consent of such auditor to the use of such report, including in documents filed with the SEC under the Securities Act, in accordance with normal custom and practice and use reasonable best efforts to cause such auditor to provide customary comfort letters to the underwriters, initial purchasers or placement agents, as applicable, in connection with any such financing; (ii) furnish any additional financial statements, schedules, business or other financial data readily available and relating to the Company and its Subsidiaries reasonably requested by ETP, Merger Sub or their Representatives as may be reasonably necessary to consummate any such financing; (iii) provide reasonable direct contact between (x) senior management and advisors, including auditors, of the Company and (y) the proposed lenders, underwriters, initial purchasers or placement agents, as applicable, and/or Parent or ETP’s auditors, as applicable, in connection with, the financing, at reasonable times and upon reasonable advance notice; (iv) make available senior management of the Company and its Subsidiaries to provide reasonable assistance with Parent’s or ETP’s or their respective Subsidiaries’ preparation of business projections, financing documents, pro forma financial information, pro forma financial statements and offer materials; (v) obtain the cooperation and assistance of counsel to the Company and its Subsidiaries in providing customary legal opinions and other services; (vi) provide information, documents, authorization letters, opinions and certificates, enter into agreements (including indentures or supplemental indentures) and take other actions that are or may be customary in connection with the financing or necessary or desirable to permit Parent or ETP or their respective Subsidiaries’ to fulfill conditions or obligations under the financing documents, provided that such agreements entered into shall be conditioned upon, and shall not take effect until, the Effective Time; (vii) assist in the preparation of one or more confidential information memoranda, prospectuses, offering memoranda and other marketing and syndication materials reasonably requested by ETP; (viii) permit Parent’s or ETP’s or their respective Subsidiaries’ reasonable use of the Company’s and its Subsidiaries’ logos for syndication and underwriting, as applicable, in connection with any such financing (subject to advance review of and consultation with respect to such use), (ix) participate in a reasonable number of meetings and presentations with prospective lenders and investors, as applicable (including the participation in such meetings of the Company’s senior management) and (x) use commercially reasonable efforts to assist in procuring any necessary rating agency ratings or approvals.

(b) Notwithstanding anything in this Section 5.17 to the contrary, in fulfilling its obligations pursuant to this Section 5.17, (i) none of the Company, its Subsidiaries or its Representatives shall be required to pay any commitment or other fee, provide any security or incur any other liability in connection with any financing prior to the Effective Time, (ii) any requested cooperation shall not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, and (iii) ETP shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with such cooperation. ETP shall indemnify and hold harmless the Company and its Subsidiaries from and against any and all losses or damages actually suffered or incurred by them directly in connection with the arrangement of any such financing (other than to the extent related to information provided by the Company, its Subsidiaries or their respective Representatives).

(c) Upon the reasonable request of ETP, the Company shall use commercially reasonable efforts to amend the Susser MLP Credit Agreement prior to the Closing Date to permit the Merger and the other transactions contemplated hereby, shall consult with the ETP Parties on the terms of such amendment and shall reasonably cooperate to implement any additional amendments to the Susser MLP Credit Agreement that may be deemed reasonably necessary or beneficial by the ETP Parties; it being understood that the execution of an amendment to the Susser MLP Credit Agreement shall not be a condition to any party’s obligation to effect the Merger. “Susser MLP Credit Agreement” means, collectively, (a) the Revolving Credit Agreement among Susser MLP, as borrower, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, dated September 25, 2012 (the “Susser MLP Revolving Credit Agreement”), and (b) the Term Loan and Security Agreement between Susser MLP, as Borrower, and Bank of America, NA., as Lender, dated September 25, 2012.

Section 5.18 Obligations of HHI, Merger Sub, the Surviving Corporation and Parent. (a) Parent and ETP shall take all action necessary to cause HHI, Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

(b) Parent shall execute the Partnership Agreement Amendment as of immediately prior to the Effective Time.

ARTICLE VI.

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) No injunction by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect that prohibits the consummation of any of the Merger.

(c) Any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated.

(d) The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of ETP and Merger Sub set forth in (i) this Agreement (other than in Sections 4.2(a), 4.2(g), 4.10(b) and 4.10(c)) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to “materiality,” ETP Material Adverse Effect and similar qualifiers contained in such representations and warranties) would not, in the aggregate, reasonably be expected to have an ETP Material Adverse Effect, (ii) Sections 4.2(a) and 4.2(g) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for any immaterial inaccuracies, and (iii) Sections 4.10(b) and 4.10(c) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) or (iii), as applicable) only as of such date or period.

(b) ETP shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) ETP shall have delivered to the Company a certificate, dated the Closing Date and signed by the Chief Executive Officer or another senior officer of its general partner, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d) The Common Units to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e) ETP shall have received the following written opinions, on the basis of assumptions, representations and warranties set forth or referred to in such opinions, dated as of the Closing Date, in form and substance reasonably acceptable to the Company and upon which the Company and its counsel shall expressly be entitled to rely: (i) an opinion from Bingham McCutchen LLP to the effect that, for U.S. federal income tax purposes, ETP should not be treated as an investment company for purposes of Section 721(b) of the Code, and (ii) an opinion from Vinson & Elkins L.L.P. to the effect that for U.S. federal income tax purposes, at least 90% of the gross income of ETP for the most recent four complete calendar quarters ending before the Effective Time for which necessary financial information is available constitutes qualifying income within the meaning of Section 7704(d) of the Code and ETP is treated as a partnership for federal income tax purposes pursuant to Section 7704(c) of the Code. In rendering such opinions, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of ETP, Merger Sub or others reasonably requested by such counsel.

(f) The Company shall have received a written opinion from Gibson, Dunn & Crutcher LLP, on the basis of assumptions, representations and warranties set forth or referred to in such opinion, dated as of the Closing Date, to the effect that for U.S. federal income tax purposes the exchange of Company Common Stock for Common Units pursuant to the Merger should qualify as an exchange to which Section 721(a) of the Code applies. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of ETP, Merger Sub, the Company or others reasonably requested by such counsel and on the opinions described in Section 6.2(e).

(g) Parent shall have executed and delivered to the Company the Partnership Agreement Amendment substantially in the form set forth in Annex A to this Agreement (the “Partnership Agreement Amendment”), with such Partnership Agreement Amendment to be effective as of the Effective Time.

Section 6.3 Conditions to Obligation of ETP to Effect the Merger. The obligation of ETP to effect the Merger is further subject to the fulfillment (or the waiver by ETP, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of the Company set forth in (i) this Agreement (other than in Sections 3.2(a), 3.2(f), 3.10(b) and 3.10(c)) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to “materiality,” Company Material Adverse Effect and similar qualifiers contained in such representations and warranties) would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (ii) Sections 3.2(a) and 3.2(f) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for any immaterial inaccuracies, and (iii) Sections 3.10(b) and 3.10(c) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) and (iii), as applicable) only as of such date or period.

(b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) The Company shall have delivered to ETP a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b).

Section 6.4 Frustration of Closing Conditions. Neither the Company nor ETP may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s willful or intentional material breach of any provision of this Agreement.

ARTICLE VII.

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as provided in Section 7.1(g) or 7.1(h)):

(a) by the mutual written consent of the Company and ETP;

(b) by either the Company or ETP, if the Merger shall not have been consummated on or prior to November 30, 2014 (the “End Date”); provided, however, that if all of the conditions to Closing, other than the conditions set forth in Section 6.1(b) or Section 6.1(c), shall have been satisfied or shall be capable of being satisfied at such time, the End Date may be extended by either ETP or the Company from time to time by written notice to the other party up to a date not beyond January 31, 2015, the latest of any of which dates shall thereafter be deemed to be the End Date; and provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party if (i) the failure of the Closing to occur by such date shall be due to the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement and (ii) the other party has filed (and is then pursuing) an action seeking specific performance as permitted by Section 8.5;

(c) by either the Company or ETP, if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a party if such injunction was due to the failure of such party to perform any of its obligations under this Agreement;

(d) by either the Company or ETP, if the Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained;

(e) by the Company, if ETP or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, ETP does not cure such breach or failure within 30 days after receiving written notice from the Company describing such breach or failure in reasonable detail (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

(f) by ETP, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, the Company does not cure such breach or failure within 30 day after receiving written notice from ETP describing such breach or failure in reasonable detail (provided that ETP is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

(g) by ETP, prior to the Company Stockholder Approval (i) in the event of a Change of Recommendation, whether or not permitted by Section 5.4, or (ii) if the Company shall have willfully or intentionally breached any of its obligations under Section 5.4 or Section 5.5, other than in the case where (A) such willful or intentional breach is a result of an isolated action by a person that is a Representative of the Company (other than a director or senior officer of the Company), (B) such willful or intentional breach was not caused by, or within the actual knowledge of, the Company, (C) the Company takes reasonably appropriate actions to remedy such willful or intentional breach reasonably promptly upon discovery thereof and (D) ETP is not significantly harmed as a result thereof; and

(h) by the Company, prior to obtaining the Company Stockholder Approval and if the Company has complied in all material respects with its obligations under Section 5.4 (except for the obligations under Section 5.4(e), with which the Company shall have complied in all respects), in order to enter into a definitive agreement with respect to a Superior Offer (which definitive agreement shall be entered into concurrently with, or promptly following, the termination of this Agreement pursuant to this Section 7.1(h)); provided that any such purported termination by the Company pursuant to this Section 7.1(h) shall be void and of no force or effect unless the Company pays to ETP the Breakup Fee in accordance with Section 7.3(a).

Section 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the provisions of this Section 7.2, Section 7.3 and Article VIII), and there shall be no other liability on the part of the Company or ETP to the other except as provided in Section 7.3 and, subject to Section 7.3(g), liability arising out of or the result of, fraud or any willful or intentional breach of any covenant or agreement or willful or intentional breach of any representation or warranty in this Agreement occurring prior to termination or as provided for in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

Section 7.3 Breakup Fee; Expenses. (a) If this Agreement is terminated by the Company pursuant to Section 7.1(h), then the Company shall pay to ETP the Breakup Fee by wire transfer of same day federal funds to the account specified by ETP upon termination of this Agreement, and as a condition to the effectiveness of such termination.

(b) If this Agreement is terminated by ETP pursuant to Section 7.1(g), then the Company shall pay to ETP, within three (3) business days after the date of termination, the Breakup Fee by wire transfer of same day federal funds to the account specified by ETP.

(c) If (x) this Agreement is terminated by the Company or ETP pursuant to Section 7.1(d) and (y) prior to the Company Stockholders’ Meeting, any person (other than ETE, Parent, ETP, Merger Sub or any of their respective affiliates) shall have made an Acquisition Proposal, which shall have been publicly announced or publicly disclosed or otherwise publicly communicated to the Board of Directors of the Company and not have been withdrawn at least ten business days prior to the Company Stockholders’ Meeting, and (y) within twelve months after such termination of this Agreement the Company shall have consummated, or shall have entered into an agreement to consummate (which may be consummated after such twelve-month period), an Acquisition Transaction, then the Company shall pay to ETP an amount equal to the Breakup Fee, by wire transfer of same day federal funds to the account specified by ETP, on the earlier of the public announcement of the Company’s entry into such agreement or the consummation of any such Acquisition Transaction.

(d) If this Agreement is terminated by ETP pursuant to Section 7.1(f) and an Acquisition Proposal shall have been made for the Company on or prior to the Termination Date, whether or not publicly announced or publicly disclosed, then (i) the Company shall pay to ETP the ETP Expenses, by wire transfer of same day federal funds to the account specified by ETP within three (3) business days following the termination, and (ii) if within twelve months after such termination of this Agreement, the Company shall have consummated, or shall have entered into an agreement to consummate (which may be consummated after such twelve-month period), an Acquisition Transaction, then the Company shall pay to ETP an amount equal to the Breakup Fee less any ETP Expenses paid by the Company pursuant to this Section 7.3(d), by wire transfer of same day federal funds to the account specified by ETP, on the earlier of the public announcement of the Company’s entry into such agreement or the consummation of any such Acquisition Transaction.

(e) Solely for purposes of this Section 7.3, “Acquisition Transaction” shall have the meaning ascribed thereto in Section 5.4, except that all references to twenty-five percent (25%) shall be changed to seventy-five percent (75%).

(f) As used in this Agreement, “ETP Expenses” means the documented out-of-pocket expenses incurred and paid by or on behalf of the ETP Parties and ETE to any unaffiliated third-party in connection with the Merger and the other transactions contemplated by this Agreement, including any documented commitment, underwriting, extension, ticking, structuring, fronting, duration, upfront fees or similar fees required to be paid in connection with arranging financing for the transactions contemplated by this Agreement; provided that in no event shall the ETP Expenses exceed $10 million.

(g) As used in this Agreement, “Breakup Fee” means $68 million.

(h) Upon payment of the Breakup Fee and/or the ETP Expenses, as applicable, to ETP pursuant to Section 7.3(a), 7.3(b), 7.3(c) or 7.3(d), the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to ETP or its unitholders; provided that nothing herein shall release any party from liability arising out of or the result of fraud or a willful or intentional breach of this Agreement. The parties acknowledge and agree that in no event shall the Company be required to pay the Breakup Fee, as applicable, on more than one occasion. In addition, the parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, neither party would enter into this Agreement. If the Company fails to pay promptly the amounts due pursuant to this Section 7.3, the Company will also pay to ETP interest on the unpaid amount under this Section 7.3, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by The Wall Street Journal and the reasonable out-of-pocket expenses (including legal fees) in connection with any action taken to collect payment. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 8.2 Expenses. Except as set forth in Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except that fees and expenses incurred in connection with the printing, filing and mailing of the Proxy Statement/Prospectus and Form S-4 (including applicable SEC filing fees) shall be borne equally by ETP and the Company.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.5 Jurisdiction; Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and all such rights and remedies at law or in equity shall be cumulative, except as may be limited by Section 7.3. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 8.7; provided, however, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the party to be notified, provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 8.7 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 8.7; or (c) when delivered by a courier (with confirmation of delivery); in each case to the party to be notified at the following address:

To Parent, ETP or Merger Sub:

Energy Transfer Partners, L.P.

3738 Oak Lawn Avenue

Dallas, Texas 75219

Facsimile:    (214) 981-0706

Attention:     Thomas P. Mason, Senior Vice President, General

                     Counsel and Secretary

Email:          Tom.Mason@energytransfer.com

with copies to:

Vinson & Elkins L.L.P.

1001 Fannin Street

Suite 2500

Houston, Texas 77002

Facsimile:    (713) 615-5650

Attention:    W. Matthew Strock, Esq.

                      Lande A. Spottswood, Esq.

Email:           mstrock@velaw.com

                      lspottswood@velaw.com

To ETE:

Energy Transfer Equity, L.P.

3738 Oak Lawn Avenue

Dallas, Texas 75219

Facsimile:    (214) 981-0706

Attention:     Jamie Welch.

                      Group Chief Financial Officer and Head of Business

                      Development

Email:           Jamie.Welch@energytransfer.com

To the Company:

Susser Holdings Corporation

4525 Ayers Street

Corpus Christi, Texas 78415

Facsimile:    (361) 884-2494

Attention:    E.V. Bonner, Jr.

                     Executive Vice President,

                     Secretary and General Counsel

Email:          EBonner@susser.com

with copies to:

Gibson, Dunn & Crutcher LLP

2100 McKinney Avenue, Suite 1100

Dallas, Texas 75201-6912

Facsimile:    (214) 571-2980

Attention:    Jay Tabor, Esq.

Email:          jtabor@gibsondunn.com

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties; provided, however, that (i) Merger Sub may assign any of its rights and delegate any of its obligations hereunder to a wholly owned direct or indirect Subsidiary of ETP without the prior written consent of the Company, but no such assignment shall relieve Merger Sub of any of its obligations hereunder and (ii) ETP may assign any of its rights (but not delegate any of its obligations) under this Agreement to one or more wholly owned direct or indirect subsidiaries of ETP without the prior written consent of the Company. Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section shall be null and void.

Section 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement. This Agreement together with the exhibits hereto, schedules hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any person other than the parties hereto.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, ETP, Parent and Merger Sub (and, if such amendment would (i) expand the obligations of ETE under this Agreement or the Partnership Agreement Amendment or (ii) amend any provision of Section 5.2(b)(iv)(E) or Article VIII in a manner that would apply to ETE, also in writing and signed by ETE) or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 No Third-Party Beneficiaries. Each of ETP, Parent, HHI, Merger Sub, ETE and the Company agrees that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and (b) except for (i) the provisions of Section 5.11 and (ii) the right of the Company’s stockholders to receive the Merger Consideration on the terms and conditions of this Agreement, this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 8.14 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this

Agreement, unless the context otherwise requires. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.15 Definitions.

(a) General Definitions. References in this Agreement to “Subsidiaries” of any party means any corporation, partnership, association, trust or other form of legal entity of which (i) fifty percent (50%) or more of the voting power of the outstanding voting securities are on the date hereof directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner (or equivalent) on the date hereof (excluding Regency Energy Partners LP, a Delaware limited partnership, or any of its Subsidiaries). References in this Agreement (except as specifically otherwise defined) to “affiliates” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person (excluding Regency Energy Partners LP, a Delaware limited partnership, or any of its Subsidiaries). As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to ETP and its Subsidiaries, the actual knowledge, without any duty of investigation, of the individuals listed in Section 8.15(a) of the ETP Disclosure Schedule and (ii) with respect to the Company and its Subsidiaries, the actual knowledge, without any duty of investigation, of the individuals listed on Section 8.15(a) of the Company Disclosure Schedule. As used in this Agreement, “business day” means any day other than a Saturday, Sunday or other day on which the banks in New York are authorized by law or executive order to remain closed.

(b) Certain Specified Definitions. As used in this Agreement:

(i) “Susser Credit Agreement” shall mean the Second Amended and Restated Credit Agreement, dated as of April 3, 2013, among the Company, Susser Holdings, L.L.C. and the Lenders party thereto.

(ii) “willful or intentional breach” means a material breach, or failure to perform, that is the consequence of an act or omission with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement.

(iii) “ETP Leased Real Property” means property subject to a lease, sublease or other agreement under which ETP or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property (or real property at which material operations of ETP or any of its Subsidiaries are conducted).

(iv) “ETP Owned Real Property” means each material real property (and each real property at which material operations of ETP or any of its Subsidiaries are conducted) owned by ETP or any Subsidiary, other than ETP Leased Real Property and Rights-of-Way.

(c) Definitions Appearing Elsewhere. Each of the following terms is defined in the section of this Agreement set forth opposite such term:

2014 LTIP Unit	Section 5.6(f)
Acquisition Proposal	Section 5.4(i)(i)
Acquisition Transaction	Section 7.3(e), Section 5.4(i)(ii)
Action	Section 5.11(b)
Additional Transactions	Section 1.1(c)
Adjusted Phantom Unit	Section 5.6(e)
Adjusted Restricted Unit	Section 5.6(d)
affiliates	Section 8.15(a)
Agreement	Preamble
Available Cash Election Amount	Section 2.1(a)(ii)
Benefit Plans	Section 5.7(b)
Breakup Fee	Section 7.3(g)
business day	Section 8.15(a)
Cancelled Shares	Section 2.1(b)(i)
Cash Election	Section 2.1(a)(ii)
Cash Election Amount	Section 2.1(a)(ii)
Cash Election Consideration	Section 2.1(a)(ii)
Cash Election Share	Section 2.1(a)(ii)
Cash Fraction	Section 2.1(a)(ii)
Certificate of Merger	Section 1.3
Certificates	Section 2.3(b)
Change of Recommendation	Section 5.4(d)
Class E Units	Section 4.2(a)
Class G Units	Section 4.2(a)
Class H Units	Section 4.2(a)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Common Unit Election	Section 2.1(a)(iii)
Common Unit Election Consideration	Section 2.1(a)(iii)
Common Unit Election Share	Section 2.1(a)(iii)
Common Units	Section 2.1(a)(i)
Company	Preamble
Company 2013 EIP	Section 5.6(d)
Company 2014 Budget	Section 5.1(b)(E)
Company 401(k) Plan	Section 5.7(d)
Company Approvals	Section 3.3(b)
Company Balance Sheet Date	Section 3.6
Company Benefit Plans	Section 3.9(a)
Company Common Stock	Section 2.1(a)
Company Disclosure Schedule	Article III
Company Employees	Section 3.14(a)
Company Equity Awards	Section 5.6(c)
Company ESPP	Section 5.6(g)
Company Intellectual Property	Section 3.15(a)
Company Leased Real Property	Section 3.16(a)
Company Material Adverse Effect	Section 3.1(b)
Company Material Contracts	Section 3.19(a)
Company Option	Section 5.6(a)

Company Organizational Documents	Section 3.1(c)
Company Owned Real Property	Section 3.16(a)
Company Permits	Section 3.7(b)
Company Permitted Lien	Section 3.2(i)
Company Preferred Stock	Section 3.2(a)
Company Real Property Leases	Section 3.16(a)
Company Recommendation	Section 3.3(a)
Company RSU Award	Section 5.6(b)
Company SEC Documents	Section 3.4(a)
Company Stockholder Approval	Section 3.3(a)
Company Transaction Documents	Section 3.3(a)
Confidentiality Agreement	Section 5.3(b)
Contract	Section 3.19(a)
control	Section 8.15(a)
controlled by	Section 8.15(a)
Current Employees	Section 5.7(a)
Delaware LLC Act	Section 3.2(e)
Delaware LP Act	Section 3.2(e)
DGCL	Recitals
Dissenting Shares	Section 2.1(f)
Effective Time	Section 1.3
Election Deadline	Section 2.2(b)
Election Form	Section 2.2(a)
Election Form Record Date	Section 2.2(a)
End Date	Section 7.1(b)
Environmental Law	Section 3.8(b)(i)
Equity Award Consideration	Section 5.6(h)
Equity Award Exchange Ratio	Section 5.6(h)
ERISA	Section 5.7(b)
ERISA Affiliate	Section 3.9(a)
ERISA Effective Date	Section 5.7(d)
ETE	Preamble
ETP	Preamble
ETP Acquisition Transaction	Section 5.2(b)(F)
ETP Approvals	Section 4.3(b)
ETP Balance Sheet Date	Section 4.6
ETP Benefit Plans	Section 4.9(a)
ETP Certificate of Limited Partnership	Section 4.1(c)
ETP Disclosure Schedule	Article IV
ETP Equity Plans	Section 4.2(a)
ETP Expenses	Section 7.3(f)
ETP IDRs	Section 4.2(a)
ETP Leased Real Property	Section 8.15(b)(iii)
ETP Material Adverse Effect	Section 4.1(b)
ETP Material Contracts	Section 4.16(a)
ETP Organizational Documents	Section 4.1(c)
ETP Owned Real Property	Section 8.15(b)(iv)
ETP Parties	Preamble
ETP Partnership Agreement	Section 4.1(c)
ETP Permits	Section 4.7(b)
ETP Permitted Lien	Section 4.2(h)
ETP SEC Documents	Section 4.4(a)

ETP Transaction Documents	Section 4.3(a)
Excess Shares	Section 2.1(d)
Exchange Act	Section 3.3(b)
Exchange Agent	Section 2.3(a)
Exchange Fund	Section 2.3(a)
Form S-4	Section 3.12
GAAP	Section 3.4(b)
General Partner Interest	Section 4.2(a)
Governmental Entity	Section 3.3(b)
Hazardous Materials	Section 3.8(b)(iii)
HHI	Preamble
HHI Loan	Section 1.1(a)
HSR Act	Section 3.3(b)
Indemnified Party	Section 5.11(b)
Intervening Event	Section 5.4(i)(iii)
IT Assets	Section 3.15(c)
knowledge	Section 8.15(a)
Law	Section 3.7(a)
Laws	Section 3.7(a)
Lien	Section 3.3(c)
Mailing Date	Section 2.2(a)
Maximum Amount	Section 5.11(c)
Merger	Recitals
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
Mixed Consideration Election Share	Section 2.1(a)(i)
Mixed Election	Section 2.1(a)(i)
Mixed Election Consideration	Section 2.1(a)(i)
New Plans	Section 5.7(b)
No Election Shares	Section 2.2(b)
NYSE	Section 3.3(b)
Old Plans	Section 5.7(b)
Parent	Preamble
Parent 401(k) Plan	Section 5.7(e)
Parent GP	Recitals
Partnership Agreement Amendment	Section 6.2(g)
Permitted Encumbrances	Section 3.16(a)
person	Section 8.15(a)
Post-Closing Transactions	Section 1.1(c)
Post-Signing Restricted Share	Section 5.6(d)
Post-Signing Restricted Unit	Section 5.6(e)
Pre-Closing Transactions	Section 1.1(a)
Pro Rata Bonus	Section 5.7(h)
Proxy Statement/Prospectus	Section 3.12
Regulatory Law	Section 5.8(g)
Remedies Exceptions	Section 3.16(a)
Representatives	Section 5.3(a)
Restricted Shares	Section 5.6(c)
Rights-of-Way	Section 3.2(j)
Sarbanes-Oxley Act	Section 3.5(a)
SEC	Section 3.4(a)
Securities Act	Section 3.3(b)

Share	Section 2.1(a)
Standard Cash Consideration	Section 2.1(a)(i)
Standard Common Unit Consideration	Section 2.1(a)(i)
Stockholders’ Meeting	Section 5.5(b)
Subsidiaries	Section 8.15(a)
Subsidiary Shares	Section 2.1(b)(ii)
Sunoco MLP	Section 4.2(b)
Sunoco MLP Partnership Agreement	Section 4.2(b)
Superior Offer	Section 5.4(i)(iv)
Support Agreements	Recitals
Surviving Corporation	Section 1.1(b)
Susser Credit Agreement	Section 8.15(b)(i)
Susser MLP	Section 3.2(a)
Susser MLP Certificate of Limited Partnership	Section 3.1(c)
Susser MLP Common Units	Section 3.2(a)
Susser MLP Credit Agreement	Section 5.17(c)
Susser MLP Equity Plans	Section 3.2(a)
Susser MLP General Partner Interest	Section 3.2(a)
Susser MLP GP	Section 3.5(b)
Susser MLP IDRs	Section 3.2(a)
Susser MLP Partnership Agreement	Section 3.1(c)
Susser MLP Revolving Credit Agreement	Section 5.17(c)
Susser MLP Subordinated Units	Section 3.2(a)
Systems	Section 3.8(b)(ii)
Tax Return	Section 3.13(h)
Taxes	Section 3.13(h)
Terminated Company 401(k) Plan	Section 5.7(e)
Termination Date	Section 5.1(a)
Total Cash Consideration	Section 1.1(a)
under common control with	Section 8.15(a)
Unit Issuance	Section 4.3(a)
willful or intentional breach	Section 8.15(b)(ii)

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ENERGY TRANSFER PARTNERS, L.P.

By: Energy Transfer Partners GP, L.P., its general partner

	By:	Energy Transfer Partners, L.L.C., its general partner

	By:	/s/ Martin Salinas, Jr.
		Name:	Martin Salinas, Jr.
		Title:	Chief Financial Officer

DRIVE ACQUISITION CORPORATION

By:	/s/ Martin Salinas, Jr.
	Name:	Martin Salinas, Jr.
	Title:	Chief Financial Officer

HERITAGE HOLDINGS, INC.

By:	/s/ Martin Salinas, Jr.
	Name:	Martin Salinas, Jr.
	Title:	Chief Financial Officer

ENERGY TRANSFER PARTNERS GP, L.P.

By: Energy Transfer Partners, L.L.C., its general partner

By:	/s/ Martin Salinas, Jr.
	Name:	Martin Salinas, Jr.
	Title:	Chief Financial Officer

ENERGY TRANSFER EQUITY, L.P.

By:	LE GP, LLC, its general partner

By:	/s/ John W. McReynolds
	Name:	John W. McReynolds
	Title:	President

[Signature Page to Agreement and Plan of Merger]

SUSSER HOLDINGS CORPORATION

By:	/s/ Sam L. Susser
	Name:	Sam L. Susser
	Title:	Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX B

SUPPORT AGREEMENT

This SUPPORT AGREEMENT, dated as of April 27, 2014 (this “Agreement”), is by and among Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”), Drive Acquisition Corporation, a Delaware corporation and direct wholly owned subsidiary of ETP (“Merger Sub,” and together with ETP, the “ETP Parties”), Sam L. Susser and Susser Family Limited Partnership (the “Stockholders”).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, the ETP Parties, Energy Transfer Partners GP, L.P., a Delaware limited partnership and the general partner of ETP, Heritage Holdings, Inc., a Delaware corporation and indirect wholly owned subsidiary of ETP, Susser Holdings Corporation, a Delaware corporation (the “Company”), and, solely for the purposes of Section 5.2(b)(iv)(E) and Article VIII therein, Energy Transfer Equity, L.P., a Delaware limited partnership, are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, subject to the terms and conditions therein, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving entity as a direct and indirect wholly owned subsidiary of ETP, and each share of common stock of the Company (“Company Common Stock”) will be converted into the right to receive the merger consideration specified therein; and

WHEREAS, as of the date hereof, each Stockholder is the record or beneficial owner in the aggregate of, and has the right to vote and dispose of, the number of shares of Company Common Stock set forth opposite such Stockholder’s name on Schedule I hereto; and

WHEREAS, as a material condition and inducement to the ETP Parties to enter into the Merger Agreement, the ETP Parties have required that the Stockholders agree, and each Stockholder has agreed, to enter into this agreement and abide by the covenants and obligations with respect to the Covered Shares (as hereinafter defined) set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

GENERAL

Section 1.1 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Company Entity” means each of the Company and its Subsidiaries.

“Covered Shares” means, with respect to each Stockholder, such Stockholder’s Existing Shares, together with any shares of Company Common Stock that such Stockholder acquires, either beneficially or of record, on or after the date hereof, including any shares of Company Common Stock received as dividends, as a result of a split, reverse split, combination, merger, consolidation, reorganization, reclassification, recapitalization or similar transaction or upon exercise of any option, warrant or other security or instrument exercisable, convertible or exchangeable into shares of Company Common Stock, but excluding any shares of Company Common Stock Transferred by a Stockholder pursuant to clause (ii) of the definition of Permitted Transfer.

“Existing Shares” means, with respect to each Stockholder, all shares of Company Common Stock owned, either beneficially or of record, by such Stockholder on the date of this Agreement.

“Permitted Transfer” means a Transfer by a Stockholder of (i) any Covered Shares to an Affiliate of such Stockholder or for estate planning, provided that any such transferee agrees in writing to assume all of such transferring Stockholder’s obligations hereunder in respect of the Covered Shares subject to such Transfer and to be bound by, and comply with, the terms of this Agreement, with respect to the Covered Shares subject to such Transfer, and all other Covered Shares owned beneficially or of record from time to time by such transferee, to the same extent as such Stockholder is bound hereunder (ii) up to 100,000 Covered Shares for charitable purposes.

“Transfer” means, directly or indirectly, to sell, transfer, assign or otherwise dispose of (whether by merger or consolidation (including by conversion into securities or other consideration as a result of such merger or consolidation), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, conversion, assignment or other disposition of (whether by merger or consolidation (including by conversion into securities or other consideration as a result of such merger or consolidation), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

ARTICLE 2

VOTING

Section 2.1 Agreement to Vote Covered Shares; Agreement to Make Common Unit Election.

(a) Agreement to Vote Covered Shares. Each Stockholder hereby irrevocably and unconditionally agrees that, during the term of this Agreement, at any meeting of the stockholders of the Company properly called, including any adjournment or postponement thereof, and in connection with any written consent of the stockholders of the Company (or any class or subdivision thereof) properly delivered, the Stockholder shall, in each case to the fullest extent that the Covered Shares are entitled to vote thereon or consent thereto, solely in their capacity as the beneficial owners of the Covered Shares and not in any other capacity including as a director or officer of the Company, as applicable:

(i) appear at each such meeting or otherwise cause its Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares:

(A) in favor of the approval or adoption of, or consent to, the Merger Agreement, and any other action submitted for the vote or written consent of stockholders of the Company pursuant to the Merger Agreement;

(B) against the approval or adoption of (x) any Acquisition Proposal or any other action, agreement, transaction or proposal made in opposition to the approval of the Merger Agreement or inconsistent with the Merger and the other transactions contemplated by the Merger Agreement, or (y) any action, agreement, transaction or proposal that is intended, or would reasonably be expected, to result in a material breach of any covenant, agreement, representation, warranty or any other obligation of the Company contained in the Merger Agreement or of such Stockholder contained in this Agreement; and

(C) against any action, agreement, transaction or proposal that is intended, would reasonably be expected, or the result of which would reasonably be expected, to materially impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Merger or the other transactions contemplated by the Merger Agreement, including but not limited to the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement and actions requested or expressly permitted by ETP): (1) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving a Company Entity; (2) a sale, lease or transfer of a material amount of assets of a Company Entity, or a reorganization, recapitalization, dissolution, liquidation or winding up of a Company Entity; (3) (x) any change in a majority of persons who constitute the Board of Directors of the Company as of the date hereof, except for changes requested or expressly permitted by ETP, (y) any change in the present capitalization of the Company or any amendment to any charter, bylaws, limited liability company agreement, limited partnership agreement or other company constituent document of any Company Entity, or (z) any other material change in a Company Entity’s organizational structure or business.

(b) Agreement to Make Common Unit Election. Each Stockholder hereby irrevocably and unconditionally agrees to make a Common Unit Election (as defined in, and for purposes of, Section 2.1(a)(iii) of the Merger Agreement), with respect to all of its Covered Shares, in accordance with the election procedures set forth in Section 2.2 of the Merger Agreement, as promptly as reasonably practicable following its receipt of an Election Form with respect to its Covered Shares, and to cause such election to remain valid and effective at all times until and including the Effective Time. Each Stockholder understands and agrees that by making such Common Unit Election it will, subject to the terms and conditions of the Merger Agreement, be entitled to receive Common Units (and cash in lieu of fractional Common Units) in consideration for its Covered Shares, and that, except as set forth in Section 2.1(a)(iii) of the Merger Agreement, it will not be entitled to receive any cash consideration (other than cash in lieu of fractional Common Units) as consideration for its Covered Shares.

Section 2.2 No Inconsistent Agreements. Each Stockholder hereby represents, covenants and agrees that, except for this Agreement, such Stockholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to its Covered Shares, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to its Covered Shares and (c) has not taken and shall not take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling such Stockholder from performing in any material respect any of its obligations under this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Stockholders. Each Stockholder (except to the extent otherwise provided herein) hereby represents and warrants to the ETP Parties, severally for itself and with respect to its Covered Shares only, and not jointly with the other Stockholders or with respect to the Covered Shares of any other Stockholder, as follows:

(a) Authorization; Validity of Agreement; Necessary Action. Such Stockholder has the requisite power and authority and/or capacity to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery by such Stockholder of this Agreement and the performance by it of the obligations hereunder have been duly and validly authorized by such Stockholder and no other actions or proceedings are required on the part of such Stockholder to authorize the execution and delivery of this Agreement or the performance by such Stockholder of its obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery of this Agreement by the ETP Parties, constitutes a legal, valid and binding agreement of such Stockholder, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(b) Ownership. Such Stockholder is the record or beneficial owner of, and has good title to, its Existing Shares, free and clear of any Liens, except as may be provided for in this Agreement. All of such Stockholder’s Covered Shares from the date hereof through and on the Closing Date will be beneficially or legally owned by such Stockholder, except in the case of a Permitted Transfer of any Covered Shares (in which case this representation shall, with respect to such Covered Shares, be made by the transferee of such Covered Shares). Except as provided for in this Agreement, such Stockholder has and will have at all times through the Closing Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article 2 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Existing Shares and with respect to all of such Stockholder’s Covered Shares at any time through the Closing Date, except in the case of a Permitted Transfer (in which case this representation shall, with respect to such Covered Shares, be made by the transferee of such Covered Shares). Such Stockholder does not, directly or indirectly, legally or beneficially own or have any option, warrant or other right to acquire any securities of a Company Entity that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of a Company Entity that are or may by their terms become entitled to vote, nor is such Stockholder subject to any contract, agreement, arrangement, understanding or relationship, other than this Agreement, that obligates it to vote, acquire or dispose of any securities of a Company Entity.

(c) No Violation. Neither the execution and delivery of this Agreement by such Stockholder nor its performance of its obligations under this Agreement will (i) result in a violation or breach of, or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase under, or result in the creation of any Lien (other than under this Agreement) upon any of the properties, rights or assets (including but not limited to its Existing Shares) owned by such Stockholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which it or any of its respective properties, rights or assets may be bound, (ii) violate any Law applicable to such Stockholder or any of its properties, rights or assets, or (iii) result in a violation or breach of or conflict with its organizational and governing documents, except in the case of clause (i) as would not reasonably be expected to prevent or materially delay the ability of such Stockholder to perform its obligations hereunder.

(d) Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is necessary to be obtained or made by such Stockholder in connection with its execution, delivery and performance of this Agreement, except for any reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

(e) Reliance by ETP. Such Stockholder understands and acknowledges that the ETP Parties are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and obligations of such Stockholder contained herein.

(f) Adequate Information. Such Stockholder acknowledges that it is a sophisticated party with respect to its Covered Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon any of the ETP Parties and based on such information as such Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Stockholder acknowledges that no ETP Party has made or is making any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement.

Section 3.2 Representations and Warranties of ETP. ETP hereby represents and warrants to each Stockholder that the execution and delivery of this Agreement by ETP and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the board of directors of the general partner of the general partner of ETP. The ETP Parties acknowledge that no Stockholder has made and no Stockholder is making any representation or warranty of any kind except as expressly set forth in this Agreement.

ARTICLE 4

OTHER COVENANTS

Section 4.1 Prohibition on Transfers, Other Actions.

(a) Each Stockholder hereby agrees, except for a Permitted Transfer, not to (i) Transfer any of the Covered Shares, beneficial ownership thereof or any other interest therein, (ii) enter into any agreement, arrangement or understanding, or take any other action, that violates or conflicts with, or would reasonably be expected to violate or conflict with, or would reasonably be expected to result in or give rise to a violation of or conflict with, such Stockholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any action that would restrict or otherwise affect such Stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be null and void.

(b) Each Stockholder agrees that if it attempts to Transfer (other than a Permitted Transfer), vote or provide any other Person with the authority to vote any of the Covered Shares other than in compliance with this Agreement, such Stockholder shall unconditionally and irrevocably (during the term of this Agreement) instruct the Company to not, (i) permit any such Transfer on its books and records, (ii) issue a book-entry interest or a new certificate representing any of the Covered Shares, or (iii) record such vote unless and until such Stockholder has complied in all respects with the terms of this Agreement.

(c) Each Stockholder agrees that it shall not, and shall cause each of its controlled Affiliates to not, become a member of a “group” (as that term is used in Section 13(d) of the Exchange Act) that such Stockholder or such controlled Affiliate is not currently a part of and that has not been disclosed in a filing with the SEC prior to the date hereof (other than with the ETP Parties including as a result of entering into this Agreement) for the purpose of opposing or competing with the transactions contemplated by the Merger Agreement.

(d) Each Stockholder agrees not to take any action that would make any of its representations or warranties contained herein untrue or incorrect in any material respect or would reasonably be expected to have the effect of preventing, impeding or interfering with or adversely affecting in any material respect its performance of its obligations under or contemplated by this Agreement.

Section 4.2 Further Assurances. Each of the parties hereto agrees that it will use its commercially reasonable efforts to do all things reasonably necessary to effectuate the provisions of this Agreement.

Section 4.3 Waiver of Appraisal Rights and Claims. Each Stockholder hereby waives any and all rights of appraisal or rights to dissent from the consummation of the Merger and any transactions contemplated by the Merger Agreement.

ARTICLE 5

NO SOLICITATION

Section 5.1 No Solicitation. Prior to the termination of this Agreement, each Stockholder, solely in their capacity as the beneficial owners of the Covered Shares and not in any other capacity including as a director or officer of the Company, as applicable, (a) shall not, directly or indirectly, take any action with respect to any Acquisition Proposal that the Company is prohibited from taking under Section 5.4 of the Merger Agreement and (b) shall, to the extent required of the Company by Section 5.4 of the Merger Agreement, immediately cease and cause to be terminated all existing discussions or negotiations with any third party conducted prior to the date of this Agreement that relate to any Acquisition Proposal.

Notwithstanding any provision in this Agreement to the contrary, the Stockholders have entered into this Agreement solely in their capacity as the beneficial owners of the Covered Shares, and nothing herein shall limit or effect any actions taken by any Stockholder or Representative of a Stockholder in such Stockholder’s or such Representative’s capacity as a director or officer of the Company. In addition, for purposes of this Agreement, the Company shall be deemed not to be an Affiliate of any of the Stockholders, and any officer, director, employee, agent or advisor of the Company (in each case, in their capacities as such), shall be deemed not to be a Representative of a Stockholder.

ARTICLE 6

MISCELLANEOUS

Section 6.1 Termination. This Agreement shall remain in effect until the earliest to occur of (a) the Effective Time, (b) a Change of Recommendation, (c) the termination of the Merger Agreement in accordance with the terms thereof, and (d) the mutual written consent of the ETP Parties, on the one hand, and all of the Stockholders, on the other hand, to terminate this Agreement, upon which, in each case, this Agreement shall terminate and be of no further force and effect with respect to all parties hereto. In addition, ETP may terminate this Agreement with respect to all or any portion of any Stockholder’s Covered Shares by delivering a written notice to such Stockholder stating the portion of such Stockholder’s Covered Shares with respect to which this Agreement is terminated (in which case such Stockholder’s obligations hereunder shall terminate only with respect to the portion of its Covered Shares so identified). Nothing in this Section 6.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for any breach of this Agreement occurring prior to such termination.

Section 6.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in any ETP Party any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefit relating to the Covered Shares of any Stockholder shall remain vested in and belong to such Stockholder, and ETP shall have no authority to direct such Stockholder in the voting or disposition of any of its Covered Shares, except as otherwise provided herein.

Section 6.3 Publicity. Each Stockholder hereby permits ETP and the Company to include and disclose in the Proxy Statement/Prospectus, and in such other schedules, certificates, applications, agreements or documents as such entities mutually determine to be necessary or appropriate in connection with the consummation of the Merger and the transactions contemplated by the Merger Agreement such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s commitments, arrangements and understandings pursuant to this Agreement. ETP and the Company hereby permit each Stockholder to disclose this Agreement and the transactions contemplated by the Merger Agreement in any reports required to be filed by such Stockholder or any of its Affiliates under Sections 13(d) and 16 of the Exchange Act.

Section 6.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the party to be notified, provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 6.4 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 6.4; or (c) when delivered by a courier (with confirmation of delivery); in each case to the party to be notified at the following address:

If to ETP or Merger Sub, to:

Energy Transfer Partners, L.P.

3738 Oak Lawn Avenue

Dallas, Texas 75219

Attention: Thomas P. Mason, Senior Vice President, General Counsel and Secretary

Facsimile: (214) 981-0706

Email: Tom.Mason@energytransfer.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin Street

Suite 2500

Houston, Texas 77002

Facsimile: (713) 615-5650

Attention:  W. Matthew Strock, Esq.

                  Lande A. Spottswood, Esq.

Email:       mstrock@velaw.com

                   lspottswood@velaw.com

If to any Stockholder, to the address set forth below such Stockholder’s name on Schedule I hereto.

Section 6.5 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

Section 6.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 6.7 Entire Agreement. This Agreement and, solely to the extent of the defined terms referenced herein, the Merger Agreement, together with the schedule annexed hereto, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any person other than the parties hereto.

Section 6.8 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER AT LAW, IN CONTRACT OR IN TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

(b) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.9 Amendment; Waiver. The obligations of any Stockholder hereunder may not be modified or amended except by an instrument in writing signed by ETP and by each Stockholder with respect to which such modification or amendment will be effective. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the party benefiting from such waiver. No amendment or waiver shall be permitted or effective without the prior written consent of the Company.

Section 6.10 Jurisdiction; Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to a valid termination of this Agreement pursuant to Section 6.1 herein, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and all such rights and remedies at law or in equity shall be cumulative. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.10 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 6.4; provided, however, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law. The parties further agree that, by seeking the remedies provided for in this Section 6.10, no party hereto shall in any respect waive its right to seek any other form of relief that may be available to it under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 6.10 are not available or otherwise are not granted.

Section 6.11 Severability. To the fullest extent permitted by law, any term or provision of this Agreement, or the application thereof, that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is illegal, void, invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any illegal, void, invalid or unenforceable term or provision with a term or provision that is legal, valid and enforceable and that comes closest to expressing the intention of the illegal, void, invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. To the fullest extent permitted by law, in the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the original economic, business and other purposes of such invalid or unenforceable term as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 6.12 Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the actions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

Section 6.13 Successors and Assigns; Third Party Beneficiaries.

(a) Except in connection with a Permitted Transfer, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Any assignment in violation of the foregoing shall be null and void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

(b) Other than the Company with respect to Section 6.3 hereof, this Agreement is not intended to and shall not confer upon any Person (other than the parties hereto) any rights or remedies hereunder.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ETP:

ENERGY TRANSFER PARTNERS, L.P.

By: Energy Transfer Partners GP, L.P., its general partner

By: Energy Transfer Partners, L.L.C., its general partner

By:	/s/ Martin Salinas, Jr.
Name: Martin Salinas, Jr.
Title: Chief Financial Officer

MERGER SUB:

DRIVE ACQUISITION CORPORATION

By:	/s/ Martin Salinas, Jr.
Name: Martin Salinas, Jr.
Title: Chief Financial Officer

[Signature Page of ETP and Merger Sub to Support Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

STOCKHOLDERS:

By:	/s/ Sam L. Susser	SUSSER FAMILY LIMITED PARTNERSHIP
Name: Sam L. Susser

		By:	SUSSER FAMILY PARTNERSHIP GP LLC

		By:	/s/ Sam L. Susser
Name: Sam L. Susser
Title: President

[Signature Page of Stockholders to Support Agreement]

Schedule I

Stockholder	Address	Shares of Company Common Stock Held Beneficially or of-Record
Susser Family Limited Partnership	C/O Susser Holdings Corporation, 4525 Ayers Street, Corpus Christi, Texas 78415	2,263,767

Sam L. Susser	C/O Susser Holdings Corporation, 4525 Ayers Street, Corpus Christi, Texas 78415	90,128

[Schedule I to Support Agreement]

ANNEX C

April 27, 2014

The Board of Directors

Susser Holdings Corporation

4525 Ayers Street

Corpus Christi, TX 78415

The Board of Directors:

We understand that Susser Holdings Corporation (“Susser”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”) dated as of April 27, 2014, by and among Susser, Energy Transfer Partners, L.P. (“ETP”), Energy Transfer Partners GP, L.P., general partner of ETP, Heritage Holdings, Inc., an indirect wholly owned subsidiary of ETP, Drive Acquisition Corporation, a direct wholly owned subsidiary of ETP (“Merger Sub”), and, solely for purposes of certain provisions of the Agreement, Energy Transfer Equity, L.P., pursuant to which, among other things, Merger Sub will merge with and into Susser (the “Merger”), with Susser surviving the Merger as a direct and indirect wholly owned subsidiary of ETP. Pursuant to the terms of the Agreement, each issued and outstanding share of common stock, par value $0.01 per share, of Susser (“Susser Common Stock”) immediately prior to the Effective Time (other than Cancelled Shares, Subsidiary Shares and Dissenting Shares) will be converted into the right to receive, at the election of the holder thereof and subject to certain limitations and proration procedures set forth in the Agreement (as to which we express no view or opinion), the following consideration (collectively, the “Merger Consideration”): (I) $40.125 in cash without interest (the “Standard Cash Consideration”) and common units representing limited partner interests in ETP (“ETP Common Units”) of 0.7253 of a validly issued, fully paid and nonassessable ETP Common Unit (the “Standard Common Unit Consideration” and together with the Standard Cash Consideration, the “Mixed Election Consideration”), (ii) $80.25 in cash without interest (the “Cash Election Consideration”) or (iii) 1.4506 validly issued, fully paid and nonassessable ETP Common Units (the “Common Unit Election Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement and terms used herein and not defined shall have the meanings ascribed to such terms in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Susser Common Stock (other than Cancelled Shares, Subsidiary Shares and Dissenting Shares) of the Merger Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to Susser and ETP;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Susser furnished to or discussed with us by the management of Susser, including certain financial forecasts relating to Susser prepared by the management of Susser (such forecasts, “Susser Forecasts”);

(iii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of ETP furnished to or discussed with us by the management of ETP, including certain financial forecasts relating to ETP prepared by the management of ETP (such forecasts, “ETP Forecasts”);

(iv)	reviewed certain estimates as to the amount and timing of synergies (collectively, the “Synergies”) anticipated by the managements of Susser and ETP to result from the Merger;

(v)	discussed the past and current business, operations, financial condition and prospects of Susser and ETP with members of senior managements of Susser and ETP;

(vi)	reviewed the potential pro forma financial impact of the Merger on the future financial performance of ETP, taking into account potential Synergies;

(vii)	reviewed the trading histories for Susser Common Stock and ETP Common Units and a comparison of such trading histories with each other and with the trading histories of other companies we deemed relevant;

(viii)	compared certain financial and stock market information of Susser and ETP with similar information of other companies we deemed relevant;

(ix)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(x)	reviewed a draft, dated April 26, 2014, of the Agreement (the “Draft Agreement”) and

(xi)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of Susser and ETP that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Susser Forecasts, we have been advised by Susser, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Susser as to the future financial performance of Susser. With respect to the ETP Forecasts, we have been advised by ETP, and have assumed, with the consent of Susser, that the ETP Forecasts have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of ETP as to the future financial performance of ETP and that the ETP Forecasts are a reasonable basis upon which to evaluate the potential pro forma financial impact of the Merger on ETP. With respect to the Synergies, we have been advised by Susser and ETP, and have assumed, with the consent of Susser, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of Susser and ETP as to such Synergies. We have relied, at the direction of Susser, on the assessments of the managements of Susser and ETP as to ETP’s ability to achieve the Synergies and have been advised by Susser and ETP, and have assumed, with the consent of Susser, that the Synergies will be realized in the amounts and at the times projected.

We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Susser, ETP or any other entity, nor have we made any physical inspection of the properties or assets of Susser, ETP or any other entity and we have assumed, with the consent of Susser, that there are no material undisclosed liabilities of or relating to Susser, ETP or any other entity for which appropriate reserves or other provisions have not been made. We have not evaluated the solvency or fair value of Susser, ETP or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Susser, that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Susser, ETP or any other entity or the Merger (including the contemplated benefits of the Merger). You have advised us and for purposes of our analyses and our opinion we have assumed, at the direction of Susser, that for Federal income tax purposes, the exchange of shares of Susser Common Stock for ETP Common Units pursuant to the Merger will qualify as an exchange to which Section 721(a) of the Internal Revenue Code of 1986, as amended, applies. We further have assumed, at the direction of Susser, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects or implications of the Merger (other than the Merger Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger Consideration or the Merger or any terms, aspects or implications of any other agreement, arrangement or understanding entered into in connection with or related to the Merger or otherwise. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by holders of Susser Common Stock (other than Cancelled Shares, Subsidiary Shares and Dissenting Shares) and no opinion or view is expressed with respect to (i) any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party, (ii) the allocation of the Merger Consideration as between holders of Susser Common Stock who receive the Cash Election Consideration, the Common Unit Election Consideration, the Mixed Election Consideration or any combination thereof, or (iii) the relative fairness of the Cash Election Consideration, the Common Unit Election Consideration and the Mixed Election Consideration. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors, or employees of any party to the Merger, or class of such persons, relative to the Merger Consideration or otherwise. As you are aware, we were not requested to, and we did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of Susser or any alternative transaction. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Susser or in which Susser might engage or as to the underlying business decision of Susser to proceed with or effect the Merger. In addition, we are not expressing any view or opinion with respect to, and have relied, with the consent of Susser, upon the assessments of representatives of Susser regarding, legal, regulatory, accounting, tax and similar matters relating to Susser, ETP or any other entity and the Merger (including the contemplated benefits of the Merger) as to which we understand that Susser obtained such advice as it deemed necessary from qualified professionals. We also are not expressing any opinion as to what the value of ETP Common Units actually will be when issued or the prices at which Susser Common Stock or ETP Common Units will trade at any time, including following announcement or consummation of the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter, including, without limitation, whether such stockholder should elect to receive the Cash Election Consideration, the Common Unit Election Consideration or the Mixed Election Consideration in the Merger.

We have acted as financial advisor to Susser in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, Susser has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Susser, ETP and certain of their respective affiliates. As previously disclosed to the Board of Directors of Susser, the senior investment banker on our deal team acting as financial advisor to Susser in connection with the Merger owns less than $150,000 of equity interests in an affiliate of ETP.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Susser and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as joint book-running manager and/or underwriter for, and/or as a structuring advisor in connection with, certain equity offerings of Susser and an affiliate of Susser, (ii) having acted or acting as an administrative agent, a bookrunner and/or an arranger for, and/or as a lender under, certain term loans, letters of credit, credit facilities and other credit arrangements of Susser and certain of its affiliates, (iii) having provided or providing certain managed institutional investments services and products to Susser and certain of its affiliates, and (iv) having provided or providing certain treasury management services and products to Susser and certain of its affiliates.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to ETP and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to an affiliate of ETP in connection with an acquisition transaction, (ii) having acted or acting as joint book-running manager and/or underwriter for various debt and equity offerings of ETP and certain of its affiliates, (iii) having acted as a dealer in the equity interest buyback program of an affiliate of ETP, (iv) having acted or acting as a bookrunner and/or an arranger for, and/or as a lender under, certain term loans, letters of credit, credit and leasing facilities and other credit arrangements of ETP and certain of its affiliates (including acquisition financing), (v) having provided or providing certain commodity and other trading services to ETP and certain of its affiliates, and (vi) having provided or providing certain treasury management services and products to ETP and certain of its affiliates.

It is understood that this letter is for the benefit and use of the Board of Directors of Susser (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Merger Consideration to be received in the Merger by holders of Susser Common Stock (other than Cancelled Shares, Subsidiary Shares and Dissenting Shares) is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH

      INCORPORATED

ANNEX D

SECTION 262

OF THE GENERAL CORPORATION LAW

OF THE STATE OF DELAWARE

§ 262 Appraisal rights

(a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)  Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)  Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.  Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.  Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.  Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)  In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)  Appraisal rights shall be perfected as follows:

(1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)  If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)  After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

As provided in ETP’s Second Amended and Restated Agreement of Limited Partnership, as amended (the “Partnership Agreement”), ETP will generally indemnify its general partner, officers, directors and affiliates of the general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events. Subject to any terms, conditions or restrictions set forth in the Partnership Agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever subject to such standards and restrictions as are set forth in the Partnership Agreement.

To the extent that the indemnification provisions of the Partnership Agreement purport to include indemnification for liabilities arising under the Securities Act of 1933, in the opinion of the SEC, such indemnification is contrary to public policy and is therefore unenforceable.

ETP also maintains insurance coverage under a policy insuring its directors and officers against certain liabilities which they may incur in their capacity as such.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits.

Reference is made to the Index to Exhibits following the signature pages hereto, which Index to Exhibits is hereby incorporated into this item.

Item 22.	Undertakings

The undersigned Registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) That every prospectus (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(f) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas on June 3, 2014.

ENERGY TRANSFER PARTNERS, L.P.

By	Energy Transfer Partners GP, L.P.,
its general partner
By	Energy Transfer Partners, L.L.C.,
its general partner

By:	/s/ Kelcy L. Warren
Kelcy L. Warren
Chief Executive Officer and officer duly authorized to sign on behalf of the registrant

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Martin Salinas, Jr. and Thomas P. Mason, and each of them, his true and lawful attorney-in-fact and agents, with full power to act without the other, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement pursuant to Rule 462(b), and to file the same with all exhibits thereto and any and all other documents in connection therewith, with the Securities and Exchange Commission and any national exchange or self-regulatory agency, and to do and perform any and all acts and things requisite and necessary to be done in connection with the foregoing as fully as he might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement, or amendment thereto, has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Kelcy L. Warren	Chief Executive Officer	June 3, 2014
Kelcy L. Warren	and Chairman of the Board
(Principal Executive Officer)

/s/ Martin Salinas, Jr.	Chief Financial Officer	June 3, 2014
Martin Salinas, Jr.	(Principal Financial and
Accounting Officer)

	President, Chief Operating	June 3, 2014
Marshall S. McCrea, III	Officer and Director

/s/ Ted Collins, Jr.	Director	June 3, 2014
Ted Collins, Jr.

/s/ Paul E. Glaske	Director	June 3, 2014
Paul E. Glaske

Signature	Title	Date

/s/ Michael K. Grimm	Director	June 3, 2014
Michael K. Grimm

/s/ David K. Skidmore	Director	June 3, 2014
David K. Skidmore

/s/ Jamie Welch	Director	June 3, 2014
Jamie Welch

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of April 27, 2014 by and among Energy Transfer Partners, L.P., Energy Transfer Partners GP, L.P., Heritage Holdings, Inc., Drive Acquisition Corporation, Susser Holdings Corporation, and, for certain limited purposes set forth therein, Energy Transfer Equity, L.P. (incorporated by reference to the same numbered Exhibit to the Registrant’s Form 8-K filed April 28, 2014)*

3.1	Form of Amendment No. 8 to the Second Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners, L.P.**

5.1	Opinion of Vinson & Elkins L.L.P. as to the legality of the issuance of the common units of Energy Transfer Partners, L.P.***

8.1	Opinion of Vinson & Elkins L.L.P. as to tax matters***

8.2	Opinion of Bingham McCutchen LLP as to tax matters***

8.3	Opinion of Gibson, Dunn & Crutcher LLP as to tax matters***

23.1	Consent of Grant Thornton LLP, independent registered public accounting firm of Energy Transfer Partners, L.P.**

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm of Sunoco Logistics Partners L.P.**

23.3	Consent of Ernst & Young LLP, independent registered public accounting firm of Susser Holdings Corporation**

23.4	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)***

23.5	Consent of Vinson & Elkins L.L.P. (included in Exhibit 8.1)***

23.6	Consent of Bingham McCutchen LLP (included in Exhibit 8.2)***

23.7	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 8.3)***

24.1	Power of Attorney (included on signature page contained in Part II of the registration statement)

99.1	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated**

99.2	Form of Susser Proxy Card***

99.3	Form of Election Form and Letter of Transmittal and Information and Instruction Booklet***

*	Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments have been omitted. The registrant hereby agrees to furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.
**	Filed herewith.
***	To be filed by amendment.